UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK

- ----------------------------------------x
                                        :
In re                                   :  Chapter 11 Case Nos.
SPECTRUM INFORMATION TECHNOLOGIES,      :  195 10690 260
INC. and SPECTRUM CELLULAR              :  195 10693 260
CORPORATION,                            :
                                        :
                                        :
                    Debtors.            :
                                        :
- ----------------------------------------x


       ---------------------------------------------------

             THIRD AMENDED DISCLOSURE STATEMENT WITH
            RESPECT TO THE THIRD AMENDED CONSOLIDATED
                 PLAN OF REORGANIZATION PROPOSED
           BY SPECTRUM INFORMATION TECHNOLOGIES, INC.
               AND SPECTRUM CELLULAR CORPORATION,
                     DEBTORS IN POSSESSION,
                   DATED AS OF: MARCH 18, 1996

       ---------------------------------------------------



                              SPECTRUM INFORMATION TECHNOLOGIES,
                              INC. and SPECTRUM CELLULAR
                              CORPORATION
                              Debtors and Debtors in Possession
                              Donald J. Amoruso
                              Chief Executive Officer and
                              Chairman of the Board of Directors
                              2700 Westchester Avenue
                              Purchase, New York 10577
                              (914) 251-1800

                              CLEARY, GOTTLIEB, STEEN &
                              HAMILTON
                              George Weisz
                              Barry M. Fox
                              Arthur H. Kohn
                              Shari Siegel
                              Mary M. McDonald
                              Mary P. Watson
                              One Liberty Plaza
                              New York, New York 10006
                              (212) 225-2000

                              Attorneys for Spectrum Information
                              Technologies, Inc.
                              and Spectrum Cellular Corporation,
                              Debtors and Debtors in Possession

          THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN (AS DEFINED HEREIN) ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SATISFACTION OF THESE CONDITIONS PRECEDENT REMAINS TO BE NEGOTIATED OR LITIGATED.
THESE CONDITIONS PRECEDENT INCLUDE, AMONG OTHERS, SUCCESSFUL RESOLUTION OF THE LITIGATION DESCRIBED IN "CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN," SECTION XII. THESE AND OTHER ISSUES MUST BE RESOLVED TO THE SATISFACTION OF THE PROPONENTS AND IN A MANNER CONSISTENT WITH AVAILABLE RESOURCES BEFORE CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT THESE ISSUES WILL BE RESOLVED TO THE SATISFACTION OF THE PROPONENTS; IN THE EVENT THEY ARE NOT SATISFACTORILY RESOLVED, THE PLAN MAY NOT BE ABLE TO BE CONFIRMED AND/OR BECOME EFFECTIVE.

          EVEN IF ALL SUCH ISSUES ARE SATISFACTORILY RESOLVED, THERE CAN BE NO ASSURANCE THAT THE PLAN CAN BE CONFIRMED AND IMPLEMENTED. THE DEBTORS CONTINUE TO FACE SUBSTANTIAL UNCERTAINTIES AND TO SUFFER SIGNIFICANT OPERATING LOSSES AND EXPENSES INCURRED IN CONNECTION WITH THE COMPANY'S PENDING BANKRUPTCY. AS A CONSEQUENCE, THERE CAN BE NO ASSURANCE THAT DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO CONTINUE OPERATIONS UNTIL THE PLAN CAN BE CONFIRMED AND IMPLEMENTED.

          MOREOVER, THE PLAN CONTEMPLATES THAT ALL ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, PRIORITY NONTAX CLAIMS AND UNSECURED CLAIMS (EACH AS DEFINED IN THE PLAN), TOGETHER WITH CERTAIN OTHER COSTS, WILL BE PAID IN CASH. IN THE EVENT THAT THE AGGREGATE AMOUNT OF ADMINISTRATIVE, PRIORITY TAX, PRIORITY NONTAX AND UNSECURED CLAIMS, TOGETHER WITH CERTAIN COSTS, EXCEEDS THE AMOUNT OF CASH AVAILABLE TO THE DEBTORS, THE PLAN CANNOT BE CONFIRMED WITHOUT THE CONSENT OF THE HOLDERS OF THE ADMINISTRATIVE, PRIORITY TAX AND PRIORITY NONTAX CLAIMS IN ADDITION TO OTHER HOLDERS ENTITLED TO VOTE UNDER THE PLAN. SEE "SUMMARY OF THE PLAN - GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS," SECTION VIII(D). IN ANY EVENT, NO ASSURANCE CAN BE GIVEN THAT THE DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO MAKE ALL PAYMENTS NECESSARY FOR CONFIRMATION AND IMPLEMENTATION OF THE PLAN.

                        TABLE OF CONTENTS
I.   INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . 1

     A.   General Information. . . . . . . . . . . . . . . . 1
     B.   Who May Vote and Instructions for Voting . . . . . 2
     C.   Confirmation of the Plan . . . . . . . . . . . . . 4
     D.   Contents of the Disclosure Statement . . . . . . . 4

II.  OVERVIEW OF THE PLAN. . . . . . . . . . . . . . . . . . 5

     A.   Summary of Distributions Under the Plan. . . . . . 6
     B.   Corporate Structure. . . . . . . . . . . . . . . . 8
          1.   Merger. . . . . . . . . . . . . . . . . . . . 8
          2.   Capital Structure of Reorganized Spectrum . . 8
          3.   Board of Directors and Officers . . . . . . .10
          4.   Amended Spectrum Certificate and Bylaws . . .10
          5.   Business Purpose; Assets. . . . . . . . . . .10
          6.   Listing, Exchange Act Reporting . . . . . . .11
          7.   Restrictions on Transferability of Shares
               of Reorganized Spectrum Stock . . . . . . . .11
          8.   Rights Plan . . . . . . . . . . . . . . . . .12

III. GENERAL INFORMATION ABOUT THE DEBTORS' BUSINESS;
     RESTRUCTURING EFFORTS AND FILING OF THE
     CHAPTER 11 CASES. . . . . . . . . . . . . . . . . . . .12

     A.   Description of the Debtors . . . . . . . . . . . .12
          1.   The Operations. . . . . . . . . . . . . . . .12
          2.   Directors and Officers. . . . . . . . . . . .13
     B.   Summary of the Debtors' Prebankruptcy
          Restructuring Efforts. . . . . . . . . . . . . . .17
     C.   Commencement of Cases. . . . . . . . . . . . . . .17
     D.   Summary of the Debtors' Postbankruptcy
          Restructuring Efforts. . . . . . . . . . . . . . .17
          1.   Discontinued Operations and Disposition of
          Subsidiary . . . . . . . . . . . . . . . . . . . .17
          2.   Dispositions of Other Assets. . . . . . . . .18
          3.   Fund Raising Process. . . . . . . . . . . . .18

IV.  CHAPTER 11 PROCEEDINGS AND OTHER RECENT DEVELOPMENTS. .19

     A.   Principal Proceedings in the Cases . . . . . . . .19
          1.   Stay of Litigation. . . . . . . . . . . . . .19
          2.   Executory Contracts . . . . . . . . . . . . .19
          3.   Computer Bay Trustee's Claim. . . . . . . . .20
          4.   The Debtors' Exclusivity Period . . . . . . .21
          5.   Setting of the Bar Date for Prepetition
               Claims. . . . . . . . . . . . . . . . . . . .21
     B.   Other Recent Developments. . . . . . . . . . . . .21
          1.   Securities Related Litigation . . . . . . . .21
          2.   Patent-Related Proceedings. . . . . . . . . .23
          3.   Other Proceedings . . . . . . . . . . . . . .24

V.   PROPERTIES OF THE DEBTORS . . . . . . . . . . . . . . .26

VI.  SELECTED OPERATING AND FINANCIAL DATA . . . . . . . . .27

     A.   Operating Results for Fiscal Years Ended
          1995, 1994 and 1993. . . . . . . . . . . . . . . .28
     B.   Unaudited Operating Results for the First Three
          Quarters of Fiscal 1996. . . . . . . . . . . . . .31
     C.   Net Worth. . . . . . . . . . . . . . . . . . . . .33
     D.   Liquidity and Capital Resources. . . . . . . . . .33

VII.  SUBSTANTIVE CONSOLIDATION OF SPECTRUM AND CELLULAR . .36

VIII.  SUMMARY OF THE PLAN . . . . . . . . . . . . . . . . .37

     A.   Means of Execution of the Plan . . . . . . . . . .37
     B.   General Description of Reorganized Spectrum
          Stock. . . . . . . . . . . . . . . . . . . . . . .38
          1.   Authorized and Issued Reorganized
               Spectrum Stock. . . . . . . . . . . . . . . .38
               a.  Reorganized Spectrum Common Stock . . . .38
               b.  Class A Preferred Stock . . . . . . . . .39
               c.  Preferred Stock . . . . . . . . . . . . .40
          2.   Voting Rights of Reorganized Spectrum
               Stock . . . . . . . . . . . . . . . . . . . .40
               a.  Reorganized Spectrum Common Stock and
                   Class A Preferred Stock Held by the
                   Disbursing Agent or Class Action
                   Trustee . . . . . . . . . . . . . . . . .40
               b.  Manner of Voting; Election and
                   Removal of Directors. . . . . . . . . . .41
               c.  Class Voting. . . . . . . . . . . . . . .41
               d.  Quorum. . . . . . . . . . . . . . . . . .41
          3.   Restrictions on Transferability of Shares
               of Reorganized Spectrum Stock . . . . . . . .41
          4.   Legend on Certificates. . . . . . . . . . . .42
               a.  Legend on Class A Preferred Stock . . . .42
               b.  Legend on Reorganized Spectrum Common
                   Stock . . . . . . . . . . . . . . . . . .42
          5.   Transactions with Related Parties . . . . . .43
          6.   Estimated Equity Value. . . . . . . . . . . .44
          7.   Reverse Stock Split . . . . . . . . . . . . .44
          8.   Fractional Shares . . . . . . . . . . . . . .44
          9.   Rights Plan . . . . . . . . . . . . . . . . .45
     C.   Certain Features of the Amended Spectrum
          Certificate and Amended Spectrum Bylaws. . . . . .47
          1.   Summary . . . . . . . . . . . . . . . . . . .48
          2.   The Evaluation Provision. . . . . . . . . . .48
          3.   The Consent Provision . . . . . . . . . . . .49
          4.   The Shareholder Meeting Provision . . . . . .49
          5.   The Classified Board Provision. . . . . . . .49
          6.   The Director Removal Provision. . . . . . . .50
          7.   The Business Combination Provision. . . . . .50
          8.   The Liability Provision . . . . . . . . . . .51
          9.   The Bylaw Amendment Provision . . . . . . . .51
          10.  The Restriction on Transfer of
               Reorganized Spectrum Stock Provision. . . . .51
          11.  The Amendment Provision . . . . . . . . . . .53
          12.  The Nonvoting Stock Provision . . . . . . . .54
          13.  Other Provisions. . . . . . . . . . . . . . .54
               a.  Quorum. . . . . . . . . . . . . . . . . .54
               b.  Ordinary Action by the Board. . . . . . .54
               c.  Issuance of Rights and Options to
                   Purchase Shares . . . . . . . . . . . . .54
               d.  Supermajority Requirement . . . . . . . .54
     D.   General Description of the Treatment of Claims . .56
          1.   Unclassified Claims and Distributions . . . .56
               a.  Administrative Claims . . . . . . . . . .56
               b.  Priority Tax Claims . . . . . . . . . . .57
          2.   Classification of Claims and Distributions. .57
               a.  General Description . . . . . . . . . . .57
               b.  Priority Nontax Claims (Class 1). . . . .57
               c.  Unsecured Claims (Class 2). . . . . . . .57
               d.  Class Action Claims (Class 3) . . . . . .59
               e.  Other Securities Claims (Class 4) . . . .59
               f.  Equity Interests (Class 5). . . . . . . .60
               g.  Equitably Subordinated Claims (Class 6) .60
          3.   Objections to Claims. . . . . . . . . . . . .60
          4.   Estimation of and Reserve for Disputed
               Claims. . . . . . . . . . . . . . . . . . . .61
     E.   Distributions under the Plan . . . . . . . . . . .62
          1.   Funding of the Plan . . . . . . . . . . . . .62
          2.   Fractional Shares . . . . . . . . . . . . . .62
          3.   Unclaimed Distributions . . . . . . . . . . .62
     F.   Treatment of Executory Contracts and Unexpired
          Leases . . . . . . . . . . . . . . . . . . . . . .62
          1.   Assumption of Executory Contracts and
               Unexpired Leases. . . . . . . . . . . . . . .62
          2.   Bar to Rejection Damages. . . . . . . . . . .63
          3.   Indemnification Obligations to Be Assumed . .63
          4.   Reorganized Spectrum's Liabilities. . . . . .63
               a.  Effect of Implementation of the Plan on
                   Existing Employment Agreements. . . . . .63
               b.  Contracts Entered Into on or After the
                   Petition Date . . . . . . . . . . . . . .63
     G.   Adoption of Certain Compensation Plans . . . . . .64
          1.   Stock Incentive Plan. . . . . . . . . . . . .64
          2.   Incentive Deferral Plan . . . . . . . . . . .70

IX.  CERTAIN FACTORS TO BE CONSIDERED. . . . . . . . . . . .73

     A.   Reorganized Spectrum's Business Plan . . . . . . .73
          1.   Management's Vision . . . . . . . . . . . . .73
          2.   Management's Strategic Plan . . . . . . . . .73
          3.   The Wireless Data Industry. . . . . . . . . .74
          4.   Industry Growth . . . . . . . . . . . . . . .76
          5.   Summary of Reorganized Spectrum's
               Technology. . . . . . . . . . . . . . . . . .77
          6.   Marketing and Product Plan. . . . . . . . . .78
          7.   Competition . . . . . . . . . . . . . . . . .79
     B.   Certain Risk Factors Affecting Business Plan . . .80
          1.   Financial Difficulties. . . . . . . . . . . .81
          2.   Competition . . . . . . . . . . . . . . . . .81
          3.   Legal Expenses and Risks Associated with
               Proprietary Technology. . . . . . . . . . . .81
          4.   Unit Sales Forecast . . . . . . . . . . . . .81
          5.   Marketing Channels. . . . . . . . . . . . . .81
          6.   Pricing . . . . . . . . . . . . . . . . . . .81
          7.   Renegotiation of Existing Licenses. . . . . .82
          8.   Certain Litigation. . . . . . . . . . . . . .82
          9.   Staffing. . . . . . . . . . . . . . . . . . .82
     C.   Major Assumptions. . . . . . . . . . . . . . . . .82
          1.   Product and Licensing Business. . . . . . . .82
          2.   Costs of Goods Sold . . . . . . . . . . . . .83
          3.   Selling, General and Administrative Expenses
               (All Other Operating Expenses). . . . . . . .83
          4.   Other Income. . . . . . . . . . . . . . . . .84
          5.   Taxes . . . . . . . . . . . . . . . . . . . .84
          6.   Balance Sheet Assumptions . . . . . . . . . .84
          7.   Excess Class 2 Claims . . . . . . . . . . . .84
     D.   Management's Summary Projections . . . . . . . . .85
     E.   Postconfirmation Liquidity . . . . . . . . . . . .89
     F.   Other Risk Factors to Be Considered. . . . . . . .89
          1.   Payment of Administrative and Priority
               Claims. . . . . . . . . . . . . . . . . . . .89
          2.   Lack of Established Market for the Common
               Stock . . . . . . . . . . . . . . . . . . . .90
          3.   Potential Unavailability of Substantial Net
               Operating Loss Carryovers . . . . . . . . . .90
          4.   Rights of Holders of Class A Stock. . . . . .90

X.   APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS. . .91

     A.   Initial Issuance of Reorganized Spectrum Stock
          under the Plan . . . . . . . . . . . . . . . . . .91
     B.   Resale of Reorganized Spectrum Stock . . . . . . .91
          1.   Effect of Applicable Law. . . . . . . . . . .91
               a.  Controlling Persons . . . . . . . . . . .91
               b.  Accumulators and Distributors . . . . . .92
               c.  Syndicators . . . . . . . . . . . . . . .92
               d.  Dealers . . . . . . . . . . . . . . . . .93
          2.   Effect of Amended Spectrum Certificate. . . .93

XI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN . .94

     A.   Tax Consequences to the Debtors. . . . . . . . . .94
          1.   Debtors' Existing Tax Attributes. . . . . . .94
          2.   Matters Affecting Utilization of Debtors'
               Tax Attributes. . . . . . . . . . . . . . . .94
               a.  "Ownership Change" Under Tax Code
                    Section 382. . . . . . . . . . . . . . .95
               b.  Effect of Tax Code Section 382. . . . . .95
               c.  The Bankruptcy Exception under Tax Code
                   Section 382(l)(5) . . . . . . . . . . . .96
               d.  Subsequent Ownership Changes. . . . . . .97
               e.  Tax Code Section 269. . . . . . . . . . .97
               f.  Discharge of Indebtedness . . . . . . . .97
     B.   Tax Consequences to Creditors. . . . . . . . . . .97
          1.   Creditors Receiving Only Cash . . . . . . . .97
          2.   Creditors Receiving Common Stock. . . . . . .98
          3.   Treatment of Interest . . . . . . . . . . . .98

XII.  CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN. . .99

XIII.  CONFIRMATION OF THE PLAN. . . . . . . . . . . . . . 100

     A.   Confirmation Hearing . . . . . . . . . . . . . . 100
     B.   Requirements for Confirmation of the Plan. . . . 101
     C.   Definition of Impairment . . . . . . . . . . . . 103
     D.   Vote Required for Class Acceptance . . . . . . . 104
     E.   Cramdown . . . . . . . . . . . . . . . . . . . . 104
     F.   Certain Effects of Confirmation of the Plan
          by the Bankruptcy Court. . . . . . . . . . . . . 106
          1.   Continuing Jurisdiction of the Bankruptcy
               Court . . . . . . . . . . . . . . . . . . . 106
          2.   Discharge of Claims Against the Debtors . . 106
          3.   Disallowance of Contribution Claims . . . . 106
          4.   Rights of Subordination . . . . . . . . . . 107
          5.   Exclusions of Liability . . . . . . . . . . 107
          6.   Payment of Fees and Expenses. . . . . . . . 107
               a.  Professional Fees and Expenses. . . . . 107
               b.  United States Trustee's Fees. . . . . . 107
               c.  Post Effective Date Committee Fees and
                   Expenses. . . . . . . . . . . . . . . . 107
          7.   Amendments and Modifications. . . . . . . . 108

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
     OF PLAN   . . . . . . . . . . . . . . . . . . . . . . 108

     A.   Continuation of the Cases. . . . . . . . . . . . 108
     B.   Alternative Plans of Reorganization. . . . . . . 108
     C.   Liquidation under Chapter 7 or Chapter 11. . . . 109

XV.  CONCLUSION. . . . . . . . . . . . . . . . . . . . . . S-1

                        LIST OF EXHIBITS

A. Third Amended Consolidated Plan of Reorganization Proposed by Spectrum Information Technologies, Inc. and Spectrum
     Cellular Corporation, Debtors in Possession, Dated as of:
     March 18, 1996

B. Spectrum Information Technologies, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended March 31, 1995, as amended by Form 8-K dated April 27, 1995 (on file with the Bankruptcy Court and the Securities and Exchange Commission and incorporated by reference herein)

C. Spectrum Information Technologies, Inc.'s Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended June 30, 1995, as amended and restated by Form 10-Q/A dated October 3, 1995 and by Form 8-K dated October 17, 1995 (each on file with the Bankruptcy Court and the Securities and Exchange Commission and incorporated by reference herein)

D. Spectrum Information Technologies, Inc.'s Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 1995 (on file with the Bankruptcy Court and the Securities and Exchange Commission and incorporated by reference herein)

E. Spectrum Information Technologies, Inc.'s Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended December 31, 1995 (on File with the Bankruptcy Court and the Securities and Exchange Commission and incorporated by reference herein)

F.   Liquidation Analysis

G.   Parties in Interest

H.   Amended Spectrum Bylaws

I.   Amended Spectrum Certificate

J.   Stock Incentive Plan

K.   Incentive Deferral Plan

L.   Range of Allocation of Reorganized Spectrum Stock

     THIRD AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE
   THIRD AMENDED CONSOLIDATED PLAN OF REORGANIZATION PROPOSED
           BY SPECTRUM INFORMATION TECHNOLOGIES, INC.
    AND SPECTRUM CELLULAR CORPORATION, DEBTORS IN POSSESSION,
                  DATED AS OF:  MARCH 18, 1996

                            SECTION I

                          INTRODUCTION

A.   General Information

          Spectrum Information Technologies, Inc., a corporation organized under the laws of the State of Delaware ("Spectrum" or the "Company") and Spectrum Cellular Corporation, a corporation organized under the laws of the State of Delaware ("Cellular"), the debtors and debtors in possession (the "Debtors") in the above-referenced jointly administered Chapter 11 cases (the "Chapter 11 Cases) (each a "Proponent" and together, the "Proponents") submit this Third Amended Disclosure Statement with Respect to the Third Amended Consolidated Plan of Reorganization Proposed by Spectrum Information Technologies, Inc. and Spectrum Cellular Corporation, Debtors in Possession, dated as of: March 18, 1996 (the "Plan") in connection with the solicitation of acceptances for the Plan (the "Disclosure Statement"). A copy of the Plan is attached hereto as Exhibit A. Capitalized terms contained herein have the meanings ascribed to them in the Plan, unless otherwise defined herein.

          This Disclosure Statement is being transmitted by the Proponents to all known holders of Claims or Interests with respect to the Debtors who have a right to vote (as set forth in "Who May Vote and Instructions for Voting," Section I(B)), to provide adequate information to enable them to make an informed decision in exercising their right to vote for acceptance or rejection of the Plan. On March 14, 1996, after notice and a hearing, the United States Bankruptcy Court for the Eastern District of New York (the "Bankruptcy Court"), approved this Disclosure Statement as containing information, of a kind and in sufficient detail, adequate to enable the holders of Claims or Interests with respect to the Debtors to make an informed judgment regarding acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

          THE BOARDS OF DIRECTORS OF THE DEBTORS HAVE APPROVED
THE PLAN AND RECOMMEND THAT THE HOLDERS OF CLAIMS OR INTERESTS
UNDER THE PLAN WHO ARE ENTITLED TO VOTE THEREON VOTE IN FAVOR
THEREOF.

          THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS HAS
APPROVED THE PLAN AND RECOMMENDS THAT THE HOLDERS OF UNSECURED
CLAIMS WHO ARE ENTITLED TO VOTE THEREON VOTE IN FAVOR OF THE
PLAN.

          IF THE PLAN IS NOT CONFIRMED, THERE CAN BE NO ASSURANCE THAT THE DEBTORS OR ANY OTHER PARTIES IN INTEREST WOULD BE ABLE TO FORMULATE AND CONFIRM ANY OTHER PLAN. IN PARTICULAR, THERE CAN BE NO ASSURANCE THAT THE DEBTORS WILL HAVE SUFFICIENT CASH TO SUPPORT OPERATIONS UNTIL ANOTHER PLAN IS PREPARED, CONFIRMED, AND IMPLEMENTED, AND THERE CAN BE NO ASSURANCE THAT THE DEBTORS WOULD BE ABLE TO OBTAIN ADDITIONAL FUNDING NECESSARY TO CONTINUE OPERATIONS UNTIL SUCH TIME. AS A RESULT, THE DEBTORS' CHAPTER 11 CASES MAY BE CONVERTED TO CHAPTER 7 CASES, OR THE DEBTORS COULD BE FORCED TO LIQUIDATE IN CHAPTER 11, WHICH IN EITHER EVENT WOULD LIKELY RESULT IN THE ELIMINATION OF ANY RECOVERY WHATSOEVER FROM THE DEBTORS BY THE HOLDERS OF CLASS ACTION CLAIMS, SECURITIES CLAIMS AND HOLDERS OF INTERESTS AND SUBSTANTIALLY REDUCED RECOVERIES BY HOLDERS OF ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, PRIORITY NONTAX CLAIMS (SUCH PRIORITY TAX AND NONTAX CLAIMS REFERRED TO COLLECTIVELY AS "PRIORITY CLAIMS") AND UNSECURED CLAIMS. SEE "LIQUIDATION ANALYSIS," EXHIBIT F.

          THERE CAN BE NO ASSURANCE THAT ANY PLAN OF
REORGANIZATION OF THE DEBTORS CAN BE CONFIRMED OR WILL BECOME EFFECTIVE. IN ANY EVENT, EVEN IF THE PLAN IS CONFIRMED, HOLDERS OF CLASS ACTION SECURITIES CLAIMS, SUBORDINATED CLAIMS AND/OR INTERESTS WILL NOT RECEIVE ANY CASH DISTRIBUTION FROM THE ESTATE; HOLDERS OF SUCH CLASS ACTION CLAIMS, SECURITIES CLAIMS, SUBORDINATED CLAIMS AND/OR INTERESTS WILL, HOWEVER, RECEIVE SECURITIES UNDER THE PLAN IF IT IS CONFIRMED.

B.   Who May Vote and Instructions for Voting

         A holder of an impaired Claim that is not disputed or unliquidated is entitled to vote its Claim, respectively, to accept or reject the Plan and such vote is important. A Claim that will not be paid in full or otherwise falls within the definition of "impaired" is considered "impaired." See "Confirmation of the Plan - Definition of Impairment," Section IX(C). Under the Plan, holders of Claims in Classes 2, 4, and 6 and Interests in Class 5 are impaired (the "Impaired Classes" and, individually, an "Impaired Class") and may vote to the extent such Claim is not unliquidated or disputed or, in the case of Interests, to the extent such Interests are reflected on the records of the Stock Transfer Agreement on the Record Date. HOLDERS OF CLAIMS IN CLASSES 1 AND 3 ARE NOT IMPAIRED, ARE DEEMED TO HAVE ACCEPTED THE PLAN AND NEED NOT VOTE. See "Summary of the Plan - General Description of the Treatment of Claims," Section VIII(D).

         The holder of an impaired Claim entitled to vote, after carefully reviewing this Disclosure Statement, including the Plan and other exhibits attached hereto, should indicate acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot, and returning the ballot to Morrow & Co., the Proponents' information agent, at the address set forth on the ballot, in the enclosed return envelope so that it is received by the Proponents' information agent no later than 5:00 p.m., Eastern Standard Time, on April 22, 1996 (the "Voting Deadline"). Only the beneficial owners of Interests are entitled
to vote to accept or reject the Plan.   The record holders of
Interests will receive Disclosure Statements and ballots for voting on the Plan, together with instructions for (i) voting on the Plan if the record holder is also the beneficial owner of the Interest or (ii) disseminating the Disclosure Statement and ballots to the beneficial owner or owners represented by such record holder and compiling a master ballot on such beneficial owners' behalf. The record holders of Interests entitled to vote should indicate acceptance or rejection of the Plan in accordance with the instructions provided with their ballots and return such ballots to the Proponents' information agent by the Voting Deadline. Any questions with respect to the procedures for voting Allowed Interests or requests for additional ballots or Disclosure Statements for beneficial owners of such Interests should be directed to the Proponents' information agent. ANY BALLOT RECEIVED BY THE PROPONENTS' INFORMATION AGENT THAT DOES NOT INDICATE ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO CONSTITUTE ACCEPTANCE OF THE PLAN. ANY BALLOTS RECEIVED BY THE PROPONENTS' INFORMATION AGENT AFTER 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 22, 1996, WILL NOT BE COUNTED.

          IF YOU ARE THE HOLDER OF AN UNDISPUTED LIQUIDATED CLAIM IN AN IMPAIRED CLASS, THE ENCLOSED BALLOT SETS FORTH A CLAIM AMOUNT BASED EITHER ON YOUR PROOF OF CLAIM OR ON THE DEBTORS' SCHEDULES OF LIABILITIES. BY INCLUDING SUCH CLAIM AMOUNT ON THE BALLOT, THE DEBTORS ARE NOT ADMITTING THAT YOU HAVE A CLAIM IN THE STATED OR ANY OTHER AMOUNT AND ARE NOT WAIVING ANY RIGHTS THEY MAY HAVE TO OBJECT TO YOUR VOTING OF THE CLAIM IN SUCH AMOUNT OR ANY OTHER AMOUNT OR YOUR RECOVERY UNDER THE PLAN BASED ON SUCH AMOUNT OR ANY OTHER AMOUNT.

          Ballots have been sent to the holders in all Impaired Classes that are or may be entitled to vote on the Plan, including holders of Claims as to which the Debtors have not yet objected but retain the right to do so after confirmation of the Plan, but excluding holders of Claims that are unliquidated or indicate a $0.00 amount as reflected in the Proofs of Claim that have been filed with respect thereto. The Bankruptcy Code provides that only the holders of Allowed Claims or Interests (or Claims or Interests that are deemed Allowed) are entitled to vote on the Plan. A Claim as to which an objection has been filed and is still pending is a Disputed Claim and is not entitled to vote unless the Bankruptcy Court temporarily allows the Claim in an amount which it deems proper solely for the purpose of voting on the Plan.

          Although some holders of Disputed Claims may receive ballots, their votes will not be counted if any objection has been filed on or before April 22, 1996 and the Bankruptcy Court does not rule thereon in the Claimant's favor or, with respect to unliquidated claims, temporarily allow such Claims for purposes of voting on the Plan. Creditors who believe they are entitled to vote all or a portion of their Disputed Claims must file an application with the Bankruptcy Court for such a determination prior to the Confirmation Date.

          The fact that you receive a ballot or ballots does not signify that your Claim has been allowed for any purposes including final allowance or for the purpose of voting.

C.   Confirmation of the Plan

          For the Plan to be confirmed, it must be accepted by each Class of Allowed Claims and Interests whose rights are impaired by the Plan, except as otherwise set forth below. Under the Bankruptcy Code, a Class of Claims is deemed to have accepted the Plan if the Plan is accepted by creditors of such Class that hold at least two-thirds in amount and more than one-half in number of the Allowed Claims of such Class that have voted on the Plan. Under the Bankruptcy Code, a Class of Interests is deemed to have accepted the Plan if the Plan is accepted by holders of such Interests that hold at least two-thirds in amount of the Allowed Interests in such Class that have voted on the Plan.

          Regardless of whether the requisite acceptances with respect to the Plan are obtained for all of the Classes that are being requested to vote, the Proponents, in accordance with section 1129(b) of the Bankruptcy Code, intend to request that the Bankruptcy Court confirm the Plan, provided that at least one impaired class has accepted the Plan, because the Plan does not discriminate unfairly and is fair and equitable with respect to each class of Claims and Interests that is impaired. See "Confirmation of the Plan - Cramdown," Section IX(E).

          The Bankruptcy Court has entered an order fixing May 3, 1996 at 9:30 a.m. Eastern Standard Time, Courtroom 313, United States Courthouse, 75 Clinton Street, Brooklyn, New York, as the date, time and place for a hearing on confirmation of the Plan (the "Confirmation Hearing"), and by 5:00 p.m. Eastern Standard Time, on April 22, 1996, as the time by which all objections to confirmation of the Plan must be filed with the Court and received by the Proponents. Any objections to confirmation of the Plan must be in writing and must be filed and served in accordance with the procedure described below. See "Confirmation of the Plan - Confirmation Hearing," Section IX(A).

D.   Contents of the Disclosure Statement

          NO PARTY IS AUTHORIZED TO GIVE INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE THAT ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM IN VOTING ON THE PLAN.
UNAUTHORIZED INFORMATION, REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO THE PROPONENTS OR THEIR RESPECTIVE COUNSEL WHO SHALL DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS IT MAY DEEM APPROPRIATE.

          THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS AND CERTAIN FINANCIAL INFORMATION. WHILE THE PROPONENTS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE IN ALL MATERIAL RESPECTS AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. FURTHER, CERTAIN OF THE FINANCIAL INFORMATION CONTAINED HEREIN MAY BE DATED AND HAS NOT BEEN SUBJECT TO AN AUDIT. THE PROPONENTS HAVE MADE EVERY EFFORT TO BE ACCURATE IN ALL MATERIAL RESPECTS; HOWEVER, THE PROPONENTS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY MATERIAL INACCURACIES. THE PROPONENTS CAUTION THAT, ALTHOUGH THE PROJECTED FINANCIAL STATEMENTS HAVE AS THEIR BASIS SPECTRUM'S ASSESSMENT OF ITS BUSINESS, NO REPRESENTATIONS CAN BE MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS UPON WHICH THESE PROJECTIONS ARE BASED ARE SUBJECT TO MAJOR UNCERTAINTIES. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY OCCUR AND, ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL.

          THIS DISCLOSURE STATEMENT WAS APPROVED BY THE BANKRUPTCY COURT, AFTER NOTICE AND A HEARING, AS CONTAINING ADEQUATE INFORMATION AS DEFINED IN THE BANKRUPTCY CODE. EACH HOLDER OF AN IMPAIRED CLAIM OR INTEREST ENTITLED TO VOTE SHOULD REVIEW THE ENTIRE PLAN AND THIS DISCLOSURE STATEMENT (AND THE EXHIBITS THERETO AND HERETO) BEFORE CASTING ITS BALLOT.

                           SECTION II

                      OVERVIEW OF THE PLAN

          THIS DISCLOSURE STATEMENT AND THE PLAN ASSUME THAT THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT ON MAY 3, 1996 AND THAT THE EFFECTIVE DATE WILL OCCUR ON OR BEFORE MAY 13, 1996. THE DEBTORS CONTINUE TO FACE SUBSTANTIAL UNCERTAINTIES CONCERNING PENDING LITIGATION WHICH COULD AFFECT THEIR ABILITY TO CONFIRM AND IMPLEMENT THE PLAN. OTHER SUBSTANTIAL UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUING SIGNIFICANT OPERATING LOSSES THAT CONTINUE TO AFFECT ADVERSELY LIQUIDITY AND EXPENSES ASSOCIATED WITH BANKRUPTCY. SEE "SELECTED OPERATING AND FINANCIAL DATA - LIQUIDITY AND CAPITAL RESOURCES," SECTION VI(D).


          THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SATISFACTION OF THESE CONDITIONS PRECEDENT REMAINS TO BE NEGOTIATED OR LITIGATED. THESE CONDITIONS PRECEDENT INCLUDE, AMONG OTHERS, SUCCESSFUL RESOLUTION OF THE LITIGATION DESCRIBED IN "CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN," SECTION XII. THESE AND OTHER ISSUES MUST BE RESOLVED TO THE SATISFACTION OF THE PROPONENTS AND IN A MANNER CONSISTENT WITH AVAILABLE RESOURCES BEFORE CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT THESE ISSUES WILL BE RESOLVED TO THE SATISFACTION OF THE PROPONENTS; IN THE EVENT THEY ARE NOT SATISFACTORILY RESOLVED, THE PLAN MAY NOT BE ABLE TO BE CONFIRMED AND/OR BECOME EFFECTIVE.

          EVEN IF ALL SUCH ISSUES ARE SATISFACTORILY RESOLVED, THERE CAN BE NO ASSURANCE THAT THE PLAN CAN BE CONFIRMED AND IMPLEMENTED. THE DEBTORS CONTINUE TO FACE SUBSTANTIAL UNCERTAINTIES AND TO SUFFER SIGNIFICANT OPERATING LOSSES AND BANKRUPTCY RELATED EXPENSES. AS A CONSEQUENCE THERE CAN BE NO ASSURANCE THAT DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO CONTINUE OPERATIONS UNTIL THE PLAN CAN BE CONFIRMED AND IMPLEMENTED.

          MOREOVER, THE PLAN CONTEMPLATES THAT ALL ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND UNSECURED CLAIMS, TOGETHER WITH CERTAIN OTHER COSTS, WILL BE PAID IN CASH. IN THE EVENT THAT THE AGGREGATE AMOUNT OF ADMINISTRATIVE AND PRIORITY CLAIMS EXCEEDS THE AMOUNT OF CASH AVAILABLE TO THE DEBTORS, THE PLAN CANNOT BE CONFIRMED WITHOUT THE CONSENT OF THE HOLDERS OF SUCH ADMINISTRATIVE AND PRIORITY CLAIMS IN ADDITION TO OTHER HOLDERS ENTITLED TO VOTE UNDER THE PLAN. SEE "SUMMARY OF THE PLAN - GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS," SECTION VIII(D). IN ANY EVENT, NO ASSURANCE CAN BE GIVEN THAT THE DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO MAKE ALL PAYMENTS NECESSARY FOR CONFIRMATION AND IMPLEMENTATION OF THE PLAN.

A.   Summary of Distributions Under the Plan

          The distributions under the Plan to each class are summarized in the following table, which is qualified by reference to the more detailed and complete descriptions set forth elsewhere in this Disclosure Statement and in the Plan.

                    Preliminary and Estimated

                             Table 1

      Brief Descriptions of Classes and Their Distributions

         Refer to text of Plan and Disclosure Statement for more complete information





                                                  Estimated
                         Description of           Allowed Amount
                         Distribution             of Claims in
Class Description        Under the Plan           Class
- ------------------       --------------           --------------
Class 1 - Priority
Nontax Claims            See Section
                         VIII(D)(2)(b)

                         Cash equal to 100% of
                         Allowed Claim Amount
                         plus interest            $264,556(1)

Class 2 - Unsecured
Claims                   See Section
                         VIII(D)(2)(c)

                         Cash and Reorganized
                         Spectrum Common Stock
                         equal to 100% of the
                         Allowed Claim Amount
                         plus interest            $2,373,670(2)

Class 3 - Class
Action Claims            See Section
                         VIII(D)(2)(d)

                         Cash and Class A
                         Preferred Stock
                         in accordance with
                         the Class Action
                         Settlement               $250,000(3)

Class 4 - Other
Securities Claims        See Section
                         VIII(D)(2)(e)

                         Reorganized Spectrum
                         Common Stock             $0(4)

Class 5 - Equity
Interests                See Section
                         VIII(D)(2)(f)

                         Reorganized Spectrum
                         Common Stock             76.675 million
                                                  shares
                                                  outstanding and
                                                  7.1 million
                                                  Options to
                                                  purchase shares
                                                  of Existing
                                                  Common Stock

Class 6 - Equitably
Subordinated Claims      See Section
                         VIII(D)(2)(g)

                         Reorganized Spectrum
                         Common Stock             $0


_______________

1    The Company has one (1) Priority Nontax claim filed by
     Kelley Drye & Warren.

2 Includes the Company's estimate of all Allowed Disputed and Undisputed Claims. See "Certain Factors to be Considered - Major Assumptions," Section IX(C) and "Alternatives to Confirmation and Consummation of Plan - Liquidation under Chapter 7 or Chapter 11," Section XIV(C).

3 Includes the cash portion of the Company's contribution to the Class Action Settlement. Under the terms of the Class Action Settlement, the Company will also issue to the Class Action Plaintiffs in its Plan a number of shares of its Class A Preferred Stock that would be equal to the number of shares of Distributable Common Stock. See "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Securities Related Litigation," Section IV(B).

4 The Company believes that it has good and meritorious defenses to Class 4 - Other Securities Claims. See "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Securities Related Litigation," Section IV(B) and "Alternatives to Confirmation and Consummation of the Plan - Liquidation under Chapter 7 or Chapter 11," Section XIV(C).




          Administrative Claims and Priority Tax Claims have not been classified under the Plan and are excluded from the classes in accordance with section 1123(a)(1) of the Bankruptcy Code.

B.   Corporate Structure

     1.   Merger

          The Plan contemplates substantive consolidation of the estates of Spectrum and Cellular into a single bankruptcy estate and the merger of Spectrum and Cellular into a single surviving corporation, Reorganized Spectrum, continuing in existence under the Delaware General Corporation Law. The Amended Spectrum Certificate and Amended Spectrum Bylaws will each become effective on the Effective Date.

     2.   Capital Structure of Reorganized Spectrum

          The Plan contemplates authorization of 10 million shares of Reorganized Spectrum Common Stock, $.001 par value, of which a number equal to the number of shares of Distributable Common Stock will be issued and deposited with the Disbursing Agent on or before the Effective Date for the initial distribution to holders of Allowed Claims and Interests in Classes 2, 4, 5 and 6 in accordance with the Plan. Holders of Existing Spectrum Common Stock will receive one share of Reorganized Spectrum Common Stock in exchange for each 75 shares of Existing Spectrum Common Stock pursuant to the Reverse Stock Split. Reorganized Spectrum shall reserve sufficient shares of such stock as may be required for distribution to holders of Disputed Claims in Classes 2, 4, 5 and 6, pending the allowance or disallowance of such Disputed Claims. See "Summary of the Plan - General Description of the Treatment of Claims -- Estimation Of And Reserve For Disputed Claims And Interests,"
Section VIII(D)(5).

          Reorganized Spectrum shall also authorize and reserve for issuance, pursuant to the Stock Incentive Plan and Incentive Deferral Plan, an aggregate number of shares of Reorganized Spectrum Common Stock equal to 2/9 of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. See "Summary of the Plan - Means of Execution of the Plan,"
Section VIII(A).

          The Plan also contemplates authorization of 1.5 million shares of Class A Preferred Stock, $.001 par value, a portion of which equal to the number of shares of Distributable Common Stock will be issued to the Class Action Trustee for the benefit of the Class Action Plaintiffs in accordance with the Class Action Settlement and Plan. For two years after the Effective Date, holders of Class A Preferred Stock will have a liquidation preference over Reorganized Spectrum Common Stock, to the extent that, in the event that within two years after the Effective Date, Reorganized Spectrum again becomes a debtor in a bankruptcy case under the Bankruptcy Code (unless the case is an involuntary case and is dismissed before an order for relief is entered therein against Reorganized Spectrum), interests of holders of Class A Preferred Stock will have priority in such proceedings over interests of holders of Reorganized Spectrum Common Stock. At the expiration of the two-year preference period, Class A Preferred Stock will automatically convert to and become Reorganized Spectrum Common Stock. Holders of Class A Preferred Stock will be entitled to vote in the same manner as holders of Reorganized Spectrum Common Stock, although, for the period of time that the Class A Preferred Stock is in the hands of the Class Action Trustee and has not been distributed to members of the class, such stock will be required to be voted in the same proportions as the holders of the Reorganized Spectrum Common Stock have voted. Secondary market trading by the public in the Class A Preferred Stock will be permitted, subject to generally applicable securities laws, but the Class A Preferred Stock will not (by reason of NASD restrictions) be listed by Reorganized Spectrum on the Nasdaq SmallCap Market or on any other exchange or market. In addition, during the two-year preference period, no person may be elected as a director unless he receives a plurality of the votes cast by the holder of Reorganized Spectrum Common Stock as well as a plurality of the votes cast by the holders of Class A Preferred Stock, and no person may be removed as a director by the holders of Class A Preferred Stock, unless the holders of a majority of the outstanding Reorganized Spectrum Common Stock vote in favor of such removal. See "Summary of the Plan - General Description of Reorganized Spectrum Stock,"
Section VIII(B).

          Additionally, the Plan contemplates authorization of 2 million shares of Preferred Stock, issuable in series as the Board may by resolution authorize, with such designations, relative rights, preferences and limitations as the Board may specify in such resolution. The resolution authorizing such issuance shall not require the approval of the shareholders of Reorganized Spectrum. See "Summary of the Plan - General Description of Reorganized Spectrum Stock - Authorized and Issued Reorganized Spectrum Stock - Preferred Stock," Section VIII(B)(1)(c).

     3.   Board of Directors and Officers

          The individuals currently serving as directors and officers of Spectrum will serve as the directors and officers of Reorganized Spectrum commencing on the Effective Date. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Description of the Debtors - Directors and Officers," Section III(A)(2), for the list of such individuals. This list may be amended at any time prior to the Effective Date upon such notice as may be required by the Bankruptcy Court. Subject to any requirement of Bankruptcy Court approval under section 1129(a)(5) of the Bankruptcy Code, such individuals shall continue to serve in such capacities until removed by the Board of Directors or stockholders of Reorganized Spectrum in accordance with applicable state law and Reorganized Spectrum's then-existing certificate of incorporation and bylaws.

     4.   Amended Spectrum Certificate and Bylaws

          The Amended Spectrum Certificate contains certain provisions affecting the rights of shareholders, corporate governance, and the transferability of the Class A Preferred Stock and Reorganized Spectrum Common Stock. These provisions include, but are not limited to: (i) a requirement that shareholders act only at a duly called annual or special meeting;
(ii) a restriction on the ability of shareholders to call special meetings; (iii) a requirement of a classified board of directors;
(iv) a restriction allowing directors to be removed from the board of directors only for cause; (v) supermajority voting requirements for the approval by shareholders of certain business combinations; (vi) supermajority voting requirements for amending the Reorganized Spectrum Bylaws and certain provisions of the Amended Spectrum Certificate; (vii) supermajority voting and quorum requirements in connection with certain actions by the board of directors for as long as any shares of Class A Preferred Stock are outstanding; and (viii) a prohibition on the issuance of non-voting stock or similar securities in accordance with Bankruptcy Code Section 1123(a)(6).

          The Amended Spectrum Bylaws contains certain provisions relating to the nomination of directors and notice of business to be conducted at shareholder meetings. See "Summary of the Plan - Certain Features of the Amended Spectrum Certificate and Amended Spectrum Bylaws," Section VIII(c) and Exhibit H attached hereto.

     5.   Business Purpose; Assets

          Reorganized Spectrum's Strategic Plan contemplates transforming the Company's business from an intellectual property company generating low annual revenues from royalties to becoming a supplier of wireless data communications technology and software. Key to this strategy is expanding (i) the number of data communications devices in use that incorporate the Company's patented cellular technology and (ii) the use of Reorganized Spectrum's patented cellular technology, as embodied in Reorganized Spectrum-supplied activation kits, to activate such devices. Over time, Reorganized Spectrum intends to expand its product offering into a complete suite of data communications software products that can be sold to a growing user population of wireless data services in the mobile professional and field sales workforce.

          The Company's headquarters occupy approximately 4,200 square feet of office space in an office building located in Purchase, New York. The Company holds a lease for such offices which expires on April 30, 1998. Cellular leases approximately 2,800 square feet in an office building located in Carrollton, Texas, a suburb of Dallas. The lease expires on October 31, 1998.

          The Company also owns certain intellectual property rights including patents and trademarks. The Company currently has (i) six issued U.S. patents, (ii) three issued foreign patents, and (iii) several pending U.S. and foreign patent applications. The Company holds patents for techniques that compensate for the high error rate conditions common during cellular data communication. In addition, the Company has license agreements for the use of its patents with such licensees as AT&T, Rockwell International and U.S. Robotics. Finally, the Company has regularly used the following trademarks and service marks to describe certain of its products and services and has obtained U.S. Federal Trademark registrations for: SPECTRUM CELLULAR (registered trademark), SPCL (registered trademark), AXSYS (registered trademark), SPECTRUM CONNECTED (registered trademark) and the SPECTRUM CONNECTED logo.

     6.   Listing, Exchange Act Reporting

          The Plan contemplates that Spectrum will have applied for a listing of the Reorganized Spectrum Common Stock on The Nasdaq SmallCap Market, effective as of the Effective Date, which (if effected) would facilitate public trading of the Reorganized Spectrum Common Stock, subject to the restrictions set forth in paragraph 7 below. No assurance can be given that any such listing will be obtained.

          Although secondary market trading by the public in the Class A Preferred Stock will be permitted, subject to generally applicable securities laws, the Plan contemplates that no listing application will be made with respect to the Class A Preferred Stock. Trading of the Class A Preferred Stock will be subject to the restrictions set forth in paragraph 7 below.

          Spectrum expects to continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the Effective Date.

     7.   Restrictions on Transferability of Shares of
          Reorganized Spectrum Stock

          The Amended Spectrum Certificate limits for a period of three years after the Effective Date the transfer of shares of Reorganized Spectrum Stock, and any other interests that would be treated as stock of Reorganized Spectrum under the Internal Revenue Code of 1986, as amended (the "Tax Code") or applicable Internal Revenue Service ("IRS") regulations, that would cause either a person or an entity to become an owner, directly or indirectly, of five percent or more of Reorganized Spectrum Stock or that would increase the percentage ownership interest of such person in Reorganized Spectrum. This limitation is intended to prevent transfers of Reorganized Spectrum Stock from triggering an "ownership change," as defined in section 382 of the Tax Code, which would result in the limitation of certain potential tax benefits available to Reorganized Spectrum. This restriction may be waived by the Board of Directors of Reorganized Spectrum if, in its judgment, the proposed transfer does not increase the risk that the use of such tax benefits will be limited. It is anticipated that limited waivers to this restriction will be granted with respect to Reorganized Spectrum Common Stock covered by the Incentive Deferral Plan and the Stock Incentive Plan. Any transfer of Reorganized Spectrum Stock effected in violation of the restrictions set forth in the Amended Spectrum Certificate shall be deemed null and void and shall have no force or effect, and the transferee thereof shall have no rights as a shareholder of Reorganized Spectrum. See "Certain Federal Income Tax Consequences of the Plan," Section XI; "Summary of the Plan - General Description of Reorganized Spectrum Stock - Restrictions on Transferability of Shares of Reorganized Spectrum Stock," and "- Certain Features of the Amended Spectrum Certificate - The Restriction on Transfer of Reorganized Spectrum Stock Provision," Sections VIII(B)(3) and (C)(10); and Exhibit I attached hereto.

          Certificates representing shares of Reorganized
Spectrum Stock and other securities of Reorganized Spectrum treated as stock will bear an appropriate legend with respect to such restrictions. See "Summary of the Plan - General
Description of Reorganized Spectrum Stock-Legend on
Certificates," Section VIII(B)(4).

          8.   Rights Plan.

               Reorganized Spectrum anticipates that it will adopt a shareholders' rights plan (a "Rights Plan") after the Effective Date. For a discussion of such anticipated Rights Plan, see "Summary of the Plan-General Description of Reorganized Spectrum Common Stock - Rights Plan," Section VIII(B)(9).

                           SECTION III

                  GENERAL INFORMATION ABOUT THE
       DEBTORS' BUSINESS; RESTRUCTURING EFFORTS AND FILING
                     OF THE CHAPTER 11 CASES

A.   Description of the Debtors

          1.   The Operations

          Spectrum is a holding company with one continuing subsidiary, Cellular. Spectrum discontinued the operations of Dealer Services Business Systems, Inc., d/b/a Data One, a corporation organized under the laws of the State of Delaware ("Data One") in fiscal 1994 and Computers Unlimited of Wisconsin, Inc., d/b/a Computer Bay, a corporation organized under the laws of the State of Wisconsin ("Computer Bay") in fiscal 1995. Spectrum sold its subsidiary Spectrum Global Services, Inc., a corporation organized under the laws of the State of Delaware ("Global"), on October 17, 1995. A separate, liquidating plan of reorganization is being filed for Data One, and that plan and its accompanying Disclosure Statement will be mailed to Data One's creditors.

          Spectrum, through Cellular, develops and licenses wireless data transmission technology and designs, markets and supervises the manufacturing of direct connect data communication products incorporating that technology. Spectrum's wireless data transmission technology utilizes an error-correction protocol permitting the reliable transmission of electronic data between two computers over cellular telephone networks and other wireless communication systems.

     2.   Directors and Officers

          The following table sets forth information with respect to the directors and executive officers of Spectrum:



                           Position with      Compen-
Name                 Age   Spectrum           sation(a)     Director Since
- ----                 ---   -------------      -------       --------------

Donald J. Amoruso    58    President and
                           Chief Executive
                           Officer, Chairman
                           of the Board of
                           Directors          $295,000(b)   January 1, 1995

Mikhail Drabkin      48    Chief Technical
                           Officer            $195,000

Richard F. duFosse   46    Vice President
                           - Software
                           Engineering        $140,000

Salvatore T. Marino  43    Vice President
                           - Licensing        $181,220(b)
Christopher M.
Graham               31    General Counsel
                           and Secretary      $115,000(b)

Barry J. Hintze      39    Controller and
                           Principal
                           Accounting Officer $85,000(b)

Nonexecutive Directors(c)

Sheldon A. Buckler   63    Director                         January 1, 1995

George Bugliarello   67    Director                         January 1, 1995

Robert D. Dalziel    60    Director                         January 1, 1995

___________________

a Includes annual salary. Messrs. Drabkin and duFosse are employed pursuant to agreements providing for the payment of a minimum bonus of $25,000 and $5,000 on the first anniversary of their respective start dates. All executive officers may be paid discretionary performance bonuses, none of which have been paid since the Filing Date (January 26, 1995).

b    Contract approved by the Bankruptcy Court on January 23, 1996.

c Nonexecutive directors are paid an annual retainer of $18,000 and $1,000 per meeting. Following the Effective Date, the Board of Directors will adopt a plan providing that payment of the annual retainer be made in equal parts cash and stock.



Business Experience of Directors and Executive Officers

          Donald J. Amoruso became Spectrum's President, Chief Executive Officer and Chairman of its Board of Directors in January 1995. From 1991 to 1994, Mr. Amoruso founded and was the principal consultant of DMA Associates, a consulting firm specializing in management, marketing and turnaround strategies and alliances for small and mid-sized technology firms. Before 1991, Mr. Amoruso held several senior executive positions with Norden Systems, a subsidiary of United Technologies Corporation. As Senior Vice President and General Manager, he was responsible for three high technology business units: the Command, Control and Communications Systems operation based in Connecticut; the Marine and Ground Systems operation based in New York; and Norden Services Company of Maryland. Mr. Amoruso holds a Bachelors and Masters degree in electrical engineering from Manhattan College and Polytechnic University respectively.

          Mikhail Drabkin joined the Company as its Chief Technical Officer on March 4, 1996. Since 1988, Mr. Drabkin has held various positions with Hayes Microcomputer Products, Inc. ("Hayes"). Most recently, as Vice President - Corporate Engineering, Mr. Drabkin had responsibility for new platform design and implementation of strategic partnerships with key technology providers. Mr. Drabkin also held the positions as Vice President - Product Development from 1992 to 1994, General Manager - Hayes ISDN Technologies from 1990 to 1992 and Director of Engineering-San Francisco Hayes Development Center from 1988 to 1990. Before joining Hayes, Mr. Drabkin was employed by SOFTCOM and Macleod Laboratories as a design engineer and engineering manager, respectively. Mr. Drabkin is a member of IEEE and Beta Gamma Sigma and holds a Bachelors and Masters Degree from the St. Petersburg Institute for Telecommunications and an M.B.A. from the University of San Francisco.

          Richard F. duFosse joined the Company as Vice President of Software Engineering in February 1996. Immediately prior to joining Spectrum, Mr. duFosse was providing consulting services related to software product development and mobile computing to Fortune 1000 clients. From 1990 through 1995, Mr. duFosse held several positions with Lotus Development Corporation. From 1994 through 1995, as Director of Mobile Computing, Lotus Business Partners Programs, Mr. duFosse created a business partner program to implement and deliver products to wirelessly enable Lotus Notes and cc:Mail. Mr. duFosse previously held the positions of Development Director, Mobile Computing Group and Senior Development Managers where he managed development of Lotus products for mobile computing. Mr. duFosse is a former Member of the Board of Directors of the Portable Computer and Communications Association and former Chairman of the Modern Architecture Subcommittee of the PCCA. Mr. duFosse received a Bachelor's Degree in Humanities and Technology, a Masters degree in Computer Science and an M.B.A. from Worcester Polytechnic University.

          Salvatore T. Marino has served as Vice President-Licensing since September 1995 and was Spectrum's Chief Financial Officer from 1992 through September 1995. From 1992 until May 1995, Mr. Marino also served as Spectrum's Vice President - Finance and Treasurer. From 1992 until December 1994, Mr. Marino served as a Director of Spectrum. From 1990 to 1992, Mr. Marino was the Controller of Angelo Francis Corva & Associates, an architectural firm. From 1988 to 1990, Mr. Marino was Senior Vice President of Owners Maintenance Corporation, a division of Helmsley Enterprises. From 1977 to 1988, Mr. Marino was Vice President of General Services for Goldman, Sachs & Co. Prior to that, Mr. Marino served as Senior Accountant at Deloitte, Haskins & Sells. Mr. Marino became a Certified Public Accountant in January 1977. Mr. Marino received a Bachelor of Science degree in accounting and a Masters degree in business administration from St. John's University.

          Christopher M. Graham has served as General Counsel and Secretary of Spectrum since May 1995. From June 1994 until May 1995, Mr. Graham served as Spectrum's Associate General Counsel. From 1992 until 1994, Mr. Graham was an attorney associated with the New York law firm of Kelley Drye & Warren. Mr. Graham served previously as an operations manager with The Chase Manhattan Bank in its Capital Markets and Foreign Exchange Sector. Mr. Graham received a Bachelor of Science degree in finance from Lehigh University and a Juris Doctorate degree from the University of Connecticut School of Law.

          Barry J. Hintze has served as Spectrum's Controller since May 1995 and also as Principal Accounting Officer since September 1995. From 1988 to 1995 Mr. Hintze was Controller of CEL Communications, Inc. Before joining CEL Communications, Mr. Hintze served as the Assistant Controller of Delson Business Systems and held various accounting positions with Ticketron. Mr. Hintze holds a Bachelor of Science degree and an M.B.A. in finance from C.W. Post Center, Long Island University.

          Sheldon A. Buckler was Vice Chairman of the Board of Directors of Polaroid before he retired in 1994. Mr. Buckler held various positions at Polaroid from 1964 to 1994, including Vice President - Research, and Executive Vice President - Diversified Products. Mr. Buckler is the holder of 37 patents and has authored numerous technical papers. Mr. Buckler has a Ph.D. and M.A. in chemistry from Columbia University, and a B.A. in chemistry from New York University. Mr. Buckler was recently elected Chairman of the Board of Directors of Commonwealth Energy Systems and is also a member of the Board of Directors of Lord Corporation, Aseco Corporation, Speech Systems, Massachusetts Eye and Ear Infirmary, and the American Repertory Theater.

          George Bugliarello is the Chancellor of Polytechnic University, and was President from 1973 to 1994. Before joining Polytechnic University, Mr. Bugliarello was the Dean of Engineering, and a Professor of Civil Engineering and Biotechnology at the University of Illinois. Mr. Bugliarello was also a Professor of Biotechnology and Civil Engineering, and Chairman of the Biotechnology Program at Carnegie-Mellon University. Mr. Bugliarello holds degrees from the Massachusetts Institute of Technology, University of Minnesota, and the University of Padua. Mr. Bugliarello is the recipient of many professional honors, and has been associated with and held positions in numerous professional societies throughout his career. Mr. Bugliarello is on the Board of Directors of ANSER, Comtech Corporation, Educational Commission for Foreign Medical Graduates, Greenwall Foundation, Jura Corporation, Long Island Lighting Company, Lord Corporation, Symbol Technologies, Inc., and Teagle Foundation.

          Robert D. Dalziel is an international executive with operations and sales experience. From 1991 to 1995, Mr. Dalziel was the Chairman of Telecommunications Cooperative Network, Inc. He has also served as a consultant to Bechtel National, Inc. and the Government of Kazahkstan. From 1956 to 1991, Mr. Dalziel served in numerous capacities for AT&T, including the positions of Vice President - International Operations, President - AT&T Europe, and Vice President - Global Networks. Mr. Dalziel has a degree in electrical engineering from Polytechnic University, where he is currently a trustee.

B.   Summary of the Debtors' Prebankruptcy Restructuring Efforts

          As of December 31, 1993, Spectrum adopted a plan to discontinue operations at Data One. Accordingly, effective December 31, 1993, Data One has been reported as a discontinued operation and the consolidated financial statements have been reclassified to report separately the operating results of the subsidiary. Additionally, Spectrum recorded a provision for the year ended March 31, 1994 of $2,920,000 related to the anticipated loss on disposal of Data One although no tax effect was taken due to the substantial net operating loss carryforwards. Data One was completely closed down as of December 31, 1994, and Spectrum subcontracted out the remaining service obligations to a third party until it filed for bankruptcy on January 26, 1995.

          As of January 25, 1995, Spectrum closed Computer Bay, which is reflected as a discontinued operation in the consolidated financial statements. Spectrum did not record a provision related to its anticipated loss on disposal since the case was converted to a case under Chapter 7 of the Bankruptcy Code ("Chapter 7"). As a result of the conversion of Computer Bay to a case under Chapter 7, Spectrum has recorded a gain of $2,539,000 by writing off the net liabilities of Computer Bay. The Computer Bay trustee has filed a claim in the Bankruptcy Court to substantively consolidate the Computer Bay liabilities with the liabilities of the Debtors. Spectrum does not believe that there are grounds for such consolidation and has objected thereto.

C.   Commencement of Cases

          On January 26, 1995, Spectrum, Computer Bay, Data One and Cellular filed petitions for relief under Chapter 11 in the Bankruptcy Court, Case Nos. 195-10690-260, 195-10691-260,
195-10692-260 and 195-10693-260, respectively.  Global did not file for bankruptcy. On February 8, 1995, the United States Trustee appointed the Creditors Committee for the Debtors and an Official Committee of Unsecured Creditors for Computer Bay to represent the interests of all unsecured creditors whose claims arose before the Petition Date. No other committees have been appointed.

D.   Summary of the Debtors' Postbankruptcy Restructuring Efforts

     1.   Discontinued Operations and Disposition of Subsidiary

          On February 8, 1995, the United States Trustee appointed the Creditors Committee for Spectrum, Cellular and Data One and another for Computer Bay. On May 25, 1995, the Bankruptcy Court, upon motion by the Debtors, converted the Computer Bay Chapter 11 case to a case under Chapter 7, and a court appointed trustee is overseeing the liquidation of Computer Bay's assets. Spectrum and Cellular are continuing to manage their affairs and operate their business under Chapter 11 as debtors in possession.

          On September 11, 1995, Spectrum, entered into an agreement to sell all of the capital stock of its wholly owned subsidiary, Global, to COMFORCE Corporation, a corporation organized under the laws of the State of Delaware, for $6 million plus a closing adjustment related primarily to the allocation of salaries and benefits of certain Spectrum and Global employees. Other members of the purchasing group included The Lori Corporation, a corporation organized under the laws of the State of Delaware, ARTRA Group Incorporated, a corporation organized under the laws of the State of Pennsylvania, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco. The sale of Global was subject to Bankruptcy Court approval and receipt of higher and better offers. A hearing regarding the transaction (and any higher and better offers) was held on October 17, 1995 before the Bankruptcy Court. On October 17, 1995, the Bankruptcy Court approved the sale. The Purchaser paid cash for Global's stock at the October 17th closing.

     2.   Dispositions of Other Assets

          In July 1995, Spectrum sold its AXCELL business and its license to certain related patent rights to Telular Corporation ("Telular") for $3,000,000 pursuant to an agreement approved by the Bankruptcy Court, which resulted in a gain of approximately $1,616,000. The patent rights relate to wireless interface technology and were obtained in a license agreement from Telular and are not part of Spectrum's core direct connect patent portfolio.

          On September 21, 1995, Spectrum sold its Cellular facility in Dallas, Texas. The building was sold for approximately $780,000 resulting in a gain on the sale of $85,976. Net proceeds after taxes from the sale were $734,000 of which the Company had segregated $72,000 to cover claims related to property taxes filed by the City and County of Dallas. The Company has paid approximately $22,000 related to 1995 property taxes. The remainder of the segregated funds will be used to pay 1994 property taxes when the proper amount is determined.

     3.   Fund Raising Efforts

          Effective April 1, 1995, the Bankruptcy Court approved the Company's retention of Gordian Group, L.P. ("Gordian") as its financial advisor, to, among other things, assist the Company's efforts to develop its plan of reorganization and to raise capital. Gordian and the Company identified approximately 48 potential investors, comprising many of the nation's leading venture capital firms and certain corporations that could have an interest in developing a strategic relationship with the Company. Gordian contacted such parties from October 1995 to January 1996, and potential investors desiring further information were provided with a Confidential Information Memorandum embodying the Company's business plan, under appropriate confidentiality arrangements. To date, none of these parties has expressed an interest in investing in the Company and the Plan has therefore been negotiated using the assumption that funds from an outside investor will not be available. Gordian also assisted Spectrum in the sale of Global.

                           SECTION IV

      CHAPTER 11 PROCEEDINGS AND OTHER RECENT DEVELOPMENTS

A.   Principal Proceedings in the Cases

     1.   Stay of Litigation

          Pursuant to section 362 of the Bankruptcy Code, the commencement of the Debtors' Chapter 11 cases operates as stays, applicable to all entities, of the following: (i) commencement or continuation of a judicial, administrative, or other proceeding against the Debtors that was or could have been commenced prior to commencement of the Debtors' Chapter 11 cases, or to recover for a claim that arose before the commencement of the Debtors' Chapter 11 cases; (ii) enforcement of any judgments against the Debtors that arose before the commencement of the Debtors' Chapter 11 cases; (iii) the taking of any action to obtain possession of or to exercise control over the Debtors' property;
(iv) the creation, perfection or enforcement of any lien against the Debtors' property; (v) the taking of any action to collect, assess or recover a claim against the Debtors that arose before the commencement of the Debtors' Chapter 11 cases; or (vi) the setoff of any debt owing to the Debtors that arose prior to the commencement of the Debtors' Chapter 11 cases against a claim held by such creditor or party in interest against the Debtors that arose before the commencement of the Debtors' Chapter 11 cases. Any entity may apply to the Bankruptcy Court for relief from the automatic stay so that it may enforce any of the aforesaid remedies that are automatically stayed by operation of law at the commencement of the Debtors' Chapter 11 cases.

     2.   Executory Contracts

          As debtors in possession, the Debtors have the right, under the relevant provisions of the Bankruptcy Code, to assume or reject executory contracts, including real property leases. Certain parties to such executory contracts with the Debtors, including parties to such real property leases, may file motions with the Bankruptcy Court seeking to require the Debtors to assume or reject those contracts or leases. In this context, "assumption" means that the Debtors cure or provide adequate assurance that they will cure all existing defaults under contract or lease and provide adequate assurance of future performance under the contract or lease. "Rejection," which is a remedy available under the relevant provisions of the Bankruptcy Code, means that the Debtors are relieved of their obligations to perform further under the contract or lease. Rejection of an executory contract or lease is treated as a breach of that contract immediately before the date of filing of the petition and gives the nondebtor party the right to assert a claim against the bankruptcy estate for damages arising out of the breach which shall be allowed or disallowed as if such claims had arisen before the date of the filing of the petition.

          Pursuant to the Bankruptcy Code, the Company has rejected certain employment contracts and has terminated employment of some of the affected individuals. The Bankruptcy Court has approved the Company's employment agreement with its current CEO. On January 23, 1996, the Bankruptcy Court approved
(i) the assumption of modified employment contracts with other employees with preexisting employment agreements, eliminating some contractual perquisites and reducing severance benefits, and
(ii) the terms of agreements with two former employees regarding rejection of their employment agreements and their claims for rejection damages. The Company intends to file a motion to assume a remaining employment agreement that has been modified to an at-will relationship. The Company rejected all leases for automobiles leased on behalf of employees. Additionally, the Company has rejected the real property lease associated with its former Manhasset, New York headquarters and leases for certain furniture and equipment.

          Prepetition claims that were contingent, unliquidated, or disputed as of the commencement of the Chapter 11 case, including, without limitation, those that arise in connection with rejection of executory contracts, may be allowed or disallowed depending on the nature of the claim. Such claims may be fixed by the Bankruptcy Court or otherwise agreed upon by the parties.

     3.   Computer Bay Trustee's Claim

          On May 25, 1995, the Bankruptcy Court, upon motion by the Debtors, converted the Computer Bay proceeding to a case under Chapter 7 of the Bankruptcy Code. An independent trustee has been appointed to oversee liquidation of Computer Bay's Chapter 7 estate. The Computer Bay trustee has filed a claim with the Bankruptcy Court seeking to substantively consolidate the Computer Bay estate and liabilities with the estates and liabilities of the Company. The Debtors filed an objection to this claim on November 20, 1995. In furtherance of his proofs of claim, on January 11, 1996 the Computer Bay trustee filed a complaint commencing litigation against the Company seeking to substantively consolidate the Computer Bay estate with the Company's estate and, in the alternative, seeking the return of alleged preferences and fraudulent conveyances in the amount of $4,351,396 (the "Computer Bay Litigation"). The Debtors filed an answer on January 23, 1996. On February 27, 1996, the Computer Bay trustee informed the Company that it would seek permission from the Bankruptcy Court to add two of the Company's executive officers as defendants in this litigation. Although there can be no assurance that the Debtors will be successful defending this claim, the Company does not believe there are grounds for such consolidation, particularly since Computer Bay was an independent company and unaffiliated with Spectrum until its acquisition in 1992. Likewise, the Debtors believe they have valid defenses to all claims made in the Computer Bay Litigation, including that the Debtors provided full and fair consideration for the challenged transfers. The Debtors have asserted counterclaims against the Computer Bay estate in the amount of $2,430,436. In any event, even if the Computer Bay trustee were to succeed on some or all of the claims in the Computer Bay Litigation, the Debtors believe they would be able to confirm and consummate the Plan. The Debtors note that although the Computer Bay trustee has asserted a claim of $4.3 million, the trustee's amended complaint states that there are approximately $3.3 million in claims against the Computer Bay estate and assets of $800,000, leaving a net deficit of $2.5 million. The Debtors further note that Spectrum is already the largest creditor of the Computer Bay estate and that in the unlikely event that the trustee were to be able to recover any allegedly preferential payment from Spectrum, Spectrum would have an additional claim against the Computer Bay estate in that amount.

          On March 15, 1996 the Debtors, the Committee and the Computer Bay trustee agreed to a settlement of the Computer Bay Litigation, which will be submitted to the Bankruptcy Court for approval. The settlement calls for the Computer Bay estate to receive distributions under the Plan of $600,000 in cash and $300,000 in Reorganized Spectrum Common Stock.

     4.   The Debtors' Exclusivity Period

          For 120 days after the Petition Date, the Company has the exclusive right to propose and file a plan of reorganization with the Bankruptcy Court. If the Company files a plan of reorganization during the 120-day exclusivity period, no other party may file a plan of reorganization until 180 days after the Petition Date, during which period the Company has the exclusive right to solicit acceptance of the plan. If the Company fails to file a plan during the 120-day exclusivity period or such additional time period ordered by the Bankruptcy Court (the "Exclusivity Period") or, after such plan has been filed, fails to obtain acceptance of such plan from Impaired Classes during the exclusive solicitation period or such additional time period ordered by the Bankruptcy Court, any party in interest, including a creditor, an equity security holder, a committee of creditors, or an indenture trustee, may file a plan of reorganization in the Chapter 11 proceedings. Additionally, if the Bankruptcy Court were to appoint a Chapter 11 trustee, any party in interest may file a plan, regardless of whether any additional time remains in the Company's Exclusivity Period. On January 23, 1996 the Bankruptcy Court granted the Company's request to extend the Exclusivity Period to March 8, 1996 or, if a plan is filed by March 8, 1996, to May 9, 1996.

     5.   Setting of the Bar Date for Prepetition Claims

          By order of the Bankruptcy Court, the bar date for filing proofs of claim in the Chapter 11 proceedings was established as September 7, 1995.

B.   Other Recent Developments

     1.   Securities Related Litigation

          On February 9, 1994, the class action filed against the Company and two of its former officers in May 1993 (In re Spectrum Information Technologies, Inc. Securities Litigation, United States District Court for the Eastern District of New York, Civil Action No. 93-2295) (the "Class Action Suits") was supplemented (x) to extend the end of the class period from May 21, 1993 to February 4, 1994, (y) to add additional claims against Spectrum and the individual defendants, and (z) to add certain of its then officers as party defendants. In April 1994, a Second Consolidated Amended Class Action Complaint was filed adding additional employees as party defendants. The class and certain subclasses have been certified. A similar putative class action filed in the United States District Court of the Southern District of Texas has been transferred and consolidated with the Class Action Suits.

          The plaintiffs in the Class Action Suits have made the following claims against Spectrum: (i) misrepresenting the potential value of the patent license agreement the Company entered into with AT&T; (ii) improperly accounting for revenues and expenses in connection with certain license and advertising agreements; (iii) failing to disclose the existence of an inquiry initiated by the Securities and Exchange Commission (the "SEC"); and (iv) making statements regarding the employment of John Sculley. In addition, there are claims against certain of the individual defendants for improper insider trading. The Company's former management, based on the advice of its then counsel, believed it had good and meritorious defenses to the claims against it.

          On July 20, 1994, the Company, certain of its then officers and directors, and two former officers and directors were served with a class action complaint. The complaint asserts that Spectrum knowingly or recklessly made material false statements or omitted material facts in its financial reporting relating to Computer Bay prior to announcing the restatement of earnings for the fiscal year 1992 and the first three quarters of fiscal 1993, to correct inaccurate accruals of certain items into income. For pretrial purposes, this litigation has been consolidated with the Class Action Suits described above.

          In November 1995, the Company announced that an agreement in principle had been reached on a framework for settlement of the Class Action Suits (the "Class Action Settlement"). The Class Action Settlement is contingent on numerous factors including, among other things, the successful resolution of the Home Action (see "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Other Proceedings," Section IV(B)(3)), the negotiation and execution of a definitive settlement agreement, the Company's ability to develop and confirm a plan of reorganization in the Company's pending bankruptcy proceeding satisfactory to all interested parties, including the Class Action Plaintiffs, and the approval of the Class Action Settlement by the District Court. The Bankruptcy Court approved the Class Action Settlement on January 19, 1996. The Class Action Plaintiffs in the Class Action Suits had filed a claim against the Company in its bankruptcy proceedings in the amount of $676 million. The Class Action Settlement, if consummated, will be in satisfaction of that claim as well as any and all claims of the individual defendants (former directors and officers) in that suit against the Company.

          Under the terms of the Class Action Settlement, the Company and the representatives of the Class Action Plaintiffs have agreed to a framework under which the Company will issue to the Class Action Plaintiffs in its plan of reorganization a number of shares of its Class A Preferred Stock that would be equal to the number of shares of Distributable Common Stock. In addition, under the Class Action Settlement, the Class Action Plaintiffs are to receive the proceeds, net of certain fees and expenses, from insurance policies worth $10 million covering the liabilities of the Company's directors and officers and, as a result of court supervised negotiations and at the recommendation of the District Court, $1,350,000 from the various individual defendants in the action plus $250,000 from the Company.

          One of the uncertainties surrounding the Class Action Settlement is that issuers of insurance policies representing $6 million out of the $10 million of the insurance necessary to fund the Class Action Settlement have disclaimed coverage. This dispute is the subject of a litigation pending before the District Court and must be successfully resolved to implement the Class Action Settlement. A trial in the Home Action took place before the District Court on February 28 and 29, 1996. The District Court has not yet issued its decision. See "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Other Proceedings," Section IV(B)(3).

          In May 1993, the SEC initiated a confidential and informal fact gathering inquiry apparently directed toward statements the Company purportedly made regarding the potential value of the patent license agreement it had entered into in fiscal 1994 with AT&T. On December 6, 1993, following the Company's dismissal of its outside auditors, the SEC issued a formal order of investigation. The Company believes that a focus of the investigation relates to accounting and disclosure issues with respect to certain of the patent license and advertising agreements it entered into during fiscal 1994 and, based on recent requests for information by the SEC, may also relate to other activities of the Company's previous management. The Company is cooperating fully with the investigation. On the Effective Date of the Plan, the Company believes that it will be discharged from any potential monetary liability associated with the SEC investigation and that the only relief, if any, that the SEC will be able to seek against Reorganized Spectrum will be injunctive relief.

          The accounting treatment at issue in the investigation, which had been implemented after consultation with the Company's previous outside auditors and had been disclosed in the Company's quarterly filings with the SEC, was revised by Spectrum when it voluntarily restated its earnings on February 7, 1994.

          In October 1994, two individuals commenced an action against two of the Company's former officers and directors (Silverberg, et al. v. Sculley, et al., Superior Court of the State of California for the County of Los Angeles, Case No. BC 111206). The claims against the former officers and directors include breach of fiduciary duty, breach of covenant of good faith and fair dealing, deceit and misrepresentation, negligent misrepresentation, mismanagement and gross negligence. In November 1995, the plaintiffs and all defendants entered into a settlement agreement. The Bankruptcy Court approved the Company's participation in this settlement on November 28, 1995.

          In March 1995, Peter Caserta, the Company's former Chief Executive Officer and Chairman of the Board, Howard Schor, a former employee, John Bohrman, a former director, James Paterek, former President of Global (which was sold by the Company in October 1995), and six other non-Company employees were indicted in the District Court on charges of mail and wire fraud relating to activities of the Caserta Group, an unaffiliated financial services company Mr. Caserta headed. In January 1996, Mr. Caserta and Mr. Schor pleaded guilty to certain of the charges against them.

          The United States Attorney's Office for the Eastern District of New York has informed the Company that it is the subject of an investigation regarding violations of securities laws that may have occurred prior to the appointment of the Company's current Chief Executive Officer and Board of Directors. The Company is cooperating fully with the investigation.

     2.   Patent-Related Proceedings

          During August 1994, Megahertz Corporation ("Megahertz") filed a Demand for Arbitration with the American Arbitration Association in Salt Lake City, Utah (Case No. 81 184 0008194) seeking a determination as to whether royalty payments by Megahertz were temporarily abated under the terms of a license agreement between Megahertz and Spectrum. Megahertz, in its arbitration request, asked for a determination of whether Spectrum has achieved certain licensing objectives and/or undertaken defined patent enforcement actions as set forth in the agreement. The parties jointly agreed to delay this proceeding in December 1994. The arbitration was subsequently automatically stayed by the Company's bankruptcy filing. Megahertz, its parent company, U.S. Robotics, and the Company in February 1996 entered into a settlement agreement with respect to all disputes among them which was approved by the Bankruptcy Court on March 7, 1996. See "Certain Factors to be Considered," section IX.

          On December 5, 1994, the Company filed a lawsuit against Motorola, Inc. for infringement of claims in six of its patents covering basic wireless data concepts. Motorola has denied the allegations in its answer. The case was originally filed in the United States District Court for the Eastern District of Virginia, but was transferred to the United States District Court for the Northern District of Alabama, Northeastern Division (Spectrum Information Technologies, Inc. v. Motorola, Inc., Civil Action No. 95-U-234-NE). On October 16, 1995, the parties stipulated to extend the dates in the case's original scheduling order to permit the parties to pursue settlement discussions. On January 25, 1996 the parties entered another stipulation.

          As a result, on March 8, 1996, Spectrum and Motorola have entered into an agreement settling the patent litigation instituted by Spectrum against Motorola in December 1994. The settlement agreement provides that Spectrum and Motorola will cross-license each other for use of specified intellectual property. Under the agreement, Spectrum will become one of the few entities licensed to distribute communications software that allows the wireless transmission of data utilizing proprietary technology related to certain Motorola cellular telephones. Motorola will be licensed to utilize Spectrum's basic technology in certain modems and modem chipsets. Motorola is one of the world's largest providers of wireless communication, semiconductors and electronic systems and the largest producer of mobile and portable cellular telephones.

          The confidential agreement is subject to approval by the Bankruptcy Court, with which it has been filed under seal, and a motion seeking such approval has been filed with the Bankruptcy Court and is returnable April 9, 1996.

     3.   Other Proceedings

          In January 1994, Robert Fallah, a former financial consultant to Spectrum, instituted a suit (Fallah v. Spectrum Information Technologies, Inc., Index No. 94-1044) against the Company seeking $5,790,000 in damages related to purported oral promises made by the Company to give Fallah certain stock warrants in exchange for consulting services. Fallah filed a proof of claim in the Company's bankruptcy proceeding alleging $5,790,000 in damages. Spectrum filed an objection to the Fallah claim on January 31, 1996. The Company believes that it has sound legal and factual defenses and will vigorously defend this claim. Moreover, the Debtors believe that even if the Fallah claim were allowed, it would be subordinated.

          In 1994, an action was filed against Spectrum, certain former officers and directors of the Company and the Company's former transfer agent (Blair v. Spectrum Information Technologies Inc., 162nd District Court of Dallas County). Blair alleges that he was induced to begin employment with Cellular through a promise that he would be allowed to participate in Spectrum's stock option plan and alleges against all defendants breach of contract, fraud, negligence, breach of fiduciary relationship and bad faith. Blair terminated his employment with Cellular in August 1994. Blair filed a proof of claim in the bankruptcy proceeding alleging $1 million in damages. The Texas lawsuit is stayed as to Spectrum by operation of the automatic stay. The parties have stipulated to allow Blair an unsecured claim of $95,000. The Bankruptcy Court approved this settlement on March 7, 1996.

          In October 1994, Gene Morgan ("Morgan") and Gene Morgan Financial ("GMF") demanded in excess of $8 million dollars from the Company based on an alleged breach of a consulting agreement and failure to register certain underwriter's warrants. Morgan filed a proof of claim in the bankruptcy proceeding claiming an unsecured nonpriority claim of $6.3 million alleging breach of contract under the warrants. Lowenstein, Sandler, Kohl, Fisher & Boylan, as assignee of GMF's claim, filed a proof of claim alleging $1.852 million in damages arising from the alleged breach of the consulting agreement. The Debtors have objected to the claims of both Morgan and GMF. The Debtors believe that they have sound legal and equitable defenses to the Morgan and GMF claims that would result in their disallowance. In any event, the Bankruptcy Court has already ruled that any claim Morgan may have under the warrant is subordinated under section 510(b) of the Bankruptcy Code. A trial on the liability for the amount, allowability and priority of the Morgan and GMF claims is now being conducted before the Bankruptcy Court.

          On July 21, 1995, The Home Insurance Company of Illinois ("The Home"), the Company's former directors' and officers' primary insurance carrier, commenced an adversary proceeding (the "Home Action") in the Company's bankruptcy proceeding. The Honorable Frederic Block, United States District Judge of the District Court, subsequently withdrew the reference with respect to the Home Action such that the litigation is now pending before him. The Home is seeking to rescind a renewal of a directors' and officers' liability and company reimbursement policy issued in June 1993 to the Company for the benefit of its directors and officers (the "Renewal Policy") and alleges certain material misrepresentations and/or omissions in the application for the Renewal Policy. The Home also seeks a declaration that coverage is not afforded under the Renewal Policy for the claims made against the policy by the Company and certain of its officers and directors. The Company believes The Home (as well as the other carriers discussed below) are obligated to provide the coverage at issue and is defending this action, and is further seeking a declaration of coverage under the Renewal Policy for the claims made against that policy.

          In addition to the primary policy, the Company obtained three excess policies for the insurance year at issue in the Home Action. Two of the excess carriers, the Agricultural Excess and Surplus Insurance Company ("AESIC") and The Aetna Casualty and Surety Company ("Aetna") have intervened in the Home Action. AESIC has agreed to be bound by any final judicial resolution regarding The Home (a similar agreement was previously reached with the third excess carrier) and is no longer actively participating in the Home Action.

          Both The Home and Aetna have recently filed motions for summary judgment in the Home Action and the Company filed a response on January 26, 1996. The District Court heard the trial in the Home Action on February 28 and 29, 1996, and has not yet issued a decision.

          The Company is also involved in other minor litigations, all of which have been stayed by the automatic stay.
The likely outcomes of these claims are uncertain at this time.

                            SECTION V

                    PROPERTIES OF THE DEBTORS

          The Company's headquarters occupy approximately 4,200 square feet of office space in an office building located in Purchase, New York. The Company holds a lease for such offices which expires on April 30, 1998. Cellular leases approximately 2,800 square feet in an office building located in Carrollton, Texas, a suburb of Dallas. The lease expires on October 31, 1998.

          The Company also owns certain intellectual property rights including patents and trademarks. The Company currently has (i) six issued U.S. patents, (ii) three issued foreign patents, and (iii) several pending U.S. and foreign patent applications. The Company holds patents for techniques that compensate for the high error rate conditions common during cellular data communication. The Company's six U.S. patents are summarized below:

     - Portable Hybrid Communication System and Methods: On November 20, 1990, the Patent Office issued to the Company this patent which covers the Company's unique method of combining a cellular transceiver, modem and variety of telephone devices into a single functioning, user-controlled device providing wired or wireless voice and data communications.

     - System and Method for Interfacing Computers to Diverse Telephone Networks: On June 30,1992, the Patent Office issued to the Company this patent which covers (i) the Company's original AXSYS brand cable interface circuit and (ii) modems that are adapted to operate with the AXSYS brand cable interface circuit. This patent further covers other connectivity features useful in connecting a modem to various cellular telephones.

     -    Cellular Telephone Data Communication System and
          Method: On August l8, 1992, the Company obtained this patent which has claims covering fundamental techniques required for commercially acceptable and reliable data transmission over any conventional cellular communication channel. The Company was originally issued a patent for these concepts on September 29, 1987 and this patent is a reissue of that original patent.

     - Programmable Universal Interface System: On September 28, 1993, the Company received this patent, which has claims covering the Company's "direct-connect" technology and which enables specially programmed modems to be connected to a cellular telephone by a simple passive cable. Software in the modem generates control signals appropriate to the model of cellular telephone in use.

          This technology also allows a single computer modem to be connected to different types of cellular telephones without intervening electronic circuits to permit computer control of the cellular telephone for data transmission purposes. This product is currently being marketed under the AXSYS brand name.

     - System and Method for Interfacing Computers to Diverse Telephone Networks: On October 4, 1994, the Company received this patent which expands the Company's basic patent rights in the area of direct-connect modem technology originally covered by the Company's 1993 Programmable Universal Interface patent.

     - Programmable Universal Interface System: On November 22, 1994, the Patent Office issued this patent which broadens and expands the Company's coverage for direct-connect modems, adds coverage for methods used in direct-connect technology and provides coverage for upgrade kits that provide a software driver and cable to make the direct-connect modem compatible with a specific cellular telephone.

          The Company has nonexclusively licensed various aspects of this proprietary technology to other companies, including portable computer, modem and modem chipset manufacturers. Some of these agreements require the modem manufacturer to pay a royalty on modems they sell which include aspects of the Company's proprietary technology. Others require payment of a royalty following the activation of the cellular data capability. In addition, most of these license agreements require the licensee to indicate on its product packaging that the product contains technology licensed from Spectrum and to use Spectrum's logotype. Licensees of the Company include AT&T, Rockwell International, U.S. Robotics, IBM and Zoom Telephonics, Inc.

          The Company has also developed, and continues to expand, a library of software drivers related to the direct-connect technology. Each software driver is designed to permit control of a particular cellular telephone by a direct-connect modem. The software drivers are subject to copyright protection, and the Company claims the right, pursuant to national and international copyright laws, to control copying and distribution of its software drivers.

          The Company has regularly used the following trademarks and service marks to describe certain of its products and services and has obtained U.S. Federal Trademark registrations for: SPECTRUM CELLULAR (registered trademark), SPCL (registered trademark), AXSYS (registered trademark), SPECTRUM CONNECTED (registered trademark) and the SPECTRUM CONNECTED (registered trademark) logo.

                           SECTION VI

              SELECTED OPERATING AND FINANCIAL DATA

          THE FOLLOWING SECTION DISCUSSES CERTAIN HISTORICAL OPERATING AND FINANCIAL INFORMATION ABOUT THE DEBTORS. AS A RESULT OF MANY FACTORS, INCLUDING THE BANKRUPTCY PROCEEDINGS, HISTORICAL RESULTS OF OPERATIONS ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

          REFERENCE IS MADE TO REPORTS OF THE DEBTORS FILED WITH
THE SEC PURSUANT TO THE EXCHANGE ACT AND WITH THE BANKRUPTCY
COURT THAT ARE INCORPORATED BY REFERENCE HEREIN FOR A MORE
COMPLETE DESCRIPTION OF THE MATTERS SET FORTH HEREIN.

A.   Operating Results for Fiscal Years Ended 1995, 1994 and 1993

          The following table sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue as reported in the Company's Annual Report on Form 10-K for the Year Ended March 31, 1995, filed with the SEC (the "Form 10-K"). See Exhibit B attached hereto. This summary provides trend data relating to the Company's normal recurring operations. Amounts set forth below reflect the Company's Data One and Computer Bay subsidiaries as discontinued operations. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Summary of the Debtors' Prebankruptcy Restructuring Efforts," Section III(B).

                                       Years Ended March 31,
                    ------------------------------------------------------
                        1994       %       1994       %       1993       %
                    ------------------------------------------------------
                                     (Amount in Thousands)
Revenues             $11,627   100.0     $6,384   100.0     $1,229   100.0
                    ------------------------------------------------------
Operating costs
and expenses:
 Cost of revenues      7,227    62.2      3,195    50.0        655    53.2
 Selling, general
  and administrative  13,237   113.8     13,856   217.1      6,657   541.7
 Provision for
  litigation               -       -      4,719    73.9          -       -
 Provision for
  restructuring          105      .9      2,410    37.8      1,349   109.8
 Write-down of
  carrying value
  on certain
  facilities               -       -        851    13.3          -       -
                    ------------------------------------------------------
Total operating
 costs and expenses   20,569   176.9     25,031   392.1      8,661   704.7
                    ------------------------------------------------------
Operating loss      $(8,942)  (76.9)  $(18,647) (292.1)   $(7,432) (604.7)
                    ======================================================

          Consolidated revenues increased by approximately $5,243,000 or 82.1% from fiscal 1994 to 1995. The increase was primarily due to the inclusion of a full year of operations of Global in fiscal 1995, as compared to only five months of operations in the prior year. Consolidated revenues increased by approximately $5,155,000 or 419.5% from fiscal 1993 to 1994 due to the acquisition of Global in October 1993, the revenues of which were $3,460,000 in fiscal 1994, and the recording of licensing and sign-up fees in fiscal 1994 of approximately $1,700,000 relating to use of the Company's proprietary technology.

          Operating costs and expenses decreased $4,462,000 or 17.8% from fiscal 1994 to 1995. The decrease is primarily the result of the recording of a special charge for litigation of $4,719,000 during 1994, which had been management's estimate of a portion of any ultimate Class Action Settlement, and the recording of a write-down of approximately $851,000 for the reduction in carrying value on certain of Cellular's property,
plant and equipment in Dallas, Texas in 1994.   In addition, the
Company provided for restructuring charges in 1994 of $2,410,000. In 1995, the Company took an additional charge of $105,000, which related to anticipated payments to a terminated employee, to complete its restructuring (see Spectrum's Annual Report on Form 10-K for the year ended March 31, 1995, Note 10 to the Consolidated Financial Statements, attached hereto as Exhibit B). These decreases were partially offset by an increase in the cost of revenues of $4,032,000 or 126.2%, which is a direct result of increased sales at the Company's Global subsidiary.

          Operating costs and expenses increased $16,370,000 or 190.0% from fiscal 1993 to 1994. The increase related to an increase in the cost of revenues of $2,540,000 or 387.8% due to the acquisition of Global in October 1993, an increase in selling, general and administrative expenses of $7,199,000 or 108.9%, the recording of a special charge for litigation of $4,719,000 during 1994 (described in the preceding paragraph), the recording of a write-down of approximately $851,000 for the reduction in carrying value on certain facilities in 1994 (described in the preceding paragraph), and an increased charge of $1,061,000 which represents anticipated costs associated with the Company's restructuring efforts (see Note 10 to Consolidated Financial Statements in the Form 10-K attached hereto as Exhibit
B). The increase in selling, general and administrative expenses is primarily due to increased legal fees of approximately $2,161,000 associated with the defense of the Company's patents and licensing efforts and other legal matters and increased employee-related costs of approximately $2,551,000.

          As a result of the factors discussed above and because the Company's gross profit increased by $1,211,000 or 38%, the Company's operating loss decreased approximately $9,705,000 from 1994 to 1995.

          The Company's operating loss increased to $18,647,000 in 1994 from $7,432,000 in 1993. The increase was a result of the increase in total operating costs and expenses (discussed in the second preceding paragraph) which was partially offset by the increase in gross profit of $918,000 realized primarily due to the acquisition of Global in October 1993.


B.   Unaudited Operating Results for the First Three Quarters of
Fiscal 1996

                                 Nine Months Ended Dec. 31
                                         1995         1994
- ----------------------------------------------------------
                                      (Amount in Thousands)
Revenues:
Licensing and other revenue         $   1,758    $   1,118
Merchandise sales, net                    445        1,081
                                    ---------    ---------
Total revenues                          2,203        2,199

Operating costs and expenses:
Cost of revenues                          258          445
Selling, general and administrative     5,368       10,263
                                    ---------    ---------

Total operating costs and expenses      5,626       10,708
                                    ---------    ---------

Operating loss                         (3,423)      (8,509)

Professional fees in connection
with Chapter 11 filing                 (2,464)          --

Other income (expense), net             1,662         (158)
                                    ---------    ---------

Income (loss) from
continuing operations                  (4,225)      (8,667)
                                    ---------    ---------

Discontinued operations:
Income from operations of Global          790          666
Income (loss) from
operations of Computer Bay                 --       (4,388)
Gain on Sale of Global                    773           --
Gain on disposal of Computer Bay        2,539           --
                                    ---------    ---------

Income from discontinued operations     4,102       (3,722)
                                    ---------    ---------

Cumulative effect of change
 in accounting principle                   --          316

Net (loss)                           $   (123)    $(12,073)
                                    =========    =========


          Consolidated revenues for the nine months ended December 31, 1995 increased $4,000 as compared to December 1994. The increase in consolidated revenues for the nine months ended December 31, 1995 is due to an increase in royalty/licensing income of $640,000 or 57% offset by a decrease in product sales of $636,000 or 59%. Royalties and licensing income increased primarily as a result of payments received pursuant to the Megahertz and Rockwell license agreements offset by decreased royalties due to a disputed royalty agreement with a certain licensee. The decrease in product sales is due to the sale of the AXCELL product line. AXCELL sales decreased $762,000 for the nine months ended December 31, 1995 as compared to the prior year.

          Operating costs and expenses decreased approximately $5,082,000 or 47% during the nine months ended December 31, 1995 as compared to the same period ending December 31, 1994. This decrease is primarily due to the decrease in selling, general and administrative expenses of approximately $4,895,000 or 48% for the nine months.

          The decrease in selling, general and administrative expenses for the nine months ended December 31, 1995 is primarily due to the decrease in professional fees (other than professional fees associated with the Chapter 11 Cases) of $1,144,000. This decrease is primarily due to the stay of legal actions during the Chapter 11 Cases. The decreases in personnel and related expenses of $702,000, and a decrease in travel and entertainment expenses of $207,000, are due to the overall downsizing of the Company. Other administrative expenses decreased $2,372,000, primarily due to the Company's move from Manhasset, New York to a smaller location in Purchase, New York. Advertising expense decreased $470,000 during the nine months ended December 31, 1995 primarily due to the sale of the AXCELL product line.

          The Company's operating loss decreased $5,086,000 or 60% for the nine months ended December 31, 1995 as compared to the same period in the prior year. The decrease is primarily due to the decreased selling, general and administrative expenses of 48% for the nine month period reported, as well as a decrease in cost of goods sold of $187,000 or 42% for the nine months ended December 31, 1995 as compared to the prior year due to the sale of the AXCELL product line.

          Other income increased $1,820,000 for the nine months ended December 31, 1995 compared to the prior year, primarily due to the gain of $1,616,000 on the sale of the AXCELL product line.

          As of January 25, 1995, the Company closed its Computer Bay subsidiary which is reflected as a discontinued operation in the consolidated financial statements. The Company did not record a provision related to its anticipated loss on disposal because the case was converted into a Chapter 7 bankruptcy proceeding. As a result of the conversion, the Company has recorded a gain of $2,539,000 by writing off the net liabilities of Computer Bay. The Computer Bay trustee has filed a claim in the Bankruptcy Court to substantively consolidate the Computer Bay liabilities with the liabilities of the Debtors. However, the Company does not believe there are grounds for such consolidation. See "General Information about the Debtors' Business; Restructuring Efforts and the filing of the Chapter 11 Cases - Summary of the Debtors' Postbankruptcy Restructuring Efforts," Section III (D), and Spectrum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, attached hereto as Exhibit E.

          As of October 17, 1995, the Company sold its Global subsidiary which is reflected as a discontinued operation in the consolidated financial statements. See "General Information about the Debtors' Business; Restructuring Efforts and the Filing of the Chapter 11 Cases-Summary of the Debtors' Postbankruptcy Restructuring Efforts," Section III (D).

          In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. The cumulative effect of adopting SFAS No. 115 as of April 1, 1994 resulted in an increase in income of approximately $316,000.

C.   Net Worth

          At March 31, 1995, the consolidated negative net worth of the Debtors was $901,000. At December 31, 1995, the consolidated net worth of the Debtors was $923,000. Losses from continuing operations of $4,225,000 have been partially offset primarily as a result of the sale of the AXCELL product line, the sale of Global and the discontinuation of the operations of Computer Bay. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Summary of the Debtors' Postbankruptcy Restructuring Efforts," Section III(D); and Spectrum's Annual Report on Form 10-K for the year ended March 31, 1995, attached hereto as Exhibit B; and Spectrum's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30, 1995 and December 31, 1995, attached hereto as Exhibits C, D and E, respectively.

D.   Liquidity and Capital Resources

          Since inception, the Company has experienced significant operating losses and operating cash flow deficits which ultimately caused the Company to restructure its largest subsidiary, Computer Bay, as a discontinued operation and to file for bankruptcy protection under Chapter 11 on January 26, 1995. See "General Information about the Debtors' Business; Restructuring Efforts and the Filing of the Chapter 11 Cases - Commencement of Cases, and - Summary of Debtors' Postbankruptcy Restructuring Efforts," Sections III(C) and (D); and Spectrum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, attached hereto as Exhibit E.

          During the nine months ended December 31, 1995, working capital (current assets less current liabilities) decreased by approximately $1,916,000 to $7,517,000. This decrease is primarily due to an increase in accrued liabilities of $1,461,000 primarily due to professional fees associated with the Chapter 11 Cases.

          Net cash used by continuing operations decreased approximately $9,037,000 when compared to the prior year primarily as a result of the Company's net loss from operating activities decreasing $12,073,000 for the nine months ended December 31, 1994 to $123,000 for the comparative period ended December 31, 1995. In addition, through downsizing and bankruptcy protection relating to various litigation and indemnifications, the Company was able to decrease its operating expenses as compared to the prior year (see "Selected Operating and Financial Data - Unaudited Operating Results for the First Three Quarters of Fiscal 1996," Section VI(B).) An increase in accrued expenses, primarily relating to bankruptcy professional fees, was also responsible for the decrease in cash utilized.

          Net cash provided by investing activities decreased $467,000 for nine months ended December 31, 1995 when compared to the prior fiscal year due to the cash proceeds from the sales of Global, the AXCELL product line and certain real property in Dallas, as compared to the cash proceeds from the sale of marketable securities in fiscal 1995. Capital expenditures amounted to approximately $58,000 for the nine months ended December 31, 1995. These expenditures are primarily related to office relocation and rejected capital leases. Capital expenditures for the nine months ended December 31, 1994 were approximately $130,000. The Company has no material commitments outstanding as of quarter-end and anticipates that capital expenditures may increase as a result of anticipated efforts to develop further core technology.

          There were no financing activities during the nine months ended December 31, 1995. During the nine months ended
December 31, 1994, certain persons exercised stock options and warrants which resulted in a $770,000 increase in cash.

          For the nine months ended December 31, 1995, net cash required by discontinued operations was $1,861,000 as compared to net cash provided by discontinued operations of $1,214,000 for the nine months ended December 31, 1994.

          The Debtors reported significant operating losses as of December 31, 1995, and expect that significant operating losses will continue to be incurred prior to the Effective Date. Such operating losses combined with other cash requirements are expected to present a substantial cash funding requirement.

          As part of the Plan, the Debtors are attempting to settle or otherwise resolve all significant litigation. The adequacy of the Debtors' capital resources and long-term liquidity will be determined when the Plan is confirmed by the Bankruptcy Court. However, the uncertainties relating to the confirmation of the Plan and the continuing losses (see "Selected Operating and Financial Data - Unaudited Operating Results for the First Three Quarters of Fiscal 1996," Section VI(B)) raise substantial doubt about the Company's ability to continue as a going concern. See Spectrum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, Note 1 to Consolidated Financial Statements, attached hereto as Exhibit E. Spectrum continues to closely monitor its expenditures in order to conserve cash. In July 1995, the Company received $3,000,000 for the sale of its AXCELL business and the related license to certain patent rights to Telular. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Summary of the Debtors' Postbankruptcy Restructuring Efforts - Dispositions of Other Assets," Section III(D)(2), and Spectrum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, Note 6 to Consolidated Financial Statements, attached hereto as Exhibit E. As a result of the sale of the AXCELL business, the operations of Cellular have been downsized. In addition, on October 17, 1995, the Company sold its Global subsidiary for $6,101,081. The net proceeds of the sale were $4,549,000. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Summary of the Debtors' Postbankruptcy Restructuring Efforts - Discontinued Operations and Disposition of Subsidiary," Section III(D)(1), and Spectrum's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, Note 6 to Consolidated Financial Statements, attached hereto as Exhibit E.

          NOTWITHSTANDING THE FOREGOING CASH CONSERVING EFFORTS, THE DEBTORS CONTINUE TO FACE SUBSTANTIAL UNCERTAINTIES AND TO SUFFER SIGNIFICANT OPERATING LOSSES AND BANKRUPTCY RELATED EXPENSES, RAISING SUBSTANTIAL DOUBT ABOUT THE DEBTORS' ABILITY TO CONTINUE AS GOING CONCERNS. AS A CONSEQUENCE, THERE CAN BE NO ASSURANCE THAT DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO CONTINUE OPERATIONS UNTIL THE PLAN CAN BE CONFIRMED AND IMPLEMENTED.

          MOREOVER, THE PLAN CONTEMPLATES THAT ALL ADMINISTRATIVE AND PRIORITY CLAIMS, TOGETHER WITH UNSECURED CLAIMS AND CERTAIN OTHER COSTS, WILL BE PAID IN CASH. IN THE EVENT THAT THE AGGREGATE AMOUNT OF ADMINISTRATIVE AND PRIORITY CLAIMS EXCEEDS THE AMOUNT OF CASH AVAILABLE TO THE DEBTORS, THE PLAN CANNOT BE CONFIRMED WITHOUT THE CONSENT OF THE HOLDERS OF SUCH ADMINISTRATIVE AND PRIORITY CLAIMS IN ADDITION TO OTHER HOLDERS ENTITLED TO VOTE UNDER THE PLAN. SEE "SUMMARY OF THE PLAN - GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS," SECTION VIII(D). IN ANY EVENT, NO ASSURANCE CAN BE GIVEN THAT THE DEBTORS WILL HAVE SUFFICIENT FUNDS AVAILABLE TO MAKE ALL PAYMENTS NECESSARY FOR CONFIRMATION AND IMPLEMENTATION OF THE PLAN.


                           SECTION VII

       SUBSTANTIVE CONSOLIDATION OF SPECTRUM AND CELLULAR

          The Plan contemplates the substantive consolidation of the estates of Spectrum and Cellular into a single estate. The Proponents will file a motion for the substantive consolidation of the Spectrum and Cellular estates prior to the Confirmation Hearing (the "Spectrum/Cellular Substantive Consolidation Motion"). APPROVAL OF THE SPECTRUM/CELLULAR SUBSTANTIVE CONSOLIDATION MOTION BY A FINAL ORDER OF THE BANKRUPTCY COURT IS A CONDITION PRECEDENT TO EFFECTIVENESS OF THE PLAN. See "Conditions Precedent to Effectiveness of the Plan," Section XII.

          Giving effect to substantive consolidation will create a single estate consisting of all assets of Spectrum's and Cellular's separate estates. Consequently, the legal rights and priorities of each Claim and Interest holder shall be treated as having a single recourse against the assets of the consolidated estate. All Claim holders who asserted a Claim against either or both of the Debtors arising from or relating to the same underlying obligation or cause of action, whether the basis for the asserted liability of either Debtor arises by contract or by operation of law, will be treated as having a single Claim against the assets of the consolidated estate. Also, as a result of giving effect to substantive consolidation of Spectrum's and Cellular's estates, neither Spectrum nor Cellular will receive any distribution pursuant to the Plan with respect to Claims and, in the case of Spectrum only, Interests against or in each other.

          Substantive consolidation is based on an equitable doctrine and not on any provision of the Bankruptcy Code or other applicable statute. As an equitable doctrine, substantive consolidation is meant to ensure fair treatment of all creditors. While courts consider a variety of factors when determining whether substantive consolidation is appropriate, these considerations generally involve two critical criteria: (i) whether creditors dealt with the entities as a single company and did not rely on their corporate separateness in extending credit and (ii) whether the debtors' business and affairs are so entangled that consolidation would benefit all of their creditors.

          Spectrum and Cellular were originally a single corporation known as Spectrum Cellular Communications Corporation incorporated in 1984. In 1987, Spectrum Cellular Communications merged into Spectrum Cellular Corporation. In 1987, Spectrum Cellular Corporation formed Spectrum International, Inc. In 1989, Spectrum Cellular Corporation changed its name to Spectrum
Information Technologies, Inc.   In 1990, Spectrum International
Inc. changed its name to Spectrum Cellular Corporation. Even though Spectrum and Cellular are now separately incorporated, the Debtors' licensing business and assets remained partially in Spectrum and partially in Cellular. Often one corporation would license the use of patents owned by the other. Almost all of Cellular's approximately $10 million in assets and $10.9 million in liabilities ($4.6 million of which are intercompany debt) relate to this shared licensing business. Since Cellular's assets have been commingled with Spectrum's assets, the Debtors believe that application of the above criteria to the facts of this case mandates substantive consolidation of the estates of Spectrum and Cellular.

                          SECTION VIII

                       SUMMARY OF THE PLAN

A.   Means of Execution of the Plan

          The respective Chairman of the Board of Directors, the Chairman of any special committees designated by the Board of Directors, the President, Principal Chief Accounting Officer, or Corporate Secretary of Spectrum and Reorganized Spectrum shall be authorized to take all such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, agreements approved thereby, or orders of the Bankruptcy Court relating thereto. The respective Secretary or any Assistant Secretary of Spectrum or Reorganized Spectrum shall be authorized to certify or attest to any of the foregoing actions.

          The adoption of the Amended Spectrum Certificate and Amended Spectrum Bylaws, or similar constituent documents for Reorganized Spectrum; the initial selection of directors and officers for Reorganized Spectrum; the distribution of Cash and issuance and distribution of Distributable Common Stock and Class A Preferred Stock; the adoption, execution, delivery, conveyance, assignment, and implementation of all contracts, leases, agreements, documents, instruments, amendments, schedules, releases, indentures and other agreements related to any of the foregoing or the Plan; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Stock Incentive Plan and the Incentive Deferral Plan; and the other matters provided for under the Plan involving the corporate structure of Spectrum or Reorganized Spectrum or corporate action to be taken or required by Spectrum or Reorganized Spectrum shall be authorized and approved in all respects without any requirement of further action by the stockholders or directors of Spectrum or Reorganized Spectrum.

          Reorganized Spectrum shall adopt the Amended Spectrum Certificate and the Amended Spectrum Bylaws in conformance with section 303 of the Delaware General Corporation Law and pursuant to section 1123(a)(5)(I) of the Bankruptcy Code. The Amended Spectrum Certificate and Amended Spectrum Bylaws shall contain provisions which, among other provisions, authorize the issuance of the Reorganized Spectrum. The Amended Spectrum Certificate and Amended Spectrum Bylaws will become effective upon (x) Confirmation of the Plan, (y) the occurrence of the Effective Date, and (z) the filing with the Delaware Secretary of State of a certificate of amendment reflecting the Amended Spectrum Certificate. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable state law, Reorganized Spectrum shall file with the applicable state governmental agencies or offices any required constituent documents for Reorganized Spectrum. As of and after the Effective Date, Reorganized Spectrum shall continue to engage in business in accordance with the Plan and related documents. Following the Effective Date, Reorganized Spectrum shall retain the right to merge, consolidate, dissolve, or take any other corporate action in accordance with applicable nonbankruptcy law, including amending the Amended Spectrum Certificate and the Amended Spectrum Bylaws pursuant to applicable nonbankruptcy law to provide for the issuance of nonvoting equity securities.

          Effective as of the time of confirmation of the Plan, Reorganized Spectrum shall adopt the Spectrum Technologies, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan"). A summary of the Stock Incentive Plan is included under "Summary of the Plan - Adoption of Certain Compensation Plans - Stock Incentive Plan," Section VIII(G)(1). A copy of the Stock Incentive Plan is attached as Exhibit J hereto. Approval of the Plan shall be deemed to constitute approval of the Stock Incentive Plan for purposes of Rule 16b-3 promulgated under the Exchange Act and for purposes of section 422 of the Tax Code.

          Effective as of the time of confirmation of the Plan, Reorganized Spectrum shall also adopt the Spectrum Technologies, Inc. 1996 Incentive Deferral Plan (the "Incentive Deferral Plan"). A summary of the Incentive Deferral Plan is included under "Summary of the Plan - Adoption of Certain Compensation Plans - Incentive Deferral Plan," Section VIII(G)(2). A copy of the Incentive Deferral Plan is attached as Exhibit K hereto. Approval of the Plan shall be deemed to constitute approval of the Incentive Deferral Plan for purposes of Rule 16b-3 promulgated under the Exchange Act.

          Reorganized Spectrum shall transmit or cause to be transmitted to the Disbursing Agent on or before the Effective Date sufficient Cash and Distributable Common Stock to: (i) make the Distributions to the holders of Allowed Claims and Interests required by the Plan to be made on or as soon as practicable after the Effective Date; and (ii) establish the reserves required by the Plan. The Disbursing Agent shall make the Distributions pursuant to the Plan to the holders of Allowed Claims and Allowed Interests, as applicable on the Effective Date, and Reorganized Spectrum will effect the Reverse Stock Split on the Effective Date.

B.   General Description of Reorganized Spectrum Stock


     1.   Authorized and Issued Reorganized Spectrum Stock

          The authorized capital stock of Reorganized Spectrum shall consist of 13 million shares, comprised of (i) 10 million shares of Reorganized Spectrum Common Stock, (ii) 1.5 million shares of Class A Preferred Stock, and (iii) 2 million shares of Preferred Stock. The Amended Spectrum Certificate shall prohibit the issuance of certain nonvoting securities as required by the Bankruptcy Code.

          a. Reorganized Spectrum Common Stock. The Amended Spectrum Certificate will authorize the issuance of 10 million shares of Reorganized Spectrum Common Stock, $.001 par value, and Reorganized Spectrum will issue and deposit with the Disbursing Agent on or before the Effective Date sufficient shares of such stock as are required for the initial distribution to holders of Allowed Claims in Classes 4 and 6 and Allowed Interests in Class 5 in accordance with the Plan. In addition, Reorganized Spectrum shall reserve for issuance sufficient shares of such stock as are required for distribution to (i) holders of Class 2 Claims who elect to receive Reorganized Spectrum Common Stock in lieu of cash (after all Class 2 Claims of such holders are Allowed or Disallowed), (ii) holders of Class 2 Claims who elect to receive cash in the event that there is insufficient cash in the Class 2 Distribution Pool to pay 100 percent of the aggregate Allowed Amount of such Class 2 Claims (after all Class 2 Claims of such holders are Allowed or Disallowed), and (iii) holders of Disputed Claims in Classes 4, 5 and 6, pending the allowance or disallowance of such Disputed Claims. See "Summary of the Plan - General Description of the Treatment of Claims - Estimation of and Reserve for Disputed Claims and Interests," Section VIII(D)(5). The consummation of the Plan contemplates that the Company may issue Reorganized Spectrum Common Stock to pay Allowed Claims in Classes 2, 4 and 6. To ensure proper allocation of Reorganized Spectrum's equity ownership, a subsequent reverse stock split may be required. (See "Range of Allocation of Reorganized Spectrum Stock" - Exhibit L.) The Amended Spectrum Certificate authorizes Reorganized Spectrum to issue shares of Reorganized Spectrum Common Stock in the future for such business purposes as may then be determined by the Board.

          The Reorganized Spectrum Stock Incentive Plan and Incentive Deferral Plan shall authorize, and Reorganized Spectrum will issue, an aggregate number of shares of Reorganized Spectrum Common Stock equal to 2/9 of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. See "Summary of the Plan - Means of Execution of the Plan," Section VIII(A).

          b. Class A Preferred Stock. The Amended Spectrum Certificate will authorize the issuance of 1.5 million shares of Class A Preferred Stock, $.001 par value, of which shares in an amount equal to the Distributable Common Stock will be issued by Reorganized Spectrum to the Class Action Trustee for the benefit of the Class Action Plaintiffs in accordance with the Class Action Settlement and Plan. For two years after the Effective Date, holders of Class A Preferred Stock will have a liquidation preference over Reorganized Spectrum Common Stock to the extent that, in the event that within two years of the Effective Date, Reorganized Spectrum again becomes a debtor in a bankruptcy case under the Bankruptcy Code (unless the case is an involuntary case and is dismissed before an order for relief is entered therein against Reorganized Spectrum), interests of holders of Class A Preferred Stock will have priority in such proceedings over interests of holders of Reorganized Spectrum Common Stock. At the expiration of the two-year preference period, Class A Preferred Stock will automatically convert to and become Reorganized Spectrum Common Stock. Secondary market trading by the public in the Class A Preferred Stock will be permitted, subject to generally applicable securities laws, but the Class A Preferred Stock will not (by reason of NASD restrictions) be listed by Reorganized Spectrum on the Nasdaq SmallCap Market or on any other exchange or market. See "Summary of the Plan - General Description of Reorganized Spectrum Stock - Restrictions on Transferability of Shares of Reorganized Spectrum Stock," and - Certain Features of Amended Spectrum Certificate and Amended Spectrum Bylaws - The Restriction on Transfer of Reorganized Spectrum Stock Provision," Sections VIII(B)(3) and
(C)(10).

          c. Preferred Stock. Reorganized Spectrum is authorized to issue 2 million shares of preferred stock (the "Preferred Stock"), par value $.001 per share, of Reorganized Spectrum, issuable in series as the Board may by resolution authorize, with such designations, relative rights, preferences and limitations as the Board may specify in such resolution, which resolution shall not require the approval of shareholders. The Preferred Stock is available to Reorganized Spectrum for issuance for any proper corporate purpose, including issuance for cash, acquisitions of property or stock of other companies, stock dividends or for increased flexibility in defending against an unsolicited attempt to acquire Reorganized Spectrum. Moreover, it is contemplated that shares of Preferred Stock will be reserved for issuance in connection with the adoption of a shareholder purchase rights plan by the Board after the Effective Date. See "Summary of the Plan - General Description of Reorganized Spectrum Stock Rights Plan," Section VIII(B)(9).

          Unless otherwise required by applicable law or regulation, the shares of Preferred Stock will be issuable without further authorization by vote or consent of the holders of Reorganized Spectrum Common Stock and on such terms and for such consideration as may be determined by the Board. The Board will have broad discretion with respect to designating and establishing the terms of each series of Preferred Stock prior to its issuance. In this connection, the Board may fix for each series (1) the number of shares constituting that series, (2) the rate of dividends, if any, and the preferences, if any, over any other series with respect to dividends, (3) voting rights, if any, (4) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, (5) the price at and the terms and conditions on which shares may be redeemed, (6) sinking fund provisions, if any, for the redemption or purchase of shares, (7) the amount payable upon shares in the event of voluntary or involuntary liquidation, (8) the conditions or restrictions upon the creation of indebtedness of Reorganized Spectrum or upon the issuance of capital stock of Reorganized Spectrum and (9) the conditions or restrictions with respect to the payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock.

          Unless specifically provided for in the Board resolution authorizing the issuance of the Preferred Stock, holders of Preferred Stock will not have any preemptive rights.

     2.   Voting Rights of Reorganized Spectrum Stock.

          a. Authorized and issued shares of Reorganized Spectrum Common Stock held by a Disbursing Agent for distribution to the holder of an Allowed Claim or Allowed Interest shall not be entitled to vote in any election of directors of Reorganized Spectrum, or any other matter requiring the vote of shareholders, until such time as the Reorganized Spectrum Common Stock has actually been distributed to the holder of the Allowed Claim or Allowed Interest. In addition, a holder of a Disputed Claim or Disputed Interest shall not be entitled to vote in any election of directors of Reorganized Spectrum, or any other matter requiring the vote of shareholders until such time as the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest, and the holder of such Allowed Claim or Allowed Interest has received its distribution and become a shareholder of record of Reorganized Spectrum.

               The Class Action Trustee shall be entitled to vote Class A Preferred Stock that has not yet been distributed to a Class Action Plaintiff and is held by the Class Action Trustee; however, the Class Action Trustee shall be required to vote the Class A Preferred Stock in the same proportions and the same manner as the holders of shares of Reorganized Spectrum Common Stock have voted.

          b. Manner of Voting; Election and Removal of Directors. Subject to Subsection (a) above, each shareholder of record of Reorganized Spectrum Common Stock and Class A Preferred Stock shall have one vote for each share outstanding in his or her name on the books of Reorganized Spectrum and entitled to vote. Cumulative voting will not be permitted.

               Holders of Class A Preferred Stock will be entitled to vote in the same manner as holders of Reorganized Spectrum Common Stock, although, for the period of time that the Class A Preferred Stock is in the hands of the Class Action Trustee and has not been distributed to members of the class, such stock will be required to be voted in the same proportions as the holders of the Reorganized Spectrum Common Stock have voted. In addition, during the two-year preference period, no person may be elected as a director unless he receives a plurality of the votes cast by the holder of Reorganized Spectrum Common Stock as well as a plurality of the votes cast by the holders of Class A Preferred Stock, and no person may be removed as a director by the holders of Class A Preferred Stock unless the holders of a majority of the outstanding Reorganized Spectrum Common Stock vote in favor of such removal.

          c. Class Voting. So long as there are any shares of Class A Preferred Stock outstanding, any of the actions described in Sections VIII(C)(13)(d)(2), (4) and (9) will require the affirmative vote of the plurality of the shares of each of the Class A Preferred Stock and the Reorganized Spectrum Common Stock, each voting separately as a class. Except as may be otherwise required by law, or with regard to (i) the election of directors, (ii) the amendment of the Amended Spectrum Certificate or Amended Spectrum Bylaws,
     (iii) mergers and consolidations, (iv) dispositions, and (v) appointing or replacing Reorganized Spectrum's independent public auditors, the holders of Class A Preferred Stock and Reorganized Spectrum Common Stock shall vote together as a single class.

          d. Quorum. So long as any shares of Class A Preferred Stock are outstanding, the holders of (i) a majority of the issued and outstanding shares of Class A Preferred Stock and (ii) a majority of the issued and outstanding shares of Reorganized Spectrum Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders. Thereafter, the holders of a majority of all issued and outstanding shares of Reorganized Spectrum Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders.

     3.   Restrictions on Transferability of Shares of
          Reorganized Spectrum Stock

          The Amended Spectrum Certificate prohibits for a period of three years after the Effective Date any transfer of shares of Reorganized Spectrum Stock that would cause any Person or group of Persons to become a Five Percent Shareholder (as defined below) (See "Summary of the Plan - Certain Features of the Amended Spectrum Certificate - The Restriction on Transfer of Reorganized Spectrum Stock Provision," Section VIII(C)(10)) or increase a Five Percent Shareholder's percentage ownership interest in Reorganized Spectrum. This limitation is intended to prevent transfers of Reorganized Spectrum Stock from triggering an "ownership change," as defined in section 382 of the Tax Code, which would result in the limitation of certain potential tax benefits available to Reorganized Spectrum. This restriction may be waived by the Board of Directors of Reorganized Spectrum if, in its judgment, the proposed transfer does not increase the risk that the use of such tax benefits will be limited. It is anticipated that limited waivers to this restriction will be granted with respect to Reorganized Spectrum Common Stock covered by the Incentive Deferral Plan and the Stock Incentive Plan. Any transfer or Reorganized Spectrum Stock effected in violation of the restrictions set forth in the Amended Spectrum Certificate shall be deemed null and void and shall have no force and effect, and the transferee thereof shall have no rights as a shareholder of Reorganized Spectrum. See "Certain Federal Income Tax Consequences of the Plan," Section XI; "Summary of the Plan - Certain Features of the Amended Spectrum Certificate - The Restriction on Transfer of Reorganized Spectrum Stock Provision,"
Section VIII(C)(10); and Exhibit I attached hereto.

          Certificates representing shares of Reorganized
Spectrum Stock and such other securities of Reorganized Spectrum will bear an appropriate legend, as set forth in Section 4 below, with respect to such restrictions.

     4.   Legend on Certificates

          a.   Legend on Class A Preferred Stock.  All
     certificates for shares of Class A Preferred Stock issued by Reorganized Spectrum and shares of Reorganized Spectrum Common Stock to be issued on conversion of Class A Preferred Stock will conspicuously bear a legend in substantially the following form:

          "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS WHICH LIMIT THE TRANSFERABILITY OF SUCH SECURITIES. A COPY OF THE CERTIFICATE OF INCORPORATION HAS BEEN DEPOSITED WITH THE CORPORATION AT ITS PRINCIPAL OFFICE, AND THE CORPORATION WILL FURNISH A COPY THEREOF TO THE RECORD HOLDER OF THESE SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

          b. Legend on Reorganized Spectrum Common Stock. Certificates for shares of Reorganized Spectrum Common Stock issued by Reorganized Spectrum (other than upon conversion of Class A Preferred Stock), including shares of Reorganized Spectrum Common Stock distributed by the Disbursing Agent, will conspicuously bear a legend in substantially the following form:

          "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS WHICH LIMIT THE TRANSFERABILITY OF SUCH SECURITIES. A COPY OF SUCH PLAN AND CERTIFICATE OF INCORPORATION HAVE BEEN DEPOSITED WITH THE CORPORATION AT ITS PRINCIPAL OFFICE, AND THE CORPORATION WILL FURNISH A COPY THEREOF TO THE RECORD HOLDER OF THESE SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

     5.   Transactions with Related Parties.

          The Amended Spectrum Certificate requires that certain business combinations proposed by shareholders owning more than 10% of the outstanding stock entitled to vote (as defined in Section VIII(C)(7), an "Interested Stockholder") be approved by the affirmative vote of at least 66-2/3% of the votes entitled to be cast on such transaction by the holders of all then-outstanding shares of Reorganized Spectrum Common Stock and Class A Preferred Stock, voting together as a single class, excluding shares held by the Interested Stockholder, unless prior approval by the Board of Directors has been obtained. Such restricted business combinations include, but are not limited to, (i) mergers of Reorganized Spectrum into the Interested Stockholder,
(ii) the sale or other disposition by Reorganized Spectrum of any assets or securities to an Interested Stockholder, (iii) a plan of liquidation or dissolution of Reorganized Spectrum, and (iv) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which would increase an Interested Stockholder's proportionate share of the outstanding capital stock of Reorganized Spectrum. See "Summary of the Plan -- Certain Features of Amended Spectrum Certificate and Amended Spectrum Bylaws -- The Business Combination Provision,"
Section VIII(C)(7).

          The restrictions on certain business combinations may encourage companies interested in acquiring Reorganized Spectrum to negotiate in advance with the Reorganized Spectrum Board since the 66-2/3% vote requirement would not be invoked if a majority of the Reorganized Spectrum Board approves such a business combination prior to its effective date. In the event of a proposed acquisition of Reorganized Spectrum, the Reorganized Spectrum Board believes that the interests of Reorganized Spectrum shareholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid minority shareholders, the form of consideration paid and tax effects of the transaction. However, if the restriction on business combinations has the effect of giving management more bargaining power in negotiations with a potential acquiror, it could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition but also to negotiate more favorable terms for management.

     6.   Estimated Equity Value

          Following confirmation of the Plan, Reorganized Spectrum shall be authorized to issue sufficient shares of such stock to be distributed to holders of Claims in Classes 2,4,5 and 6 (the "Distributable Common Stock"). Following confirmation, the holders of Distributable Common stock will hold approximately forty-five percent (45%) of the total equity interest in Reorganized Spectrum. The market value of the Distributable Common Stock will be approximately forty-five (45%) of the market value of the total equity value of Reorganized Spectrum. THE AMOUNT OF DISTRIBUTABLE COMMON STOCK TO EACH CLASS IS NOT KNOWN AT THIS TIME AND WILL NOT BE KNOWN UNTIL ALL DISPUTED CLAIMS ARE LIQUIDATED. SEE "SUMMARY OF THE PLAN - GENERAL DESCRIPTION OF THE TREATMENT OF CLAIMS - CLASSIFICATION OF CLAIMS AND DISTRIBUTIONS - EQUITY INTERESTS (CLASS 5)," SECTION VIII(D)(2)(f). FURTHER, THE COMPANY CANNOT PREDICT THE PRICE AT WHICH REORGANIZED SPECTRUM COMMON STOCK WILL TRADE AT OR AFTER CONFIRMATION.

          If no plan of reorganization can be confirmed, the Debtors may be liquidated under Chapter 7 or Chapter 11. In the case of a liquidation, the proceeds of the liquidation would be distributed to the respective holders of Claims against the Debtors in accordance with the priorities established by the Bankruptcy Code. See "Alternatives to Confirmation and Consummation of Plan" Section XIV. Under the current liquidation analysis, Class 5; Equity Interests will receive distribution from the liquidation proceeds after payment of Administrative Expense Claims, Priority Tax Claims, Secured Claims, Priorty Nontax Claims, and Unsecured Claims. The Company also believes that holders of claims and interests in Classes 3, 4, 5 and 6 will be treated pari passu. This distribution will likely result in the elimination of any recovery to holders of claims in those Classes.

     7.   Reverse Stock Split

          The Reverse Stock Split shall be effected by the exchange and cancellation of all issued and outstanding Existing Spectrum Common Stock for Reorganized Spectrum Common Stock at the rate of one share of Reorganized Spectrum Common Stock for every 75 shares of Existing Spectrum Common Stock. No fractional shares of Reorganized Spectrum Common Stock will be issued as a result of the Reverse Stock Split. The consummation of the Plan contemplates that the Company may issue Reorganized Spectrum Common Stock to pay Allowed Claims in Classes 2, 4 and 6. To ensure proper allocation of Reorganized Spectrum's equity ownership, a subsequent reverse stock split may be required.
(See "Range of Allocation of Reorganized Spectrum Stock" -
Exhibit L.)

     8.   Fractional Shares

          Fractional shares of Reorganized Spectrum Common Stock created by the Reverse Stock Split shall be rounded up or down to the nearest whole number.

     9.   Rights Plan.

          Reorganized Spectrum anticipates that it will adopt a Rights Plan after the Effective Date. The Amended Spectrum Certificate will explicitly authorize the Board of Directors to adopt a Rights Plan and to specify its actual terms, without the need for shareholder approval. See "Summary of the Plan - Certain Features of Amended Spectrum Certificate and Amended Spectrum Bylaws - Other Provisions - Issuance of Rights and Options to Purchase Shares," Section VIII(C)(13)(c). The time at which a Rights Plan shall be adopted and the specific terms of the Rights Plan shall be determined by the Board of Directors upon adoption and set forth in the contracts or instruments establishing the Rights Plan and evidencing the rights to be issued thereunder. The authority of the Board of Directors with respect to the Rights Plan and such rights shall include, but not be limited to, determination of (i) the purchase price of the capital stock to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of Reorganized Spectrum; (iii) provisions which set forth the type and amount of capital stock for which the rights are initially exercisable and provisions which adjust the number or exercise price of such rights or the amount or nature of the stock or other securities receivable upon exercise of such rights in the event of a combination, split or recapitalization of any Reorganized Spectrum Stock, a change in ownership of Reorganized Spectrum Stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Reorganized Spectrum or any Reorganized Spectrum Stock, and provisions restricting the ability of Reorganized Spectrum to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Reorganized Spectrum under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of Reorganized Spectrum the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit Reorganized Spectrum to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm (and not limit) the authority of the Board of Directors to issue share purchase rights or other rights to purchase stock or securities or assets of Reorganized Spectrum or any other corporation.

          It is anticipated that following the Effective Date, Reorganized Spectrum would issue share purchase rights (each, a "Right") to all holders of voting stock. The Rights would be subject to a Rights Agreement which would provide the circumstances under which the Rights are to be distributed and exercised. The circumstances in which the Rights would be distributed could include, among other circumstances, (i) the public announcement that a Person or group of affiliated or associated Persons (an "Acquiring Person") shall have acquired beneficial ownership of at least a specified percentage of the outstanding shares of Reorganized Spectrum voting stock and (ii) the commencement of, or an announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of at least a specified percentage of the outstanding shares of Reorganized Spectrum voting stock (the earlier of such dates being called the "Rights Distribution Date"). The Rights would not be exercisable prior to the Rights Distribution Date and would not be transferable prior to such time separate from the shares of Reorganized Spectrum voting stock to which a Right attaches.

          Upon distribution, each Right would entitle the registered holder to purchase newly-issued capital stock of Reorganized Spectrum (which could be Reorganized Spectrum Common Stock or a class or series of Preferred Stock having such terms as would be established by the Board of Directors, and could be a fractional share), all as specified in the Rights Agreement, at an exercise price also specified therein.

          It is anticipated that the Rights Agreement would provide that, in the event that any Person or group of affiliated Persons becomes an Acquiring Person (other than in a transaction approved in advance by the Board of Directors and/or by directors meeting specified criteria, by such vote of the Board and/or such directors as would be specified in the Rights Agreement), proper provision would be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which Rights would thereafter be void), would thereafter have the right to receive upon exercise that number of shares of Reorganized Spectrum voting stock (or other specified security) having a market value (as defined in the Rights Agreement) of two times (or other specified multiple) of the exercise price of the Right. In the event that, at any time on or after the date that any Person has become an Acquiring Person, Reorganized Spectrum is acquired in a merger or other business combination transaction, or 50% or more (or other specified percentage) of its consolidated assets or earning power are sold, it is anticipated that the Rights Agreement would require that proper provision be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Reorganized Spectrum voting stock of the acquiring company which at the time of such transaction would have a market value of two times (or other specified multiple) of the exercise price of the Right. It is anticipated that the Rights Agreement would provide that, after any Person or group becomes an Acquiring Person, the Board of Directors would have the right to exchange the Rights (other than Rights held by such Acquiring Person which would have become void), in whole or in part, at an exchange ratio of one share of Reorganized Spectrum voting stock (or other specified amount of Reorganized Spectrum voting stock or other securities) per Right, subject to adjustment.

          It is anticipated that the Rights Agreement would provide that, prior to the acquisition by a Person or group of affiliated or associated Persons of beneficial ownership of more than a specified percentage of the outstanding shares of Reorganized Spectrum voting stock, the Board of Directors would have the right to redeem the Rights in whole, but not in part, at a price per Right (and payable in cash or such other form of consolidation) specified in the Rights Agreement. Redemption of the Rights could be made at such time and on such basis as the Board of Directors in its sole discretion might establish. Immediately upon redemption of any Rights, the right to exercise the Rights would terminate, other than the right of holders of Rights to receive the redemption price.

          The Rights Agreement would be anticipated to provide that the terms of the Rights could be amended by the Board of Directors (and/or by directors meeting specified criteria, and by such vote of the Board or such directors as would be specified therein) without consent of the holders of Rights.

          Prior to exercise, a Right would not create any rights in the holder thereof as a stockholder of Reorganized Spectrum, including, without limitation, the right to vote or receive dividends.

          The Rights would have certain antitakeover effects.
The Rights would cause substantial dilution to a person or group that attempts to acquire Reorganized Spectrum on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors before the existence of an Acquiring Person since the Rights would be able to be redeemed by Reorganized Spectrum prior to the time that a Person or group of Persons has become an Acquiring Person. In the event of a bona fide offer to acquire Reorganized Spectrum conditioned on the elimination or non-applicability of the Rights Plan, the Board of Directors would decide, on a basis consistent with the directors fiduciary duties, whether or not to redeem the Rights or otherwise cause the Rights Plan to be inapplicable.

C.   Certain Features of the Amended Spectrum Certificate and
     Amended Spectrum Bylaws

          The individuals currently serving as directors and officers will serve initially as the directors and the executive officers of Reorganized Spectrum commencing on the Effective Date. See "General Information about the Debtors' Business; Restructuring Efforts and Filing of the Chapter 11 Cases - Description of the Debtors - Directors and Officers," Section III(A)(2) for the list of such individuals. This list may be amended at any time prior to the Effective Date upon such notice as may be required by the Bankruptcy Court. Subject to the requirement of Bankruptcy Court approval under section 1129(a)(5) of the Bankruptcy Code, those persons so designated shall be authorized to assume their offices as of the Effective Date and shall be authorized to continue to serve in such capacities thereafter pending further action of the Board of Directors or stockholders of Reorganized Spectrum in accordance with applicable state law and Reorganized Spectrum's then-existing certificate of incorporation and bylaws.

          The Amended Spectrum Bylaws will contain certain provisions relating to the nomination of directors and notice of business to be conducted at shareholder meetings. See "Summary of the Plan - Certain Features of the Amended Spectrum Certificate and Amended Spectrum Bylaws," Section VIII(C), and Exhibit H attached hereto.

          Certain significant features of the Amended Spectrum Certificate, attached hereto as Exhibit I, are summarized below. Certain additional features relating to the rights and limitations of the Preferred Stock, the Class A Preferred Stock and the Reorganized Spectrum Common Stock are described in "Summary of the Plan - General Description of Reorganized Spectrum Stock," Section VIII(B).

          1. Summary. The Amended Spectrum Certificate provides (i) that the Board may consider the interests of constituents of Reorganized Spectrum other than Reorganized Spectrum's shareholders in evaluating certain takeover proposals (the "Evaluation Provision"); (ii) that shareholders of Reorganized Spectrum may not act without a duly called annual or special meeting, except upon the written consent signed by all of the shareholders of Reorganized Spectrum entitled to vote thereon (the "Consent Provision"); (iii) that shareholders of Reorganized Spectrum may not call a special meeting of shareholders (the "Shareholder Meeting Provision"); (iv) that directors on the Board are classified into three classes, as nearly equal in number as possible, each class to serve for three years, with one class elected each year (the "Classified Board Provision"); (v) that a director on the Board may be removed only for cause and only by the affirmative vote of not less than 80% of the outstanding stock of Reorganized Spectrum entitled to vote for the election of such director (the "Director Removal Provision");
(vi) that a Business Combination (as defined below) with or proposed by or on behalf of an Interested Stockholder (as defined below) would require an affirmative vote of 66-2/3% of the votes entitled to be cast by holders of the Voting Stock (as defined below) of Reorganized Spectrum (excluding Voting Stock held by the Interested Stockholder and certain related parties) unless the transaction is approved by a majority of the Board prior to the Determination Date (as defined below) (the "Business Combination Provision"); (vii) that directors of Reorganized Spectrum shall not be liable for damages for breach of their fiduciary duty of care, subject to certain exceptions (the "Liability Provision"); (viii) that the Board is expressly authorized to make, adopt, alter, amend, change or repeal the Amended Spectrum Bylaws, and that the shareholders of Reorganized Spectrum do not have the right to make, adopt, alter, amend, change or repeal the Amended Spectrum Bylaws except upon the affirmative vote of not less than 80% of the outstanding stock of Reorganized Spectrum entitled to vote thereon (the "Bylaws Amendment Provision"); (ix) that limitations apply to the transfer of shares of Reorganized Spectrum Stock that would cause a person or entity to become a Five Percent Shareholder or increase a Five Percent Shareholder's percentage ownership interest in Reorganized Spectrum (the "Restriction on Transfer of Stock Provision"); (x) that notwithstanding anything to the contrary in the Amended Spectrum Certificate, the affirmative vote of at least 80% of all of the Voting Stock voting together as a single class, other than Voting Stock beneficially owned by an Interested Stockholder, is required to alter, amend or repeal the Evaluation Provision, the Consent Provision, the Shareholder Meeting Provision, the Classified Board Provision, the Director Removal Provision, the Business Combination Provision, the Bylaw Amendment Provision, the Restriction on Transfer of Stock Provision and the Amendment Provision (as defined below) unless such alteration, amendment, or repeal is recommended by a majority of the members of the Board (the "Amendment Provision"); and (xi) that the Corporation shall not issue non-voting stock or similar securities in accordance with Bankruptcy Code Section 1123(a)(6) (the "Non-Voting Stock Provision").

          2. The Evaluation Provision. The Evaluation Provision will permit the Board to take into account all factors it deems relevant in evaluating, among other things, tender offers, proposals for business sales or combinations and proposals for corporate liquidation or reorganizations involving Reorganized Spectrum, including the potential impact of any such transaction on employees, customers, suppliers, partners, joint ventures, and other constituents of Reorganized Spectrum and the communities in which it operates.

          3. The Consent Provision. The Consent Provision provides that shareholders of Reorganized Spectrum may not act without a duly called annual or special meeting except upon the signing of a written consent setting forth the action to be taken signed by all of the shareholders entitled to vote thereon.

          The Consent Provision limits the ability of any shareholder (other than a holder of all of the Reorganized Spectrum Common Stock) to take action immediately and without prior notice to the Board. The Consent Provision allows shareholders to act only at an annual or special meeting thereby ensuring that all shareholders will have the opportunity to consider any matter that could affect their rights.

          4.   The Shareholder Meeting Provision.  The
Shareholder Meeting Provision provides that shareholders of Reorganized Spectrum may not call a special meeting of shareholders, thus increasing the difficulty of shareholders from taking any action not approved by the Board of Directors except at an annual meeting of shareholders.

          5. The Classified Board Provision. Under the Classified Board Provision, the directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning after the first meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

          The Classified Board Provision provides that the Board shall be comprised of no more than seven directors. The exact number of directors and the number of directors constituting each class of directors (with each of the three classes being as nearly equal as possible) may be fixed or changed, from time to time, by the Board within such authorized limits.

          In addition, the Classified Board Provision provides that if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In addition, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected subject, however, to prior death, resignation, retirement or removal from office. Any vacancy on the Board that results from an increase in the number of directors may be filled by a vote of the majority of the directors then in office, provided that a quorum is present; any other vacancy occurring in the Board may be filled by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor or if such director has no predecessor, as that of the class of directors to which such director has been elected.

          6. The Director Removal Provision. Under the Director Removal Provision, each director on the Board may be removed only for cause and by the affirmative vote of the holders of not less than a majority of the shares of each class of outstanding voting stock of Reorganized Spectrum then entitled to vote for the election of such director. Cause for removal exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to Reorganized Spectrum and such adjudication is no longer subject to direct appeal.

          7. The Business Combination Provision. Under the Business Combination Provision, a Business Combination (as defined below) transaction would require approval by the affirmative vote of at least 66-2/3% of the votes entitled to be cast on such transaction by the holders of all then-outstanding shares of Reorganized Spectrum Common Stock ("Voting Stock"), voting together as a single class, excluding shares held by an Interested Stockholder (as defined below) and certain related parties if the Business Combination transaction is with or proposed by or on behalf of any of them, unless the Business Combination is approved by a majority of the Board prior to the date on which such Interested Stockholder became an Interested Stockholder (the "Acquisition Date"). Under certain circumstances a Business Combination shall be presumed to be proposed by or on behalf of an Interested Stockholder, unless a majority of the Board determines otherwise. If such prior Board approval is obtained, the Business Combination shall be subject to the applicable voting requirement under the Delaware General Corporation Law ("DGCL") which presently, for most types of Business Combination transactions on which a shareholder vote is required, is the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

          An "Interested Stockholder" is defined in the Business Combination Provision to include any person who is the beneficial owner (as defined below) of more than 10% of the Voting Stock other than Reorganized Spectrum, certain of its subsidiaries or certain employee benefit plans, including employee stock ownership plans, and the trustees of such plans. A person is the "beneficial owner" of Voting Stock when such person and certain related parties, directly or indirectly, own or have the right to acquire or vote such stock.

          A "Business Combination" includes the following transactions with, or proposed by or on behalf of, any Interested Stockholder or certain related parties: (a) a merger or consolidation of Reorganized Spectrum or any subsidiary with an Interested Stockholder or certain related parties; (b) the sale or other disposition by Reorganized Spectrum or a subsidiary of any assets or securities to an Interested Stockholder or certain related parties, or any other arrangement with or for the benefit of an Interested Stockholder or any such related party (including investments, loans, advances, guarantees, extensions of credit, creating security interests and participating in joint ventures) which (except in certain circumstances), together with all other such arrangements (including all contemplated future events), involves assets or securities having a value (or involving aggregate commitments) of $5 million or more or constitutes more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or of the shareholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of Reorganized Spectrum would be required to approve or authorize such transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of Reorganized Spectrum; (d) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding capital stock of Reorganized Spectrum or a subsidiary; or (e) any agreement or arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (d).

          If an Interested Stockholder consents to the adoption of the proposed Business Combination and in certain other circumstances, the Business Combination will be presumed to be on behalf of the Interested Stockholder, unless a majority of the Board in good faith determines otherwise.

          8. The Liability Provision. Under the Liability Provision, Reorganized Spectrum's directors will not have personal liability to Reorganized Spectrum or its shareholders for monetary damages for any breach of their fiduciary duties as directors, except (i) for any breach of the duty of loyalty to Reorganized Spectrum or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under section 174 of the DGCL involving certain unlawful dividends or stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

          The Liability Provision also provides that Reorganized Spectrum shall indemnify to the full extent provided by law any person made or threatened to be made a party or witness to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Reorganized Spectrum or by reason of the fact that such person is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Reorganized Spectrum.

          In addition, the Liability Provision provides that Reorganized Spectrum may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of Reorganized Spectrum or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not Reorganized Spectrum would have the power to indemnify such person against such expense, liability or loss under the DGCL.

          9.   The Bylaw Amendment Provision.  Under the Bylaw
Amendment Provision, the Board is expressly authorized to make, adopt, alter, amend, change or repeal the Amended Spectrum
Bylaws.

          The Bylaw Amendment Provision further provides that the shareholders of Reorganized Spectrum may not make, adopt, alter, amend, change or repeal the Amended Spectrum Bylaws except upon the affirmative vote of not less than 80% of the outstanding stock of Reorganized Spectrum entitled to vote thereon.

          10. The Restriction on Transfer of Reorganized Spectrum Stock Provision. Spectrum currently has reflected on its balance sheet certain net deferred tax benefits of approximately $31.2 million with a valuation allowance of equal value. The tax deductions associated with these deferred tax benefits may be reviewed by the IRS, and it is possible that, upon such review, the IRS may disallow a portion of such deferred tax benefits. In addition, such tax deductions would be subject to significant limitation under section 382 of the Tax Code if Reorganized Spectrum undergoes an "ownership change." See "Certain Federal Income Tax Consequences of the Plan - Matters Affecting Utilization of Debtors' Tax Attributes," Section XI
(2)(a). Reorganized Spectrum will undergo an "ownership change" if any Five Percent Shareholders (as defined below) of Reorganized Spectrum increase their aggregate ownership of Reorganized Spectrum Stock by more than 50 percentage points over the lowest percentage of such stock owned by such shareholders at any time during the testing period (generally three years). A "Five Percent Shareholder" is a Person or group of Persons identified as a "Five Percent Shareholder" of Reorganized Spectrum for purposes of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder.

          The Amended Spectrum Certificate limits transfers of shares of Reorganized Spectrum Stock. This limitation is intended to prevent transfers of Reorganized Spectrum Stock from triggering an "ownership change." See "Certain Federal Income Tax Consequences of the Plan - Matters Affecting Utilization of Debtors' Tax Attributes," Section XI (2)(a).

          Under the Amended Spectrum Certificate, any sale, transfer, assignment, conveyance, pledge or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose of (a "Transfer") legal or beneficial ownership of Reorganized Spectrum Stock prior to the date which is one day after the third anniversary of the Effective Date (the "Release Date"), or any attempted Transfer of such Stock under any agreement entered into prior to the Release Date, shall be prohibited and deemed null and void to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person or group of Persons would become a Five Percent Shareholder for purposes of section 382 of the Tax Code, or (ii) the percentage of stock ownership of any Five Percent Shareholder would be increased (a "Prohibited Transfer"); provided, that nothing contained in the Amended Spectrum Certificate shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq SmallCap Market in the Reorganized Spectrum Common Stock; provided further, that any such settlement shall not preclude a Transfer from being a Prohibited Transfer. This prohibition on Transfers will not apply to any Transfer (i) that has been approved in advance by the Board of Directors of Reorganized Spectrum, which approval may be withheld only if, in the judgment of the Board of Directors, such Transfer may increase the risk that the use of Reorganized Spectrum's net operating loss carryforwards, tax losses recognized in the future or other tax attributes will be limited or (ii) made in compliance with exceptions provided by the Board of Directors of Reorganized Spectrum in resolutions duly adopted from time to time. It is anticipated that limited waivers to this prohibition will be granted with respect to Reorganized Spectrum Common Stock covered by the Incentive Deferral Plan and the Stock Incentive Plan.

          The Amended Spectrum Certificate shall prohibit any employee or agent of Reorganized Spectrum from recording any Transfer which is prohibited, and the transferee in any such Transfer shall not be recognized as a holder of Reorganized Spectrum Stock in respect of the Reorganized Spectrum Stock that is the subject of such Prohibited Transfer.

          If a purported Transfer would constitute a Prohibited Transfer, then the transferee is required, upon demand of Reorganized Spectrum, to transfer or cause to be transferred any certificate or other evidence of ownership of the Reorganized Spectrum Stock that is the subject of the Prohibited Transfer, together with all dividends or distributions, if any, that may have been received by the purported transferee from Reorganized Spectrum in respect of such stock, to a designated transfer agent (the "Agent"). The Agent shall sell such Reorganized Spectrum Stock in an arm's length transaction. If the purported transferee has resold the Reorganized Spectrum Stock before receiving a transfer demand from Reorganized Spectrum, the purported transferee will be deemed to have sold the Reorganized Spectrum Stock on behalf of the Agent and will be required to transfer to the Agent any distributions received in respect of the stock and the proceeds of such sale, except to the extent the Agent grants written permission to the purported transferee to retain such portion of the proceeds not exceeding the amount the purported transferee would have received from the Agent had the Agent rather than the purported transferee resold the Reorganized Spectrum Stock. The Agent shall apply any proceeds of sale of Reorganized Spectrum Stock that has been the subject of a Prohibited Transfer as follows: first, to cover its own expenses in selling the stock; second, to the purported transferee, up to the amount paid by the purported transferee for the Reorganized Spectrum Stock (or the market price for such Reorganized Spectrum Stock on the trading day immediately preceding the Transfer), which amount shall be determined by the Board of Directors of Reorganized Spectrum in its sole discretion; and third, to a charitable organization selected by Reorganized Spectrum.

          If the purported transferee fails to surrender the Reorganized Spectrum Stock that is the subject of a prohibited Transfer or the proceeds of sale thereof to the Agent within thirty days of demand therefor by Reorganized Spectrum, Reorganized Spectrum may institute legal proceedings to compel the surrender.

          Under the Amended Spectrum Certificate, each certificate representing a share of Reorganized Spectrum Stock issued prior to the Release Date shall bear a legend to the effect that such Reorganized Spectrum Stock and any common stock or other Reorganized Spectrum Stock acquired prior to the Release Date upon exercise or conversion of such Reorganized Spectrum Stock is subject to the transfer restrictions set forth in the Reorganized Spectrum Certificate.

          11. The Amendment Provision. Under the Amendment Provision, the affirmative vote of 80% of all the Voting Stock voting together as a single class, other than Voting Stock beneficially owned by an Interested Stockholder, is required to alter, amend, or repeal the Evaluation Provision, the Consent Provision, the Stockholder Meeting Provision, the Classified Board Provision, the Director Removal Provision, the Business Combination Provision, the Bylaw Amendment Provision, the Restriction on Transfer of Stock Provision and the Amendment Provision. For purposes of the Amendment Provision, the definitions of "Interested Stockholder" and "Voting Stock" are the same as used in the Business Combination Provision.

          12.  The Nonvoting Stock Provision.  The Certificate of
Incorporation shall prohibit the issuance by Reorganized Spectrum of nonvoting stock or similar securities as required by Bankruptcy Code Section 1123(a)(6).

          13.  Other Provisions.

               a.   Quorum.  Not less than a majority of
     directors shall constitute a quorum for the transaction of business at any duly called meeting of the Board; provided that not less than a majority of directors shall constitute a quorum at such a meeting for the transaction of any business relating to the approval of any action described in Subsection (d) below.

               b. Ordinary Action by the Board. A majority vote of directors present at a meeting of directors at which a quorum is present shall be required to effect any action by the Board with respect to any matter other than those described in Subsection (d) below.

               c. Issuance of Rights and Options to Purchase Shares. The Board of Directors shall have the authority to issue, by a majority vote of directors present at a meeting of directors at which a quorum is present, rights or options entitling the holders of such rights or options to purchase from Reorganized Spectrum, upon such consideration, terms and conditions as may be fixed by the Board, (x) shares of any class or series, whether authorized but unissued shares, treasury shares or shares to be purchased or acquired or (y) assets of the corporation, including, without limitation, to issue without consideration to the stockholders of Reorganized Spectrum any such rights or options (a "Rights Plan"). See "Summary of the Plan - General Description of Reorganized Spectrum Stock - Rights Plan," Section VIII
     (B)(9). No shareholder vote is required for the adoption of a Rights Plan or other issuance of rights or options and, in the event the Board adopts such a Rights Plan, the Board shall have the authority to waive any and all rights granted therein to Shareholders as it in its judgment deems necessary.

               d. Supermajority Requirement. So long as any shares of Class A Preferred Stock are outstanding, the affirmative vote of not less than two-thirds of the directors present at any meeting at which a quorum is present ("Supermajority Vote") shall be required to effect any action by the Board with respect to the matters set forth below, other than actions determined by the Board to constitute Business Combinations within the meaning of the Business Combination Provision.

               (1) Amendments. Any modification, revision, alteration, amendment, repeal or rescission, in whole or in part, of any provision of the Amended Spectrum
          Certificate or Amended Spectrum Bylaws.

               (2) Mergers and Consolidations. Entering into any agreement to merge or consolidate Reorganized
          Spectrum with or into any other Person.

               (3) Acquisitions. Entering into any agreement for Reorganized Spectrum or any of its subsidiaries to acquire all or substantially all of the properties, assets or equity of another person, if the value of the aggregate consideration for such acquisition, including any liabilities to be assumed by Reorganized Spectrum or its subsidiaries, in the reasonable judgment of the Board, exceeds $5 million or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or of the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the directors of Reorganized Spectrum would be required to approve or authorize such transaction.

               (4) Dispositions. Selling, leasing, exchanging or otherwise disposing of all or substantially all of the business, assets or properties of Reorganized Spectrum and its subsidiaries, taken as a whole.

               (5) Securities Issuances, etc. Issuing, selling, or modifying the terms of any capital stock of Reorganized Spectrum or its subsidiaries, or any warrant, option, note, debenture, call or other securities or rights convertible into or exchangeable therefor, or engaging in any recapitalization or reclassification involving any such capital stock or other securities.

               (6)  Redemption and Repurchase.  Directly or
          indirectly redeeming, purchasing or otherwise acquiring any of Reorganized Spectrum's securities.

               (7) Insolvency and Bankruptcy. Committing any voluntary act of insolvency or bankruptcy on behalf of Reorganized Spectrum, including but not limited to (a) the filing of a voluntary petition in any bankruptcy, reorganization, winding-up or liquidation proceeding or other proceeding analogous in purpose and effect, (b) applying for or consenting to the appointment of a receiver or trustee for a substantial portion of its assets, (c) making an assignment for the benefit of creditors, (d) admitting in writing its inability to pay its debts, or (e) consenting to the entry to any court order or judgment confirming its bankruptcy or insolvency or approving any reorganization, winding-up or liquidation.

               (8) Appointment and Removal of CEO. Appointing or removing the Chief Executive Officer of Reorganized
          Spectrum.

               (9)  Auditors.  Appointing or replacing
          Reorganized Spectrum's independent public auditors.

               (10) Shareholders Meetings. Calling a special meeting of the shareholders or fixing the date of an annual meeting of the Shareholders.

D.   General Description of the Treatment of Claims

     1.   Unclassified Claims and Distributions

          Administrative Claims and Priority Tax Claims have not been classified under the Plan and are excluded from the classes described below in accordance with section 1123(a)(1) of the Bankruptcy Code.

               a.   Administrative Claims.  Each Allowed
     Administrative Claim with the exception of Management Administrative Claims described in the following paragraph, shall be paid either (i) in full, in cash, on the later of the Effective Date or the date on which such Administrative Claim is allowed by Final Order or (ii) on such terms as the Debtors or the Disbursing Agent and the holder of an Allowed Administrative Claim agree; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full, in cash, as they fall due, or paid by the Disbursing Agent in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors believe that there will be approximately $2.8 million in Administration Claims as of the Confirmation Date. See "Certain Risk Factors To Be Considered," Section IX(B)(4).

               As part of a bonus or success fee for effecting a Confirmed Plan of Reorganization for the Debtors, the employees, officers and nonexecutive directors of the Debtors in office as of the Confirmation Date will (i) receive, pursuant to the Stock Incentive Plan and the Incentive Deferral Plan, Deferral Awards and Director's Stock Awards (as such terms are defined in Section IV(G) below) in an aggregate amount equal to 1/9th of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock; (ii) be eligible to receive future grants of Incentive Awards and Directors' Awards under the Stock Incentive Plan with respect to an aggregate number of shares equal to 1/9th of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock; and
     (iii) receive a distribution of cash equal in the aggregate to $300,000. For a summary of the employees, officers and nonexecutive directors to whom distributions will be made and incentive awards may be granted, and the amount of distributions and potential future grants, see "Summary of the Plan - Adoption of Certain Compensation Plans - Incentive Deferral Plan," Section VIII(G)(2).

               The amount necessary to pay (i) Disputed
     Administrative Claims and (ii) Administrative Claims for which applications for compensation or reimbursement of expenses of professionals or other persons retained or to be compensated pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code are pending or yet to be submitted will be deposited in the Distribution Reserve. Such claims shall be paid upon allowance by a Final Order and shall include Earned Interest on the amounts actually allowed by Final Order, calculated from the Effective Date to the date of distribution.

               b.   Priority Tax Claims.  The holder of an
     Allowed Priority Tax Claim shall be paid either (i) in cash, in full, on the later of the Effective Date or the date on which such Priority Tax Claim is allowed by Final Order or
     (ii) on such terms as the Debtors or the Disbursing Agent and the holder of the Allowed Priority Tax Claim agree. The holder of an Allowed Priority Tax Claim shall not be entitled to receive any payment on account of post-Petition Date interest, or on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty shall be discharged by Confirmation of the Plan and section 1141(d)(1) of the Bankruptcy Code, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from Reorganized Spectrum or its property. The Debtors believe that there are approximately $45,000 in Priority Tax Claims.

     2.   Classification of Claims and Distributions

               a. General Description. The following is the designation of the classes of Claims and Interests under the Plan. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class and is classified in a different class to the extent that any remainder of the Claim or Interest qualifies within the description of such different class. A Claim or Interest is in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date.

               There will be a reserve for issuance of sufficient shares of Reorganized Spectrum Common Stock as required for distribution to holders of Disputed Claims in Classes 2, 4, 5 and 6 pending the allowances or disallowances of such Disputed Claims.

               b. Priority Nontax Claims (Class 1). Class 1 is unimpaired under the Plan and not entitled to vote. Each
     Claim in Class 1 shall be paid in Cash plus interest in full on the Effective Date.

               c.   Unsecured Claims (Class 2).  Class 2 is
     impaired under the Plan. Holders of Class 2 Claims will receive 100 percent of the Allowed Amount of their Class 2 Claims under the Plan plus interest at the rate of 6 percent per annum from the Petition Date (the "Distribution Amount"). Class 2 Claims are to be paid out of a pool set aside for the payment of Class 2 Claims consisting of $3.25 million in Cash and as many shares of Reorganized Spectrum Common Stock as may be necessary to provide holders of Class 2 Claims with 100 percent of the Distribution Amount of
     their Claims (the "Class 2 Distribution Pool").   Holders of
     Allowed Class 2 Claims may elect to receive their distributions in Cash or Reorganized Spectrum Common Stock, provided, however, that if the Cash in the Class 2 Distribution Pool is exhausted, Class 2 Claims may be paid entirely in Reorganized Spectrum Common Stock. Holders of Class 2 Claims will receive ballots that include instructions for indicating whether such holders would prefer to receive Reorganized Spectrum Common Stock in lieu of Cash even if Cash remains in the Class 2 Distribution Pool. While the Debtors anticipate that the Cash portion of the Class 2 Distribution Pool will be sufficient to pay all Allowed Class 2 Claims 100 percent of the Distribution Amount of such Claims in Cash (if all Class 2 Claim holders elect to receive their distributions in Cash), that expectation cannot be confirmed until the allowability of all Claims in Class 2 is finally determined.

               There are Class 2 Claims totaling approximately $1.6 million that have been Allowed and/or agreed to by the Debtors. There are approximately $7.6 million in Disputed Class 2 Claims. The Debtors believe that they have good legal and equitable defenses to these Disputed Claims and that the $1.65 million in Cash in the Class 2 Distribution Pool that will be available, after deducting for the Class 2 Claims that have already been agreed to by the Debtors, will be sufficient to satisfy any Disputed Claims that become Allowed Class 2 Claims.

               Distributions to holders of Allowed Class 2 Claims will be made as such Claims are Allowed. On the Effective Date, the Disbursing Agent will distribute Cash and/or Reorganized Spectrum Common Stock to each holder of an Allowed Class 2 Claim as of the Distribution Record Date in the amount of 100 percent of the Distribution Amount of such holder's Class 2 Claim (the "Initial Distribution"). Subsequent Distributions will be made to holders of Class 2 Claims that are Allowed after the Distribution Record Date ("Subsequent Distributions," each of the Subsequent Distributions and the Initial Distribution being a "Distribution"). The Disbursing Agent will make Subsequent Distributions once every 90 days following the Initial Distribution and each Subsequent Distribution until all Class 2 Claims have been Allowed and paid under the Plan or Disallowed.

               If the Cash in the Class 2 Distribution Pool is insufficient to pay all holders of Allowed Class 2 Claims who have requested Cash distributions and are participating in a particular Distribution 100 percent of the Distribution Amount of their respective Class 2 Claims in Cash, then each holder of an Allowed Class 2 Claim participating in that Distribution (other than holders who have elected to receive their distributions in Reorganized Spectrum Common Stock) will receive a pro rata portion of the Cash available in the Class 2 Distribution Pool and the balance of the Distribution Amount of their Class 2 Claims in Reorganized Spectrum Common Stock. If no Cash is available for Subsequent Distributions, all holders of Class 2 Claims participating in such Distributions will receive Reorganized Spectrum Common Stock in respect of their Claims. Any cash or securities left in the Class 2 Distribution Pool after all Allowed Class 2 Claims have been paid shall revest in Reorganized Spectrum.

               Any Class 2 Claim all or a portion of which is to be paid with Reorganized Spectrum Common Stock will be converted to Reorganized Spectrum Common Stock as follows. Conversions for the Initial Distribution will use a price per share that is established by the Court on the Confirmation Date. In connection with such determination, the Company anticipates putting forth testimony regarding, among other things, (i) Reorganized Spectrum's Business Plan, together with the prospects of obtaining the results projected therein, and (ii) the valuation of Reorganized Spectrum in comparison with certain comparable companies. The Company believes that such testimony will be provided by Spectrum's management and Gordian Group, L.P., the Company's financial advisor. Conversions for the Subsequent Distributions will use a price per share equal to the lower of the bid price at the close of the market on the last business day of the month immediately preceding the day on which the Distribution is to be made or the average of the bid prices during the last five business days of the month immediately preceding the day on which the Distribution is made.

               Any Class 2 creditor who has elected to receive payment in the form of Reorganized Spectrum Common Stock in the Initial Distribution and who prefers to receive such stock based on market prices, may advise the Debtors that such creditors initial Distribution should be delayed until the 30th day after consummation of the Plan so that the conversion formula for Subsequent Distributions may be applied to such Initial Distribution. Such notification must be in writing.

               Certain purported creditors who hold Disputed Claims that might, if Allowed, be Class 2 Claims contend that the treatment of creditors who have Disputed Class 2 Claims that may become Allowed is discriminatory and have threatened to object to Confirmation on that basis. The Debtors contend that this is untrue. First, the Debtors believe that the cash in the Class 2 Distribution Pool will be sufficient to pay all Allowed Class 2 Claims in cash (assuming that the holders of such Claims request payment in cash) regardless of when such Claims are Allowed. Moreover, the Debtors believe that by updating the conversion price before each Distribution, they can ensure that all holders of Allowed Class 2 Claims will receive 100 per cent of the value of their Distribution Amount even in the unlikely event that it is necessary to pay some Class 2 Claims in Reorganized Spectrum Common Stock.

               d. Class Action Claims (Class 3). Class 3 is unimpaired under the Plan and not entitled to vote. Class 3 Claims will be treated pursuant to the terms set forth in the Class Action Settlement. It is expected that the Class Action Settlement will provide that: (1) the Debtors will pay $250,000 to the Class Action Trust; (2) assuming that Spectrum is successful in the Home Action, the issuers of the directors and officers insurance policies that are the subject of the Home Action will pay the proceeds of such policies to the Class Action Trust; (3) on the Effective Date, Reorganized Spectrum will issue to the Class Action Trustee a certificate representing a number of shares of Class A Preferred Stock equal to the number of shares of Distributable Common Stock; (4) the Class Action Trustee will make distributions of cash to the individual Class Action Plaintiffs in accordance with the terms of the Class Action Trust Agreement; and (5) when the Class Action Trustee has determined the proper allocation of the shares of the Class A Preferred Stock issued to the Class Action Trust among the individual Class Action Plaintiffs, the Class Action Trustee will return the stock certificate to Reorganized Spectrum with instructions to reissue certificates in the appropriate pro rata share amounts to the individual Class Action Plaintiffs. Confirmation of the Plan is contingent on (1) the entry of a Final Order of the District Court approving the Class Action Settlement Motion, and (2) successful resolution of the Home Action.

               e. Other Securities Claims (Class 4). Class 4 is impaired under the Plan. Class 4 Allowed Claims will be treated pari passu with holders of Class 5 Equity Interests and Class 6 Equitably Subordinated Claims. Allowed Class 4 Claims will be issued Reorganized Spectrum Common Stock in a pro rata distribution with Classes 5 and 6 based on the value of the Allowed Interests or Claims in each such Class. To determine the appropriate allocation of Reorganized Spectrum Common Stock among those three Classes for such distribution, (a) Class 4 and Class 6 Claims will be valued in their aggregate Allowed amount and (b) the aggregate of Class 5 Equity Interests will be valued at the closing price of Existing Spectrum Common Stock on the day before Spectrum's Chapter 11 filing multiplied by the number of shares of Existing Spectrum Common Stock outstanding on that date. (See "Range of Allocation of Reorganized Spectrum Stock" - Exhibit L).

               f.   Equity Interests (Class 5).  Class 5 is
     impaired under the Plan. Holders of Existing Spectrum Common Stock will receive one share of Reorganized Spectrum Common Stock in exchange for each 75 shares of Existing Spectrum Common Stock pursuant to the Reverse Stock Split. Holders of Options for Existing Spectrum Common Stock will receive New Options to purchase Reorganized Spectrum Common Stock. Such New Options will entitle the holder to purchase
     1.33 percent of the number of shares that could be purchased under the Existing Spectrum Options at an exercise price adjusted in accordance with the Reverse Stock Split. No Fractional Shares of Reorganized Spectrum Common Stock will be issued. Where the Reverse Stock Split would create such fractional shares, Holders of Allowed Class 5 Claims will receive shares of Reorganized Spectrum Common Stock that have been rounded up or down to the nearest whole number.
     If confirmed, the Plan will result in substantial dilution of the Interests of Holders Existing Spectrum Common Stock.

               For a range of allocation of Reorganized Spectrum
     Stock to be received by various Classes under the Plan, see
     Exhibit L attached hereto.

               g.   Equitably Subordinated Claims (Class 6).
     Class 6 is impaired under the Plan. Class 6 Claims shall receive the same treatment as Class 4 Claims.

     3.   Objections to Claims

          The Debtors will file a list of all Disputed Claims (the "Disputed Claims List"), other than Administrative Claims, with the Bankruptcy Court on or before the hearing on approval of the Disclosure Statement. The comments of the Creditors Committee will be solicited prior to the filing of the Disputed Claims List. Any Claims, other than Administrative Claims, that have been Filed prior to the Filing of the Disputed Claims List and that are not included on the Disputed Claims List shall be deemed Allowed Claims.

          Unless another date is established by the Bankruptcy Court, all objections to Claims shall be Filed and served on the holders of such Claims within 45 days after the Effective Date, except as extended by an agreement between the claimant and Reorganized Spectrum or by order of the Bankruptcy Court upon an application filed by Reorganized Spectrum. After the Effective Date, only Reorganized Spectrum and the Post-Effective Date Committee shall have the authority to File and prosecute objections to Claims and only Reorganized Spectrum, upon notice to the Post-Effective Date Committee shall have the authority to settle or compromise objections to Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date, Reorganized Spectrum may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

     4.   Estimation of and Reserve for Disputed Claims.

          Reorganized Spectrum shall reserve sufficient shares of Reorganized Spectrum Common Stock based upon the "face amount" of the existing Disputed Claims in Classes 2, 4 and 6 for issuance and distribution to the holders thereof if, as, and when such Disputed Claims become Allowed Claims and Allowed Interests.

          The "face amount" of a Disputed Claim means the amount set forth on the proof of claim or proof of interest unless the Disputed Claim has been estimated for distribution purposes. Where no amount has been specified on the face of a proof of claim or where the Disputed Claim has been estimated for purposes of allowance and distribution by the Bankruptcy Court, the "face amount" shall be the amount fixed by the Bankruptcy Court in connection with a motion of the type described in the following paragraph, unless otherwise agreed between the claimant or interest holder and the Debtors or Reorganized Spectrum.

          As to any Disputed Claim (including Claims based upon rejection of executory contracts or leases), the Bankruptcy Court, upon motion by the Debtors or Reorganized Spectrum shall determine the amount sufficient to reserve, and may estimate for purposes of allowance and distribution, the likely maximum allowed amount of the Disputed Claim. Any Person whose Disputed Claim is so estimated shall have recourse only to the reserve established for such Person's Disputed Claim (and not to Reorganized Spectrum, holders of Reorganized Spectrum Common Stock or Class A Preferred Stock, holders of Existing Spectrum Common Stock, any Person receiving a distribution under the Plan, or to any assets distributed on account of any Allowed Claims or Allowed Interests) if such Person's Claim as finally allowed, exceeds the maximum estimated amount thereof. THUS, THE BANKRUPTCY COURT'S ESTIMATION FOR PURPOSES OF ALLOWANCE AND DISTRIBUTION OF A DISPUTED CLAIM WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIM OR DISPUTED INTEREST.

          Approximately thirty (30) Disputed Unsecured Claims alleging $7.6 million in damages are currently pending against the Company.(5) The Company is litigating some of the claims, has objected to or intends to object to others and is attempting to reconcile others with claimants. The Company intends to object to the claims that it believes were filed after the bar date. Additionally, Gene R. Morgan has filed a disputed claim against the Company alleging $6.3 million in damages. The Bankruptcy Court has ruled that, if allowed, this claim is statutorily subordinated pursuant to Bankruptcy Court Section 510(b). The Debtor's objection to this claim is currently being litigated before the Bankruptcy Court. Likewise, the Debtors have objected to a $1.852 million claim filed by Lowenstein, Sandler, Kohl, Fisher & Boylan, as assignee of a claim by GMF and a claim by Robert Fallah alleging $5.79 million related to purported oral promises made by the Company to give Fallah certain stock warrants in exchange for consulting services. The Debtors believe that even if the Lowenstein and Fallah claims were allowed in some amount, they will be subordinated under section 510 of the Bankruptcy Code. See "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Other Proceedings," Section IV(B)(3). Due to the uncertainties associated with pending litigation and settlement discussions, the estimated amount of unsecured disputed claims reflects the full amount of the claim. If favorable results are obtained in the litigations and/or settlement discussions, the estimated value will decrease accordingly.

________________

5 The Company has eliminated duplicates and misfiled documents.

E.   Distributions under the Plan

     1.   Funding of the Plan

          Cash payments required by the Plan shall be provided from the funds of the Estate and from funds generated by operation of Spectrum's and Reorganized Spectrum's business.

     2.   Fractional Shares

          Fractional shares of Reorganized Spectrum Common Stock created by the Reverse Stock Split shall be rounded to the nearest whole number.

     3.   Unclaimed Distributions

          If any holder of an Allowed Claim or Allowed Interest
(a) does not comply with a precondition of distribution as provided in the Plan within two years of the date upon which notice is sent regarding the holder's failure to meet a precondition or (b) cannot be located within two years after the date upon which a distribution is made available to the holder of such Claim or Interest, the holder's right to any distribution shall be forever discharged and the holder shall be forever barred from asserting any Claim or Interest against Reorganized Spectrum or its property. Nothing contained in the Plan shall require Reorganized Spectrum or the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest, other than to mail distributions to the claimant's or interest holder's last known address. All unclaimed or undistributed distributions under this Section shall, pursuant to section 347(b) of the Bankruptcy Code, be the property of Reorganized Spectrum and shall not be subject to the unclaimed property or escheat laws of any Governmental Unit.

F.   Treatment of Executory Contracts and Unexpired Leases

     1.   Assumption of Executory Contracts and Unexpired Leases

          On the Effective Date, and to the extent permitted by applicable law, all executory contracts (including unexpired leases) of the Debtors will be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code except for (a) any and all executory contracts which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtor prior to the commencement of the Confirmation Hearing and (b) any and all such contracts rejected prior to entry of the Confirmation Order.

     2.   Bar to Rejection Damages

          If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is an Allowed Claim, shall be classified in Class 2, as applicable; provided, however, that the Unsecured Claim arising from the rejection shall be forever barred and shall not be enforceable against the Debtors, Reorganized Spectrum, its successors or properties, unless a proof of claim is Filed and served on Reorganized Spectrum within 30 days after the date of notice of the entry of an order of the Bankruptcy Court rejecting the executory contract or unexpired lease, including, if applicable, the Confirmation Order.

     3.   Indemnification Obligations to Be Assumed

          Any obligation of the Debtors to indemnify any individual serving as one of its present officers or directors or any individual who served in such capacity on or after January 31, 1996 by reason of such individual's past or future service in such capacity, or as a director, officer or partner of another corporation, partnership or other legal entity at the behest of the Debtors, to the extent provided in the applicable certificate of incorporation, bylaws or similar constituent documents or by statutory law or written agreement with the Debtors, shall (except as expressly provided in the following subparagraph be deemed and treated as an executory obligation assumed by Reorganized Spectrum as of the Effective Date pursuant to the Plan and section 365 of the Bankruptcy Code. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order irrespective of whether such indemnification obligations are owed for acts or events occurring before or after the Petition Date.

          The obligation of the Debtors to indemnify any Person not within the scope of the preceding paragraph shall be rejected and shall terminate and be discharged to the extent provided by section 502(e) of the Bankruptcy Code or otherwise, as of the Confirmation Date.

          Pursuant to the Amended Spectrum Certificate, individuals in respect of whom indemnity obligations are assumed by Reorganized Spectrum pursuant to the Plan and section 365 of the Bankruptcy Code or arise in the future by reason of such individual's service as a director or officer of Reorganized Spectrum, shall be deemed to have served at the request of the predecessors of Reorganized Spectrum to the extent that they served as directors or officers of the Debtors prior to the Effective Date.

     4.   Reorganized Spectrum's Liabilities

          a. Effect of Implementation of the Plan on Existing Employment Agreements. Confirmation of the Plan and the occurrence of the Effective Date is not intended to and shall not constitute a change of ownership or change in control, as defined in any employment agreement in effect on the Effective Date to which either of the Debtors is a party.

          b. Contracts Entered Into on or After the Petition Date. All contracts, leases and other agreements entered into by the Debtor in Possession on or after the Petition Date which have not been breached by the other party or terminated in accordance with their terms by the Debtor in Possession on or prior to the Confirmation Date, shall remain in full force and effect as against Reorganized Spectrum.

G.   Adoption of Certain Compensation Plans

          As part of a bonus or success fee for effecting a Confirmed Plan of Reorganization for the Debtors, the employees, officers and nonexecutive directors of the Debtors in office as of the Confirmation Date will (i) receive, pursuant to the Stock Incentive Plan and the Incentive Deferral Plan, a distribution of shares of Reorganized Spectrum Common Stock in an aggregate amount equal to one ninth (1/9) of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock (i.e., taking into account such distribution, 10% of such aggregate number of shares) and (ii) be eligible to receive future grants of incentive awards under the Stock Incentive Plan with respect to an aggregate number of shares equal to 1/9th of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock.

          Following are summaries of the principal terms of the Stock Incentive Plan and the Incentive Deferral Plan. Such summaries are qualified in their entirety by reference to the text of such plans, which are attached as Exhibits J and K hereto.

     1.   Stock Incentive Plan

In General

          The Stock Incentive Plan provides for the grant to employees of the Company of non-qualified and incentive stock options, limited, tandem and stand-alone stock appreciation rights and stock bonuses (collectively referred to herein as "Incentive Awards") and for the grant to non-executive directors of the Company of non-qualified stock options, limited stock appreciation rights and stock awards ("Directors Awards").

          The maximum number of shares of Reorganized Spectrum Common Stock that may be issued under the Stock Incentive Plan is equal to 12.77% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. Shares of Reorganized Spectrum Common Stock issued under the Stock Incentive Plan may be either newly issued shares or treasury shares. The average of the bid and asked prices for Existing Spectrum Common Stock in over-the-counter trading in such stock on March 12, 1996, was $0.33 per share, as reported by the National Quotation Bureau. Approximately 25 key employees and 3 non-executive directors are currently eligible to participate in the Stock Incentive Plan.

Administration

          The Stock Incentive Plan will be administered by the Compensation Committee of the Company's Board of Directors, or such other committee as the Board of Directors shall appoint from time to time (the "Committee"). The Committee shall from time to time designate the key employees of the Company who shall be granted Incentive Awards (together with non-executive directors who are granted Directors Awards, the "Participants") and the amount and type of such Incentive Awards. No Incentive Award may be granted under the Stock Incentive Plan after the tenth anniversary of the confirmation of the Plan, and no Incentive Award shall be exercisable after the expiration of ten years from the date such Incentive Award was granted.

          Except as provided below, the Committee will have full authority to administer the Stock Incentive Plan, including authority to interpret and construe any provision of the Stock Incentive Plan and the terms of any Incentive Award issued under it, to accelerate the date on which any Incentive Award becomes exercisable and to adopt such rules and regulations for administering the Stock Incentive Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all Participants. The Committee shall have no discretionary authority with respect to Directors Awards.

Significant Features of Incentive Awards

          Non-Qualified and Incentive Stock Options. Each non-qualified stock option ("NQO") and incentive stock option ("ISO") shall entitle the holder thereof to purchase a specified number of shares of Reorganized Spectrum Common Stock determined by the Committee. The exercise price of each NQO and ISO granted under the Stock Incentive Plan shall be such price as the Committee shall determine. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of Reorganized Spectrum Common Stock valued at their fair market value on the date of exercise. An NQO or ISO may be exercisable for a term not to exceed ten years, established by the Committee on the date on which the NQO or ISO is granted.

          In the event that the employment of a Participant shall terminate (i) for any reason other than Retirement, Disability, Cause (as such terms are defined in the Stock Incentive Plan) or death, NQOs or ISO granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for ninety days after such termination, and those not exercisable at such time shall expire at such time;
(ii) on account of the Retirement of the Participant, such Participant or his designated beneficiary, respectively, shall be entitled to exercise, until the second anniversary of such termination, NQOs and ISOs which were exercisable at the time of such termination, and all other NQOs and ISOs shall expire at such time (iii) on account of the Disability or death of the Participant, such Participant or his designated beneficiary, respectively, shall be entitled to exercise, until the first anniversary of such termination, NQOs and ISOs which were exercisable at the time of such termination, and all other NQOs and ISOs shall expire at such time; and (iii) for Cause, all outstanding NQOs and ISOs granted to such Participant shall expire at the commencement of business on the date of such termination. However, no NQO or ISO may be exercised after the expiration of its term.

          Upon the occurrence of a Change in Control of the Company (as defined in the Stock Incentive Plan, a "Change in Control"), each NQO and ISO granted under the Stock Incentive Plan and outstanding at such time shall become fully and immediately exercisable.

          Limited Stock Appreciation Rights. The Committee may grant in connection with any NQO or ISO granted under the Stock Incentive Plan a limited stock appreciation right ("LSAR") with respect to a number of shares not exceeding the number of shares subject to the NQO or ISO. In general, the exercise of an LSAR by a Participant entitles the Participant to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Reorganized Spectrum Common Stock (determined pursuant to the Stock Incentive Plan) over the exercise price of the related NQO or ISO. The exercise of an LSAR with respect to a number of shares causes the cancellation of the NQO or ISO to which it relates with respect to an equal number of shares. The exercise, cancellation or expiration of an NQO or ISO with respect to a number of shares causes the cancellation of the LSAR related to it with respect to an equal number of shares. An LSAR shall be exercisable during the period commencing on the first day following the occurrence of a Change in Control and terminating on the expiration of ninety days after such date.

          Tandem Stock Appreciation Rights. The Committee may grant, in connection with any NQO or ISO, a tandem stock appreciation right ("Tandem SAR") with respect to a number of shares of Reorganized Spectrum Common Stock not exceeding the number of shares subject to the related NQO or ISO. In general, the exercise of a Tandem SAR by a Participant entitles the Participant to an amount in cash, shares of Reorganized Spectrum Common Stock or a combination of cash and shares of Reorganized Spectrum Common Stock, as determined by the Committee, with respect to each share subject thereto, with a value equal to the excess of the fair market value of a share of Reorganized Spectrum Common Stock on the exercise date over the exercise price of the related NQO or ISO. The exercise of a Tandem SAR with respect to a number of shares causes the cancellation of its related NQO or ISO with respect to an equal number of shares.
The exercise, cancellation or expiration of an NQO or ISO with respect to a number of shares causes the cancellation of its related Tandem SAR to the extent that the number of shares subject to the NQO or ISO after its exercise is less than the number of shares subject to the Tandem SAR. A Tandem SAR is exercisable at the same time and to the same extent as its related NQO or ISO. The payment upon exercise of a Tandem SAR after the occurrence of a Change in Control shall be made in cash.

          Stand-Alone Stock Appreciation Rights. The Committee may grant stand-alone stock appreciation rights ("Stand-Alone SARs") with respect to a number of shares of Reorganized Spectrum Common Stock and with an exercise price determined by the Committee on the date on which such Stand-Alone SAR is granted. In general, the exercise of a Stand-Alone SAR by a Participant entitles the Participant to an amount in cash, shares of Reorganized Spectrum Common Stock or a combination of cash and shares of Reorganized Spectrum Common Stock, as determined by the Committee, with respect to each share subject thereto, with a value equal to the excess of the fair market value of a share of Reorganized Spectrum Common Stock on the exercise date over the
exercise price of the Stand-Alone SAR.    A Stand-Alone SAR shall
be exercisable for a term, not to exceed ten years, established by the Committee on the date on which such Stand-Alone SAR is granted. The payment upon the exercise of a Stand-Alone SAR after the occurrence of a Change in Control shall be made in
cash.     In the event of termination of employment of a
Participant, outstanding Stand-Alone SARs granted to such Participant shall be treated in the manner described above with respect to NQOs and ISOs.

          Stock Bonuses. The Committee may grant bonuses payable in Reorganized Spectrum Common Stock in such amounts as it shall determine from time to time (a "Stock Bonus"). A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine at the time of grant.

Significant Features of Directors Awards

          Non-Qualified Stock Options. At the time of the confirmation of the Plan, each non-executive director of the Company shall be automatically granted a non-qualified option to purchase such number of shares of Reorganized Spectrum Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock (a "Director's Option"). Each person who subsequently is appointed or elected as a non-executive director of the Company shall also be granted a Director's Option upon such appointment or election. Each Director's Option shall have an exercise price equal to the fair market value of a share of Reorganized Spectrum Common Stock on the date on which such Director's Option is granted and shall become exercisable in four equal annual installments commencing on the first anniversary of the confirmation of the Plan. Upon the termination of a director's membership on the Board of Directors, each Director's Option, to the extent not then exercisable, shall automatically expire, and each Director's Option, to the extent exercisable, shall expire on the second anniversary of the date of such termination, provided, that each Director's Option shall have a maximum term of ten years. Each Director's Option shall include a limited stock appreciation right and shall become fully and immediately exercisable upon the occurrence of a Change in Control.

          Director's Stock Awards. At the time of the confirmation of the Plan, each non-executive director of the Company shall be automatically allocated a number of shares of Reorganized Spectrum Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock ("Director's Stock Awards"). The shares so allocated shall be distributed to such persons in two portions. The first portion shall consist of 100 shares of Reorganized Spectrum Common Stock for each such person, which shall be distributed to such person immediately following the confirmation of the Plan. The second portion shall be distributed in three equal installments on a deferred basis, as follows. The first installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1997; the second installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 1997; and the third installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files is Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1998; provided that all shares allocated to a non-executive director will be immediately distributed to such director in the event of such director's membership on the Board of Directors terminates for any reason or in the event of a Change in Control. Each person who subsequently is appointed or elected as a non-executive director of the Company shall also be granted a Director's Stock Award of an equal number of shares, to be distributed based on the deferral periods described above, upon such appointment or election.

General Plan Provisions

          Share Counting. In the event that any outstanding NQO, ISO, Stand-Alone SAR, Stock Bonus or Director's Option expires, terminates or is canceled for any reason (other than by reason of the exercise of a related LSAR or Tandem SAR), the shares of Reorganized Spectrum Common Stock subject to the unexercised portion of such NQO, ISO, Stand-Alone SAR or Director's Option, and any canceled or forfeited Stock Bonus, shall again be available for grants under the Stock Incentive Plan.

          Adjustments Upon Changes in Capitalization. The Stock Incentive Plan provides for an adjustment in the number of shares of Reorganized Spectrum Common Stock available to be issued under the Stock Incentive Plan, the number of shares subject to Incentive Awards and Director's Awards and the exercise prices of certain Incentive Awards and Director's Options upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events.

          Income Tax Withholding. The Stock Incentive Plan provides that Participants may elect to satisfy certain income tax withholding requirements by remitting to the Company cash or, subject to certain conditions, shares of Reorganized Spectrum Common Stock or by instructing the Company to withhold shares payable to the Participant.

          No Assignment or Transfer. During the lifetime of a Participant, each Incentive Award and Directors Award granted to him is exercisable only by him. No Incentive Award or Directors Award is transferable or assignable other than by will or the laws of descent and distribution.

          Amendment. With certain exceptions, the Board of Directors of the Company may at any time amend the provisions of the Stock Incentive Plan at any time and from time to time, provided that not more than one such amendment shall be made with respect to Director's Awards in any six month period, other than to comport with changes to the Tax Code, the Employee Retirement Income Security Act of 1974, or the regulations thereunder.

Federal Income Tax Consequences

          Following is a summary of the U.S. federal income tax consequences of the issuance and exercise of Incentive Awards and Directors Awards to Participants and to Reorganized Spectrum.

          NQOs. A Participant will not be deemed to receive any income at the time an NQO or Director's Option is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an NQO or Director's Option is exercised the Participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the NQO or Director's Option and the fair market value of the shares received on the exercise of the NQO or Director's Option. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the Participant.

          Upon any subsequent sale of the shares acquired upon the exercise of an NQO or Director's Option, any gain (the excess of the amount received over the fair market value of the shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss the sale occurs more than one year after such date or recognition and otherwise will be a short-term capital gain or loss.

          If all or any part of the exercise price of an NQO or Director's Option is paid by the Participant with shares of common stock, no gain or loss will be recognized on the shares surrendered in payment. The number of shares received on such exercise of the NQO or Director's Option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the shares received on such exercise will be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon the exercise of the NQO or Director's Option for an exercise price equal to the consideration, if any, paid by the Participant in cash. The Participant's compensation, which is taxable as ordinary income upon such exercise, and the Company's deduction, will not be affected by whether the exercise price is paid in cash or in shares of Reorganized Spectrum Common Stock.

          ISOs. A Participant will not be deemed to receive any income at the time an ISO is granted or exercised. (However, special rules apply to Participants who are subject to the alternative minimum tax.) If a Participant does not dispose of the shares acquired on exercise of an ISO within two years after the grant of the ISO and one year after the exercise of the ISO, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) will be a long-term capital gain or loss. In order to receive the favorable ISO income tax treatment described in the preceding sentence, a Participant must exercise his ISO not later than three months after his termination of employment.
Otherwise, the ISO will be treated as an NQO.

          If the Participant sells the shares acquired on exercise of an ISO within two years after the date of grant of the ISO or within one year after the exercise of the ISO, the disposition is a "disqualifying disposition," and the Participant will recognize income in the year of the "disqualifying disposition" equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation taxable as ordinary income and the balance, if any, will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If a Participant uses shares acquired upon the exercise of an ISO to exercise an ISO at a time when the sale of such shares would constitute a "disqualifying disposition," proposed IRS regulations appear to require the Participant to recognize ordinary income in the amount described in the preceding sentence.

          LSARs, Tandem SARs and Stand-Alone SARs. A Participant will not be deemed to receive any income at the time an LSAR, Tandem SAR or Stand-Alone SAR is granted, nor will the Company be entitled to a deduction at that time. When any part of the LSAR, Tandem SAR or Stand-Alone SAR is exercised, the Participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the amount of cash received and the Company will be entitled to a deduction in an equal amount.

          Stock Bonus and Director's Stock Award. Generally, with respect to each Stock Bonus and Director's Stock Award, at the time Reorganized Spectrum Common Stock is actually received by a Participant, the Participant will be deemed to have received ordinary income in an amount equal to the fair market value of the stock received, and the Company will be entitled to a deduction in an equal amount.

Tabular Description

          The following describes in tabular form the benefits that will be received by non-executive directors under the Stock Incentive Plan, which information is required under applicable SEC rulings. Amounts that will be received by individual executive officers of Spectrum, all executive officers of Spectrum as a group and non-executive employees of Spectrum as a group are not determinable.


                        New Plan Benefits

                      Stock Incentive Plan
- ----------------------------------------------------------
Name and Position   Dollar Value ($)    Number of Units
- -----------------   ----------------    ---------------
Non-Executive             --            1.66% of the aggregate
Director Group                          number of shares of
                                        Distributable Common
                                        Stock and Class A
                                        Preferred Stock


     2.   Incentive Deferral Plan

In General

     The Incentive Deferral Plan provides for the deferred distribution to employees and officers of the Debtors at the time of the confirmation of the Plan ("Participants") of an aggregate number of shares of Reorganized Spectrum Common Stock equal to 9.44% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. Shares allocated to each Participant shall be distributed in three equal installments.
The first installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1997; the second installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 1997; and the third installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files is Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1998; provided that all shares allocated to a Participant will be immediately distributed to such Participant in the event of such Participant's death or disability, in the event that such Participant's employment with Reorganized Spectrum is terminated by Reorganized Spectrum without cause or in the event of a Change in Control.

Administration

     Like the Stock Incentive Plan, the Incentive Deferral Plan will be administered by the Committee, or such other committee as the Board of Directors shall appoint from time to time. The Committee will have full authority to administer the Incentive Deferral Plan, including authority to interpret and construe any provision of the Incentive Deferral Plan, to accelerate the date on which any shares are distributed pursuant to the Incentive Deferral Plan and to adopt such rules and regulations for administering the Incentive Deferral Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all Participants.

General Plan Provisions

     Adjustments Upon Changes in Capitalization. The Incentive Deferral Plan provides for an adjustment in the number of shares of Reorganized Spectrum Common Stock to be distributed to Participants upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events.

     Income Tax Withholding. The Incentive Deferral Plan provides that Participants may elect to satisfy certain income tax withholding requirements by remitting to the Company cash or, subject to certain conditions, shares of Reorganized Spectrum Common Stock or by instructing the Company to withhold shares payable to the Participant. In addition, the Incentive Deferral Plan provides that the Committee may, in its absolute discretion, make loans to Participants to assist them in meeting income tax liabilities arising in connection with awards under the Plan.

     No Assignment or Transfer. During the lifetime of a Participant, his rights to shares pursuant to the Incentive
Deferral Plan are not transferable or assignable other than by will or the laws of descent and distribution.

Tabular Description

     The following describes in tabular form the benefits that will be received by certain persons and groups under the Incentive Deferral Plan, which information is required by applicable SEC rulings.

                        New Plan Benefits

                     Incentive Deferral Plan
- ----------------------------------------------------------
Name and Position   Dollar Value ($)    Number of Units
- -----------------   ----------------    ---------------
Donald J. Amoruso,         --           5.55% of the aggregate
President, Chairman                     number of shares of
of the Board and                        Distributable Common
Chief Executive                         Stock and Class A
Officer                                 Preferred Stock

Edward W. Maskaly,         --                    0
Former Chairman of                      (No longer employed by
the Board and Chief                     the Company)
Executive Officer

Albert D. Panico,          --                    0
Former Vice                             (No longer employed by
President -                             the Company)
Operations

Salvatore T. Marino,       --           0.555% of the aggregate
Vice President                          number of shares of
- - Licensing                             Distributable Common
                                        Stock and Class A
                                        Preferred Stock

Christopher P. Franco,     --                   0
Former Vice President                   (No longer employed by
                                        the Company)

All Current                --           8.33% of the aggregate
Executives of the                       number of shares of
Company as a Group                      Distributable Common
(including those                        Stock and Class A
named above)                            Preferred Stock

All Non-Executive          --                   --
Directors of the
Company as a Group

All Non-Executive          --           1.11% of the aggregate
Officer Employees                       number of shares of
as a Group                              Distributable Common
                                        Stock and Class A
                                        Preferred Stock



                           SECTION IX

                CERTAIN FACTORS TO BE CONSIDERED

          A fundamental factor underlying Reorganized Spectrum's ability to reorganize successfully is the implementation of Reorganized Spectrum's strategy and business plan. The financial information included in Reorganized Spectrum's business plan is based on future events and circumstances and reflects Management's judgment with respect to same. The projections should be read in conjunction with the assumptions, qualifications, explanations, and other information set forth herein.

          MANAGEMENT CAUTIONS THAT THE PROJECTED FINANCIAL STATEMENTS HAVE AS THEIR BASIS REORGANIZED SPECTRUM'S ASSESSMENT OF ITS BUSINESS, AND HENCE NO REPRESENTATIONS CAN BE MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS UPON WHICH THESE PROJECTIONS ARE BASED ARE SUBJECT TO MAJOR UNCERTAINTIES. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY OCCUR AND, ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL.

A.   Reorganized Spectrum's Business Plan

     1.   Management's Vision

          Reorganized Spectrum's Strategic Plan contemplates transforming the Company's business from an intellectual property company generating low annual revenues from royalties to becoming a supplier of mobile data communications technology and software. Key to this strategy is initially expanding (i) the number of wireless data communications devices in use that incorporate the Company's patented cellular technology by developing strategic relationships with key licensees and (ii) the use of Reorganized Spectrum's patented cellular technology, as embodied in Reorganized Spectrum-supplied activation kits, to activate such devices. Over time, Reorganized Spectrum intends to expand its product offering into a complete suite of mobile communications software products that can be sold to a growing user population of wireless data services in the mobile professional and field sales workforce.

     2.   Management's Strategic Plan

          Since joining Reorganized Spectrum in January 1995, new
Management began to implement several key steps with the goal of positioning Reorganized Spectrum as a provider of wireless software communication products and solutions. Such key steps include:

          1.   The operational restructuring of Reorganized
               Spectrum to substantially reduce losses from continuing operations, including elimination of unprofitable operations.

          2. The selling of noncore assets and realigning the Company's remaining business.

          3. Resolution of litigation issues and liabilities through the bankruptcy process.

          4.   The redirection of the Company from an
               intellectual property and licensing organization with low royalty income to a provider of software-based wireless communications solutions. This is to be achieved by converting existing original equipment manufacturer ("OEM") license relationships into strategic relationships that will serve as channels for distribution of the Company's software products. Management believes that this strategy will expand the market for wireless data communication, as well as position Reorganized Spectrum to profit from such expansion.

          5. Hiring technical leaders in software and communications, respectively, to form the core of a creative technical organization.

          6. Leveraging Reorganized Spectrum's patents by developing a series of new software product offerings enhancing the ability of cellular subscribers to transmit data easily over wireless cellular networks

          Steps 1 and 2 above are complete, and the Company intends to implement Step 3 through confirmation of the Plan. Reorganized Spectrum is seeking to implement the remaining steps, although there is no assurance it will be successful in such regard.

     3.   The Wireless Data Industry

          The development of networks linking portable computers, workstations, minicomputers and mainframes at separate locations has occurred primarily in connection with the decentralization of business operations, the evolving enterprise environment of client servers, and the need to perform data-intensive business functions at distant offsite locations. As a result, demand is also increasing for more sophisticated, cost-effective and reliable mobile data communication system solutions, including portable computers, wireless data communication devices, associated peripheral equipment, and specially adapted mobile software systems and applications.

          Current mobile computing devices include laptop computers, notebook computers, handheld computers (i.e, personal digital assistants), and pen-based computers. Management believes that such devices are the first generation of products in a trend towards mobile computing - a truly "personal" computer
- - that allows virtually instant access to information anytime and anywhere.

          Computer and telecommunications companies have been making significant investments in the manufacturing and development of new mobile computing devices and wireless
networks.   As a result, the wireless communication industry has
experienced the emergence of a substantial number of competing wireless data technologies and services. The following is a description of the basic technologies in place or being developed that offer consumers wireless communication service.

          Circuit-Switched Networks ("CSNs"): CSNs are similar to land-line networks in that an unbroken communication path must be established between the sender and the receiver before communication and data transmission can occur. Once the link is established, there is no delay and communication takes place in real time.

          In the United States, the following commercial wireless networks are capable of sending circuit-switched data:

          Analog Cellular: Analog cellular today is the most widely available system, with coverage everywhere but the most remote areas. Cellular telephones themselves are inexpensive, but service is relatively expensive today and expected to decrease with competition. Also, transmission quality can be erratic.

          Digital Cellular: Digital cellular is the planned replacement for analog cellular and it is expected to improve greatly both the capacity and quality of transmission. At present, digital telephones cost more than analog models, but Management expects the price to decrease as digital service becomes more readily available.

          Personal Communication System ("PCS"): The personal communication system is a new variety of cellular service that operates on newly assigned frequencies with differing PCS technologies, promising high capacity and good quality with a potentially low investment. Government auctions of frequencies were held within the past year, and construction of networks has only recently begun.

          Specialized Mobile Radio ("SMR"): SMR is another form of digital communications that can combine paging with voice service. The main difference between cellular telephone technology and SMR is cellular telephones assign frequencies to individual cellular subscribers, while SMR shares a pool of frequencies among a group of subscribers.

          Satellite Radio: Mobile satellite networks are being designed for applications in which long-distance wireless communications are required, especially in remote locations.

          Message Switched Networks ("MSNs"): Unlike CSNs, MSNs do not establish a direct-connection between the sender and receiver of data. When data is sent, the data is addressed, and moves through the network (wireless and wire-line) to the final destination. The network continuously monitors the transmission of data and determines the optimal path for sending the information.

          Packet Switched Networks ("PSNs"): With PSNs, data is created in continuous blocks, but the network breaks the data down to numerous small blocks called "packets". PSNs transmit packets onto the network and travel independently of each other until they reach their final destination, where they are combined into one continuous message.

          The Company's technology and current patents are particularly applicable to data transmission over circuit-switched cellular telephones. While there are new wireless communication networks coming to market, Management believes (based upon market requirements) new wireless communication technology will be "backwards" compatible with cellular technology (i.e., able to work with current cellular telephone networks). Management believes that this requirement will establish continued demand for the Company's existing technology even when alternate wireless data transmission technology is developed.

          Management also believes that, when analyzed closely, no single wireless network vendor can provide all of the features needed to support multiple groups of users with widely different information needs and work behaviors. Mobile users would appreciate access to multiple wireless networks. An ideal communication product would be able to communicate/transmit data on any one of the multiple networks available. Such product would determine the optimal network for communicating based upon features such as speed of communication, reliability of transmission and price of transmission. Management believes that its omni-modal technology will enable this to occur and believes that the market will openly accept such products, particularly the Company's software products enabling this technology.

          The Company currently has patent applications on file with the Patent Office for its omni-modal technology. Some, but not all, of the protection sought in these applications has been indicated as allowable by the U.S. Patent Office. The Company believes that additional protection for the technology disclosed in these applications is available and has filed responses setting forth its position.

     4.   Industry Growth

          Company's research indicates that numerous industry activities and technologies are converging to support the mobile work force. This indication is substantiated by growth observed in portable computer, facsimile, cellular telephone, electronic mail, client/server and database service applications. The Company believes that wireless data communications capability is essential to businesses seeking to provide automated support to their field personnel to remain competitive in a mobile society.

          In its market research, BIS Strategic Decisions ("BIS"), a leading analyst of the wireless data market, projects significant growth in PC Card Fax/Modems sold over the next five years within the United States from 2.6 million per year in 1995 to 7.5 million per year in the year 1999. The majority of these PC FAX/Modems will include Reorganized Spectrum intellectual property. BIS also projects that cellular subscribers in the United States will increase from 24 million subscribers in 1994 to 60 million by the year 2000. The Gartner Group further forecasts that, within this growth market of cellular subscribers, wireless circuit switch cellular data subscribers will increase in this same period from some 200 thousand to over
2.5 million by 1999. Management believes that these trends provide a strong indication of future opportunities for growth in its wireless data transmission market.

     5.   Summary of Reorganized Spectrum's Technology

          The Company currently has six United States patents, three foreign patents and several pending U.S. and foreign patent applications covering various technologies related to wireless data communication. See "Properties of the Debtors," Section V.

Direct-Connect Technology

          Reorganized Spectrum's direct-connect technology - consisting of proprietary cellular modem and cellular-activation technologies - allows the user to directly connect ("direct connect") a portable computer containing a PC Card modem to a cellular telephone through a simple cable without additional interface circuitry. Reorganized Spectrum's cellular technology is incorporated into chipsets or PC Card modems, thereby making the modem cellular capable. Activation products, which include an appropriate connection cable and the cellular telephone software driver for a selected cellular telephone, incorporate the Company's proprietary cellular-activation technology and are either sold by the Company's current licensees or Reorganized Spectrum, depending upon the license arrangement.

          To transmit data utilizing the Company's direct-connect technology, a user must have a cellular data compatible cellular telephone connected to the PC Card modem (which includes necessary software and hardware incorporating Reorganized Spectrum's proprietary technology) within the computer, and a direct-connect cable and appropriate cellular telephone software drivers (activation kit).

          The Company's direct-connect technology generally cannot be used unless an activation kit, which incorporates the Company's proprietary cellular activation technology, is purchased and installed by the consumer or PC Card modem manufacturer. Depending upon the license agreement, certain licensees of Reorganized Spectrum sell the activation products directly and pay a royalty to Reorganized Spectrum, while under other license agreements, Reorganized Spectrum retains the right to sell the activation kit product to licensees and sub-licensees. The activation product provides the "key" to activation and use of the cellular direct-connect capability for data transmission using the selected cellular telephone.

          Software drivers are software routines that understand, and control, the functional operations of a particular cellular telephone. A cellular telephone software driver serves as the connection between a PC Card modem and the cellular telephone, enabling the modem to control the circuitry of the particular telephone. Each cellular telephone's electronic circuitry operates differently depending upon its architecture. In addition, the software drivers activate a direct-connect PC Card modem, allowing the modem to become cellular ready and communicate with a cellular telephone for cellular data transmission.

          After connecting the cellular telephone and a cellular modem with a direct-connect cable, a consumer can initiate a cellular telephone call through the computer's communication software. The cellular telephone software drivers control the dialing and operation of the cellular telephone and allow the computer to transmit data via the cellular telephone.

Omni-Modal Technology

          Management anticipates that various wireless communication networks will be available to consumers in the future. Management believes that any portable communications device capable of interacting with more than one telecommunications service provider or radio infrastructure would have significant advantages over a portable unit capable of accessing only a single service provider.

          To enhance the portable product's functionality, Reorganized Spectrum believes that it must develop advanced omni-modal applications software for the mobile user and the client server that enable mobile users to receive and transmit data utilizing existing communication software applications over various wireless networks. Such advanced software would also allow automatic selections based upon the user's current communication needs.

          Examples of some of these controlling factors are desired cost of transmission, quality of connection link, priority on the network, security of data and guaranteed delivery of data/message. Management believes that for remote wireless computing to become a routine business operation, the physical transmission medium (i.e., the wireless infrastructure utilized) must be totally transparent to the user.

     6.   Marketing and Product Plan

          Management believes that the prior Reorganized Spectrum business strategy (reliance on license royalty payments) failed largely due to (i) significantly smaller-than-anticipated growth in the number of cellular data transmission users (which may have been suppressed in part by high Reorganized Spectrum royalty rates) and (ii) unavailable "user friendly" software and support for seamless and reliable transition to wireless data communications. Reorganized Spectrum's Strategic Plan is designed to address and overcome these problems by renegotiating existing license agreements to remove royalty barriers and instituting strategic relationships which seed the market with Reorganized Spectrum technology. This will create the opportunity for Reorganized Spectrum to market software products that encourage the use of wireless data transmission encompassing Reorganized Spectrum technology.

          Reorganized Spectrum anticipates growth in wireless data applications over the next several years based upon current market forecasts. Reorganized Spectrum also believes that a substantial portion of such growth will occur within the corporate marketplace for applications such as automation of field sales forces and the mobile office for professionals. Because Management believes that a significant number of these applications will require notebook computers or similar devices, the Company believes that the number of PC Card modems sold and the projected number of wireless data subscribers are a good indicator of the potential wireless data market size.

          As a result of the existing license grants, the Company estimates that it has at present retained approximately 25% market share for its activation products, the balance of the market share going to licensees. It is management's objective to increase this share by renegotiation of existing key license agreements to include strategic relationships that create the opportunity for Reorganized Spectrum to increase its market share for activation kits as well as establish larger channels of distribution for the company's more advanced software products. Initial products would include client utility software for enhancing cellular communications that would work with existing "client" applications as well as add capabilities where no applications yet exist. Next generation products would enhance the utility possibly through development of a "server" version. This would permit more reliable cellular fax transmission. Building on these products would be development of an "all-in-one" or omni-modal mobile communications package. The first priority of Reorganized Spectrum's new technical leadership will be to define the specifics of these products.

     7.   Competition

          The wireless data communications industry is intensely competitive and is characterized by rapid technological advances.
These advances result in the frequent introduction of new products with increased performance capabilities and significant price/performance improvements.

          Competition in this market is based upon several factors, including product features, price, quality and reliability, service and support, marketing and distribution. Many of Reorganized Spectrum's competitors and potential competitors have more extensive engineering and marketing capabilities and greater financial, technological and personnel resources than does the Company. The Company's manufacturing of cables for activation kits is outsourced and hence no hardware assembly is performed by the Company.

          Management believes that certain of its competitors may be infringing upon the Company's patents and/or may infringe upon patent rights that will be acquired by Reorganized Spectrum by virtue of its pending applications. In addition, certain of the Company's licensees have been granted the right to make or have made and sell activation kits. Reorganized Spectrum's competitiveness is dependent upon its ability to develop and introduce new performance-leading products and technologies and to expand the market for its technology. There can be no assurance that Reorganized Spectrum will be able to maintain its performance leadership as competitive products based upon similar or alternative technologies are introduced.

          The Company has identified the following companies as significant direct competitors or potential direct competitors of Reorganized Spectrum:

          AT&T: Currently, AT&T's Paradyne unit competes directly with the Company as a result of the existing license arrangement between the two companies. AT&T has full rights to (i) Reorganized Spectrum's established and pending technology and (ii) produce competing products, while paying Reorganized Spectrum only relatively modest royalties. The pending breakup of AT&T and its decision to sell Paradyne may create an opportunity for the company with the new Buyer. However, there can be no assurance that this will be accomplished.

          U.S. Robotics/Megahertz: Currently, Megahertz enjoys approximately 50% of PC Card modem sales. The existing license arrangement with Megahertz permits Megahertz to develop its own "activation kits" for its products. U.S. Robotics/ Megahertz and Reorganized Spectrum have entered a settlement of the arbitration filed by Megahertz (see "Chapter 11 Proceedings and Other Recent Developments - Other Recent Developments - Securities Related Litigation," Section IV(B)(2)) and negotiated a revised license agreement favorable to both parties that has been submitted under seal to the Bankruptcy Court and was approved on March 7, 1996.

          Motorola: The Company believes that Motorola has modem products that infringe upon the Company's intellectual property rights and that Motorola is distributing activation kits. As a consequence, on December 6, 1994, the Company filed a lawsuit against Motorola for infringement of claims in six of its patents, covering basic wireless data concepts. Motorola has denied the allegations and has alleged that Reorganized Spectrum's patents are invalid and unenforceable. Spectrum and Motorola have entered into an agreement settling the patent litigation instituted by Spectrum against Motorola in December, 1994. The settlement agreement provides that Spectrum and Motorola will cross-license each other for use of specified intellectual property. Under the agreement, Spectrum will become one of the few entities licensed to distribute communications software that allows the wireless transmission of data utilizing proprietary technology related to certain Motorola cellular telephones. Motorola will be licensed to utilize Spectrum's basic technology in certain modems and modem chipsets. Motorola is one of the world's largest providers of wireless communication, semiconductors and electronic systems and the largest producer of mobile and portable cellular telephones. The confidential agreement is subject to approval by the Bankruptcy Court, with which it has been filed under seal, and a motion seeking such approval has been filed with the Bankruptcy Court and is returnable April 9, 1996.

          In addition, Reorganized Spectrum believes that a number of other companies, many of which have significantly greater resources than the Company, may compete directly or indirectly with Reorganized Spectrum. Reorganized Spectrum will also face competition from alternate technologies.

B.   Certain Risk Factors Affecting Business Plan

          1. Financial Difficulties: The Company's operations have suffered significant operating losses in past years, and the Company filed for bankruptcy protection in January 1995. While Management has implemented a significant cost-reduction program, and is optimistic that the Company's operations will be profitable in the future pursuant to its strategy, there can be no assurance in such regard. Moreover, the Company's revenues from direct-connect product and royalties, on an annualized basis, are only about $1.4 million at this juncture.

          2. Competition: The wireless data communications industry is intensely competitive and is characterized by rapid technological advances. These advances result in the frequent introduction of new products with increased performance capabilities and significant price/performance improvements. Competition in this market is based upon several factors, including product features, price, quality and reliability, service and support, marketing and distribution. Many of Reorganized Spectrum's competitors and potential competitors have more extensive engineering and marketing capabilities and greater financial, technological and personnel resources than does the Company. See "Certain Factors to be Considered - Reorganized Spectrum's Business Plan - Summary of Reorganized Spectrum's Technology," Section IX(A)(5).

          3. Legal Expenses and Risks Associated with Proprietary Technology: The Company has historically spent significant amounts in order to protect and develop its patent rights. For example, in Fiscal 1995 Reorganized Spectrum incurred legal costs of approximately $1.1 million relating to enforcement and development of its proprietary rights. Although Management does not anticipate spending at this rate in the future, there can be no assurance that legal expenses will diminish as the Company continues to protect its proprietary patent rights. Additionally, the ability of Management to successfully implement its Strategic Plan would be severely constrained if certain of its basic patents were deemed invalid or unenforceable.

          4. Unit Sales Forecast: Reorganized Spectrum anticipates that the number of software products and activation packages it will provide will grow to 670,000 by Fiscal 2000. Such forecast is predicated upon a number of assumptions that may not occur. The number of PC Card modems and modem chipsets shipped, as well as the activation rate and wireless data user subscriber rate is subject to market demand and the actions of Reorganized Spectrum's OEM customers. Accordingly, these factors are largely out of Reorganized Spectrum's direct control. Additionally, to the extent competitors become licensed to compete with Reorganized Spectrum or develop greater market presence, Reorganized Spectrum's market share will decline.

          5. Marketing Channels: For the foreseeable future, Reorganized Spectrum intends to deliver its activation kits and software products to market through its OEM licensees, whereby the OEM incorporates Reorganized Spectrum's technology onto a component device and sells Spectrum's activation kits typically under private label. There can be no assurance that the Company will successfully redirect its business and capitalize on these marketing channels.

          6. Pricing: Reorganized Spectrum's software pricing strategy is to maintain relatively competitive prices for the immediate future. While Reorganized Spectrum believes that its pricing assumptions are realistic, changes in its competitors' pricing structure could force Reorganized Spectrum to respond with competitive price reductions.

          7. Renegotiation of Existing Licenses: The Company is in the process of renegotiating its existing license agreements. With certain licensees, the Company is focusing on up front license payments and an opportunity for a strategic relationship. There can be no assurances this will be achieved. Megahertz, a licensee of the Company, U.S. Robotics, the parent of Megahertz and the Company in February 1996 entered into a settlement agreement with respect to all disputes among them. This settlement provides for the payment of a substantial license fee to Spectrum and establishes a framework for a strategic relationship and is contingent upon Bankruptcy Court approval. A hearing before the Bankruptcy Court on this matter was held on March 7, 1996, and the Bankruptcy Court approved the settlement. If the approval is appealed or payment is not made, Spectrum's liquidity will be severely adversely affected and its ability to implement Management's Strategic Plan will be severely hindered.

          8. Certain Litigation: The Company has both an SEC and a federal grand jury investigation of prior management activities pending. Additionally, the Company has several other outstanding lawsuits, including class action litigation. See "Chapter 11 Proceedings and other Recent Developments - Other Recent Developments," Section IV(B). Although the Company believes that it will be able to use the bankruptcy process to resolve these other matters, there can be no assurance in this regard.

          9. Staffing: To achieve its Strategic Plan, the Company will need to fill a number of key positions through recruiting. An important part of the recruiting program will be the hiring of key software and communication specialists. While Management believes it will be successful in this effort, there can be no assurance in this regard.

C.   Major Assumptions

          1.   Product and Licensing Business

          Reorganized Spectrum anticipates that the number of PC
Card modems sold annually in the U.S. will increase from 3.6 million in calendar year 1996 to 7.5 million in calendar year
1999.

          Management believes that it will be able to supply activation mechanisms to 25% of the current market, increasing to approximately 30% in fiscal years 1998 to 2000. Further, the Company estimates that through development of strategic relationships it will be able to increase this percentage market share an additional 5% with advanced software products beginning in fiscal year 1998, increasing to approximately 20% by fiscal year 2000.

          Projected revenues related to activation products and software products are based upon expected market conditions for distribution through the Company's current licensed OEM channels. After product introduction, as is normal with software products, average prices are assumed to decline.

          Projected revenues from licensing are based upon the following assumptions:

          a. Rockwell license fee payments will continue as contracted through the second quarter of fiscal year 1997;

          b. a new Megahertz license agreement will be approved by the Bankruptcy Court by 1996 fiscal year-end;

          c. AT&T royalties will remain relatively constant through the projection period; and

          d. all other royalties will not exceed twice the current royalty stream in fiscal year 2000.

          2.   Cost of Goods Sold

          During the restructuring of the Company, management downsized manufacturing capacity and outsourced this effort. The projections assume that this outsourcing will continue for the projection period.

          3.   Selling, General and Administrative Expenses (All
               Other Operating Expenses)

          Major assumptions relating to administration, licensing, research and development, selling, professional fees
(including bankruptcy related professional fees for fiscal years
1996 and 1997) and all other operating expenses include:

          a. The addition of research and development staff will be made beginning in fiscal year 1997, including the addition of two engineering facilities;

          b. Distribution channels for the Company's products are the current licensed OEMs. Selling is assumed to be transitional to the current licensing staff with an increase in staff starting fiscal year 1999. A marketing leader will be hired in the third quarter of fiscal year 1997;

          c. Bankruptcy related professional fees will substantially end upon the Effective Date following confirmation of the Plan, which is expected to be no later than May 31, 1996;

          d.   There will be minimal or no Post-Effective Date
               Committee expenses, based on the assumption that all litigation and disputes will be resolved by the time of confirmation of the Plan; and

          e. A $300,000 bankruptcy success fee for management and all employees payable in fiscal year 1997, and $600,000 in non-cash expenses associated with stock granted pursuant to the Incentive Deferral Plan to all employees that will be issued in 3 equal semi-annual installments beginning in August 1997. See "Summary of the Plan - Adoption of Certain Compensation Plans" Section VIII(G).

          4.   Other Income

          Other Income for fiscal year 1997 reflects a gain relating to the forgiveness of indebtedness associated with an expected waiver of the holdback portion of professional fees incurred during bankruptcy. Also, the projections assume that cash payments to holders of Class Action Claims, Priority Nontax Claims and Unsecured Claims will not exceed $3.76 million.

          5.   Taxes

          Management's projections assume tax losses incurred during the projected period are carried forward and applied to future tax liabilities. For purposes of the projections, Management has assumed that a substantial portion of its estimated Net Operating Loss Carryforward ("NOLs") of $70.7 million can be applied to future earnings. See "Certain Federal Income Tax Consequences of the Plan," Section XI.

          6.   Balance Sheet Assumptions

          Cash: Management's projections assume that at the Effective Date the Company's cash balance will be $6.8 million for continuing operations.

          Accounts Receivable: Management has assumed a 60-day collection period and bad debt expense equal to 1.5% of sales, based upon historical experience.

          WHILE MANAGEMENT BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL STATEMENTS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES, NO ASSURANCE CAN BE, OR IS BEING, GIVEN THAT THE PROJECTIONS WILL BE REALIZED. REORGANIZED SPECTRUM URGES THAT ALL ASSUMPTIONS DESCRIBED ABOVE BE CAREFULLY CONSIDERED BY HOLDERS OF CLAIMS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

          7.   Excess Class 2 Claims

          The Plan provides that if there are Allowed Class 2 Claims in excess of $3.25 million ("Excess Class 2 Claims"), they will be paid at 100% plus 6% interest in shares of Reorganized Spectrum Common Stock. Taking into account the current book value of the Company and the obligation under the Plan to issue a number of shares of Class A Preferred Stock equal to the number of shares of Reorganized Spectrum Common Stock to be issued and the obligation pursuant to the Plan to reserve additional shares of Reorganized Spectrum Common Stock for issuance under the Incentive Deferral Plan, the ability to pay the Excess Class 2 Claims at 100% plus 6% interest in Reorganized Spectrum Common Stock is based on the assumption that the value of the Excess Class 2 Claims will not exceed $6 million and that the Allowed Amount of Class 4 Claims will equal $0.

D.   Management's Summary Projections

          Management has provided these financial projections for informational purposes only. These financial projections take into account expenditures and payments associated with the consummation of the Plan. The projections involve the use of assumptions and estimates. Accordingly, actual operating results may differ materially from the amounts and estimates included in the accompanying projections.


                   Projected Income Statement
                     (Dollars in Thousands)


                                     Fiscal Year Ending March 31,
                          ----------------------------------------------
                            1996      1997      1998      1999      2000
                          ------    ------    ------    ------    ------
Sales                       $591    $1,000    $4,375    $9,915   $17,100
Cost of Goods Sold           331       500     1,696     3,320     5,062
                         -------   -------   -------   -------   -------
   Gross Profit              260       500     2,679     6,595    12,038
   Gross Margin            44.0%     50.0%     61.2%     66.5%     70.4%
License & Royalty          7,924     1,227       511       606       699

SG&A

   Personnel               2,424     2,657     3,220     3,634     4,784

   Insurance                 892       523       588       603       677

   Rent                      117       190       228       250       300

   Outside Services          176       245       140       140       140

   Professional Fees and
   Bankruptcy Exp          5,878     2,387       410       410       410

   Other                     711       931     1,508     1,733     2,295
                         -------   -------   -------   -------   -------
      Total SG&A          10,198     6,933     6,094     6,770     8,606

     EBITDA              (2,014)   (5,206)   (2,904)       431     4,131

Depreciation and
Amortization                 324       171        95       104       140
                         -------   -------   -------   -------   -------
     EBIT                (2,338)   (5,377)   (2,999)       327     3,991


Other Expenses
  (Income)               (5,882)   (6,928)      (34)      (15)     (115)
                         -------   -------   -------   -------   -------
     Pre-Tax Income        3,544     1,551   (2,965)       342     4,106

Income Taxes                   0         0         0         0         0
                         -------   -------   -------   -------   -------
Net Income (Loss)         $3,544    $1,551  ($2,965)      $342    $4,106
                         =======   =======   =======   =======   =======

                          Projected Balance Sheet
                          (Dollars in Thousands)


                                     Fiscal Year Ending March 31,
                          ----------------------------------------------
                            1996      1997      1998      1999      2000
                          ------    ------    ------    ------    ------
Current Assets
Cash & ST Investments    $12,428    $4,454      $911      $404    $3,064
Accounts Receivable, net   1,403       202       699     1,473     2,414
Inventory                     29        45       339       830     1,688
Other Current Assets         284       286       286       286       286
                         -------   -------   -------   -------   -------
    Total Current Assets  14,144     4,987     2,235     2,993     7,452

Fixed Assets, net            183       212       263       234       295
Other Assets                 360       334       308       282       256
                         -------   -------   -------   -------   -------
    Total Assets         $14,687    $5,533    $2,806    $3,509    $8,003
                         =======   =======   =======   =======   =======


Accounts Payable            $865      $161      $398      $759    $1,147
Accrued Expenses           2,091       477       477       477       477
Working Capital Revolver       0         0         0         0         0
                         -------   -------   -------   -------   -------
    Total Current
     Liabilities           2,956       638       875     1,236     1,624


Liabilities Subject to
  Compromise               8,987         0         0         0         0
                         -------   -------   -------   -------   -------
     Total Liabilities    11,943       638       875     1,236     1,624


Shareholders' Equity       2,744     4,895     1,931     2,273     6,379
                         -------   -------   -------   -------   -------
     Total Liabilities
      & Equity           $14,687    $5,533    $2,806    $3,509    $8,003
                         =======   =======   =======   =======   =======

                   Consolidated Statement of Cash Flows
                          (Dollars in Thousands)

                                     Fiscal Year Ending March 31,
                          ----------------------------------------------
                            1996      1997      1998      1999      2000
                          ------    ------    ------    ------    ------
Cash Flow From
 Operations
Net Income                $3,544    $1,551  ($2,965)      $342    $4,106
Depreciation &
 Amortization                324       171        95       104       140
Deferred Income            (849)         0         0         0         0
Unrealized Gain on
 Marketable Securities       101         0         0         0         0
Gain from Disposition
 of Assets               (2,475)         0         0         0         0
Gain on Debt
 Forgiveness             (2,539)   (6,675)         0         0         0
Deferred Stock Expense         0       600         0         0         0
Net Loss from Write-off
 of Assets & Liabilities     279         0         0         0         0
Cash Generated from
 Working Capital
 Management:
    Accounts Receivable    4,391     1,201     (497)     (774)     (941)
    Inventory                 48      (16)     (293)     (491)     (857)
    Prepaid Expenses          75       (2)         0         0         0
    Other Current Assets   1,460         0         0         0         0
    Accounts Payable     (2,542)     (704)       238       361       387
    Accrued Expenses       (542)     (165)         0         0         0
    Cash used by
     Discontinued
     Operations          (2,140)         0         0         0         0
                         -------   -------   -------   -------   -------
       Cash Flow
        from
        Operations         (865)   (4,039)   (3,422)     (458)     2,835

Cash Flow from Investing
Capital Expenditures        (58)     (173)     (120)      (50)     (174)
Asset Disposition          8,283         0         0         0         0
Investments                    0         0         0         0         0
Cash used by
 Discontinued Operations    (57)         0         0         0         0
                         -------   -------   -------   -------   -------
    Cash Flow from
     Investing             8,168     (173)     (120)      (50)     (174)

Cash Flow from Financing
Liabilities Subject
 to Compromise              (69)   (3,762)         0         0         0
                         -------   -------   -------   -------   -------
    Cash Flow from
     Financing              (69)   (3,762)         0         0         0
                         -------   -------   -------   -------   -------
    Total Cash
     Generated (Used)     $7,234  ($7,974)  ($3,542)    ($508)    $2,661
                         =======   =======   =======   =======   =======



E.   Postconfirmation Liquidity

          Spectrum anticipates that the initial consolidated cash balance of $6.8 million generated from the sale of noncore assets and cash flow from operations will be adequate to meet its postconfirmation liquidity needs. Spectrum's primary use of its cash resources will be to fund ongoing operations and develop enhanced software products.

          Capital expenditures are anticipated to aggregate $0.1 million in fiscal 1996, $0.2 million in fiscal 1997, $0.1 million in fiscal 1998, $0.1 million in fiscal 1999 and $0.2 million in fiscal 2000. Capital expenditures are related primarily to computer and testing equipment needed in Research and Development.

          Spectrum will have no long-term debt when it emerges from bankruptcy therefore should not be burdened by debt service or interest expense.

F.   Other Risk Factors to be Considered

          1.   Payment of Administrative and Priority Claims.

          Under Section 1129(a)(9) of the Bankruptcy Code, for the Bankruptcy Court to confirm the Plan, holders of Administrative Claims and Priority Tax Claims must be paid in cash on the later of the Effective Date or the date on which such Claim is allowed by Final Order the Allowed Amount of their Claims, except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim. Holders of Priority Nontax Claims must be paid in cash in full on the Effective Date.

          To confirm the Plan, the Debtors must have sufficient cash to pay all Administrative Claims and Priority Claims in full on the Effective Date, except to the extent otherwise indicated above. The Debtors believe that they will have sufficient cash to pay all Administrative and Priority Claims in cash on the Effective Date; however, because Administrative Claims continue to accrue, the amount of accrued Administrative Claims is unliquidated and undeterminable at present. Furthermore, the Debtors continue to sustain significant operating losses, and there can be no assurance that the Debtors will have sufficient cash to make the cash payments with respect to Administrative Claims and Priority Claims required under Section 1129 of the Bankruptcy Code as a condition to confirmation. If the Debtors do not have sufficient cash to make the required payments to satisfy Administrative Claims and Priority Claims on the Effective Date, the Debtors may still be able to have the Plan confirmed if the affected holders of such Claims consent to a different treatment of these Claims, such as a reduction thereof, or payment of said Claim through the issuance of Reorganized Spectrum Common Stock. There can be no assurance that any, or a sufficient number of, such holders of Claims will consent to such treatment.

          The Administrative and Priority Claims to be paid as of the Effective Date are estimated to be approximately $2.7 million unless a lesser amount is ordered by the Bankruptcy Court or agreed to with holders of such claims. The $2.7 million will consist of: (i) estimated costs of confirming and implementing the Plan and administering the Debtors' Chapter 11 cases (including unpaid professional fees), and (ii) priority claims for taxes. These claims are expected to be settled as of the Effective Date.

          2.   Lack of Established Market for the Common Stock.

          Existing Spectrum Common Stock is listed over the counter and has a number of market makers. It is currently contemplated that the Company will apply for listing of the Reorganized Spectrum Common Stock on the Nasdaq SmallCap Market shortly following confirmation of the Plan. There can be no assurance that such application will be granted. As a result, no assurance can be given as to the continuation of a liquid market for the Reorganized Spectrum Common Stock or as to the market prices of the Reorganized Spectrum Common Stock that will prevail following confirmation of the Plan.

          3.   Potential Unavailability of Substantial Net
Operating Loss Carryovers.

          The Debtors believe that the Company may have substantial NOLs (as defined below) available that may not be subject to the limitations imposed by section 382 of the Tax Code and therefore may be used to offset a portion of the Company's postreorganization taxable income. The Debtors also believe that the satisfaction of certain Claims should not give rise to discharge of indebtedness income. As discussed in "Certain Federal Income Tax Consequences of the Plan", Section XI, however, the availability of substantial NOLs and the absence of significant discharge of indebtedness income are dependent on a number of factual and legal assumptions as to which there is uncertainty. Accordingly, notwithstanding the foregoing, the Company's NOLs and other tax attributes may be reduced significantly, eliminated or subject to substantial limitations on their utilization pursuant to section 382 of the Tax Code and other provisions. In that case, the Company may incur greater tax liabilities than projected under the Business Plan. A reduction or limitation in the amount of the Company's utilizable NOLs could also adversely affect the value of the Reorganized Spectrum Common Stock.

          4.   Rights of Holders of Class A Stock.

          Under the Amended Spectrum Certificate, the holders of Class A Preferred Stock shall have a liquidation preference over the holders of Reorganized Spectrum Common Stock for two years after the Effective Date pursuant to the following terms. In the event that Reorganized Spectrum becomes insolvent and commences liquidation proceedings within two years of the Effective Date, interests of holders of Class A Preferred Stock will have priority over interests of holders of Reorganized Spectrum Common Stock. At the expiration of the preference period, which will be two years to the date after the Effective Date, Class A Preferred Stock will automatically convert to Reorganized Spectrum Common Stock. Class A Preferred Stock will be voting stock although, for the period that it is in the hands of the Class Action Trustee, it will be voted with the restrictions described in
Section VIII(B)(1)(b), namely, only in the same proportions and manner as the Reorganized Spectrum Common Stock which has been distributed at the time of voting. Secondary market trading by the public in the Class A Preferred Stock will be permitted, subject to generally applicable securities laws, but the Class A Preferred Stock will not (by reason of NASD restrictions) be listed by Reorganized Spectrum on the Nasdaq SmallCap Market or on any other exchange or market.

                            SECTION X

       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

          THE ISSUANCE OF REORGANIZED SPECTRUM STOCK UNDER THE
PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY
CODE AND FEDERAL AND STATE SECURITIES LAWS, WHICH ARE DISCUSSED
IN THIS SECTION.  THIS SECTION SHOULD NOT BE CONSIDERED
APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS RECEIVING
REORGANIZED SPECTRUM STOCK UNDER THE PLAN.

A.   Initial Issuance of Reorganized Spectrum Stock under the
     Plan

          Section 1145 of the Bankruptcy Code provides that the securities registration and/or qualification requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor or its successor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. Accordingly, the initial issuance of the Class A Preferred Stock and the Reorganized Spectrum Common Stock shall be exempt from the registration and/or qualification requirements of federal and state law under section 1145 of the Bankruptcy Code.

B.   Resale of Reorganized Spectrum Stock

     1.   Effect of Applicable Law

          Any person who is not an "underwriter" under section 1145 of the Bankruptcy Code and is not an "affiliate" under SEC Rule 144 and who resells Reorganized Spectrum Common Stock or Class A Preferred Stock need not comply with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The term "underwriter" as used in section 1145 of the Bankruptcy Code includes four categories of persons, which are referred to herein as "controlling persons," "accumulators," "distributors" and "syndicators." The treatment of the four types of underwriters and the treatment of "dealers" are discussed below.

          a. Controlling Persons. "Controlling Persons" are persons who, after the Effective Date, have the power, whether direct or indirect, formal or informal, to control the management and policies of Reorganized Spectrum. Whether a person has such power is a question of fact which depends on certain factors, including the person's equity ownership in Reorganized Spectrum relative to other equity holders, and whether the person, acting alone or in concert with others, has a contractual or other relationship giving that person power over management policies and decisions.

          Based on certain legislative history and applicable no-action letters issued by the SEC staff with respect to section 1145 of the Bankruptcy Code, it appears that any shareholder who beneficially owns less than 1% of Reorganized Spectrum Stock, as calculated in accordance with SEC Rule 13d-3 promulgated under the Exchange Act, generally should not be deemed to be in a control relationship with Reorganized Spectrum solely by reason of such ownership.

          Based on such legislative history and no-action letters, it would also appear that if any shareholder beneficially owns between 1% and 10% of the Reorganized Spectrum Stock, that stockholder may be deemed to be in a control relationship with Reorganized Spectrum, depending upon the facts and circumstances of its particular situation. A shareholder who beneficially owns more than 10% of Reorganized Spectrum Stock is more likely to be deemed a controlling person, but acquiring such status would still depend upon the facts and circumstances of such shareholder's particular case.

          Controlling persons are permitted to resell or otherwise dispose of Reorganized Spectrum Stock only by complying with the registration requirements of the Securities Act or an exemption therefrom. Reorganized Spectrum is currently not aware of any Person who is expected to beneficially own greater than 10% of the Reorganized Spectrum Stock immediately following the consummation of the Plan.

          ANY SUCH SHAREHOLDER SHOULD SEEK THE ADVICE OF ITS OWN
     COUNSEL BEFORE RESELLING ANY REORGANIZED SPECTRUM STOCK.

          In order to resell the Reorganized Spectrum Stock without registration, controlling persons would be required to comply with the restrictions set forth in SEC Rule 144 or another exemption from registration under the Securities Act. It is anticipated that after the Effective Date, Reorganized Spectrum will continue to comply with the reporting requirements under the Exchange Act and thus will be in a position to fulfill the "Current Public Information" requirements of SEC Rule 144(c).

          b. Accumulators and Distributors. "Accumulators" are persons who purchase Claims against the Debtors with a view to distribution of any Reorganized Spectrum Stock to be received under the Plan in exchange for such Claim. "Distributors" are persons who offer to sell Reorganized Spectrum Stock for the holders of such Reorganized Spectrum Stock. In prior bankruptcy cases, the SEC staff has taken the position that resales by accumulators and distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

          c. Syndicators. "Syndicators" are persons who offer to buy Reorganized Spectrum Stock from the holders with a view to distribution, under an agreement made in connection with the Plan, with the consummation of the Plan or with the offer or sale of Reorganized Spectrum Stock under the Plan. The Debtors are not aware of any arrangements for the resale of Reorganized Spectrum Stock which would make any person a Syndicator.

          d. Dealers. "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers, or principals, in the business of offering, buying, selling or otherwise dealing or trading in securities. Once the Reorganized Spectrum Stock becomes publicly traded after the Effective Date, section 4(3) of the Securities Act will exempt transactions in the Reorganized Spectrum Stock by Dealers taking place more than 40 days after the date the Reorganized Spectrum Stock was bona fide offered to the public by the issuer or by or through an underwriter (which date presumably would be no earlier than the first Distribution Date). Within the 40-day period after such date, transactions by Dealers who are stockbrokers are exempt from the 1933 Act pursuant to section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Bankruptcy Court) at or before the time of the transactions.

          THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN PROVISIONS OF SECTION 1145 OF THE BANKRUPTCY CODE AND THE FEDERAL SECURITIES LAWS, AS THEY MAY APPLY TO RECIPIENTS OF REORGANIZED SPECTRUM STOCK PURSUANT TO THE PLAN. THIS DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE SECURITIES OR "BLUE SKY" LAWS OR FOREIGN SECURITIES LAWS. EACH RECIPIENT OF REORGANIZED SPECTRUM STOCK IS STRONGLY URGED TO SATISFY ITSELF THROUGH CONSULTATION WITH ITS OWN LEGAL ADVISORS AS TO WHETHER ANY RESALES OR OTHER TRANSACTIONS IN REORGANIZED SPECTRUM STOCK ARE LAWFUL UNDER THE FEDERAL AND STATE OR OTHER SECURITIES LAWS.

          THE DEBTORS HAVE NOT SOUGHT A "NO-ACTION" LETTER FROM
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

          THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     2.   Effect of Amended Spectrum Certificate

          Any purported transfer of Reorganized Spectrum Stock will be subject to the restrictions on transferability found in the Amended Spectrum Certificate. The Amended Spectrum Certificate limits for a period of three years after the Effective Date the transfer of shares of Reorganized Spectrum Stock and other interests that would be treated as stock of Reorganized Spectrum under the Tax Code or applicable IRS regulations that would cause either a person or an entity to become a Five Percent Shareholder (see "Summary of the Plan - Certain Features of the Amended Reorganized Spectrum
Certificate - The Restriction on Transfer of Reorganized Spectrum Stock Provision," Section VIII(C)(10)) or increase a Five Percent Shareholder's percentage ownership interest in Reorganized Spectrum. This restriction is intended to prevent transfers of stock of Reorganized Spectrum from triggering an "ownership change," as defined in section 382 of the Tax Code, which would result in the limitation of certain potential tax benefits available to Reorganized Spectrum. This restriction may be waived by the Board of Directors of Reorganized Spectrum if, in its judgment, the proposed transfer does not increase the risk that the use of such tax benefits will be limited. It is anticipated that limited waivers to this restriction will be granted with respect to Reorganized Spectrum Common Stock covered by the Incentive Deferral Plan and the Stock Incentive Plan. Certificates representing shares of Reorganized Spectrum Stock and such other securities of Reorganized Spectrum will bear an appropriate legend with respect to such restrictions. See "Certain Federal Income Tax Consequences of the Plan," - Section XI ( ); "Summary of the Plan - Certain Features of the Amended Spectrum Certificate - The Restriction on Transfer of Reorganized Spectrum Stock Provision," Section VIII(C)(10); and Exhibit I attached hereto.

                           SECTION XI

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MORE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND HOLDERS OF CLAIMS AND INTERESTS. HOWEVER, NO RULING HAS BEEN SOUGHT FROM THE IRS WITH RESPECT TO THE PLAN, AND NO ASSURANCE CAN BE GIVEN AS TO THE TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS. MOREOVER, THE TAX CONSEQUENCES TO INDIVIDUAL HOLDERS OF CLAIMS MAY VARY DEPENDING ON INDIVIDUAL CIRCUMSTANCES.

A.  Tax Consequences to the Debtors

          1. Debtor's Existing Tax Attribute. As discussed above, the Debtors have substantial NOLs which may be available to offset income of Reorganized Spectrum after the Plan. However, whether and to what extent such NOLs may be utilized by Reorganized Spectrum depends upon the application of section 382 of the Internal Revenue Code, as discussed further below.

          As of the end of the fiscal year ended March 31, 1995, the Debtors had approximately $70,668,000 of NOLs. Of these NOLs, approximately $56,411,000 were already subject to limitation under section 382. Thus, even after reduction for cancellation of indebtedness income realized in the reorganization, it is anticipated that substantial NOLs will be available to Reorganized Spectrum in the future without limitation under section 382 unless Reorganized Spectrum becomes subject to section 382 in the future, either as a result of the reorganization or otherwise. These NOLs expire between 2001 and 2010 if not used.

          2.  Matters Affecting Utilization of Debtors' Tax
Attributes.

          a.  "Ownership Change" Under Tax Code Section 382.
Section 382 (in conjunction with section 383) of the Tax Code provides in general that, following an "ownership change" with respect to the stock of a corporation, the corporation's ability to utilize its existing NOLs, general business credit carryovers and other tax attributes will be subject to stringent limitations unless section 382(1)(5) (the "Bankruptcy Exception") (discussed below) is available.

          Very generally, an ownership change within the meaning of section 382 occurs when the percentage of stock (determined on the basis of value) owned by one or more Five Percent Shareholders has increased by more than 50 percentage points (in relation to the corporation's total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such Five Percent Shareholders at any time during the applicable "testing period". The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. In general, for purposes of determining stock ownership and the aggregate amount of stock outstanding, special rules apply for options and rights that are similar to options, and broad constructive ownership and attribution rules apply. Also, all persons holding less than 5% of the value of the corporation's stock generally are treated as a single Five Percent Shareholder. An ownership change can occur as a result of, among other things, the purchase or sale of stock by or to a Five Percent Shareholder, an issuance of stock by the corporation (whether or not any particular shareholder holds 5% of the value of the corporation's stock), or the redemption of stock by the corporation. Although the matter is not free from doubt, it is anticipated that the implementation of the Plan will cause an ownership change.

          b. Effect of Tax Code Section 382. Unless the Bankruptcy Exception applies, a corporation may use pre-ownership change NOLs in any taxable year following an ownership change only up to an amount equal to its "section 382 limitation" (described below) for that taxable year. The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the long-term tax-exempt bond rate as determined at the time of the ownership change and (ii) the value of the corporation immediately before the ownership change. In general, in the case of a corporation undergoing an ownership change in a bankruptcy proceeding, the value of the corporation is increased to reflect the increase (if any) in its value resulting from any surrender or cancellation of creditors' claims in the transaction unless the Bankruptcy Exception applies. If the section 382 limitation applies with respect to an ownership change, and the corporation does not continue its historic business (as defined in the regulations under the Tax
Code) during the two year period following the date of such ownership change, the NOLs are eliminated in their entirety.

          If the corporation's taxable income in a given year exceeds the section 382 limitation, the excess is subject to federal income tax (except to the extent such taxable income is attributable to certain "built-in gains" of the corporation). NOLs not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, that excess will increase the section 382 limitation in future taxable years.

          The section 382 limitation also applies in the case of a corporation that has net unrealized built-in losses (i.e., if the aggregate adjusted basis of the corporation's assets at the time of the ownership change exceeds the fair market value of such assets) in excess of a de minimis threshold amount, so as to limit the corporation's utilization of such built-in losses that are realized during the five-year period after the ownership change. This rule also applies to deductions that have accrued economically prior to the ownership change but are recognized for tax purposes after the ownership change. Rules similar to those under section 382 apply under section 383 to restrict a corporation's utilization of business credit carryovers and other tax attributes after an ownership change.

          In general, if the Bankruptcy Exception does not apply, the operation of section 382 may severely restrict the amount of NOLs that may be utilized by Reorganized Spectrum after the Effective Date in any given taxable year.

          c. The Bankruptcy Exception under Tax Code Section 382(l)(5). The Bankruptcy Exception provides that the section 382 limitation does not apply if a corporation that is otherwise subject to section 382 is under the jurisdiction of a court in a case under the Bankruptcy Code and the shareholders and "qualified creditors" of the corporation together own 50% or more of the value and voting power of the reorganized corporation after the ownership change as a result of being shareholders or creditors immediately before the ownership change. "Qualified creditors" include (i) persons who were creditors at least 18 months before the date of Chapter 11 petition was filed and (ii) holders of claims which arose in the ordinary course of business who have at all times held the beneficial interest in such trade claims. Regulations with respect to the Bankruptcy Exception provide that creditors with respect to liabilities relating to the breach of a statutory duty constitute qualified creditors.
If this exception applies, the use of the corporation's NOLs is not subject to the section 382 limitation, but the NOLs are reduced by the amount of interest relating to any indebtedness which is converted into stock and for which the corporation claimed a deduction during the three-year period preceding the taxable year of the ownership change plus the portion of the year of the ownership change prior to the effective date of the plan of reorganization. However, under the Bankruptcy Exception, if there were a second ownership change during the two-year period following the ownership change that results from the plan of reorganization, the NOLs and other tax attributes of a corporation would be subject to a section 382 limitation of zero for all taxable years ending after the date of the second ownership change (thereby, in effect, eliminating entirely the corporation's ability thereafter to utilize such tax attributes).

          The Bankruptcy Exception automatically applies if its requirements are satisfied. A debtor, however, has the option of filing an election not to have the Bankruptcy Exception apply with the filing of its tax return for the year of the ownership change. If the election is made, the section 382 limitation will apply. It is currently anticipated that the Bankruptcy Exception will apply in this case, and that the election not to have the Bankruptcy Exceptions apply will not be made. However, the applicability of the Bankruptcy Exception under these circumstances is not absolutely free from doubt, and as noted above no ruling has been sought from the IRS with respect to the Plan of Reorganization.

          d. Subsequent Ownership Changes. As described above, if the Bankruptcy Exception applies to Reorganized Spectrum and a second ownership change were to occur during the two-year period following the ownership change that results pursuant to the Plan, the section 382 limitation would be zero for all taxable years ending after the date of the second ownership changes, thereby eliminating in effect the ability of Reorganized Spectrum thereafter to utilize the NOLs. In order to minimize the likelihood that a second ownership change would occur and would adversely affect the shareholders of Reorganized Spectrum, the Plan incorporates certain restrictions on the transferability of stock as described above. There can be no assurance, however, that these restrictions will in fact prevent an ownership change that could adversely affect the shareholders of Reorganized Spectrum.

          e. Tax Code Section 269. Notwithstanding a corporation's compliance with the rules described above, the IRS is authorized under Tax Code section 269 to disallow any deduction, credit or other allowance (including the use of NOLs and business credit carryovers) if control of a corporation is acquired principally for tax avoidance purposes. Under section 269, "control" is regarded as the ownership of stock possessing at least 50% of the total combined voting power or value of all classes of stock. The existence of a principal tax avoidance motive by persons acquiring control of Reorganized Spectrum would be primarily a question of fact.

          f. Discharge of Indebtedness. Under the Tax Code, a taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have given rise to a deduction. However, such amounts are not included in income where the discharge of indebtedness is pursuant to a plan approved by the court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness which would otherwise have been required to be included in income will be applied to reduce certain tax attributes of the taxpayer in the following order: NOLs, general business credit carryovers, capital loss carryovers, the taxpayer's basis in property and foreign tax credit carryovers.

          The satisfaction of Claims in Chapter 11 generally will give rise to discharge of indebtedness and a reduction in Reorganized Spectrum's tax attributes indebtedness unless the discharged Claims are not satisfied for less than the amount of such claims, the Claims do not constitute indebtedness for U.S. federal income tax purposes or the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amount has not already been claimed. Although same cancellation of indebtedness income may be realized in the reorganization, it is anticipated that substantial NOLs will remain after such recognition of income.

B.  Tax Consequences to Creditors.

          1. Creditors Receiving Only Cash. A Creditor that receives only cash pursuant to the Plan will generally be required to recognize gain or loss equal to the difference between the Creditor's basis in the Claim and the amount of consideration allocable thereto (other than consideration allocable to accrued interest, as discussed in paragraph 3 below). The character of any recognized gain or loss will depend upon the status of the Creditor, the nature of the Claim in its hands and its holding period.

          2. Creditors Receiving Common Stock. The federal tax consequences of the implementation of the Plan to a creditor that receives Common Stock will depend primarily on whether the creditor's Claim constitutes a "security" for federal income tax purposes (hereinafter referred to as a "tax security"). Whether a Claim constitutes a tax security is based on the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, claims arising out of the extension of trade credit or litigation will not constitute tax securities. Instruments with a five-year term or less also rarely qualify as tax securities. On the other hand, bonds or debentures with an original term of at least ten years have generally been considered to be tax securities. A holder of a Claim that constitutes a tax security that exchanges its tax securities solely for Common Stock pursuant to the Plan will not recognize gain or loss on the exchange except (as discussed below) to the extent, if any, such Common Stock is attributable to interest accrued after the beginning of its holding period. Notwithstanding the foregoing, if a holder of a Claim which constitutes a tax security receives, in addition to Common Stock, cash or other property, such holder may recognize gain (but not loss) but only to the extent of the cash or other property received. Such gain would be capital gain if the Claim was a capital asset in the hands of the holder. A holder's aggregate tax basis in any Common Stock received under the Plan in respect of a Claim constituting a tax security (except for any amounts allocable to interest) will generally equal the holder's basis in the Claim, decreased by the value of any cash and other property received in the exchange (other than in respect of interest) will generally include the holder's holding period of the Claim surrendered. A holder of a Claim not constituting a tax security that receives cash and/or property in satisfaction of such Claim will generally recognize gain or loss measured by the difference between the amount realized and such holder's tax basis in the Claim. The amount realized will equal the aggregate fair market value of the property distributed to such creditor (to the extent not allocable to interest). The character of any recognized gain or loss will depend on the status of the holder, the nature of the Claim in its hands and its holding period. Subject to paragraph 3 below, such holder's tax basis in New Common Stock or other property received in satisfaction of a Claim that does not constitute a tax security will generally equal the fair market value of such stock or other property at the time gain or loss is recognized.

          The precise treatment of the Class Action Trust and Class Plaintiffs is not free from doubt. In particular, it is not clear whether such Class Plaintiffs should recognize any income with respect to the receipt of Class A Preferred Stock and the timing of the recognition of such income if any. Because individual circumstances may differ significantly, such persons should consult their own tax advisors.

          3. Treatment of Interest. A creditor that, under the applicable accounting method, was not required to include in income accrued but unpaid interest attributable to its Claim will be treated as receiving ordinary interest income to the extent consideration received is allocable to such interest. This treatment applies regardless of whether that creditor realizes an overall gain or loss as a result of the exchange of its Claim. A creditor that had previously included in income accrued but unpaid interest attributable to its Claim will recognize a loss (generally deductible in full against ordinary income) to the extent such accrued but unpaid interest is not satisfied in full.

          For purposes of the above discussion, "accrued" interest means interest that was accrued while the underlying
Claim was held by the creditor.

          It is unclear how a Creditor who receives consideration with respect to a Claim which is less than the amount of the Allowed Claim should allocate such consideration between principal and interest. It appears likely that the IRS would require that the consideration be allocated proportionately between the portion of the Allowed Claim representing principal and the portion of the Allowed Claim representing interest.

                           SECTION XII

        CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

          The following are conditions precedent to Confirmation:

     1. A Final Order of the Bankruptcy Court is entered granting the Motion for Substantive Consolidation of Spectrum and Cellular.

     2. A Final Order of the District Court is entered granting approval of the Class Action Settlement Motion.

     3.   The Debtors are successful in the Home Action.

          Reorganized Spectrum may waive any of the foregoing conditions at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to confirm the Plan. If prior to the Confirmation Hearing the District Court has not entered a Final Order approving the Class Action Settlement and Spectrum waives the condition precedent to Confirmation requiring such approval, Spectrum acknowledges that the nondebtor parties to the Class Action reserve all rights to object to Confirmation on the grounds that the Plan, absent such settlement, does not and cannot comply with one or more of the requirements to Confirmation set forth in Section 1129(a) of the Bankruptcy Code. The Debtors neither concede nor deny that such an objection would prevail.


                          SECTION XIII

                    CONFIRMATION OF THE PLAN

A.   Confirmation Hearing

          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for May 3, 1996, at 9:30 a.m. Eastern Standard Time, in Courtroom 313, United States Courthouse, 75 Clinton Street, Brooklyn, New York. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the confirmation hearing or any adjournment hereof.

          Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served by hand or by Federal Express on, so received by, each of the Proponents, together with proof of service, on or before 5:00 p.m., Eastern Standard Time, on April 22, 1996. Counsel upon whom objections must be served are:

          George Weisz, Esq.
          Cleary, Gottlieb, Steen & Hamilton
          Attorneys for Reorganized Spectrum Information
          Technologies, Inc. et al., the Debtors and Debtors in
          Possession
          One Liberty Plaza
          New York, New York  10006

          and

          Michael P. Richman, Esq.
          Mayer, Brown & Platt
          Counsel to the Creditors Committee
          1675 Broadway
          New York, New York  10019

          and

          Alfred Dimino, Esq.
          Office of the United States Trustee
          825 East Gate Boulevard, Suite 304
          Garden City, New York 11530

Objections to confirmation of the Plan are governed by Bankruptcy
Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED
AND FILED IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.   Requirements for Confirmation of the Plan

          At the confirmation hearing, the Bankruptcy Court shall determine whether the Bankruptcy Code's requirements for confirmation of the Plan have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. As set forth in section 1129(a) of the Bankruptcy Code, these requirements are as follows:

          1. The Plan complies with the applicable provisions of the Bankruptcy Code.

          2. The Proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

          3. The Plan has been proposed in good faith and not by any means forbidden by law.

          4. Any payment made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the case, or in connection with the Plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

          5. (a) (i) The Proponents of the Plan have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the Debtors under the Plan; and

          (ii) the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

          (b) the Proponents of the Plan have disclosed the identity of any insider that will be employed or retained by the reorganized Debtors, and the nature of any compensation for such insider.

          6. Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.

          7. With respect to each impaired class of Claims or Interests --

          (a)  each holder of a Claim or Interest of such class:

          (i)  has accepted the Plan; or

          (ii) will receive under the Plan on account of such Claim or Interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date; or

          (b) if section 1111(b)(2) of the Bankruptcy Code applies to the Claims of such class, each holder of a Claim of such class will receive or retain under the Plan on account of such Claim property of a value, as of the effective date of the Plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such Claims.

          8.   With respect to each Class of Claims or
Interests --

          (a)  such Class has accepted the Plan; or



          (b)  such Class is not impaired under the Plan; or

          (c)  the test of section 1129(b) has been met (see
          "Confirmation of the Plan-Cramdown," Section XIII(E)).

          9. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that --

          (a)  with respect to a Claim of a kind specified in
     section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the Effective Date of the Plan, the holder of such Claim will receive on account of such Claim cash equal to the allowed amount of such Claim;

          (b) with respect to a Class of Claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5),
     507(a)(6) or 507(a)(7) of the Bankruptcy Code, each holder of a Claim of such class will receive --

               (i) if such Class has accepted the Plan, deferred cash payments of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; or

               (ii) if such Class has not accepted the Plan, cash on the Effective Date of the Plan equal to the allowed amount of such Claim; and

          (c)  with respect to a Claim of a kind specified in
     section 507(a)(8) of the Bankruptcy Code, the holder of a Claim will receive on account of such Claim deferred cash payments, over a period not exceeding six years after the date of assessment of such Claim of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim.

          10. If a class of Claims is impaired under the Plan, at least one class of Claims that is impaired has accepted the Plan, determined without including any acceptance of the Plan by any insider.

          11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

          12. All fees payable under 28 U.S.C. section 1930, as determined by the court at the hearing on confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

          13. The Plan provides for the continuation after its Effective Date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

          The Proponents believe that the Plan satisfies all of the statutory requirements of Chapter 11, that they have complied or will have complied with all of the requirements of Chapter 11, and that the proposal of the Plan is made in good faith.

          The Proponents believe that the holders of all Claims and Interests impaired under the Plan will receive payments or distributions under the Plan having a present value as of the Effective Date in amounts not less than the amounts likely to be received by such holders if Debtors were liquidated in a case under Chapter 7. In particular, as set forth in Exhibit F, in a liquidation, Interest holders would receive no distribution on account of their Interests. At the Confirmation Hearing, the Bankruptcy Court will determine whether holders of Claims and Interests would receive distributions under the Plan not less than the amount they would receive in a liquidation under Chapter 7.

          The Proponents also believe that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Debtors or any successor to Debtors under the Plan. According to Debtors' business projections, they will have sufficient postconfirmation financing, earnings and cash flow from continuing operations with which to meet the ongoing financial needs of their businesses.

C.   Definition of Impairment

          A Class of Claims or interests is Impaired under a plan of reorganization unless, as set forth in section 1124 of the Bankruptcy Code, with respect to each Claim or Interest of such Class, the Plan:

          1. leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or

          2. notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default --

               (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

               (b) reinstates the maturity of such claim or interest as such maturity existed before such default;

               (c)  compensates the holder of such claim or
          interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

               (d)  does not otherwise alter the legal,
          equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.


D.   Vote Required for Class Acceptance

          Section 1126 of the Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in amount, and more than one-half in number, of the claims of that Class that actually cast ballots for acceptance or rejection of the plan. Thus, class acceptance takes place only if two-thirds in amount and a majority in number of the holders of Claims voting cast their ballots in favor of acceptance. Under the Bankruptcy Code, a class of Interests is deemed to have accepted the Plan if the Plan is accepted by holders of such Interests that hold at least two-thirds in amount of the Allowed Interests in such class that have voted on the Plan.

E.   Cramdown

          The Bankruptcy Court may confirm the Plan at the request of the Proponents if, as to each impaired Class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests.

          "Fair and equitable" has different meanings with respect to the treatment of secured and unsecured claims. As set forth in section 1129(b)(2) of the Bankruptcy Code, those meanings are as follows:

          1. With respect to a class of secured claims, the plan provides --

               (i)(I) that the holder of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims; and

                (II)     that each holder of a claim of such
          class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property;

               (ii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (i) or (iii) of this subparagraph; or

               (iii)     for the realization by such holders of
          the indubitable equivalent of such claims.

          2.   With respect to a class of unsecured claims --

               (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

               (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

          3.   With respect to a class of interests --

               (i) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or

               (ii) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

               The Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired class of Claims or Interests.

F. Certain Effects of Confirmation of the Plan by the Bankruptcy Court

          1. Continuing Jurisdiction of the Bankruptcy Court. If the Plan is confirmed, the Bankruptcy Court will retain all legally permissible jurisdiction over all matters necessary to ensure that the purposes and intent of the Plan are carried out until such time as the Plan has been fully consummated through the entry of a final decree completely closing the Chapter 11 Cases.

          Unless otherwise provided by order of the Bankruptcy Court, all injunctions or stays provided for in the Chapter 11 Cases and in effect on the date of entry of the Confirmation Order will remain in full force and effect until the Effective Date of the Plan.

          2. Discharge of Claims Against the Debtors. The rights afforded in the Plan and the treatment of all holders of Claims or Interests in the Plan will be in exchange for and in complete satisfaction of all Claims or Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, against the Debtors. Except as otherwise provided in the Plan, on the Effective Date, all Claims against and Interests in the Debtors will be satisfied in full exchange for the consideration, if any, provided for in the Plan. All persons and entities will be precluded from asserting against the Debtors, their successors (including Reorganized Spectrum and the Plan Administrator) or their respective assets or properties, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

          The Confirmation Order will provide, among other things, that except as otherwise expressly provided in the Plan, all persons and entities who have held, hold or may hold Claims against or Interests in any of the Debtors are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against Reorganized Spectrum, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against Reorganized Spectrum, (c) creating, perfecting, or enforcing any encumbrance of any kind against Reorganized Spectrum or against the property or interests in property of Reorganized Spectrum, with respect to any such Claims, and
(d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from Reorganized Spectrum or against the property or interests in property of Reorganized Spectrum, with respect to any such Claim. Upon confirmation of the Plan, its provisions will bind the Debtors and all their respective creditors and Interest holders, whether or not they have filed proofs of Claims or Interests or have accepted the Plan. The nondebtor defendants in the Class Action Settlement may request, as an element integral thereto, that the discharge and release provisions of the Plan as described above be extended to such defendants, to achieve the concepts of equity and finality which underlie the agreements in principle upon which the Class Action Settlement shall be based.

          3. Disallowance of Contribution Claims. Except as otherwise provided in the Plan, the Confirmation Order will provide that any Claim for reimbursement, indemnification, contribution or subrogation of an entity that is liable with the Debtors on, or that has secured, the Claim of a Creditor not disallowed by a prior order of the Bankruptcy Court, will be disallowed to the extent (a) such Creditor's Claim against the Debtors is disallowed, (b) such Claim for reimbursement, indemnification, contribution or subrogation is contingent as of the Confirmation Date or (c) such entity asserts a right of subrogation to the rights of such Creditor under section 509 of the Bankruptcy Code. If prior to the Confirmation Hearing the District Court has not entered a Final Order approving the Class Action Settlement and Spectrum waives the condition precedent to Confirmation requiring such approval, Spectrum acknowledges that the nondebtor parties thereto reserve all rights to oppose the Debtors' efforts to reject, terminate and be discharged from indemnification obligations which existed as of the Petition Date, and to preserve any claims for reimbursement or contribution to which they are entitled under Section 502(e)(2) of the Bankruptcy Code; however, the Debtors reserve all rights to object to or otherwise oppose allowance of such claims.

          4. Rights of Subordination. The right of any Claimant or the Debtors to enforce any subordination rights which it has or may have against another Claimant, whether arising by contract or by law will not be impaired, except to the extent as may be otherwise provided for by an order of the Bankruptcy Court as a result of a Class Action Settlement or compromise, or otherwise. All rights of subordination arising under section 510 of the Bankruptcy Code are to be preserved without impairment.

          5. Exclusions of Liability. Except for their own gross negligence or willful misconduct, but subject to the discharge of Claims pursuant to the Confirmation Order, neither the Debtors, nor the directors, officers, employees or agents or professionals of the foregoing, will be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, the Plan, this Disclosure Statement or any exhibit thereto or hereto, or be liable to any person or entity for any action taken or omitted by them in the Chapter 11 Cases or otherwise in connection with their duties and each Claim or Interest holder is enjoined from asserting any claim or cause of action relating to the foregoing.

          6.   Payment of Fees and Expenses.

                    a.   Professional Fees and Expenses.  The
          reasonable and necessary professional fees and expenses incurred by the Debtors, Reorganized Spectrum, the Disbursing Agent, the Creditors' Committee from and after the Effective Date in connection with the consummation and implementation of the Plan shall be paid by the Disbursing Agent in the ordinary course of business without further order of the Bankruptcy Court; provided, however, that any unresolved dispute as to such professional compensation and reimbursement of expenses shall be submitted to (and resolved by) the Bankruptcy Court.

                    b.   United States Trustee's Fees.  All fees
          due and owing to the United States Trustee under 28
          U.S.C. Section 1930 will be paid on the Effective Date, or as soon thereafter as may be practicable.

                    c.   Post-Effective Date Committee Fees and
          Expenses. Members of the Post-Effective Date Committee will be compensated for their reasonable and necessary expenses incurred in the performance of their duties by Reorganized Spectrum, and the reasonable fees and expenses of the attorneys retained by the Post-Effective Date Committee will be paid by Reorganized Spectrum. Such payment and reimbursement of fees and expenses shall be subject to determination and allowance by the Bankruptcy Court if Reorganized Spectrum objects to any such fees and expenses.

          7. Amendments and Modifications. The Plan may be amended or modified before the Effective Date only by Reorganized Spectrum or, following the Effective Date, only by Reorganized Spectrum to the extent provided in section 1127 of the Bankruptcy Code.

          In addition, Reorganized Spectrum reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If Reorganized Spectrum revokes or withdraws the Plan, or if Confirmation of the Plan does not occur, then the Plan shall be null and void and nothing contained herein shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, Reorganized Spectrum, or (2) prejudice in any manner the rights of Reorganized Spectrum or holders of Claims or Interests in any further proceedings involving Reorganized Spectrum.

                           SECTION XIV

      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

          The Proponents believe that the Plan affords holders of Claims the potential for the greatest realization on Debtors' assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed the alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) alternative plans of reorganization; or (c) liquidation of Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.   Continuation of the Cases

          If the Debtors remain in Chapter 11, they would remain subject to the restrictions imposed by the Bankruptcy Code and would continue to face constraints as a result of continued operating losses and professional fees while in bankruptcy. It is unlikely that the Debtors would be able to generate positive cash from operations, or that the Debtors would have or be able to obtain sufficient resources if the Plan were not confirmed. For a discussion of the Debtors' liquidity and capital resources, see "Selected Operating and Financial Data -- Liquidity and Capital Resources" Section VI(D).

B.   Alternative Plans of Reorganization

          If the Plan is not confirmed, the Debtors, or, subject to further determinations by the Bankruptcy Court as to extensions of exclusivity under the Bankruptcy Code, any party in interest in the Chapter 11 Cases, could attempt to formulate and propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination thereof. Based on the Debtors' current cash position and due to continuing significant operating losses, there can be no assurance that the Debtors will have sufficient cash to support operations until such plan or plans are confirmed and implemented, and there can be no assurance that the Debtors would be able to obtain additional funding necessary to continue operations until such time.

C.   Liquidation under Chapter 7 or Chapter 11

          If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In Chapter 7 cases, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective holders of Claims against Debtors in accordance with the priorities established by the Bankruptcy Code.

          Under Chapter 7, a secured creditor whose claim is fully secured would be entitled to full payment, including interest, from the proceeds of the sale of its collateral.
Unless its claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its claim in full would be entitled to assert an unsecured claim for its deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors. Funds, if any, remaining after payment of secured claims and priority claims would be distributed pro rata to general unsecured creditors.

          Proponents believe that liquidation under Chapter 7 would result in substantial diminution of the value of the Debtors' estates because of additional administrative expenses involved in the appointment of trustees and attorneys, accountants and other professionals to assist such trustees; additional expenses and claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of executory contracts in connection with a cessation of Debtors' operations; and failure to realize the greater going concern value of Debtors' assets.

          The Debtors may also be liquidated pursuant to the provisions of a Chapter 11 plan. In a liquidation under Chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in liquidations under Chapter
7. Thus, Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in greater losses being incurred prior to completing any sale. Further if a trustee were not appointed, because a trustee is not required in a Chapter 11 case, expenses for professional fees would likely be lower than in a Chapter 7 case, but any distribution to the holders of claims under a Chapter 11 liquidation plan probably would be delayed substantially.

          Proponents have considered liquidation in the context of a Chapter 11 case and their liquidation analysis is attached hereto as Exhibit F. In the analysis, Proponents have taken into account the nature, status and underlying value of the assets, the ultimate realizablevalue of their assets and the extent to which such assets are subject to liens and security interests. Based on this analysis, it is apparent that a liquidation of each of Debtors' assets would produce substantially less value for distribution to the Impaired Classes than that recoverable in each instance under the Plan with the possible exception of Class 2 and Class 2 claimants would receive no greater distribution on liquidation than they will receive under the Plan. Moreover, for the reasons discussed above, under a Chapter 7 liquidation there would be no greater recovery to unsecured creditors than under the Chapter 11 liquidation analyses.

                           SECTION XV

                           CONCLUSION

          All holders of Claims against Debtors are urged to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by April 22, 1996.


                              SPECTRUM INFORMATION TECHNOLOGIES,
                              INC., DEBTOR AND DEBTOR IN
                              POSSESSION


DATED:  3/18/96               By:  s/ Donald J. Amoruso
                                 -------------------------------
                                  Donald J. Amoruso
                                  Chief Executive Officer
                                  and Chairman of the Board


                              SPECTRUM CELLULAR CORPORATION,
                              DEBTOR AND DEBTOR IN POSSESSION


DATED:  3/18/96               By:  s/ Donald J. Amoruso
                                 -------------------------------
                                  Donald J. Amoruso
                                  Chief Executive Officer
                                  and Chairman of the Board

Submitted by:

CLEARY, GOTTLIEB, STEEN &
  HAMILTON


   s/ George Weisz
- -----------------------------
  George Weisz (GW 7120)
  A Member of the Firm

  One Liberty Plaza
  New York, New York  10006

  (212) 225-2000

Attorneys for Reorganized Spectrum
Information Technologies, Inc. and
Reorganized Spectrum Cellular Corporation
Debtors and Debtors in Possession

                                                        EXHIBIT A
UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK


- ----------------------------------------x
                                        :
In re                                   :  Chapter 11 Case Nos.
SPECTRUM INFORMATION TECHNOLOGIES, INC. :  195 10690 260
and SPECTRUM CELLULAR CORPORATION       :  195 10693 260
                                        :
                  Debtors.              :
                                        :
                                        :
- ----------------------------------------x

 --------------------------------------------------------------

        THIRD AMENDED CONSOLIDATED PLAN OF REORGANIZATION
       PROPOSED BY SPECTRUM INFORMATION TECHNOLOGIES, INC.
    AND SPECTRUM CELLULAR CORPORATION, DEBTORS IN POSSESSION
                  DATED AS OF:  MARCH 18, 1996

 --------------------------------------------------------------


                                   SPECTRUM INFORMATION
                                   TECHNOLOGIES, INC. and
                                   SPECTRUM CELLULAR CORPORATION,
                                   Debtors and
                                   Debtors in Possession
                                   Donald J. Amoruso
                                   Chief Executive Officer and
                                   Chairman of the Board of
                                   Directors
                                   2700 Westchester Avenue
                                   Purchase, New York 10577
                                   (914) 251-1800

                                   CLEARY, GOTTLIEB, STEEN &
                                   HAMILTON
                                   George Weisz
                                   Barry M. Fox
                                   Arthur H. Kohn
                                   Shari Siegel
                                   Mary M. McDonald
                                   Mary P. Watson
                                   One Liberty Plaza
                                   New York, New York 10006
                                   (212) 225-2000

                                   Attorneys for Spectrum
                                   Information Technologies, Inc.
                                   and Spectrum Cellular
                                   Corporation
                                   Debtors and Debtors in
                                   Possession

                        TABLE OF CONTENTS
                                                             Page
      INTRODUCTION . . . . . . . . . . . . . . . . . . . . .   1

     I.  DEFINITIONS, INTERPRETATION AND RULES
         OF CONSTRUCTION . . . . . . . . . . . . . . . . . .   1
         A.  Definitions.. . . . . . . . . . . . . . . . . .   1
         B.  Interpretation, Rules of Construction,
             Computation of Time, and Choice of Law. . . . .   8
    II.  DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS. . .   9

         A.  Class 1:  Priority Nontax Claims. . . . . . . .   9
         B.  Class 2:  Unsecured Claims. . . . . . . . . . .   9
         C.  Class 3:  Class Action Claims . . . . . . . . .  10
         D.  Class 4:  Other Securities Claims . . . . . . .  10
         E.  Class 5:  Equity Interests. . . . . . . . . . .  10
         F.  Class 6:  Equitably Subordinated Claims . . . .  10

   III.  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS. . . .  10
         A.  Unclassified Claims . . . . . . . . . . . . . .  10
         B.  Class 1 - Priority Nontax Claims. . . . . . . .  11
         C.  Class 2 - Unsecured Claims. . . . . . . . . . .  11
         D.  Class 3 - Class Action Claims . . . . . . . . .  13
         E.  Class 4 - Other Securities Claims . . . . . . .  13
         F.  Class 5 - Equity Interests. . . . . . . . . . .  13
         G.  Class 6 - Equitably Subordinated Claims . . . .  14

    IV.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES. . . . . . . . . . . . . . . . . . . . . . .  14
         A.  Assumption of Executory Contracts and
             Unexpired Leases. . . . . . . . . . . . . . . .  14
         B.  Bar Date for Rejection Damages. . . . . . . . .  14
         C.  Special Executory Contract Issues.. . . . . . .  14

     V.  SUBSTANTIVE CONSOLIDATION . . . . . . . . . . . . .  15

    VI.  MEANS FOR EXECUTION AND IMPLEMENTATION OF
         THE PLAN. . . . . . . . . . . . . . . . . . . . . .  16
         A.  On the Effective Date.. . . . . . . . . . . . .  16
         B.  Funding of Plan.. . . . . . . . . . . . . . . .  19
         C.  Revesting of Assets.. . . . . . . . . . . . . .  19
         D.  Management of Reorganized Spectrum. . . . . . .  20
         E.  Release of Liens. . . . . . . . . . . . . . . .  21
         F.  Exemption From Certain Transfer Taxes . . . . .  21
         G.  Cancellation and Surrender of Instruments,
             Securities, and Other Documentation . . . . . .  21
         H.  Applicability of Sections 1125 And 1145 of
             the Bankruptcy Code to Reorganized Spectrum
             Common Stock, Class A Preferred Stock
             Preferred Stock Issued Under The Plan.. . . . .  22
         I.  Voting of Reorganized Spectrum Common Stock
             and Class A Preferred Stock Held. . . . . . . .  22
         J.  Setoffs.. . . . . . . . . . . . . . . . . . . .  23
         K.  Objection to Claims.. . . . . . . . . . . . . .  23
         L.  Discharge of the Debtors and Injunction.. . . .  23
         M.  Preservation of Rights of Action. . . . . . . .  25
         N.  Compromise of Controversies.. . . . . . . . . .  25
         O.  Limitation of Liability . . . . . . . . . . . .  26
         P.  Professional Fees and Expenses. . . . . . . . .  26

   VII.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . .  26
         A.  Conditions. . . . . . . . . . . . . . . . . . .  26
         B.  Waiver of Conditions. . . . . . . . . . . . . .  26

  VIII.  DISTRIBUTION. . . . . . . . . . . . . . . . . . . .  27
         A.  General . . . . . . . . . . . . . . . . . . . .  27
         B.  Distribution of Reorganized Spectrum Common
             Stock and Class A Preferred Stock.. . . . . . .  28

    IX.  EFFECTIVE DATE. . . . . . . . . . . . . . . . . . .  31

     X.  CONFIRMATION REQUEST. . . . . . . . . . . . . . . .  32

    XI.  RETENTION OF JURISDICTION . . . . . . . . . . . . .  32

   XII.  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . .  33
         A.  Amendment and Modification of the Plan. . . . .  33
         B.  Withdrawal or Revocation of the Plan. . . . . .  33
         C.  Payment of Fees in Connection with Balloting. .  33
         D.  Committees. . . . . . . . . . . . . . . . . . .  33
         E.  Successors and Assigns. . . . . . . . . . . . .  34
         F.  Severability of Provisions of the Plan. . . . .  34

                          INTRODUCTION

     This Third Amended Consolidated Plan of Reorganization (the "Plan") is proposed by Spectrum Information Technologies, Inc. and Spectrum Cellular Corporation, the debtors and debtors in possession (the "Debtors") in the above-captioned cases pending under chapter 11 of the Bankruptcy Code for the resolution of the Debtors' outstanding creditor claims and equity security interests. Data One, another subsidiary of Spectrum Information Technologies, Inc., that filed a petition for relief under chapter 11 of the Bankruptcy Code at the same time as the Debtors herein, will be filing a separate liquidating plan of reorganization pursuant to Chapter 11. Data One's plan and its associated Disclosure Statement will be distributed to Data One's creditors and Data One's sole stockholder. Reference is made to the "Third Amended Disclosure Statement to Accompany Plan of Reorganization" (the "Disclosure Statement") for a discussion of the Debtors' history, business, results of operations, historical financial information, projections, and properties, and for a summary and analysis of the Plan. All creditors and equity security holders should review the Disclosure Statement before voting to accept or reject the Plan. In addition, there are other agreements and documents on file with the Bankruptcy Court and the Securities and Exchange Commission which are referenced in the Plan and/or the Disclosure Statement and which are available for review. No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Court for use in soliciting acceptances or rejections of the Plan.

                               I.
      DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

A.  Definitions.

     In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

     1. "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(a) or 1114(e)(2) of the Bankruptcy Code, including all compensation or reimbursement of expenses under sections 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date, and any fees or charges assessed against the estates of the Debtors under section 1930, chapter 123 of title 28, United States Code.

     2. "Allowed Claim" or "Allowed Interest" means a Claim against or Interest in either of the Debtors to the extent that
(a) a proof of such Claim or Interest was (1) timely Filed; or
(2) deemed timely Filed under applicable law or by reason of an order of the Bankruptcy Court; and (b) (1) Debtors, Reorganized Spectrum, or any other party in interest entitled to do so, does not File an objection within the time period(s) set forth in
Section VI.K. of the Plan, and the Claim or Interest is not otherwise a Disputed Claim or Disputed Interest; (2) the Claim or Interest is allowed (and only to the extent allowed) by a Final Order; or (3) the Claim or Interest is allowed under the Plan. Allowed Interests include, without the necessity of filing a proof of Interest, the Interests consisting of the issued and outstanding Existing Spectrum Common Stock as of the Distribution Record Date. Except as otherwise expressly provided herein, Allowed Claims and Allowed Interests shall not, for purposes of computing distributions under the Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code. Terms such as "Allowed Priority Tax Claim" mean, by way of example, an Allowed Claim which is also a Priority Tax Claim.

     3. "Amended Spectrum Bylaws" means the amended and restated bylaws of Reorganized Spectrum that will be effective on the Effective Date, in the form annexed to the Disclosure
Statement as Exhibit H.

     4. "Amended Spectrum Certificate" means the amended and restated certificate of incorporation of Reorganized Spectrum that will be effective on the Effective Date, in the form annexed to the Disclosure Statement as Exhibit I.

     5.  "Bankruptcy Code" means title 11 of the United States
Code, as it was in effect on the Petition Date, as amended by any amendments applicable to the Reorganization Cases.

     6.  "Bankruptcy Court" means the United States Bankruptcy
Court for the Eastern District of New York or, in the event such court ceases to exercise jurisdiction over the Reorganization
Cases, such other court or adjunct thereof that exercises jurisdiction over the Reorganization Cases.

     7.  "Bankruptcy Rules" means the Federal Rules of Bankruptcy
Procedure, as the same may from time to time be in effect and applicable to proceedings in the Reorganization Cases.

     8. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule
9006(a)).

     9.  "Cellular" means Spectrum Cellular Corporation.

     10. "Cash" means cash and cash equivalents, including, but not limited to, bank deposits, wire transfers, checks, and other similar items.

     11.  "Claim" means a claim as such term is defined in
section 101(5) of the Bankruptcy Code.

     12. "Class" means one of the classes of Claims or Interests established under Article III of the Plan pursuant to section
1122 of the Bankruptcy Code.

     13. "Class A Preferred Stock" means the stock of Reorganized Spectrum which will be issued to the Class Action Trustee on behalf of the Class Action Plaintiffs pursuant to the Class Action Settlement. For two years after the Effective Date Class A Preferred Stock will have a liquidation preference over Reorganized Spectrum Common Stock to the extent that, in the event that within two years of the Effective Date, Reorganized Spectrum again becomes a debtor in a bankruptcy case under the United States Bankruptcy Code (unless the case is an involuntary case and is dismissed before an order for relief is entered therein against Reorganized Spectrum), interests of holders of Class A Preferred Stock will have priority in such proceedings over interests of holders of Reorganized Spectrum Common Stock. At the expiration of the two-year preference period, Class A Preferred Stock will automatically convert to and become Reorganized Spectrum Common Stock. Holders of Class A Preferred Stock will be entitled to vote in the same manner as holders of Reorganized Spectrum Common Stock, although, for the period of time that the Class A Preferred Stock is in the hands of the Class Action Trustee and has not been distributed to members of the class, such stock will be required to be voted in the same proportions as the holders of the Reorganized Spectrum Common Stock have voted. Class A Preferred Stock will be fully tradeable, but it will not (by reason of NASD restrictions) be listed on the NASD Small Capital market until it has been converted to Reorganized Spectrum Common Stock. In addition, during the two-year preference period, no person may be elected as a director unless he receives a plurality of the votes cast by the holders of Reorganized Common Stock as well as a plurality of the votes cast by the holders of Class A Preferred Stock, and no person may be removed as a director by the holders of Class A Preferred Stock unless the holders of a majority of the outstanding Reorganized Spectrum Common Stock vote in favor of such removal.

     14. "Class Action Claims" means all claims arising from the Class Action Suits.

     15. "Class Action Settlement" means the settlement of the Class Action Suits pursuant to the terms authorized by the Final
Order of the District Court granting the Class Action Settlement
Motion, when and if that order is granted.

     16.  "Class Action Settlement Motion" means the Motion For
Approval of the Settlement of the Class Action Suits which will be filed with the District Court once the terms of the proposed
Class Action Settlement are finalized.

     17. "Class Action Suits" means the securities class action litigation against SIT and certain of its present and former officers and directors currently pending before Judge Frederic Block in the Eastern District of New York under the consolidated caption In Re Spectrum Information Technologies Litigation, No. 93 Civ. 2295 (FB).

     18. "Class Action Trust" means that trust established for the benefit of the Class Action Plaintiffs pursuant to the terms of the Class Action Settlement.

     19. "Class Action Trust Agreement" means the agreement governing the trust to be established as part of the Class Action
Settlement.

     20. "Class Action Trustee" means the Trustee or Trustees appointed pursuant to the Class Action Trust Agreement.

     21. "Class Action Plaintiffs" means all plaintiffs in the Class Action Suits.

     22. "Class 2 Distribution Pool" has the meaning set forth in section III.C.

     23.  "Computer Bay" means Computers Unlimited of Wisconsin,
Inc. d/b/a/ Computer Bay.

     24. "Computer Bay Litigation" means the litigation commenced by the trustee of the Computer Bay estate in the Bankruptcy Court seeking substantive consolidation of its estates with that of SIT or, alternatively, relief under sections 547 and 548 of the Bankruptcy Code.

     25. "Confirmation" means the entry of an order of the Bankruptcy Court confirming the Plan.

     26.  "Confirmation Date" means the date of Confirmation.

     27. "Confirmation Hearing" is the hearing regarding confirmation of the Plan which will be held by the Bankruptcy
Court prior to Confirmation as required by Section 1128(a) of the Bankruptcy Code.

     28.  "Confirmation Order" means the order of the Bankruptcy
Court confirming the Plan.

     29. "Consolidated Estates" means the combined assets and liabilities of SIT and Cellular after giving effect to the Court's granting of the SIT/Cellular Substantive Consolidation
Motion (if such relief is granted).

     30.  "Creditor" means a creditor as such term is defined in section 101(10) of the Bankruptcy Code.

     31.  "Creditors' Committee" means the Official Committee of
Unsecured Creditors of SIT.

     32.  "Data One" means Dealer Services Business Systems, Inc.
d/b/a Data One.

     33.  "Debtors" means SIT and Cellular.

     34. "Debtors in Possession" means the Debtors when acting in their capacity as representatives of the Estates in the Reorganization Cases.

     AR\ "Disbursing Agent" means Reorganized Spectrum and/or any other Person or Persons that are designated under the Plan or by Reorganized Spectrum to disburse property pursuant to the Plan.

     36. "Disclosure Statement" means the Filed "Disclosure Statement With Respect To The Consolidated Plan Of Reorganization Proposed By The Debtors For Spectrum Information Technologies, Inc. And Spectrum Cellular Corporation Dated As Of February 8, 1996" (and all exhibits and schedules annexed thereto or referenced therein) that relates to the Plan and is approved pursuant to section 1125 of the Bankruptcy Code in an order of the Bankruptcy Court, as such Disclosure Statement may be amended, modified or supplemented.

     37. "Disputed Claim" or "Disputed Interest" means any Claim or Interest, including any Administrative Expense Claim, to the extent such Claim or Interest has not been allowed pursuant to the Plan or Final Order, and (a) which is listed on any of the Debtors' Schedules as disputed, unliquidated or contingent and as to which a proof of claim designating such Claim as liquidated in amount and not contingent was not timely and properly filed or
(b) to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by Final Order, or (c) to the extent such Claim is disputed on any timely and properly filed Disputed Claim List.

     38. "Disputed Claims List" shall have the meaning assigned to it in Section VI.K.

     39. "Distributable Common Stock" means the number of shares of Reorganized Spectrum Common Stock to be distributed to holders of Claims in Classes 2, 4, 5 and 6.

     40. "Distribution Record Date" means the date fixed by the Bankruptcy Court as (a) the deadline for any Disbursing Agent to recognize assignments of Allowed Claims pursuant to Bankruptcy Rule 3001(e), and (b) the record date for determining the holders of record of Existing Spectrum Common Stock or Existing Spectrum Stock Options who are entitled to receive distributions under the Plan.

     41. "Distribution Reserve" means the funds reserved to ensure Reorganized Spectrum's ability to pay Disputed
Administrative Claims and Administrative Claims that have not yet matured or been allowed when and if such Administrative Claims become Allowed Administrative Claims.

     42. "District Court" means the United States District Court for the Eastern District of New York, the Honorable Frederic Block presiding, or in the event such court ceases to exercise jurisdiction over appeals from and proceedings relating to the Reorganization Cases, including without limitation the Class Action Suits and the Home Action, such other court or adjunct thereof that exercises jurisdiction over direct appeals from and proceedings related to the Reorganization Cases, including without limitation the Home Action and the Class Action Suits.

     43. "Effective Date" means the date specified as the Effective Date of the Plan in Article IX.

     44. "Estate" means either or both of the respective estates created in the Reorganization Cases for SIT and Cellular by section 541 of the Bankruptcy Code.

     45. "Existing Spectrum Stock Options" means any option granted by SIT to purchase authorized but unissued common shares of stock, which, if issued, would have been Existing Spectrum Common Stock, as such plans may have been amended from time to time.

     46. "Existing Spectrum Common Stock" means the common stock of SIT issued and outstanding prior to the Effective Date.

     47.  "Filed" means filed with the Clerk of the Bankruptcy
Court in the Reorganization Cases.

     48. "Final Order" means a court order as to which the time to appeal or petition for certiorari has been timely filed, or as to which any appeal or petition for certiorari that has been timely filed has been resolved by the highest court to which the order was timely appealed or from which certiorari was timely sought.

     49. "Governmental Unit" means a governmental unit as such term is defined in section 101(27) of the Bankruptcy Code.

     50. "Home Action" means the adversary proceeding commenced by The Home Insurance Company of Illinois which is now pending before the Honorable Frederic Block, United States District Judge for the Eastern District of New York under the caption The Home Insurance Company of Illinois v. Spectrum Information Technologies, Inc., et al., 95 Civ. 3744 (FB).

     51. "Incentive Deferral Plan" shall have the meaning assigned to it in Section VI.A.8.b.

     52. "Initial Distribution" shall have the meaning assigned to it in Section III.C.

     53.  "Interest" means an equity security as defined in
section 101(16) of the Bankruptcy Code.

     54.  "IRS" means the Internal Revenue Service of the United
States of America.

     \DO "Management Administrative Claims" means certain administration expense claims of officers and directors as more fully set forth in Section III.A.1.b.

     56. "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, Governmental Unit, Creditors' Committee, Equity Committee, unofficial committee of Creditors, Interest holders or retirees, or other entity.

     57.  "Petition Date" means January 26, 1995.

     58. "Post-Effective Date Committee" shall have the meaning assigned to it in Section XII.D.

     59. "Preferred Stock" - means that preferred stock (other than Class A Preferred Stock) authorized by the Amended Spectrum Certificate which the Board of Directors of Reorganized Spectrum may decide to issue, for value, from time to time. No Preferred Stock will have been issued at the time the Plan becomes effective.

     60. "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     61. "Professional Person" means a person, including any Disbursing Agent and a trustee (if one is appointed), retained or to be compensated pursuant to section 326, 327, 328, 330, 503(b)(2) and (4), 1103 and/or 1107(b) of the Bankruptcy Code.

     62. "Record Date" means the date on which the identity of the record holders of Allowed Interests entitled to vote on the Plan, in accordance with the instructions provided with the ballots respecting the votes of the beneficial owners of such Allowed Interests, is established. The Record Date shall be the date on which the Bankruptcy Court Order approving the Disclosure Statement is entered.

     63. "Reorganization Cases" means the cases pending in the Bankruptcy Court under chapter 11 of the Bankruptcy Code for SIT and Cellular.

     64. "Reorganized Spectrum" means the merged corporations of SIT and Cellular on and after the Effective Date.

     65. "Reorganized Spectrum Common Stock" means the common stock of Reorganized Spectrum to be authorized pursuant to the Plan and the Amended Spectrum Certificate.

     66. "Reorganized Spectrum Management Incentive Plan" means the Stock Incentive Plan and the Incentive Deferral Plan.

     67.  "Reorganized Spectrum Stock"  means both Reorganized
Spectrum Common Stock and Class A Preferred Stock and Preferred
Stock (if any).

     68. "Reverse Stock Split" means the exchange and cancellation of all issued and outstanding Existing Spectrum Common Stock for Reorganized Spectrum Common Stock at the rate of one share of Reorganized Spectrum Common Stock for every 75 shares of Existing Spectrum Common Stock. No fractional shares of Reorganized Spectrum Common Stock will be issued as a result of the Reverse Stock Split. Where the Reverse Stock Split would create such fractional shares, shares will be rounded up or down to the nearest whole number.

     69. "Scheduled" means set forth in the Schedules of Assets and Liabilities.

     70. "Schedules of Assets and Liabilities" means the "Schedule of All Liabilities of Debtor and Statement of All
Property of Debtor" Filed by the Debtors, as the same have been or may be amended from time to time prior to the Effective Date.

     71. "Secured Claim" means a Claim, including interest, fees and charges as determined pursuant to section 506(b) of the Bankruptcy Code that is secured by a lien on property in which the Estate has an interest, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the claim holder's interest in the Estate's interest in such property, or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     72. "Securities Claims" means those claims against SIT that are entitled to subordination under Section 510(b) of the Bankruptcy Code.

     73.  "SIT" means Spectrum Information Technologies, Inc.

     74. "SIT/Cellular Substantive Consolidation Motion" means the motion, which will be filed by the Debtors' prior to the Confirmation Hearing seeking substantive consolidation of the estates of SIT and Cellular.

     75. "Stock Incentive Plan" shall have the meaning assigned to it in Section VI.A.8.a.

     76. "Subsequent Distribution" shall have the meaning assigned to it in Section III.C.

     77. "Unsecured Claim" means a Claim against the Debtors which is not an Administrative Claim, Priority Tax Claim, or Secured Claim.

B. Interpretation, Rules of Construction, Computation of Time, and Choice of Law.

     1. The provisions of the Plan shall control over any descriptions thereof contained in the Disclosure Statement.

     2. Any term used in the Plan that is not defined in the Plan, either in this Article I (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in and will be construed in accordance with the rules of construction under the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the definitions and rules of construction set forth in section 102 of the Bankruptcy Code shall apply. The definitions and rules of construction contained herein do not apply to the Disclosure Statement or to the Exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in each Exhibit to the Plan.

     3. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular Article, Section, subsection or clause contained in the Plan.

     4. Unless specified otherwise in a particular reference, all references in the Plan to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits of or to the Plan.

     5. Any reference in the Plan to a contract, document, instrument, release, bylaw, certificate, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

     6. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective
Date.

     7. Captions and heading of Articles and Sections in the Plan are inserted for convenience of reference only and shall neither constitute a part of the Plan nor in any way affect the interpretation of any provisions hereof.

     8. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

     9. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     10. All Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when Filed.

     11. Subject to the provisions of any contract, certificate, bylaws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

                               II.
         DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

     The following is the designation of the Classes of Claims and Interests under the Plan. Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

A.   Class 1:  Priority Nontax Claims:  Class 1 consists of all
     Priority Nontax Claims.

B.   Class 2:  Unsecured Claims:  Class 2 consists of all
     Unsecured Claims against Spectrum and Cellular.

C.   Class 3:  Class Action Claims:  Class 3 consists of all
     Class Action Claims.

D.   Class 4:  Other Securities Claims: Class 4 consists of all
     Claims other than the Class Action Claims that arise from the purchase or sale of SIT Securities within the meaning of
     Section 510(b) of the Bankruptcy Code.

E.   Class 5:  Equity Interests:  Class 5 consists of all Equity
     Interests.

F. Class 6: Equitably Subordinated Claims: Class 6 consists of all Equitably Subordinated Claims.

                              III.
          TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

A.   Unclassified Claims.

     1.  Administrative Claims.

          a.  In General

          Each Allowed Administrative Claim with the exception of Management Administrative Claims which will be treated as described below in Section III. A.1.b. shall be paid either (i) in full, in cash, on the later of the Effective Date or the date on which such Administrative Claim is allowed by Final Order or (ii) on such terms as the Debtors or the Disbursing Agent and the holder of an Allowed Administrative Claim agree; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full, in cash, as they fall due, or paid by the Disbursing Agent in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

          The amount necessary to pay (i) Disputed Administrative Claims and (ii) Administrative Claims for which applications for compensation or reimbursement of expenses of professionals or other persons retained or to be compensated pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code are pending or yet to be submitted will be deposited in the Distribution Reserve. Such claims shall be paid upon allowance by a Final Order and shall include Earned Interest on the amounts actually allowed by Final Order, calculated from the Effective Date to the date of distribution.

          b.  Management Administrative Claims.

          As part of a bonus or success fee for effecting a Confirmed Plan of Reorganization for the Debtors, the employees, officers and nonexecutive directors of the Debtors in office as of the Confirmation Date will (i) receive, pursuant to the Stock Incentive Plan and the Incentive Deferral Plan, a distribution of shares of Reorganized Spectrum Common Stock in an aggregate amount equal to one ninth (1/9) of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock: (ii) be eligible to receive future grants of incentive awards under the Stock Incentive Plan with respect to an aggregate number of shares equal to 1/9th of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock and (iii) receive a distribution of cash equal in the aggregate to $300,000. A summary of the employees, officers and nonexecutive directors to whom distributions will be made and incentive awards may be granted and the amount of distributions and potential future grants is included in the Disclosure Statement.

     2. Priority Tax Claims. Each Allowed Priority Tax Claim shall be paid either (i) in full, in cash, on the later of the Effective Date or the date on which such Priority Tax Claim is allowed by Final Order or (ii) on such terms as the Debtors or the Disbursing Agent and the holder of an Allowed Priority Tax Claim agree. Allowed Priority Tax Claims shall not be entitled to receive any payment on account of post-Petition Date interest, or on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty shall be discharged by Confirmation of the Plan and section 1141(d)(1) of the Bankruptcy Code, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from Reorganized Spectrum or its property.

B. Class 1 - Priority Nontax Claims: Class 1 is unimpaired under the Plan and not entitled to vote. Each Allowed Claim in Class 1 shall be paid in Cash in full on the Effective Date plus interest at the rate of 6 percent per annum from the Petition Date.

C. Class 2 - Unsecured Claims: Class 2 is impaired under the Plan. Holders of Class 2 Claims will receive 100 percent of the Allowed Amount of their Class 2 Claims under the Plan plus interest at the rate of 6 percent per annum from the Petition Date (the "Distribution Amount"). Class 2 Claims are to be paid out of a pool set aside for the payment of Class 2 Claims consisting of $3.25 million in Cash and as many shares of Reorganized Spectrum Common Stock as may be necessary to provide holders of Class 2 Claims with 100 percent of the Distribution Amount of their Claims (the "Class 2 Distribution Pool).
Holders of Allowed Class 2 Claims may elect to receive their distributions in Cash or Reorganized Spectrum Common Stock, provided, however, that if the Cash in the Class 2 Distribution Pool is exhausted, Class 2 Claims may be paid entirely in Reorganized Spectrum Common Stock. Holders of Class 2 Claims will receive ballots that include instructions for indicating whether such holders would prefer to receive Reorganized Spectrum Common Stock in lieu of Cash even if Cash remains in the Class 2 Distribution Pool. While the Debtors anticipate that the Cash portion of the Class 2 Distribution Pool will be sufficient to pay all Allowed Class 2 Claims 100 percent of the Distribution Amount of such Claims in Cash (if all Class 2 Claim holders elect to receive their distributions in Cash), that expectation cannot be confirmed until the allowability of all Claims in Class 2 is finally determined.

     Distributions to holders of Allowed Class 2 Claims will be made as such Claims are Allowed. On the Effective Date, the Disbursing Agent will distribute Cash and/or Reorganized Spectrum Common Stock to each holder of an Allowed Class 2 Claim as of the Distribution Record Date in the amount of 100 percent of the Distribution Amount of such holder's Class 2 Claim (the "Initial Distribution"). Subsequent Distributions will be made to holders of Class 2 Claims that are Allowed after the Distribution Record Date ("Subsequent Distributions," each of the Subsequent Distributions and the Initial Distribution being a "Distribution"). The Disbursing Agent will make Subsequent Distributions once every 90 days following the Initial Distribution and each Subsequent Distribution until all Class 2 Claims have been Allowed and paid under the Plan or Disallowed.

     If the Cash in the Class 2 Distribution Pool is insufficient to pay all holders of Allowed Class 2 Claims who have requested Cash distributions and are participating in a particular Distribution 100 percent of the Distribution Amount of their respective Class 2 Claims in Cash, then each holder of an Allowed Class 2 Claim participating in that Distribution (other than holders who have elected to receive their distributions in Reorganized Spectrum Common Stock) will receive a pro rata portion of the Cash available in the Class 2 Distribution Pool and the balance of the Distribution Amount of their Class 2 Claims in Reorganized Spectrum Common Stock. If no Cash is available for Subsequent Distributions, all holders of Class 2 Claims participating in such Distributions will receive Reorganized Spectrum Common Stock in respect of their Claims.
Any cash or securities left in the Class 2 Distribution Pool after all Allowed Class 2 Claims have been paid shall revest in Reorganized Spectrum.

     Any Class 2 Claim all or a portion of which is to be paid with Reorganized Spectrum Common Stock will be converted to Reorganized Spectrum Common Stock as follows. Conversions for the Initial Distribution will use a price per share that is established by the Court on the Confirmation Date. The Debtors will present expert valuation testimony to the Bankruptcy Court at the Confirmation Hearing. Conversions for the Subsequent Distributions will use a price per share equal to the lower of the bid price at the close of the market on the last business day of the month immediately preceding the day on which the Distribution is to be made or the average of the bid prices during the last five business days of the month immediately preceding the day on which the Distribution is made. The Debtors believe that by updating the conversion price before each Distribution, they can ensure that all holders of Allowed Class 2 Claims will receive 100 per cent of the value of the Distribution Amount even in the unlikely event that it is necessary to pay some Class 2 Claims in Reorganized Spectrum Common Stock.

     Any Class 2 creditor who has elected to receive payment in the form of Reorganized Spectrum Common Stock in the Initial Distribution and who prefers to receive such stock based on market prices, may advise the Debtors that such creditor's initial Distribution should be delayed until the 30th day after consummation of the Plan so that the conversion formula for subsequent Distributions may be applied to such Initial Distribution. Such notification must be in writing.

D. Class 3 - Class Action Claims: Class 3 is unimpaired under the Plan and not entitled to vote. Class 3 Claims will be treated pursuant to the terms set forth in the Class Action Settlement. It is expected that the Class Action Settlement will provide that: (1) the Debtors will pay $250,000 to the Class Action Trust; (2) assuming that SIT is successful in the Home Action, the issuers of the directors and officers insurance policies that are the subject of the Home Action will pay the proceeds of such policies to the Class Action Trust; (3) on the Effective Date, Reorganized Spectrum will issue to the Class Action Trustee a certificate representing a number of shares of Class A Preferred Stock equal to the number of shares of Distributable Common Stock; (4) the Class Action Trustee will make distributions of cash to the individual Class Action Plaintiffs in accordance with the terms of the Class Action Trust Agreement; and (5) when the Class Action Trustee has determined the proper allocation of the shares of the Class A Preferred Stock issued to the Class Action Trust among the individual Class Plaintiffs, the Class Action Trustee will return the stock certificate to Reorganized Spectrum with instructions to reissue certificates in the appropriate pro rata share amounts to the individual Class Plaintiffs. Confirmation of the Plan is contingent on (a) the entry of a Final Order of the District Court approving the Class Action Settlement Motion, and (b) successful resolution of the Home Action.

E. Class 4 - Other Securities Claims: Class 4 is impaired under the Plan. Class 4 Allowed Claims will be treated pari passu with holders of Class 5 Equity Interests and Class 6 Equitably Subordinated Claims. Allowed Class 4 Claims will be issued Reorganized Spectrum Common Stock in a pro rata distribution with Classes 5 and 6 based on the value of the Allowed Interests or Claims in each such Class. To determine the appropriate allocation of Reorganized Spectrum Common Stock among those three Classes for such distribution, (a) Class 4 and Class 6 Claims will be valued in their aggregate Allowed amount and (b) the aggregate of Class 5 Equity Interests will be valued at the closing price of Existing Spectrum Common Stock on the day before Spectrum's Chapter 11 filing multiplied by the number of shares of Existing Spectrum Common Stock outstanding on that date. (See "Range of Allocation of Reorganized Spectrum Stock" - Exhibit L).

F. Class 5 - Equity Interests: Class 5 is impaired under the Plan. Holders of Existing Spectrum Common Stock will receive one share of Reorganized Spectrum Common Stock in exchange for each 75 shares of Existing Spectrum Common Stock pursuant to the Reverse Stock Split. Holders of Options for Existing Spectrum Common Stock will receive New Options to purchase one share of Reorganized Spectrum Common Stock for every option to purchase 75 shares of Existing Spectrum Common Stock at an exercise price adjusted in accordance with the Reverse Stock Split. Such New Options will entitle the holder to purchase 1.33% of the number of shares that could be purchased under the Existing Spectrum Options. No Fractional Shares of Reorganized Spectrum Common Stock will be issued. Where the Reverse Stock Split would create such fractional shares, Holders of Allowed Class 5 Claims will receive shares of Reorganized Spectrum Common Stock that have been rounded up or down to the nearest whole number.

G. Class 6 - Equitably Subordinated Claims - Class 6 is impaired under the Plan. Class 6 Claims shall receive the same treatment as Class 4 Claims.

                               IV.
                     TREATMENT OF EXECUTORY
                 CONTRACTS AND UNEXPIRED LEASES

A.   Assumption of Executory Contracts and Unexpired Leases.

     On the Effective Date, and to the extent permitted by applicable law, all executory contracts (including unexpired leases) of the Debtors will be assumed in accordance with the provisions of section 365 and section 1123 of the Bankruptcy Code, except for (a) any and all executory contracts which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors prior to the commencement of the Confirmation Hearing, and (b) any and all such contracts rejected prior to entry of the Confirmation Order.

B.   Bar Date for Rejection Damages.

     If the rejection of an executory contract or unexpired lease pursuant to Section IV.A. above gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is an Allowed Claim, shall be classified in Class 2, as applicable; provided, however, that the Unsecured Claim arising from the rejection shall be forever barred and shall not be enforceable against the Debtors, Reorganized Spectrum, its successors or properties, unless a proof of claim is Filed and served on Reorganized Spectrum within 30 days after the date of notice of the entry of an order of the Bankruptcy Court rejecting the executory contract or unexpired lease, including, if applicable, the Confirmation Order.

C.   Special Executory Contract Issues.

     1.  Obligations To Indemnify Officers and Directors.

          a. Any obligation of the Debtors to indemnify any individual serving as one of its present officers or directors or any individual who served in such capacity on or after January 31, 1996 by reason of such individual's past or future service in such capacity, or as a director, officer or partner of another corporation, partnership or other legal entity at the behest of the Debtors, to the extent provided in the applicable certificate of incorporation, bylaws or similar constituent documents or by statutory law or written agreement with the Debtors, shall (except as expressly provided in the following subparagraph (b)) be deemed and treated as an executory obligation assumed by Reorganized Spectrum as of the Effective Date pursuant to the Plan and section 365 of the Bankruptcy Code. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order irrespective of whether such indemnification obligations are owed for acts or events occurring before or after the Petition Date.

          b. The obligation of the Debtors to indemnify any Person not within the scope of Section IV.C.1.a. above shall be rejected and shall terminate and be discharged to the extent provided by section 502(e) of the Bankruptcy Code or otherwise, as of the Confirmation Date.

          c. Pursuant to the Amended Spectrum Certificate, individuals in respect of whom indemnity obligations are assumed by Reorganized Spectrum pursuant to the Plan and section 365 of the Bankruptcy Code or arise in the future by reason of such individual's service as a director or officer of Reorganized Spectrum, shall be deemed to have served at the request of the predecessors of Reorganized Spectrum to the extent that they served as directors or officers of the Debtors prior to the Effective Date.

     2.  Effect Of Implementation Of The Plan On Existing
     Employment Agreements.

     Confirmation of the Plan and the occurrence of the Effective Date is not intended to and shall not constitute a change of ownership or change in control, as defined in any employment agreement in effect on the Effective Date to which either of the Debtors is a party.

     3.  Contracts Entered Into On Or After The Petition Date.

     All contracts, leases and other agreements entered into by the Debtors in Possession on or after the Petition Date which have not been breached by the other party or terminated in accordance with their terms by the Debtors in Possession on or prior to the Confirmation Date, shall remain in full force and effect as against Reorganized Spectrum.

                               V.
                   SUBSTANTIVE CONSOLIDATION

     This Plan contemplates substantive consolidation of the estates of SIT and Cellular into a single bankruptcy estate and the merger of those two corporations into a single surviving corporation. Prior to the Confirmation Hearing, the Debtors will file with the Bankruptcy Court a motion seeking substantive consolidation. If granted, the legal rights and priorities of each Claim and Interest holder of SIT and Cellular will be treated as having a single recourse against the assets of the consolidated estate. All Claim holders who have asserted a Claim against both SIT and Cellular from or related to the same underlying obligation or cause of action, whether the basis for the asserted liability of SIT or Cellular arises by contract or by operation of law, will likewise be treated as having a single Claim against the assets of the consolidated estate. As a result of giving effect to the substantive consolidation of the SIT and Cellular estates, the Claims and Interests of either SIT or Cellular against or in each other will receive no distribution pursuant to this Plan.

                               VI.
       MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.  On the Effective Date.

     The following shall occur on the Effective Date:

     1.  Reverse Stock Split.

     Reorganized Spectrum will effect the Reverse Stock Split on the Effective Date.

     2.  Continuation of Business.

     As of and after the Effective Date, Reorganized Spectrum shall continue to engage in business in accordance with the Plan and related documents.

          a.  Distribution to the Disbursing Agent.

          Reorganized Spectrum shall transmit or cause to be transmitted to the Disbursing Agent on or before the Effective Date sufficient Cash and Reorganized Spectrum Common Stock to: (i) make the Distributions to the holders of Allowed Claims and Interests required by the Plan to be made on or as soon as practicable after the Effective Date; and (ii) establish the reserves required by the Plan.

          b.  Distribution by the Disbursing Agent.

          The Disbursing Agent shall make the Distributions pursuant to the Plan to the holders of Allowed Claims and Allowed Interests as applicable on the Effective
          Date.

     3.  Authorization on the Effective Date.

     The adoption of the Amended Spectrum Certificate and the Amended Spectrum Bylaws, or similar constituent documents for Reorganized Spectrum; the initial selection of directors and officers for Reorganized Spectrum; the distribution of Cash and issuance and distribution of Reorganized Spectrum Common Stock and Class A Preferred Stock, the adoption, execution, delivery, conveyance, assignment, and implementation of all contracts, leases, agreements, documents, instruments, amendments, schedules, releases, indentures and other agreements related to any of the foregoing or the Plan, the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Reorganized Spectrum Management Incentive Plan; and the other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Spectrum or corporate action to be taken by or required by the Debtors or Reorganized Spectrum shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtors or Reorganized Spectrum.

     4.  Execution of Documents to Effect the Plan.

     The respective Chairman of the Board of Directors, the President, any Vice President, the Chief Accounting Officer, or Corporate Secretary of the Debtors and Reorganized Spectrum shall be authorized to execute all such documents and other papers, and take all such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, agreements approved thereby, or orders of the Bankruptcy Court relating thereto. The respective Secretary or any Assistant Secretary of the Debtors or Reorganized Spectrum shall be authorized to certify or attest to any of the foregoing actions.

     5.  Adoption of Amended Certificate and Bylaws.

     Reorganized Spectrum shall adopt the Amended Certificate and the Amended Spectrum Bylaws in conformance with section 303 of the Delaware General Corporation Law and pursuant to section 1123(a)(5)(I) of the Bankruptcy Code. The Amended Spectrum Certificate and Amended Spectrum Bylaws shall contain provisions which, among other provisions, shall authorize the issuance of the Reorganized Spectrum Common Stock, Class A Preferred Stock and Preferred Stock. The Amended Spectrum Certificate and Amended Spectrum Bylaws will become effective upon (x) Confirmation of the Plan,
     (y) the occurrence of the Effective Date, and (z) the filing with the Delaware Secretary of State of a certificate of amendment reflecting the Amended Spectrum Certificate. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable state law, Reorganized Spectrum shall file with the applicable state governmental agencies or offices any required constituent documents for Reorganized Spectrum. Following the Effective Date, Reorganized Spectrum shall retain the right to merge, consolidate, dissolve, or take any other corporate action in accordance with applicable nonbankruptcy law, including amending its certificate and bylaws pursuant to applicable nonbankruptcy law to provide for the issuance of nonvoting equity securities.

     6.  Authorization of Stock.

     Reorganized Spectrum shall cause ten million shares of Reorganized Spectrum Common Stock, one million five hundred thousand shares of Class A Preferred Stock and two million shares of Preferred Stock to be authorized for issuance in the Amended Spectrum Certificate and shall issue and deposit with the Disbursing Agent sufficient shares of such Reorganized Spectrum Common Stock as are required for the initial distribution to holders of Allowed Claims and Interests in Classes 2, 4, 5 and 6 under the Plan and shall issue and deposit with the Class Action Trustee sufficient shares of Class A Preferred Stock as are required for eventual distribution to holders of Class 3 Claims. Reorganized Spectrum shall also reserve for issuance sufficient shares of such Reorganized Spectrum Common Stock as are required for distribution to holders of Disputed Claims in Classes 2, 4, and 6 pending the allowance or disallowance of such Disputed Claims. In addition, Reorganized Spectrum shall reserve for issuance sufficient shares of Reorganized Spectrum Common Stock to satisfy the payment of Management Administrative Claims as detailed in
     Section III.A.1.b herein.

     7.  Authorization of Stock Options.

     Reorganized Spectrum shall authorize the stock options and other incentive compensation awards provided for in the Reorganized Spectrum Management Incentive Plan and issue such stock options and other awards under the terms and conditions provided for therein. Reorganized Spectrum also shall reserve for issuance sufficient shares of Reorganized Spectrum Common Stock as are required to be issued upon exercise or payment of the stock options and other incentive awards provided for in the Reorganized Spectrum Management Incentive Plan.

     8.  Adoption of the Reorganized Spectrum Management
     Incentive Plan

     On the Effective Date, Reorganized Spectrum shall adopt the
     Reorganized Spectrum Management Incentive Plan which shall include the Spectrum Technologies, Inc. 1996 Stock Incentive
     Plan (the "Stock Incentive Plan") and the Spectrum
     Technologies, Inc. 1996 Incentive Deferral Plan (the
     "Incentive Deferral Plan").

          a. The Stock Incentive Plan

          The Stock Incentive Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, stock bonuses and other stock-based incentive compensation to key employees of Reorganized Spectrum. In addition, the Stock Incentive Plan will provide for the grant of stock options and deferred stock awards to nonexecutive directors of Reorganized Spectrum. A copy of the Stock Incentive Plan is attached as Exhibit J to the Disclosure Statement.

          b. The Incentive Deferral Plan.

          The Incentive Deferral Plan will provide for the deferred distribution to employees of Reorganized Spectrum of shares of Reorganized Spectrum Stock. Shares allocated to each employee shall be distributed to such persons in three equal installments on a deferred basis, as follows. The first installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1997; the second installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 1997, and the third installment shall be distributed during the three day period commencing three days after Reorganized Spectrum files is Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1998; provided that all shares allocated to an employee will be immediately distributed to such employee in the event of such employee's death or disability, in the event the employment of such employee is terminated by Reorganized Spectrum without cause or in the event of a "Change in Control" of Reorganized Spectrum (within the meaning of the Incentive Deferral Plan). A copy of the Incentive Deferral Plan is attached as Exhibit K to the Disclosure Statement.

B.  Funding of Plan.

     Cash payments required by the Plan shall be provided from the funds of the Estate and from funds generated by operation of the Debtor's and Reorganized Spectrum's business.

C.  Revesting of Assets.

     Except as otherwise provided in any provision of the Plan, agreements entered into in connection therewith, or the Confirmation Order, on the Effective Date all property of the Estate shall revest in Reorganized Spectrum, free and clear of all Claims, liens, encumbrances and other interests of any Person, and Reorganized Spectrum may thereafter operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests without the supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules of the United States Bankruptcy Court for the Eastern District of New York, and the guidelines and requirements of the Office of the United States Trustee for the Eastern District of New York, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized Spectrum may pay the fees and charges that it incurs on or after the Effective Date for Professional Persons' fees, disbursements, expenses or related support services relating to the Reorganization Cases without application to the Bankruptcy Court. From and after the Effective Date, Reorganized Spectrum may use, acquire, and dispose of property without the supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, other than those restrictions expressly imposed by the Plan, agreements entered into in connection therewith, or the Confirmation Order.

D.  Management of Reorganized Spectrum.

     1.  Officers and Directors.

     The Debtors have included in the Disclosure Statement a list designating the individuals who will serve initially as the directors and the executive officers of Reorganized Spectrum commencing on the Effective Date. This list may be amended at any time prior to the Effective Date upon such notice as may be required by the Bankruptcy Court. Subject to any requirement of Bankruptcy Court approval under section 1129(a)(5) of the Bankruptcy Code, those persons so designated shall be authorized to assume their offices as of the Effective Date and shall be authorized to continue to serve in such capacities thereafter pending further action of the Board of Directors or stockholders of Reorganized Spectrum in accordance with applicable state law and Reorganized Spectrum's then-existing certificate of incorporation and bylaws.

     2.   New Employment And Incentive Compensation Programs.

          a.   Employment Agreements.

          Reorganized Spectrum intends to enter into, assume, or assume as modified employment agreements with certain of its executive officers. Any employment agreements that are to take effect on or before the Effective Date shall be subject to the approval of the Bankruptcy Court, summaries of which will be Filed prior to the hearing on the Disclosure Statement. In addition, as of the Effective Date, Reorganized Spectrum shall have the authority to: (a) enter into employment, retirement, indemnification and other agreements with its active directors, officers and employees, and (b) implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of Reorganized Spectrum may be eligible to participate.

          b.   Reorganized Spectrum Management Incentive Plan.

          On the Effective Date, Spectrum shall adopt and implement the Reorganized Spectrum Management Incentive Plan which shall include the Stock Incentive Plan and Incentive Deferral Plan and shall thereupon be bound by the terms and conditions thereof. Nothing contained in the Plan shall limit the right of Reorganized Spectrum to modify or terminate any stock incentive plan or plans adopted, including the Reorganized Spectrum Management Incentive Plan, or to adopt any additional stock option, incentive or other benefit plans or programs in accordance with applicable nonbankruptcy law and Reorganized Spectrum's then-existing bylaws and charter.

E.  Release of Liens.

     Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estate shall be released, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to Reorganized Spectrum and its successors and assigns.

F.  Exemption From Certain Transfer Taxes.

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of Reorganized Spectrum Common Stock; the creation of any mortgage, deed of trust or other security interest; the making or assignment of any lease or sublease; or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale or assignments executed in connection with the Plan, agreements entered into in connection therewith, or the Confirmation Order, shall not be subject to any stamp tax, real estate transfer tax or similar tax.

G.  Cancellation and Surrender of Instruments, Securities, and
Other Documentation.

     On the Effective Date, except as otherwise provided by the Plan, all Existing Spectrum Stock Options, and any other rights to acquire Existing Spectrum Common Stock or other Interests shall be deemed canceled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person. The holders of such canceled instruments, shall have no rights arising from or relating to such instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

     Except to the extent, if any, otherwise provided in the Plan, agreements entered into in connection therewith, and the Confirmation Order, as a condition to participation under the Plan, within 2 years following the Effective Date a holder of certificates representing shares of Existing Spectrum Common Stock that desires to receive the property to be distributed on account of an Allowed Claim or Allowed Interest based on such shares shall surrender the share certificate or certificates representing such equity interests to the Disbursing Agent or its designee.

     Any stock certificate, or note, which is lost, stolen, mutilated, or destroyed, shall be deemed surrendered when the holder of a Claim based thereon delivers to the applicable stock transfer agent, Disbursing Agent or its designee: (a) evidence satisfactory to the Disbursing Agent or its designee of the loss, theft, mutilation, or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the stock transfer agent, Disbursing Agent or its designee to hold each of them harmless with respect thereto.

H.  Applicability of Sections 1125 and 1145 of the Bankruptcy
Code to Reorganized Spectrum Common Stock, Class A Preferred
Stock and Preferred Stock Issued Under the Plan.

     The protection afforded by section 1125 of the Bankruptcy
Code with regard to the solicitation of acceptances or rejections of this Plan, and with regard to the offer, issuance, sale or purchase of the Reorganized Spectrum Common Stock, issued to holders of Claims and Interests under the Plan and distributed pursuant to the Plan, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, Reorganized Spectrum, the Creditors' Committee, and each of their respective officers, directors, partners, employees, members or agents, and each Professional Person, attorney, accountant, or other professional employed by any of them, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to section 1125 of the Bankruptcy Code. In addition, the exemption from the requirements of
Section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and any state or local law requiring registration for the offer or sale of a security provided for in section 1145 of the Bankruptcy Code shall apply to the Reorganized Spectrum Common Stock or Class A Preferred Stock issued under the Plan in exchange for a Claim, an Administrative Claim or an Interest.

I.  Voting of Reorganized Spectrum Common Stock and Class A
Preferred Stock Held by the Disbursing Agent or Class Action
Trustee.

     Authorized and issued shares of Reorganized Spectrum Common Stock held by a Disbursing Agent for distribution to the holder of an Allowed Claim or Allowed Interest shall not be entitled to vote in any election of directors of Reorganized Spectrum, or any other matter requiring the vote of shareholders, until such time as the Reorganized Spectrum Common Stock has actually been distributed to the holder of the Allowed Claim, or Allowed Interest. In addition, a holder of a Disputed Claim or Disputed Interest shall not be entitled to vote in any election of directors of Reorganized Spectrum, or any other matter requiring the vote of shareholders until such time as the Disputed Claim or Disputed Interest has become an Allowed Claim or an Allowed Interest, and the holder of such Allowed Claim or Allowed Interest has received its distribution and become a shareholder of record of Reorganized Spectrum.

     The Class Action Trustee shall be entitled to vote Class A Preferred Stock that has not yet been distributed to a Class Action Plaintiff and is held by the Class Action Trustee, however, the Class Action Trustee shall be required to vote the Class A Preferred Stock in the same proportions and the same manner as the holders of shares of Reorganized Spectrum Common Stock have voted.

J.  Setoffs.

     Except as otherwise provided in the Plan, agreements entered into in connection therewith, the Confirmation Order, or in agreements previously approved by Final Order of the Bankruptcy Court, Reorganized Spectrum may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim before any distribution is made on account of such Claim, any and all of the claims, rights and causes of action of any nature that the Debtors or Reorganized Spectrum may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Spectrum of any such claims, rights and causes of action that the Debtors or Reorganized Spectrum may possess against such holder. To the extent the Debtors or Reorganized Spectrum fail to setoff against a third party and seek to collect a Claim from such third party after a distribution to such third party pursuant to the Plan on account of its Allowed Claim, Reorganized Spectrum shall be entitled to full recovery on its Claim against such third party.

K.  Objection to Claims.

     The Debtors will file a list of all Disputed Claims (the "Disputed Claims List"), other than Administrative Claims, with the Bankruptcy Court on or before the hearing on approval of the Disclosure Statement. The comments of the Creditors Committee will be solicited prior to the filing of the Disputed Claims List. Any Claims, other than Administrative Claims, that have been Filed prior to the Filing of the Disputed Claims List and that are not included on the Disputed Claims List shall be deemed Allowed Claims.

     Unless another date is established by the Bankruptcy Court, all objections to Claims shall be Filed and served on the holders of such Claims within 45 days after the Effective Date, except as extended by an agreement between the claimant and Reorganized Spectrum or by order of the Bankruptcy Court upon an application filed by Reorganized Spectrum. After the Effective Date, only Reorganized Spectrum and the Post-Effective Date Committee shall have the authority to File and prosecute objections to Claims and only Reorganized Spectrum, upon notice to the Post-Effective Date Committee shall have the authority to settle or compromise objections to Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date, Reorganized Spectrum may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

L.  Discharge of the Debtors and Injunction.

     Except as otherwise provided in the Plan and agreements entered into in connection therewith:

     1. The rights afforded in the Plan, and the treatment of all Claims and Interests therein, shall be in exchange for, and in complete satisfaction, discharge and release of, all Claims, including without limitation, all Administrative Claims, Secured Claims, Priority Tax Claims, other priority Claims and Unsecured Claims, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, and Reorganized Spectrum, or any of their assets or properties, and shall terminate all Interests of any nature whatsoever.

     2. On the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims that arose prior to the Effective Date, including without limitation, all Administrative Claims, Secured Claims, Priority Tax Claims, other priority Claims and Unsecured Claims, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtor in Possession, or any of their assets or properties, and all debts of the kind specified in sections 101(12), 502(g), 502(h) or 502(i) of the Bankruptcy Code. The discharge and release shall be effective, in each case whether or not: (a) a proof of claim or proof of interest based on such Claim, Administrative Claim, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim, Administrative Claim, or Interest is allowed pursuant to the Bankruptcy Code, or (c) the holder of a Claim, Administrative Claim, or Interest has accepted the Plan.

     3. All Persons shall be permanently enjoined by section 524 of the Bankruptcy Code from asserting against Reorganized Spectrum, its successors, or its assets or properties, any other or further Claims, Administrative Claims, or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. The discharge shall void any judgment against the Debtors or Reorganized Spectrum at any time obtained to the extent that it relates to a Claim, Administrative Claim or Interest discharged or terminated.

     4. On and after the Effective Date, all Persons who have held, currently hold or may hold a Claim, Administrative Claim or Interest discharged or terminated pursuant to the terms of the Plan shall be permanently enjoined by section 524 of the Bankruptcy Code from taking any of the following actions on account of any such discharged Claim or terminated Interest: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Spectrum, its successors, assets or properties;
     (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Spectrum, its successors, assets, properties, agents or representatives; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Spectrum, its successors, assets, properties agents or representatives; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtors, Reorganized Spectrum, its successors, assets, properties, agents or representatives; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages.

     5. On and after the Effective Date, all Persons who have held, currently hold or may hold a Claim, Administrative Claim or Interest discharged or terminated pursuant to the terms of the Plan are permanently enjoined by section 524 of the Bankruptcy Code from commencing or continuing in any manner any action or other proceeding against any party on account of a Claim or cause of action that was property of the Estate, including without limitation, any derivative Claims capable of being brought on behalf of the Debtors or Reorganized Spectrum, and all such Claims and causes of action shall remain exclusively vested in Reorganized Spectrum to the maximum extent such Claims and causes of action were vested in the Debtor in Possession.

     6. The requirements of this Plan shall be binding upon and govern the acts of all Persons including, without limitation, all holders of Claims, Administrative Claims and Interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, Governmental Units and departments, agencies or officials thereof, secretaries of state, and all other Persons who may be required by law, the duties of their office, or contract to accept, file, register, record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtors and/or Reorganized Spectrum.

M.  Preservation of Rights of Action.

     Except as provided in any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Spectrum shall retain and may enforce any Claims, rights and causes of action, including rights and causes of action arising under the Bankruptcy Code which are commenced prior to the closing of the Reorganization Case, that the Debtors or their Estate may hold against any Person. Reorganized Spectrum or its successor(s) may pursue such retained Claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Spectrum or its successor(s) holding such rights of action.

N.  Compromise of Controversies.

     Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of all compromises or settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, Reorganized Spectrum, the Estate, and any Person holding Claims against or Interests in the Debtors, and are fair, equitable and reasonable.

O.  Limitation of Liability.

     Neither the Debtors, Reorganized Spectrum, the Creditors' Committee, or any of their respective officers, directors, partners, employees, members or agents, nor any Professional Persons, attorneys, accountants or other professionals employed by any of them, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereof), the Disclosure Statement or any contract, instrument, release or other agreement or document entered into in connection with the Plan, or regarding any distributions made pursuant to the Plan, except as expressly provided in such contract, instrument, release or other agreement or document entered into in connection with the Plan. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, Reorganized Spectrum the Creditors' Committee, and each of their respective officers, directors, partners, employees, members or agents, and each Professional Person employed by any of them, have acted in good faith through the Confirmation Date with respect to the foregoing.

P.  Professional Fees and Expenses.

     The reasonable and necessary professional fees and expenses incurred by the Debtors, the Reorganized Debtor, the Disbursing Agent, the Creditors' Committee from and after the Effective Date in connection with the consummation and implementation of the Plan shall be paid by the Disbursing Agent in the ordinary course of business without further order of the Bankruptcy Court; provided, however, that any unresolved dispute as to such professional compensation and reimbursement of expenses shall be submitted to and resolved by the Bankruptcy Court.

                              VII.
                      CONDITIONS PRECEDENT

A. Conditions - The following are conditions precedent to confirmation of the Plan.

     1. A Final Order of the Bankruptcy Court is entered granting the SIT/Cellular Substantive Consolidation Motion.

     2. A Final Order of the District Court is entered granting approval of the Class Action Settlement Motion.

     3.  The Debtors are successful in the Home Action
Litigation.

B.  Waiver of Conditions.

     The Debtors may waive any conditions set forth in this
Article VII at any time, without notice, without leave of or order of the Bankruptcy Court and without any formal action other than proceeding to confirm the Plan.

                              VIII.
                          DISTRIBUTION

A.  General.

     1.  Disbursing Agent.

     Reorganized Spectrum and such other Person(s) as may be approved by the Debtors or Reorganized Spectrum and the Bankruptcy Court, such as a stock transfer agent for any Existing Spectrum Common Stock or for Reorganized Spectrum Common Stock, shall act as Disbursing Agent(s) under the Plan. Any such Disbursing Agent may, with the prior approval of Reorganized Spectrum, employ or contract with other Persons to assist in or to perform the distribution required. Each Disbursing Agent shall serve without fidelity bond, except as required by Reorganized Spectrum, and each third-party hired as a Disbursing Agent shall receive from Reorganized Spectrum, and on terms acceptable to Reorganized Spectrum without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses, if required, incurred in connection with such services.

     2.  Cash Payments.

     Cash payments made pursuant to the Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by the Debtors or Reorganized Spectrum, or by wire transfer from a domestic bank, at the option of the Debtors or Reorganized Spectrum; provided, however, that Cash payments to foreign Creditors may be made, at the option of the Debtors or Reorganized Spectrum, in such currency and by such means as are necessary or customary in a particular foreign jurisdiction.

     3.  Compliance With Tax Requirements.

     In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent may withhold the entire distribution due to any holder of an Allowed Claim or Interest until such time as such holder provides the necessary information to comply with any withholding requirements of any Governmental Unit, or provides to the Disbursing Agent the Cash necessary to comply with any applicable withholding requirements. Any property so withheld will then be paid by the Disbursing Agent to the appropriate taxing authority.

     If the holder of an Allowed Claim or Allowed Interest fails to provide the necessary information to comply with any withholding requirements of any Governmental Unit, or fails to provide to the Disbursing Agent the Cash necessary to comply with any applicable withholding requirements within 2 years from the date of first notification by the Disbursing Agent to the holder of the Allowed Claim or Allowed Interest of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the holder's distribution shall be treated as an undeliverable distribution in accordance with
     Section VIII.B.4 of the Plan.

     4.  Persons To Receive Distributions.

     All distributions to holders of Allowed Claims or Allowed Interests shall be made to the Person who appeared as the holder of such Allowed Claim or Allowed Interest on the Distribution Record Date. The Debtors, the Disbursing Agent, Reorganized Spectrum and their employees, agents and professionals shall bear no responsibility for ensuring that distributions under the Plan are forwarded to Persons who became the transferee or assignee of an Allowed Claim or Allowed Interest unless the transaction reflecting such transfer is reflected in the claims register of stock transfer agent's records as of the Distribution Record Date.

B.  Distribution of Reorganized Spectrum Common Stock and Class A
Preferred Stock.

     1.  Distribution.

          a.  Reorganized Spectrum Common Stock.

          As soon as practicable following the Effective Date, the Disbursing Agent shall make an initial distribution of Reorganized Spectrum Common Stock to the holders of Allowed Claims and Allowed Interests in Classes 4, 5 and 6. Holders of Class 2 Claims will only receive shares of Reorganized Spectrum Common Stock in the event that (i) they specifically elect to receive such shares in lieu of cash or (ii) there is insufficient cash in the Class 2 Distribution Pool to pay all Allowed Class 2 Claims in Cash. Subsequent Distributions will be made to holders of Class 2 Claims that are Allowed after the Distribution Record Date. The Disbursing Agent will make Subsequent Distributions once every 90 days following the Initial Distribution and each Subsequent Distribution until all Class 2 Claims have been Allowed and paid under the Plan or Disallowed. The consummation of the Plan contemplates that the Company may issue Reorganized Spectrum Common Stock to pay Allowed Claims in Classes 2, 4 and 6. To ensure proper allocation of Reorganized Spectrum's equity ownership, a subsequent reverse stock split may be required. (See "Range of Allocation of Reorganized Spectrum Stock" - Exhibit L).

          b.  Class A Preferred Stock.

          As soon as practicable following the Effective Date, Reorganized Spectrum shall make a distribution to the Class Action Trustee of a single stock certificate of Class A Preferred Stock representing a number of shares of Class A Preferred Stock equal to the number of shares of Distributable Common Stock.

     2.  Estimation Of And Reserve For Disputed Claims.

     Reorganized Spectrum shall reserve sufficient shares of Reorganized Spectrum Common Stock based upon the "face amount" of the existing Disputed Claims in Classes 2, 3, 4 and 6 for issuance and distribution to the holders thereof if, as, and when such Disputed Claims become Allowed Claims.

     The "face amount" of a Disputed Claim means the amount set forth on the proof of claim unless the Disputed Claim has been estimated for distribution purposes. Where no amount has been specified on the face of a proof of claim, or where the Disputed Claim has been estimated for purposes of allowance and distribution by the Bankruptcy Court, the "face amount" shall be the amount fixed by the Bankruptcy Court in connection with a motion of the type described in the following paragraph, unless otherwise agreed between the claimant or interest holder and the Debtors or Reorganized Spectrum.

     As to any Disputed Claim (including Claims based upon rejection of executory contracts or leases), the Bankruptcy Court, upon motion by the Debtors or Reorganized Spectrum shall determine the amount sufficient to reserve, and may estimate for purposes of allowance and distribution, the likely maximum allowed amount of the Disputed Claim. Any Person whose Disputed Claim is so estimated shall have recourse only to the reserve established for such Person's Disputed Claim (and not to Reorganized Spectrum, holders of Reorganized Spectrum Common Stock or Class A Preferred Stock, holders of Existing Spectrum Common Stock, any Person receiving a distribution under the Plan, or to any assets distributed on account of any Allowed Claims or Allowed Interests) if such Person's Claim, as finally allowed, exceeds the maximum estimated amount thereof. THUS, THE BANKRUPTCY COURT'S ESTIMATION FOR PURPOSES OF ALLOWANCE AND DISTRIBUTION OF A DISPUTED CLAIM WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIM.

     3.  Distribution On Disputed Claims Which Become Allowed
     Claims.

     From the securities authorized and reserved for issuance on account of a Disputed Claim in accordance with the preceding subsection of the Plan, and within 90 days following the allowance by Final Order of all or a portion of a Disputed Claim, Reorganized Spectrum shall issue and the Disbursing Agent shall distribute, the Reorganized Spectrum Common Stock to which the holder of such newly Allowed Claim is then entitled under the terms of the Plan. Concurrently with such distribution, Reorganized Spectrum shall pay (without interest) or issue to the holder of the newly Allowed Claim an amount, if any, equal to the allocable portion of any consideration distributed on, received for, with respect to, or on account of previously issued Reorganized Spectrum Common Stock.

     Surplus authorized but unissued Reorganized Spectrum Common Stock reserved on account of Disputed Claims which are either disallowed, or allowed in a lesser amount than the amount reserved therefor, shall be released to Reorganized Spectrum free of any restrictions thereon imposed by the Plan.

     Nothing provided for herein shall limit the ability of Reorganized Spectrum to issue and distribute Reorganized Spectrum Common Stock in satisfaction of a Claim which would otherwise be determined to be nondischargeable based upon defective notice or otherwise.

     4.  Undeliverable Distributions.

          a.  Holding of Undeliverable Distributions.

          If any distribution is returned to a Disbursing Agent as undeliverable, no further distributions shall be made to the holder of the Allowed Claim or Allowed Interest on which such distribution was made unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable or is deemed canceled in accordance with Section VIII.B.4.b of the Plan. Any unclaimed distribution held by a Disbursing Agent shall be accounted for separately, but the Disbursing Agent shall be under no duty to invest any such unclaimed distribution in any manner.

          b.  Failure To Claim Undeliverable Distributions.

          Any holder of an Allowed Claim or Allowed Interest that does not present a Claim for an undeliverable distribution within 2 years after the date upon which a distribution is first made available to such holder, or that does not comply with any precondition to distribution provided for in the Plan (including surrender of Existing Spectrum Common Stock or other instruments as required by Section VI.G of the Plan or compliance with the tax withholding requirements of
          Section VIII.A.3 of the Plan) within 2 years after notice is sent to the holder regarding the holder's noncompliance with a precondition to distribution, shall have its right to any distribution discharged and shall be forever barred from asserting any such Claim against Reorganized Spectrum or its property. In such cases: (a) any Cash held for distribution on account of such Allowed Claim or Allowed Interest, including consideration distributed on, received for, with respect to, or on account of previously issued Reorganized Spectrum Common Stock (issued and outstanding or reserved for issuance), shall be the property of Reorganized Spectrum, free of any restrictions thereon; and (b) Reorganized Spectrum Common Stock held for issuance or distribution on account of such Allowed Claim or Allowed Interest shall either be canceled or otherwise treated as determined by Reorganized Spectrum. To the extent that such undeliverable Cash, and/or Reorganized Spectrum Common Stock, or any rights thereto, are held by a Disbursing Agent, the Disbursing Agent shall return such Cash and the securities evidencing such Reorganized Spectrum Common Stock, or any rights thereto, to Reorganized Spectrum, and the securities and rights so returned shall be canceled or otherwise treated as Reorganized Spectrum may determine is appropriate. Nothing contained in the Plan shall require Reorganized Spectrum in its capacity as Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest, other than to mail distributions to the claimant's or interestholder's last known address. If, for any reason, a Disbursing Agent does not return such securities evidencing such Reorganized Spectrum Common Stock to Reorganized Spectrum as required herein, the subsequent treatment of such securities by Reorganized Spectrum after the obligation to return such securities arises herein shall be unaffected by such nonreturn. All unclaimed or undistributed distributions under this subsection shall, pursuant to section 347(b) of the Bankruptcy Code, be the property of Reorganized Spectrum and shall not be subject to the unclaimed property or escheat laws of any Governmental Unit.

                               IX.
                         EFFECTIVE DATE

     The occurrence of the Effective Date shall be conditioned upon satisfaction of each of the following conditions:

     A. A Confirmation Order confirming the Plan, as such Plan may have been modified with the consent of the Debtors, has been entered.

     B.  The Conditions Precedent set forth in Section VII of the
Plan have been met.

     In addition to the foregoing, the Effective Date shall occur, if at all, only on a date selected by the Debtors which is not earlier than the first business day after ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) following the Confirmation Date, and is not later than the later of (a) 30 days after the Confirmation Date and (b) the first business day on which no stay of the Confirmation Order is and remains in effect that is after ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) following the Confirmation Date.

                               X.
                      CONFIRMATION REQUEST

     The Debtors request Confirmation of the Plan under section
1129(a) or, if necessary, section 1129(b) of the Bankruptcy Code.

                               XI.
                    RETENTION OF JURISDICTION

     Following Confirmation, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

     A. To determine the allowability, classification, or priority of Claims and Interests upon objection by Reorganized
Spectrum and/or the Post-Effective Date Committee;

     B. To construe and to take any action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Case on or before the Effective Date with respect to any Person;

     C. To protect the property of the Estate revesting in Reorganized Spectrum from Claims against, or interference with such property, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan, or to determine Reorganized Spectrum's exclusive ownership of claims and causes of action retained under the Plan;

     D. To determine any and all allocations for allowance of compensation and expense reimbursement of Professional Persons for periods on or before the Effective Date;

     E. To determine any other request for payment of Administrative Claims or expenses;

     F. To resolve any dispute regarding the implementation, execution, consummation or interpretation of the Plan;

     G. To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

     H. To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted prior to the closing of the Reorganization Case;

     I. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order;

     J.  To modify the Plan under section 1127 of the Bankruptcy
Code, to remedy any defect or omission in the Plan, or to reconcile any inconsistency in the Plan so as to carry out its intent and purposes;

     K. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person; and

     L. To issue such order in aid of consummation of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any person, to the full extent authorized by the Bankruptcy Code.

                              XII.
                    MISCELLANEOUS PROVISIONS

A.  Amendment and Modification of the Plan.

     The Plan may be amended or modified before the Effective
Date only by the Debtors or, following the Effective Date, only by Reorganized Spectrum to the extent provided in section 1127 of the Bankruptcy Code.

B.  Withdrawal or Revocation of the Plan.

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation of the Plan does not occur, then the Plan shall be null and void, and nothing contained herein shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors, or (2) prejudice in any manner the rights of the Debtors or holders of Claims or Interests in any further proceedings involving the Debtors.

C.  Payment of Fees in Connection with Balloting.

     Each plan administrator, trustee, fiscal agent, or similar Person providing services at the Debtors' request, related to balloting pursuant to the Plan shall also receive, subject to the approval of the Bankruptcy Court, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.

D.  Committees.

     (1) The Creditors Committee will continue in existence from and after the Effective Date as the Post-Effective Date Committee for the limited purpose of filing and prosecuting objections to Claims. The Post-Effective Date Committee shall be a "party in interest" within the meaning of Section 1109(b) of the Bankruptcy Code with respect to the resolution by litigation or settlement of any Disputed Claim, and shall have standing to object to any Disputed Claim and to any proposed settlement of any Disputed claim.

     (2) The Post-Effective Date Committee shall have no powers or duties other than those referred to above except that the Post-Effective Date Committee may perform such other functions as are consistent with winding up its functions and discharging its duties to holders of General Unsecured Claims.

     (3) Members of the Post-Effective Date Committee will be compensated for their reasonable and necessary expenses incurred in the performance of their duties by Reorganized Spectrum, and the reasonable fees and expenses of the attorneys retained by the Post-Effective Date Committee will be paid by Reorganized Spectrum. Such payment and reimbursement of fees and expenses shall be subject to determination and allowance by the Bankruptcy Court if Reorganized Spectrum objects to any such fees and expenses.

     (4) Upon substantial completion of its functions as designated herein, the Post-Effective Date Committee shall be dissolved pursuant to a Final Order.

E.  Successors and Assigns.

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

F.  Severability of Provisions of the Plan.

     The Provisions of this Plan shall not be severable unless such severance is agreed to by the Debtors or Reorganized Spectrum, and such severance would constitute a permissible modification of the Plan pursuant to section 1127 of the Bankruptcy Code.




                                SPECTRUM INFORMATION
                                TECHNOLOGIES, INC.


DATED:  Brooklyn, New York      By  s/ Donald J. Amoruso
        March 18, 1996            ---------------------------
                                   Donald J. Amoruso
                                   Chief Executive Officer and
                                   Chairman of the Board of
                                   Directors
                                   2700 Westchester Avenue
                                   Purchase, New York  10577
                                   (914) 251-1800


Submitted by:                   SPECTRUM CELLULAR CORPORATION

CLEARY, GOTTLIEB,
STEEN & HAMILTON                By  s/ Donald J. Amoruso
                                  ---------------------------
  s/ George Weisz                  Donald J. Amoruso
- --------------------------         Chief Executive Officer and
George Weisz (GW 7120)             Chairman of the Board of
A Member of the Firm               Directors
One Liberty Plaza                  2700 Westchester Avenue
New York, New York  10006          Purchase, New York  10577
(212) 225-2000                     (914) 251-1800

Attorneys for Spectrum
Information Technologies,
Inc.and Spectrum Cellular
Corporation
The Debtors and the Debtors
in Possession

                            EXHIBIT B

                             [FILED]

                            EXHIBIT C

                             [FILED]

                            EXHIBIT D

                             [FILED]

                            EXHIBIT E

                             [FILED]

                                                        EXHIBIT F

SPECTRUM INFORMATION TECHNOLOGIES, INC.
SUMMARY OF LIQUIDATION



                         Estimated                Estimated
                        Book Value              Liquidation
                            May-96   Estimated        Value
STATEMENT OF ASSETS    (Unaudited)  Recovery %  (Unaudited)
- -------------------    -----------  ----------  -----------
 Current Assets:
 --------------
  Cash & Investments    11,944,373        100%   11,944,373  (A)
  Accounts
   Receivable, net       1,306,227         50%      653,114  (B)
  Inventory, net            45,455         75%       34,091  (C)
  Prepaids                 151,869          1%        1,519  (D)
  Other                     82,720          0%            0  (E)
                       -----------              -----------
                       $13,530,644              $12,633,097

Owned Property
 & Equipment:
- ------------
 Property, Plant
  & Equipment            1,419,651                        0
 Accumulated
  Depreciation         (1,201,565)                        0
                       -----------     -------  -----------
                       $   218,086         10%       21,809  (F)
                       -----------     -------  -----------

                       -----------     -------  -----------
Deferred Patent Costs  $   355,828          0%            0  (G)
                       -----------     -------  -----------
Patents                $         0         N/A      670,437  (H)
                       -----------     -------  -----------

TOTAL ASSETS           $14,104,558              $13,325,343
                       ===========              ===========



  APPLICATION OF ESTIMATED LIQUIDATION PROCEEDS

  Estimated Liquidation Proceeds                $13,325,343
  Less:  Secured Claims                                   0
  Less:  Administrative and Corporate
    Wind-Down Expenses                            7,141,857  (I)
  Less:  Priority Tax Claims (estimate)              45,000  (J)
                                                 ----------
  TOTAL ESTIMATED ASSETS AVAILABLE FOR
  DISTRIBUTION TO UNSECURED CLAIMS               $6,138,486
                                                 ==========




                                                      Present
                                                        Value   Present
                        Estimated   Estimated       Estimated     Value
             Estimated   Recovery    Recovery        Recovery  Recovery
                 Claim          %      Amount             (N)         %
             ---------  ---------   ---------       ---------  --------
Class 1 -
Priority
Nontax
Claims         264,556       100%     264,556  (K)    238,100    90.00%
Class 2 -
Unsecured
Claims       6,504,823     90.30%   5,873,930  (L)  5,286,537    81.27%
Class 3 -
Class
Action     675,669,900         0%           0
Class 4 -
Securities
claims       12,743,93        70%           0  (M)
Class 5 -
Equity
interests       76.675         0%           0  (N)
               million
                shares
           7.1 million
            options to
              purchase
             shares of
              Existing
                Common
                 Stock


PRINCIPAL ASSUMPTIONS
- ---------------------

     A. The Company assumes that it will realize 100% of the estimated cash and investments balance as of the liquidation date. Additionally, on February 6, 1996, the Company and U.S. Robotics executed an agreement settling all disputes and providing a license payment to Spectrum of $6,000,000. The agreement is subject to bankruptcy court approval, however, the payment is included in the Company's projected cash and investments in this liquidation analysis. A hearing on the settlement is scheduled before the bankruptcy court for March 7, 1996. If the settlement is not approved, the assets available for distribution to unsecured creditors will be reduced accordingly. The payment is also included in the Company's business plan and projected results set forth in Section IX herein.

     B. The estimated liquidation of the accounts receivable was determined based upon a review of the various different classes of receivables. The most significant portion of the accounts receivable balance originates from long term royalty obligations arising from licensing agreements related to Spectrum's proprietary technology. The Company has assumed a 50% realization in a distressed liquidation. Based on the advice of the independent accountants, the Company, in January 1996, reduced its accounts receivable and accounts payable $4,450,000 to reflect deferred license fees that are directly offset by advertising obligations to the Company's licensees. These adjustments will be reflected in the Company's Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1996.

     C. The estimated liquidation value of inventory is 75% based upon the assumption that the inventory will be sold to licensees. Inventory is carried on the books at cost, and the Company believes it will be able to dispose of the inventory at a substantial percentage of its cost in a distressed liquidation. The Company owns no obsolete inventory.

     D. Prepaid expenses relate primarily to premiums associated with insurance coverage and have been assigned minimal value in the liquidation analysis because it is unlikely that the Company would be able to recover any significant cash proceeds from these assets.

     E. This liquidation analysis assumes no recovery value for other assets because they are primarily associated with security deposits paid to current and former lessors of real property.

     F. Management has estimated a 10% realization rate for a distressed liquidation of owned property & equipment which is primarily furniture and obsolete computer equipment.

     G. The deferred patent costs represent the unamortized expense associated with the development of the Company's patents and are not relevant to the value of the patents in a distressed liquidation.

     H. Other than the deferred cost, the Company's balance sheet does not reflect the value of the Company's patent portfolio. The Company has broadly licensed its patents to licensees, some of which have made up-front payments for use of this technology. The deferred royalty income associated with these licenses is reflected in the Accounts Receivable entry. Other licenses require payment of royalties associated with the sale of products utilizing Spectrum's patented technology. The Company has continuing obligations associated with these licenses. To arrive at the value of the Company's patents, the Company has estimated the present value of the royalties that it has forecast in the Disclosure Statement (see -Certain Factors to Be Considered,- Section IX) over a period of five years. The Company has estimated a recovery rate in a distressed liquidation of 50% of the present value of these projected revenues to reflect the likelihood of collecting royalties from existing licensees and the extent to which the Company has licensed its technology.

     I. The Company's management has estimated the administrative and wind-down expenses. The administrative expenses are composed of projected professional fees, accrued professional fees that have been held back to date pursuant to court order, severance benefits associated with postpetition employment agreements and postpetition leases and accounts payable. The Company has estimated total wind-down expenses of $3,000,000 The wind-down expenses are based on a monthly run rate of $250,000 over one (1) year associated with expenses related primarily to resolution of the approximately thirty (30) disputed claims pending against the Company and the expenses entailed in the conversion to a Chapter 7 case. The Company has included $402,444 of statutory trustee fees associated with the distribution of Estimated Liquidation Proceeds. Since the proposed settlement of the Class Action requires confirmation of the Debtors' Plan of Reorganization, the Company believes that absent such confirmation, substantial incremental expense would be incurred litigating the merits of, or otherwise liquidating the, Class Action claims and\or litigating the priority of such claims. This assumption is reasonable because the Class Action presents a large number of extremely complicated legal and factual issues. The trustee would be forced to spend resources beyond those which the Company might have to expend because of his lack of familiarity with each claim. The trustee will also incur additional administrative expenses associated with retaining the new accountants and financial advisors necessary to administer the estate over this period.

     J. The Priority Tax Claim is an estimate of the 1994 Dallas city and county property taxes.

     K. The Priority Non Tax Claim is composed of a claim by Kelley Drye & Warren.

     L. To date, the Company has reconciled 205 unsecured claims composing a portion of the estimated value of unsecured claims. The Company has approximately thirty (30) pending disputed claims alleging total damages of $7.6 million. For the liquidation analysis, Management has estimated the recoverable value of these claims, together with undisputed claims, when liquidated by the trustee at approximately $6.5 million. This estimate reflects a significant reduction for disputed claims from the full amount claimed because the Company, based on its analysis of the disputed claims, believes that some of the claims lack merit and others are inflated. The Company has objected to some claims and is in the process of objecting to others. In a liquidation analysis, the Company believes that the liquidating trustee would have difficulty achieving the favorable results that the Company projects in the Plan based on the trustee's lack of familiarity with the claims and records of the Company and unavailability of Company personnel to defend the claims. Additionally, the Company believes liquidation and the difficulties liquidating disputed claims and administering the case would delay distribution to the claimants for approximately one (1) year. Accordingly, the Company has estimated that the total recoverable value of disputed claims, together with undisputed claims, of $3.5 million in the projected results under the Plan set forth in
Section IX of the Disclosure Statement.

     M. Includes the full value of claims filed by Gene Morgan Financial, which the bankruptcy court has ruled is statutorily subordinated pursuant to Bankruptcy Code Section 510(b) ($6,287,109) and claims filed by shareholders related to alleged violations of securities laws that the Company believes are duplicative of the Class Action claim ($666,828) and a claim filed by Robert Fallah alleging $5,790,000 in damages.

     N. The Company believes that the Equity Interests would be treated pari passu (without preference) with the Class Action and Securities claims.

     O. Based on the delay arising from the difficulty liquidating disputed claims, including but not limited to the Class Action, this liquidation analysis assumes that any ultimate payments made to the classes would not occur for approximately one (1) year. The present value of the claims assumes a ten percent (10%) discount.

                                                        EXHIBIT G

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK

- ----------------------------------------x
                                        :
In re                                   :  Chapter 11 Case Nos.
                                        :  195 10690 260
SPECTRUM INFORMATION                    :  195 10693 260
TECHNOLOGIES, INC.,                     :
and SPECTRUM                            :
CELLULAR CORPORATION,                   :
                                        :
                                        :
                      Debtors.          :
                                        :
- ----------------------------------------x



                     PARTIES IN INTEREST

                     Alfred Dimino, Esq.
                     Office of The United States Trustee
                     Eastern District of New York
                     825 East Gate Boulevard
                     Suite 304
                     Garden City, New York 11530

                     Michael Richman, Esq.
                     Ron D'Aversa, Esq.
                     Mayer, Brown & Platt
                     1675 Broadway
                     New York, New York 10019

                     Howard Seife, Esq.
                     Winston & Strawn
                     200 Park Avenue
                     New York, New York 10166

                     Luskin & Stern
                     330 Madison Avenue
                     New York, New York 10017
                     Attn:  Michael Luskin, Esq.

                     Law Office of Burton S.Weston
                     1615 Northern Boulevard
                     Suite 103
                     Manhasset, New York 11030
                     Attn:  Burton S. Weston, Esq.

                     Leonard Lazarus
                     EAB Plaza
                     West Tower, 14th Floor
                     Uniondale, New York 11556-0210

                     Lowenstein, Sandler, Kohl, Fisher & Boylan
                     65 Livingston Avenue
                     Roseland, New Jersey 07068-1791
                     Attn: Gary F. Eisenberg, Esq.

                     McDermott, Will & Emery
                     1211 Avenue of the Americas
                     New York, New York 10036
                     Attn:  Joseph E. Saracheck, Esq.
                              Tracy Hope Davis, Esq.

                     Jeffrey M. Rosenblum, Esq.
                     Jeffrey M. Rosenblum, P.C.
                     98 Cutter Mill Road, Suite 384N
                     Great Neck, New York 11021

                     Nathan M. Fuchs, Esq.
                     Securities and Exchange Commission
                     7 World Trade Center
                     New York, New York 10048

                     Michael A. Berman, Esq.
                     Office of the General Counsel
                     Securities and Exchange Commission
                     450 Fifth Street, N.W.
                     (Stop 6-6)
                     Washington, D.C. 20549

                     Gary S. Jacobson, Esq.
                     James S. Carr, Esq.
                     Kelley Drye & Warren
                     101 Park Avenue
                     New York, New York 10178

                     Productive Computer Center
                     816 W. Lincoln Hwy.
                     DeKalb, IL 60115

                     Regina Stango Kelbon, Esq.
                     Blank, Rome, Cominsky & McCauley
                     1200 Four Penn Center Plaza
                     Philadelphia, PA 19103

                     Michael S. Tucker, Esq.
                     Weltman, Weinberg & Reis Co., L.P.A.
                     Lakeside Place
                     323 Lakeside Avenue, West, Suite 200
                     Cleveland, OH 44113-1099

                     Mark L. Sax, Esq.
                     Sax & Associates
                     2925 Briarpark, Suite 1150
                     Houston, TX 77042

                     Mark S.  Mandel, Esq.
                     Jones, Day, Reavis & Pogue
                     599 Lexington Avenue
                     New York, NY 10022

                     Neda Morvillo, Esq.
                     William J. Gannon, Esq.
                     Brown & Wood
                     One World Trade Center
                     New York, NY 10048

                     Richard M. Rubenstein
                     Providian Corporation
                     Providian Center, 6th Floor
                     400 West Market Street
                     Post Office Box 32830
                     Louisville, Kentucky 40202

                                                        EXHIBIT H

                            [Form Of]

                         RESTATED BYLAWS

                               OF

             SPECTRUM INFORMATION TECHNOLOGIES, INC.

      Incorporated under the Laws of the State of Delaware

                            ARTICLE I

                       OFFICES AND RECORDS

          Section 1.1.          Delaware Office.  The principal
office of Spectrum Information Technologies, Inc. (the
"Corporation") in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

          Section 1.2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Corporation may from time to time require.

          Section 1.3.          Books and Records.  The books and
records of the Corporation may be kept at the Corporation's headquarters in Purchase, New York or at such other locations outside the State of Delaware as may from time to time be designated by the Board of Directors.

                           ARTICLE II

                          STOCKHOLDERS

          Section 2.1. Annual Meeting. The annual meetings of stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.
If the Board of Directors fails to so determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the last Tuesday in August. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

          Section 2.2. Special Meeting. Subject to the rights of the holders of any series of preferred stock, par value $.001 per share, of the Corporation (the "Preferred Stock") to elect additional directors under specific circumstances, special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board or by the President of the Corporation. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors, special meetings of holders of Preferred Stock of the Corporation.

          Section 2.3. Place of Meeting. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Di-rectors, the place of meeting shall be the principal office of the Corporation.

          Section 2.4. Notice of Meeting. Except as otherwise provided by law, written or printed notice of each meeting of the stockholders, whether annual or special, stating the place, date and hour of the meeting, shall be prepared and delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at such meeting or, in the event that the stockholders are to vote upon any proposal to merge or consolidate the corporation or to sell, lease or exchange all or substantially all of its property and assets, not less than 20 nor more than 60 days before the date of such meeting. Such notice shall be delivered either personally or by mail or at the direction of the Chairman of the Board, the President or the Secretary. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the previously scheduled date for such meeting of stockholders.

          Section 2.5. Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

          Section 2.6. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by his duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

          Section 2.7. Voting. At any meeting of stockholders, a quorum being present, all matters, except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, voting as separate classes if so required by the Certificate of Incorporation or by law.

          Section 2.8.          Fixing Record Date.

          (A) For the purpose of determining the stockholders entitled to notice of or vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than 50 nor less than 10 days before the date of such meeting, nor more than 50 days prior to any other action.

          (B) If no such record date is fixed, (i) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; and (ii) the record date for determining stockholders for any purpose other than that specified in clause (i) above shall be at the close of business on the day on which the resolution of the Board of Directors relating thereto is adopted.

          (C) When a determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been made as provided in this Section 2.8, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

          Section 2.9.          Nature of Business and Nomination
of Directors.

          (A)  Nature of Business.

          (1) At any meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors or by any stockholder who complies with the procedures set forth in this Section 2.9.

          (2) Except as otherwise provided by Section 2.9(B) of these Bylaws or by law, the only business which shall be conducted at any meeting of the stockholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given as provided in the preceding
     Section 2.4, (ii) be brought before the meeting at the direction of the Board of Directors or the chairman of the meeting or (iii) have been specified in a written notice (a "Stockholder Meeting Notice") given to the corporation, in accordance with all of the following requirements, by or on behalf of any stockholder who shall have been a stockholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat. Each Stockholder Meeting Notice must be delivered personally to, or be mailed to and received by, the Secretary of the Corporation, at the principal executive offices of the Corporation in Purchase, New York, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each Stockholder Meeting Notice shall set forth: (i) a description of each item of business proposed to be brought before the meeting;
     (ii) the name and address of the stockholder proposing to bring such item of business before the meeting; (iii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such Stockholder Meeting Notice; and (iv) all other information which would be required to be included in a proxy statement filed with the Securities and Exchange Commission (the "Commission") if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934. No business shall be brought before any meeting of stockholders of the corporation otherwise than as provided in this paragraph or in Section 2.9(B) of these Bylaws.

          (3) When a meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

          (B) Nomination of Directors. Except as otherwise fixed pursuant to Article IV of the Certificate of Incorporation relating to the rights of the holders of any one or more classes or series of Preferred Stock issued by the Company, acting separately by class or series, to elect, under specific circumstances, directors at a meeting of stockholders, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered personally to, or been mailed to and received by the Secretary of the Corporation at, the principal executive offices of the Corporation in Purchase, New York, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice;
(iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          (C)  General.

          (1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as director and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to de-termine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

          (2) For purposes of this Bylaw, "public disclosure" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corpora-tion with the Securities and Exchange Commission pursuant to
     Section 13, 14 or 15(d) of the Exchange Act.

          (3) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regula-tions thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

          Section 2.10. Procedure for Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, (i) except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of Preferred Stock to elect additional directors under specific circumstances and (ii) so long as there are any shares of Class A Stock outstanding, a plurality of the shares of each of the Class A Stock and the Common Stock, voting separately as a class, shall elect; thereafter, the election of any director shall require the affirmative vote of a plurality of all shares entitled to vote, voting together as a single class.

          Section 2.11.         Inspectors of Elections; Opening
and Closing the Polls.

          (A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. The inspectors shall have the duties prescribed by the General Corporation Law of the state of Delaware.

          (B) The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

          Section 2.12. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                           ARTICLE III

                       BOARD OF DIRECTORS

          Section 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corpo-ration and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

          Section 3.2.          Number; Qualification; Term of
Office.

          (A) The number of directors shall be fixed by the Certificate of Incorporation, as amended, and may thereafter, subject to the Certificate of Incorporation, be changed from time to time by action of the stockholders and of the Board of Directors.

          (B) In order to be qualified to serve as a director, a person must (a) be of at least 21 years of age and (b) either (i) currently be an officer or employee of the Corporation and not
(A) have voluntarily resigned from the position or office he held at the time of his election as a director, (B) have retired or been retired pursuant to the requirements of a pension, profit sharing, or similar plan or (C) have, at the time of his election as a director, held a position or office in the Corporation which has been changed, other than by an upward or expanded promotion or (ii) in the case of any person who is not currently an officer or employee of the Corporation, not (A) have retired from or severed his connection with the organization with which he was affiliated at the time of his election as a director or (B) have held a position or office with an organization with which he was affiliated at the time of his election as a director which has been changed, other than by an upward or expanded promotion and
(C) not have a material conflict of interest with the Corporation
(i) as defined by applicable laws and regulations and (ii) the existence and materiality of which as may be determined by a majority of the remaining directors. For the purpose of the preceding clause (ii), "organization" shall mean any organization other than the Corporation. Whenever any director shall cease to be qualified to serve as a director his term shall expire, but such director shall continue to serve until his successor is elected and qualified; provided, however, that no director's term shall so expire if the Board of Directors shall have waived such qualification.

          (C) Subject to the Certificate of Incorporation, each director shall be elected to hold office until the annual meeting of stockholders next following his election and until his successor shall have been elected and shall qualify, or until his earlier death, resignation, retirement or removal.

          Section 3.3. Election. Except as otherwise required by law or by the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of Voting Stock.

          Section 3.4. Resignations. Any director may resign at any time by written notice to the Chairman of the Board, the President or the Secretary. Such resignation shall take effect at the time therein specified and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

          Section 3.5. Removal. Except as otherwise required by law or by the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of each class of the then outstanding stock entitled to vote. Cause for removal of any director from the Board of Directors shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the Corporation and such adjudication is no longer subject to direct appeal.

          Section 3.6. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

          Section 3.7. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

          Section 3.8. Notice. Notice of any special meeting shall be given to each director at his business or residence in writing or by telegram or by telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be transmitted at least 24 hours before such meeting. If by telephone, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 7.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.

          Section 3.9.          Quorum.   A majority of the
directors shall constitute a quorum for the transaction of business at any duly called meeting of the Board of Directors, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. Except as otherwise provided in the Certificate of Incorporation or by law, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

          Section 3.10. Committees. The Board of Directors may from time to time, by resolution passed by a ma-jority of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except as otherwise provided by law. Unless the resolution of the Board of Directors expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Unless otherwise provided by the Board of Directors, a majority of any such committee may adopt rules governing the method of calling and time and place of holding its meetings. Unless otherwise provided by the Board of Directors, a majority of any such committee (or the member thereof, if only one) shall constitute a quorum for the transaction of business, and the vote of a majority of the members of such committee present at a meeting at which a quorum is present shall be the act of such committee. Each such committee shall keep a record of its acts and proceed-ings and shall report thereon to the Board of Directors whenever requested so to do. Any or all members of any such committee may be removed, with or without cause, by resolution of the Board of Directors, passed by a majority of the Board of Directors.

                           ARTICLE IV

                            OFFICERS

          Section 4.1. Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, a President, a Principal Account Officer and a Secretary, and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this
Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

          Section 4.2. Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section 4.7 of these Bylaws, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign.

          Section 4.3. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall be responsible for the general management of the af-fairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

          Section 4.4. President. The President shall be the chief executive officer of the Corporation, shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Corporation's business and general supervision of its policies and affairs.
The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper officer of the Corporation authorized by the Board of Directors, certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors.

          Section 4.5. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the President. The Secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.

          Section 4.6. Principal Account Officer. The Principal Account Officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Principal Account Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. The Principal Account Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. The Principal Account Officer shall render to the Chairman of the Board, the President and the Board of Directors, whenever requested, an account of all his transactions as Principal Account Officer and of the financial condition of the Corporation. If required by the Board of Directors, the Principal Account Officer shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

          Section 4.7. Removal. Any officer elected by the Board of Directors may be removed by a majority of the members of the Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resig-nation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

          Section 4.8.          Vacancies.  A newly created
office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

          Section 4.9. Resignations. Any officer may resign at any time in writing by notifying the Board of Directors, the Chairman of the Board, the President or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any.

                            ARTICLE V

                STOCK CERTIFICATES AND TRANSFERS

          Section 5.1.          Stock Certificates and Transfers.

          (A) Subject to the Certificate of Incorporation, the interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

          (B) The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

          (C) Subject to the Certificate of Incorporation, a person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof to receive dividends, to vote as such owner and for all other purposes with respect to the Corporation. No transfer of shares shall be valid as against the Corporation, its shareholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until such transfer shall have been entered on the books of the Corporation by an entry showing from and to whom transferred.

          Section 5.2. Restrictions on Transferability of Shares. The provisions of Section J of Article IV of the Certificate of Incorporation are hereby incorporated herein in their entirety by this reference and shall be deemed to be stated herein in full. The Board of Directors shall have the power to enforce such provisions by, among other things, requiring holders of the Corporation's capital stock to make appropriate representations as a prerequisite to registration of any transfer of such capital stock on the transfer books of the Corporation, and by imposing appropriate penalties, including without limitation forfeiture of such capital stock, for any violation of such provisions or misrepresentations made by such holders.

                           ARTICLE VI

                    MISCELLANEOUS PROVISIONS

          Section 6.1.          Fiscal Year.  The fiscal year of
the Corporation shall be determined by resolution of the Board of Directors.

          Section 6.2.          Dividends. The Board of Directors
may from time to time declare, and the Corporation may pay, divi-dends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

          Section 6.3. Seal. The corporate seal of the Corporation shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

          Section 6.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or of the Board of Directors need be specified in any waiver of notice of such meeting.

          Section 6.5. Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant appointed by the Board of Directors in accordance with the Certificate of Incorporation, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

                           ARTICLE VII

                           AMENDMENTS

          Section 7.1. Amendments. Subject to the Certificate of Incorporation, these Bylaws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than 24 hours prior to the meeting.

                                                        EXHIBIT I

                            [Form of]

                            RESTATED
                  CERTIFICATE OF INCORPORATION
                               OF
             SPECTRUM INFORMATION TECHNOLOGIES, INC.

                        ----------------

          The undersigned, Donald J. Amoruso, Chief Executive Officer and Chairman of the Board of the Debtors and Debtors in Possession (collectively, "Debtors") in the cases ("Chapter 11 Cases") filed in the United States Bankruptcy Court for the Eastern District of New York ("Bankruptcy Court"), entitled "In re Spectrum Information Technologies, Inc. and Spectrum Cellular Corporation," Chapter 11 Case Nos. 195 10690 260 and 195 10693 260, respectively, under Chapter 11 of Title 11, United States Code ("Bankruptcy Code"), pursuant to Order No. [insert order number] ("Order") of the Bankruptcy Court, hereby certifies that:

          1.  The name of the Corporation is Spectrum Information
Technologies, Inc. (hereinafter the "Corporation").

          2. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 1, 1987, under the name Spectrum Cellular Corporation.

          3. This Restated Certificate of Incorporation is authorized, pursuant to Sections 245 and 303 of the General Corporation Law of the State of Delaware (the "GCL"), by Order of the Bankruptcy Court upon confirmation of the Debtors' Plan of Reorganization, filed with the Bankruptcy Court on February 9, 1996, as amended (the "Plan"), a copy of which is attached hereto as Exhibit A, in the Chapter 11 Cases by the Bankruptcy Court and, upon filing with the Secretary of State in accordance with
Section 103 of the GCL, shall henceforth supersede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

          4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                            ARTICLE I

                              Name

          The name of the Corporation (which is hereafter referred to as the "Corporation") is:

             Spectrum Information Technologies, Inc.

                           ARTICLE II

                             Address

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                           ARTICLE III

                             Purpose

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the
"GCL").

                           ARTICLE IV

                          Capital Stock

          A. Authorized Stock. The total number of shares of all classes which the Corporation shall have authority to issue is 13.5 million shares, of which 10 million shares, par value $.001 per share, shall be of a class designated "Common Stock",
1.5 million shares, par value $.001 per share, shall be of a class designated "Class A Stock", and 2 million shares, par value $.001 per share, shall be of a class designated "Preferred Stock".

          B. Non-Voting Stock Prohibited. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue non-voting stock or similar securities.

          C. Liquidation Preference of Class A Stock. Until [insert date of second anniversary following Effective Date], holders of Class A Stock shall have a liquidation preference over holders of Common Stock to the extent that, in the event that within two years of [insert date of the Effective Date], the Corporation again becomes a debtor in a bankruptcy case under Title 11 of the United States Code (the "Bankruptcy Code") (unless the case is an involuntary case and is dismissed before an order for relief is entered therein against the Corporation), interests of holders of Class A Stock will have priority in such proceedings over interests of holders of Common Stock.

          D.  Conversion of Class A Stock.

          (i) Each outstanding share of Class A Stock shall automatically convert into one share of Common Stock on [insert date of the second anniversary of the Effective Date]. The board of directors of the Corporation (the "Board of Directors") shall have the authority to make any determination of beneficial ownership and changes thereof required to effectuate this Section D of Article IV.

          (ii) The Corporation shall not be obligated to issue to any holder of Class A Stock certificates evidencing shares of Common Stock issuable upon the conversion of Class A Stock into Common Stock until certificates evidencing the shares of Class A Stock are delivered to either the Corporation or any transfer agent of the Corporation. As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Class A Stock to the Corporation or any transfer agent of the Corporation), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock effective on [insert date of the second anniversary of the Effective Date].

          (iii) The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Class A Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the registered holder of the Class A Stock in respect of which such shares are being issued.

          (iv) So long as there are any shares of Class A Stock outstanding, the Corporation shall reserve at all times, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Class A Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Stock.

          E. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the GCL (the "Preferred Stock Designation"), to establish the number of shares to be included in each series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The designation of the series, which may be by distinguishing number, letter or title.

          (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (iii) The voting rights, if any, of the holders of shares of the series.

          (iv) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series, and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends.

          (v) Dates at which dividends, if any, shall be payable.

          (vi) The redemption rights and price or prices, if any, for shares of the series.

          (vii) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the affairs of the Corporation.

          (viii)  The terms and amount of any purchase,
     retirement or sinking fund provided for the purchase or redemption of shares of the series.

          (ix) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (x) Whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series.

          (xi) The right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation.

          (xii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

          The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

          F. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall have the right to cast one vote for each share for the election of Directors and on all other matters upon which stockholders are entitled to vote.

          G.  Voting.

          (i) As used in this Section G of Article IV, the following terms have the respective meanings as set forth below:

          "Allowed Claim" or "Allowed Interest" means a Claim against or Interest in either of the Debtors which entitled the holder of such Claim or Interest to receive Common Stock from a Disbursing Agent pursuant to the Plan.

          "Claim" means a claim as such term is defined in
     section 101(5) of the Bankruptcy Code.

           "Class Action Plaintiffs" means all plaintiffs in the Class Action Suits.

          "Class Action Settlement" means the settlement of the Class Action Suits pursuant to the terms authorized by a Final Order of the United States District Court for the Eastern District of New York granting the Motion for Approval of the Settlement of the Class Action Suits which will be filed with such District Court once the terms of the proposed Class Action Settlement are finalized, when and if that order is granted.

          "Class Action Suits" means the securities class action litigation against the Corporation and certain of its present and former officers and directors currently pending before Judge Frederic Block in the Eastern District of New York under the consolidated caption In Re Spectrum Information Technologies Litigation, No. 93 Civ. 2295 (FB).

          "Class Action Trust" means that trust established for the benefit of the Class Action Plaintiffs pursuant to the terms of the Class Action Settlement.

          "Class Action Trust Agreement" means the agreement governing the trust to be established as part of the Class
     Action Settlement.

          "Class Action Trustee" means the Trustee or Trustees appointed pursuant to the Class Action Trust Agreement.

           "Disbursing Agent" means the Corporation and/or any other person or persons that may be and are designated under the Plan or by the Corporation to disburse property pursuant to the Plan.

          "Disputed Claim" means any Claim or Interest, to the extent such Claim or Interest has not been allowed pursuant to the Plan.

          "Final Order" means a court order as to which the time to appeal or petition for certiorari has been timely filed, or as to which any appeal or petition for certiorari that has been timely filed has been resolved by the highest court to which the order was timely appealed or from which certiorari was timely sought.

          "Interest" means an equity security as defined in
     section 101(16) of the Bankruptcy Code.

          (ii) Authorized and issued shares of Common Stock held by a Disbursing Agent for distribution to the holder of an Allowed Claim or Allowed Interest shall not be entitled to vote in any election of directors of the Corporation, or any other matter requiring the vote of stockholders, until such time as such Common Stock has actually been distributed to holders of an Allowed Claim or Allowed Interest. In addition, a holder of a Disputed Claim or Disputed Interest shall not be entitled to vote in any election of directors of the Corporation, or any other matter requiring the vote of stockholders until such time as the Disputed Claim has become an Allowed Claim or Allowed Interest, and the holder of such Allowed Claim or Allowed Interest has received its distribution and become a stockholder of record of the Corporation.

          (iii) The Class Action Trustee shall be entitled to vote Class A Stock that has not yet been distributed to a Class Action Plaintiff pursuant to the Class Action Settlement and the Plan and is held by the Class Action Trustee; however, the Class Action Trustee shall be required to vote the Class A Stock in the same proportions and the same manner as the holders of shares of Common Stock have voted.

          (iv) Subject to Subsections (ii) and (iii) of this Section G of Article IV, each holder of record of Class A Stock and Common Stock shall have one vote for each share outstanding in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be permitted.

          (v) Subject to Subsections (ii) and (iii) of this Section G of Article IV, so long as there are any shares of Class A Stock outstanding, any of the actions of the Corporation specified in Sections (B), (D) or (I) of Article X shall require the affirmative vote of the plurality of the shares of each of the Class A Stock and the Common Stock, each voting separately as a class.

          (vi) Subject to Subsections (ii) and (iii) of this Section G of Article IV, except as may be otherwise required by law, this Article IV or Article VII, the holders of Class A Stock and Common Stock shall vote together as a single class.

          H.  Record Holders.  Subject to Subsections (ii) and
(iii) of this Section G of Article IV, the Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

          I. Quorum. So long as any shares of Class A Stock are outstanding, the holders of (i) a majority of the issued and outstanding shares of Class A Stock and (ii) a majority of the issued and outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders. Thereafter, the holders of a majority of all issued and outstanding shares entitled to vote generally in the election of directors ("Voting Stock"), present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders.

          J.  Limitations on Five Percent Stockholders.

          (i) As used in this Section J of Article IV, the following terms have the respective meanings set forth below:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Five Percent Stockholder" means a Person or group of Persons identified as a "five percent shareholder" of the Corporation for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder.

          "Percentage Stock Ownership" means percentage beneficial or legal ownership of Stock as determined in accordance with Section 382 of the Code and the Treasury
     Regulations promulgated thereunder.

          "Person" means an individual, corporation, estate, trust, association, company, partnership or similar organization.

          "Prohibited Transfer" means any purported Transfer of Stock to the extent that such Transfer would be prohibited and void under this Section G of Article IV.

          "Restriction Release Date" means the date one day following [insert date of the third anniversary of the Effective Date].

          "Stock" means (i) shares of Common Stock, (ii) shares of Class A Stock, (iii) shares of Preferred Stock (except to the extent that such Preferred Stock meets the requirements of Section 1504(a)(4) of the Code), (iv) warrants, rights or options (within the meaning of Treasury Regulation Section 1.382-4(d)) to purchase Common Stock, Class A Stock or Preferred Stock (except to the extent that such Preferred Stock meets the requirements of Section 1504(a)(4) of the
     Code) from the Corporation and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

          "Transfer" means any sale, transfer, assignment, conveyance, pledge or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose.

          "Treasury Regulation Section 1.382" means the final and temporary income tax regulations promulgated under Section 382 of the Code and any successor temporary or final regulation or regulations. Each reference to any subsection of such regulations includes references to any successor to such subsection.

          (ii) Any Transfer of legal or beneficial ownership of Stock prior to the Restriction Release Date, or any attempted Transfer of Stock under any agreement (including any arrangement treated as an option under Treasury Regulation Section 1.382-4) entered into prior to the Restriction Release Date shall be prohibited and void ab initio, regardless of whether such transfer has been recorded by the transfer agent of the Corporation (the "Agent") and new certificates have been issued, to the extent that, as a result of such purported Transfer (or any series of Transfers of which such purported Transfer is a part), either (a) any Person or group of Persons would become a Five Percent Stockholder or (b) the Percentage Stock Ownership of any Five Percent Stockholder would be increased; provided, that the foregoing provisions shall not preclude the settlement of any transaction entered into through the facilities of any national securities exchange in any Stock of the Corporation listed on such national securities exchange; and provided further, that any such Transfer described in the foregoing proviso shall nonetheless constitute a Prohibited Transfer for the purposes of this Section J of Article IV. The prohibition set forth in the preceding sentence shall not apply to (y) any Transfer that has been approved in advance by the Board of Directors of the Corporation, which approval may be withheld only if, in the judgment of the board of directors, such Transfer may increase the risk of the use of the Corporation's (or a predecessor of the Corporation's) net operating loss carryforwards, tax losses recognized in the future or other tax attributes will be subject to limitation under Section 382 of the Code and (z) any Transfer made in compliance with exceptions provided by the Board of Directors in a resolution or resolutions adopted from time to time.

          (iii) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Stock that is the subject of the Prohibited Transfer (the "Excess Stock"). The Purported Transferee shall not be entitled, with respect to such Excess Stock, to any rights of a stockholder of the Corporation, including without any limitation, the right to vote such Excess Stock and to receive dividends or distributions in respect thereof, if any.

          (iv) If a purported Transfer of Stock would constitute a Prohibited Transfer, then the Purported Transferee shall transfer or cause to be transferred upon demand of the Corporation any certificate or other evidence of ownership of all Excess Stock then within the Purported Transferee's possession or control, together with all dividends or distributions, if any, that may have been received by the Purported Transferee from the Corporation with respect to such Excess Stock ("Prohibited Distributions"), to the Agent. The Agent shall thereupon sell the Excess Stock transferred to it in an arm's length transaction or transactions (over the principal securities exchange on which the appropriate class or series of Stock is traded, if possible). If the Purported Transferee shall have resold any Excess Stock before receiving the foregoing demand from the Corporation, the Purported Transferee shall be deemed to have sold such Excess Stock on behalf of the Agent and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to the following sentence if the Agent rather than the Pur-ported Transferee had resold such Excess Stock. The Agent shall apply any Prohibited Distributions and any proceeds of a sale by it of Excess Stock and, if the Purported Transferee has previously resold such Excess Stock, any amounts received by it from a Purported Transferee as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for such Excess Stock (or the fair market value, calculated on the basis of the closing market price for the appropriate class or series of Stock on the trading day immediately preceding the Transfer, of such Excess Stock at the time of the purported Transfer to the purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined by the board of directors in its sole discretion; and (c) third, any remaining amounts shall be paid to the purported transferor of such Prohibited Transfer if such person can be identified, otherwise in equal shares to [INSERT NAME(S) OF ONE OR MORE CHARITIES DETERMINED BY THE CORPORATION]. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount specified in clause (b) of the preceding sentence. In no event shall the proceeds of any sale of Excess Stock pursuant to this Section J of Article IV inure to the benefit of the Corporation.

          (v) If the Purported Transferee fails to surrender Excess Stock or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to the preceding Subsection (iv), then the Corporation shall institute legal proceedings to compel the surrender.

          (vi) Insofar as necessary or appropriate, the Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Section J of Article IV. All certificates representing Stock issued prior to the Restriction Release Date shall bear a legend to the effect that such Stock and any Stock acquired prior to the Restriction Release Date upon exercise or conversion of such Stock are subject to the restrictions set forth in this Section J of Article IV. A majority of the directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Section J of
     Article IV, including without limitation (a) whether a new Five Percent Stockholder would be required to be identified in certain circumstances, (b) whether a purported Transfer is a Prohibited Transfer, (c) the Percentage Stock Ownership of any holder of Stock, (d) whether an instrument constitutes Stock, (e) the amount (or fair market value) due to a Purported Transferee and (f) any other matters which a majority of the directors determine to be relevant; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding on the Corporation and all holders of Stock.

                            ARTICLE V

                     Legends on Certificates

          (A) Legend on Class A Stock. All certificates for shares of Class A Stock issued by the Corporation and all shares of Common Stock to be issued on conversion of Class A Stock will conspicuously bear a legend in substantially the following form:

          "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS
          UNDER THE INTERNAL REVENUE CODE OF 1986, AS
          AMENDED, THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS
          OF THE CORPORATION'S CERTIFICATE OF
          INCORPORATION AND BYLAWS WHICH LIMIT THE
          TRANSFERABILITY OF SUCH SECURITIES.  A COPY
          OF THE CERTIFICATE OF INCORPORATION HAS BEEN
          DEPOSITED WITH THE CORPORATION AT ITS
          PRINCIPAL OFFICE, AND THE CORPORATION WILL
          FURNISH A COPY THEREOF TO THE RECORD HOLDER
          OF THESE SECURITIES WITHOUT CHARGE UPON
          WRITTEN REQUEST TO THE CORPORATION AT ITS
          PRINCIPAL PLACE OF BUSINESS."

          (B) Legend on Common Stock. All certificates for shares of Common Stock issued by the Corporation (other than upon conversion of Class A Stock), including shares of Common Stock distributed by the Disbursing Agent, will conspicuously bear a legend in substantially the following form:

          "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS
          UNDER THE INTERNAL REVENUE CODE OF 1986, AS
          AMENDED, THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS
          OF THE CORPORATION'S CERTIFICATE OF
          INCORPORATION AND BYLAWS WHICH LIMIT THE
          TRANSFERABILITY OF SUCH SECURITIES.  A COPY
          OF SUCH PLAN AND CERTIFICATE OF INCORPORATION
          HAVE BEEN DEPOSITED WITH THE CORPORATION AT
          ITS PRINCIPAL OFFICE, AND THE CORPORATION
          WILL FURNISH A COPY THEREOF TO THE RECORD
          HOLDER OF THESE SECURITIES WITHOUT CHARGE
          UPON WRITTEN REQUEST TO THE CORPORATION AT
          ITS PRINCIPAL PLACE OF BUSINESS."

                           ARTICLE VI

                        Rights Agreements

          The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the specific terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

          (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon the exercise of such rights.

          (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

          (C) Provisions which set forth the type and amount of stock for which such rights are exercisable and provisions which adjust the number or exercise price of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

          (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

          (E) Provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself.

          (F) The appointment of a rights agent with respect to such rights.


                           ARTICLE VII

                       Board of Directors

          (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the Board of Directors shall consist of no more than 7 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning after the first annual meeting following [insert date of Effective Date], successors to the class of directors whose terms expire at the annual meeting shall be elected for a three-year term.

          (B) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specific circumstances, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor or, if such director has no predecessor, as that of the class of directors to which such director has been elected.

          (C) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, so long as there are any shares of Class A Stock outstanding, the election of any director shall require the affirmative vote of a plurality of the shares of each of the Class A Stock and the Common Stock, voting separately as a class; thereafter, the election of any director shall require the affirmative vote of a plurality of all shares of Voting Stock, voting together as a single class.


                          ARTICLE VIII

                Transactions with Related Persons

           (A) In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section C of this Article VIII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of, any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned (as hereinafter defined) by such
Interested Stockholder.   Such affirmative vote shall be required
notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

          (B) The provisions of Section A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Board of Directors prior to the Acquisition Date (as hereinafter defined).

          (C) The following definitions shall apply with respect to this Article VIII:

          (i) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act of 1934 (the "Exchange Act") as in effect on the date this Certificate of Incorporation became effective under the GCL (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

          (ii) The term "Acquisition Date" shall mean the date on which any person becomes the Beneficial Owner of Voting Stock representing 10 percent or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock.

          (iii) A person shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own", shares of Capital Stock:

               (a) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the sole or shared right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act or pursuant to any successor provision), pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, that a person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own", any security under this Subsection (a) as a result of an agreement, arrangement or understanding to vote such security that both (y) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the rules and regulations promulgated under the Exchange Act and (z) is not reportable by such person on Schedule 13D promulgated under the Exchange Act (or any comparable or successor report) without giving effect to any applicable waiting period; or

               (b) which are Beneficially Owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person (or any of such person's Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to Subsection (a) above) or disposing of any Capital Stock;

     provided, that (y) no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) shall, solely by reason of any or all of such officers acting in their capacities as such, be deemed the "Beneficial Owner" of or to "Beneficially Own" any shares of Capital Stock that are Beneficially Owned by any other such director or officer, and (z) no person shall be deemed the "Beneficial Owner" of or to "Beneficially Own" any shares of Voting Stock held in any voting trust, any employee stock ownership plan or any similar plan or trust if such person does not posses the right to vote, to direct the voting of or to be consulted with respect to the voting of such shares.

          (iv)  The term "Business Combination" shall mean:

               (a)  any merger or consolidation of the
          Corporation or any Subsidiary (as hereinafter defined) with (y) any Interested Stockholder or (z) any other company (whether or not itself an Interested
          Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

               (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving the Corporation or any Subsidiary and any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value (as defined below) and/or involves aggregate commitments of $5,000,000 or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) or 5 percent of the stockholders' equity (in the case of transactions in Capital Stock) of the entity in question (a "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

               (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

               (d) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

               (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

          (v) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Certificate of Incorporation.

          (vi) The term "Fair Market Value" shall mean (y) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 60-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with Subsection (i) of Section D of this Article VIII, and
     (z) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in accordance with Subsection (i) of Section D of this Article VIII.

          (vii) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity), who (a) is the Beneficial Owner of 10 percent or more of the then outstanding Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 10 percent or more of the then outstanding Voting Stock.

          (viii) The term "person" shall mean any individual, firm, corporation, partnership or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          (ix) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, for the purpose of the definition of Interested Stockholder set forth in Paragraph (vii) of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity securities is Beneficially Owned by the Corporation.

          (D)(i) A majority of the Board of Directors shall have the power to determine for the purpose of this Article VIII, all questions arising under this Article VIII, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another,
     (d) whether a Business Combination is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more or constitutes more than 5 percent of the book value of the total assets or 5 percent of the stockholders' equity of the entity in question, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, (g) the date on which an Interested Stockholder became an Interested Stockholder, (h) the date on which an Acquisition Date occurred, (i) the Fair Market Value of stock or other property in accordance with Subsection (vi) of Section C of this Article VIII, and (j) any other matter relating to the applicability or effect of this Article
     VIII. Any such determination shall be binding and conclusive on all parties.

          (ii) The Board of Directors shall have the right to demand that any person who it believes is or may be an Interested Stockholder (or who holds of record shares of Capital Stock that are Beneficially Owned by any person that the Board of Directors believes is or may be an Interested Stockholder) supply the Corporation with complete information as to: (a) the record holders of all shares of Capital Stock that are Beneficially Owned by such person;
     (b) the number of shares of each class or series of Capital Stock that are Beneficially Owned by such person and held of record by each such record holder and the numbers of the stock certificates evidencing such shares; and (c) any other matter relating to the applicability or effect of this
     Article VIII as the Board of Directors may reasonably request. Each such person shall furnish such information within 10 days after the receipt of such demand.

          (E) Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law or to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or the stockholders with respect to the subject matter contained herein.

          (F) For the purposes of this Article VIII, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Board of Directors makes a determination that such Business Combination is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person.


                           ARTICLE IX

                 Personal Liability of Directors

          (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Section A of Article IX shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the date this Certificate of Incorporation became effective under the GCL to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

          Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article IX.

          Any repeal or modification of this Section A of Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          The provisions of this Section A of Article IX shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Section A of Article IX.

          (B) The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section B of Article IX shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          (C) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or use other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein or elsewhere.

                            ARTICLE X

                    Supermajority Requirement

          So long as any shares of Class A Stock are outstanding, the affirmative vote of not less than two-thirds of the directors present at any meeting at which a quorum is present shall be required to effect any action by the Board with respect to the matters set forth below, other than actions determined by the Board to constitute Business Combinations within the meaning of
Article VIII of this Certificate of Incorporation.

          (A) Any modification, revision, alteration, amendment, repeal or rescission, in whole or in part, of any provision of this Certificate of Incorporation or the Bylaws of the Corporation.

          (B)  Entering into any agreement to merge or
     consolidate the Corporation with or into any other person, as defined in Subsection (viii) of Section C of Article
     VIII.

          (C) Entering into any agreement for the Corporation or any of its subsidiaries to acquire all or substantially all of the properties, assets or equity of another person, if the value of the aggregate consideration for such acquisition, including any liabilities to be assumed by the Corporation or its subsidiaries, in the reasonable judgment of the Board of Directors, exceeds $5 million or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or of the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the directors of the Corporation would be required to approve or authorize such transaction.

          (D) Selling, leasing, exchanging or otherwise disposing of all or substantially all of the business, assets or properties of the Corporation and its subsidiaries, taken as a whole.

          (E) Issuing, selling, or modifying the terms of any capital stock of the Corporation or its subsidiaries, or any warrant, option, note, debenture, call or other securities or rights convertible into or exchangeable therefor, or engaging in any recapitalization or reclassification involving any such capital stock or other securities.

          (F) Directly or indirectly redeeming, purchasing or otherwise acquiring any of the Corporation's securities.

          (G) Committing any voluntary act of insolvency or bankruptcy on behalf of the Corporation, including but not limited to (i) the filing of a voluntary petition in any bankruptcy, reorganization, winding-up or liquidation proceeding or other proceeding analogous in purpose and effect, (ii) applying for or consenting to the appointment of a receiver or trustee for a substantial portion of its assets, (iii) making an assignment for the benefit of creditors, (iv) admitting in writing its inability to pay its debts, or (v) consenting to the entry to any court order or judgment confirming its bankruptcy or insolvency or approving any reorganization, winding-up or liquidation.

          (H) Appointing or removing the Chief Executive Officer of the Corporation.

          (I) Appointing or replacing the Corporation's independent public auditors.

          (J) Calling a special meeting of the stockholders or fixing the date of an annual meeting of the stockholders.


                           ARTICLE XI

                      Amendments to Bylaws

          (A) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered to:

          (i) adopt, alter, amend, change or repeal the Bylaws of the Corporation, provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be adopted, altered, amended, changed or repealed by the Board of Directors subject to the provisions of Article X of this Certificate of Incorporation, or the stockholders having voting power with respect thereto, provided further, that, subject to the provisions of Article VIII of this Certificate of Incorporation, in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, the Bylaws; and

          (ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

          (B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors in this Certificate of Incorporation or by law; provided, however, that no Bylaws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.


                           ARTICLE XII

                       Shareholder Consent

          Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without such a meeting except any action taken upon the signing of a consent in writing by all stockholders of the Corporation having voting power of the then outstanding Voting Stock setting forth the action to be taken. Subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board or the President of the Corporation.


                          ARTICLE XIII

                      Other Constituencies

          The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (b) proposal or offer by another party to (i) merge or consolidate the Corporation or any subsidiary with another corporation, (ii) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any subsidiary, or sell or otherwise dispose of to the Corporation or any subsidiary all or a substantial portion of the properties or assets of such other party or (iii) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, shall take into account all factors which the Board of Directors deems relevant, including, without limitation, to the extent so deemed relevant, the potential impact on employees, customers, suppliers, partners, joint venturors and other constituents of the Corporation and the communities in which the Corporation operates.


                           ARTICLE XIV

           Amendments to Certificate of Incorporation

          (A) Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, any agreement with any national securities exchange or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by any other provision of this Certificate of Incorporation, any agreement with any national securities exchange or any provision of law, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned, shall be required to alter, amend or repeal Section J of Article IV, Article VI, Article VII, Article VIII,
Article XI, Article XII, Article XIII or this Article XIV or to adopt any provision inconsistent therewith; provided, however, that this Section (A) shall not apply to, and such 80 percent vote shall not be required for, any alteration, amendment, repeal or adoption recommended by more than 50 percent of the entire Board of Directors.

          (B) Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV; provided, however, that any amendment or repeal of Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

          IN WITNESS HEREOF, said Spectrum Information
Technologies, Inc. has caused this Certificate of Incorporation to be signed by its President and attested by its Secretary and has caused its corporate seal to be hereunto affixed, this ___ day of ___________, 1996.

                             SPECTRUM INFORMATION TECHNOLOGIES,
                             INC.


                             By: ______________________________
                                       Donald J. Amoruso
                                     Chief Executive Officer and
                                     Chairman of the Board


Attest: _______________________
         Christopher M. Graham
         General Counsel and
         Secretary

                                                        EXHIBIT J


             SPECTRUM INFORMATION TECHNOLOGIES, INC.
                    1996 STOCK INCENTIVE PLAN
                  AS ADOPTED [          ], 1996

1.   Purpose of the Plan

          This Spectrum Information Technologies, Inc. Stock Incentive Plan is intended to promote the interests of the Company by providing the employees and non-employee directors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ and service of the Company.

2.   Definitions

          As used in the Plan, the following definitions apply to the terms indicated below:

          (a) "Board of Directors" shall mean the Board of Directors of Spectrum.

          (b) "Cause," when used in connection with the termination of a Participant's employment with the Company, shall mean the termination of the Participant's employment by the Company on account of (i) the willful and continued failure by the Participant substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the willful engaging by the Participant in gross misconduct which could reasonably be expected to be materially and demonstrably injurious to the Company. For purposes of this Section 2(b), no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (c)  "Change in Control" shall mean:

               (i) any Person becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a "Beneficial Owner"), directly or indirectly, of securities of Spectrum representing 20% or more of the combined voting power of Spectrum's then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan and other than in connection with an acquisition, merger or similar transaction;

               (ii) any Person becomes the Beneficial Owner, directly or indirectly, of securiites of Spectrum representing 40% or more of the combined voting power of Spectrum's then outstanding securities in connection with one or more transactions under which Spectrum issues or transfers its securities, in whole or in part, as consideration in connection with an acquisition, merger or similar transaction;

               (iii)  Spectrum's stockholders approve an
     agreement to merge or consolidate Spectrum with another corporation, or an agreement providing for the sale of substantially all of the assets of Spectrum to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, Spectrum; or

               (iv) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors cease to constitute a majority thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have been a director at the beginning of such period if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors.

          (d) "Class A Preferred Stock" has the meaning given to such term in the Plan of Reorganization proposed by Spectrum to the United States District Court, Eastern District of New York, dated March 6, 1996.

          (e)  "Code" shall mean the Internal Revenue Code of
1986.

          (f)  "Committee" shall mean the Compensation
Subcommittee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan.

          (g) "Common Stock" shall mean Spectrum's common stock, $.001 par value per share.

          (h) "Company" shall mean Spectrum and each of its Subsidiaries.

          (i) "Director" shall mean a member of the Board of Directors of Spectrum who is not at the time of reference an employee of the Company and who is entitled to receive an Incentive Award pursuant to Section 10 hereof.

          (j) "Director's Bonus" shall mean a stock bonus which is granted pursuant to the provisions of Section 10 hereof.

          (k) "Director's LSAR" shall mean a limited stock appreciation right which is granted pursuant to the provisions of
Section 10 hereof and which relates to a Director's Option. Each Director's LSAR shall be exercisable only in the alternative to the exercise of its related Director's Option.

          (l) "Director's Option" shall mean an option to purchase shares of Common Stock of Spectrum granted pursuant to the provisions of Section 10 hereof. Each Director's Option shall be identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

          (m) "Disability" shall mean a condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him.

          (n) "Distributable Common Stock" has the meaning given to such term in the Plan of Reorganization proposed by Spectrum to the United States Bankruptcy Court, Eastern District of New
York, dated March 6, 1996.

          (o) "Effective Date" shall mean the date on which the Plan of Reorganization of Spectrum Information Technologies, Inc.
is consummated.

          (p)  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

          (q) the "Fair Market Value" of a share of Common Stock with respect to any day shall be (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

          (r)  "Incentive Award" shall mean an Option, LSAR,
Tandem SAR, Stand-Alone SAR, Stock Bonus, Director's Bonus,
Director's Option or Director's LSAR granted pursuant to the terms of the Plan.

          (s) "Incentive Stock Option" shall mean an Option which is an "incentive stock option" within the meaning of
Section 422 of the Code and which is identified as an Incentive
Stock Option in the agreement by which it is evidenced.

          (t) "LSAR" shall mean a limited stock appreciation right which is granted pursuant to the provisions of Section 7 hereof and which relates to an Option. Each LSAR shall be exercisable only upon the occurrence of a Change in Control and only in the alternative to the exercise of its related Option.

          (u)  "Non-Qualified Stock Option" shall mean (i) an
Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced and (ii) a Director's Option.

          (v) "Option" shall mean an option to purchase shares of Common Stock of Spectrum granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

          (w) "Participant" shall mean an employee of the Company or a Director who is eligible to participate in the Plan and to whom an Incentive Award is granted pursuant to the Plan.

          (x) "Person" shall mean a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

          (y)  "Plan" shall mean this Spectrum Corporation 1996
Stock Option Plan, as it may be amended from time to time.

          (z) "Retirement" shall mean the termination of the employment of a Participant by the Participant at or after his attainment of age 65, unless the Committee determines in its absolute discretion that such termination shall not be treated as Retirement for purposes of this Plan.

          (aa)  "Securities Act" shall mean the Securities Act of
1933, as amended.

          (bb)  "Spectrum" shall mean Spectrum Information
Technologies, Inc., a Delaware corporation, and its successors.

          (cc) "Stand-Alone SAR" shall mean a stock appreciation right granted pursuant to the provisions of Section 9 hereof which is not related to any Option.

          (dd) "Stock Bonus" shall mean a grant of a bonus payable in shares of Common Stock pursuant to the provisions of
Section 11 hereof.

          (ee)  "Subsidiary" shall mean any "subsidiary
corporation" within the meaning of Section 425(f) of the Code.

          (ff) "Tandem SAR" shall mean a stock appreciation right granted pursuant to the provisions of Section 8 hereof which is related to an Option. Each Tandem SAR shall be exercisable only to the extent its related Option is exercisable and only in the alternative to the exercise of its related Option.

3.  Stock Subject to the Plan

          Under the Plan, the Committee may grant to Participants other than Directors (i) Options, (ii) LSARs, (iii) Tandem SARs,
(iv) Stand-Alone SARs and (v) Stock Bonuses. In addition, Directors will be granted Director's Bonuses, Director's Options and Director's LSARs pursuant to the provisions of Section 10 hereof.

          Subject to adjustment as provided in Section 12 hereof, the Committee may grant Options, Stand-Alone SARs and Stock Bonuses under the Plan to Participants, and Director's Bonuses and Director's Options shall be granted to Directors as provided in Section 10 hereof, with respect to, or for, an aggregate number of shares of Common Stock that does not exceed 12.77% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. The grant of an LSAR, Tandem SAR or Director's LSAR shall not reduce the number of shares of Common Stock with respect to which, or for which, Options, Stand-Alone SARs, Stock Bonuses, Director's Bonuses or Director's Options may be granted pursuant to the Plan.

          In the event that any outstanding Option or Stand-Alone SAR expires, terminates or is cancelled for any reason (other than pursuant to Paragraphs 7(b)(2) or 8(b)(3) hereof), the shares of Common Stock subject to the unexercised portion of such Option or Stand-Alone SAR shall again be available for grants under the Plan. In the event that an outstanding Option is cancelled pursuant to Paragraphs 7(b)(2) or 8(b)(3) hereof by reason of the exercise of an LSAR or a Tandem SAR, the shares of Common Stock subject to the cancelled portion of such Option shall not again be available for grants under the Plan. In the event that outstanding Director's Option expires, terminates or is cancelled for any reason (other than pursuant to Paragraph 10(g)(ii)(B) hereof), the shares of Common Stock subject to the unexercised portion of such Director's Option shall again be available for grants under the Plan. In the event that an outstanding Director's Option is cancelled pursuant to Paragraph 10(g)(ii)(B) hereof by reason of the exercise of a Director's LSAR, the shares of Common Stock subject to the cancelled portion of such Director's Option shall not again be available for grants under the Plan. In the event that any Stock Bonus is forfeited for any reason, the shares of Common Stock for which the Stock Bonus was granted shall again be available for grants under the Plan.

          Shares of Common Stock issued under the Plan may be either newly issued shares or treasury shares, at the discretion of the Committee.

4.   Administration of the Plan

          The Plan shall be administered by a Committee of two or more members of the Board of Directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Committee shall from time to time designate the key employees of the Company who shall be granted Incentive Awards and the amount, type and terms of such Incentive Awards, other than Director's Bonuses, Director's Options and Director's LSARs, which shall be granted pursuant to Section 10 hereof.

          The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties; provided, however, that the Committee shall have no authority or discretion with respect to Section 10 hereof to the extent such authority could cause the Participants granted Incentive Awards pursuant to such Section 10 to cease to be "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

          The Committee may, in its absolute discretion, accelerate the date on which any Option or Stand-Alone SAR granted under the Plan becomes exercisable or, subject to Section 6(c)(1) hereof, extend the term of any Option or Stand-Alone SAR granted under the Plan. In addition, the Committee may, in its absolute discretion, grant Incentive Awards (other than Director's Bonuses, Director's Options and Director's LSARs) to Participants on the condition that such Participants surrender to the Committee for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee specifies. Notwithstanding
Section 3 herein, prior to the surrender of such other Incentive Awards, Incentive Awards granted pursuant to the preceding sentence of this Section 4 shall not count against the limits set forth in such Section 3.

          Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee.

          No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Spectrum shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.   Eligibility

          The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company who are largely responsible for the management, growth and protection of the business of the Company (including officers of Spectrum, whether or not they are directors of Spectrum) as the Committee shall select from time to time and such Directors who are entitled to receive Incentive Awards pursuant to Section 10 hereof.

6.   Options

          The Committee may grant Options pursuant to the Plan to Participants who are not Directors, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

          (a)  Identification of Options

          All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either
Incentive Stock Options or as Non-Qualified Stock Options.

          (b)  Exercise Price

          The exercise price of any Non-Qualified Stock Option granted under the Plan shall be such price as the Committee shall determine on the date on which such Non-Qualified Stock Option is granted; provided, that such price may not be less than the minimum price required by law. The exercise price of any Incentive Stock Option granted under the Plan shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Incentive Stock Option is granted.

          (c)  Term and Exercise of Options

          (1) Each Option shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on the day on which such Option is granted and set forth in the Option agreement with respect to such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option was granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

          (2) Each Option shall be exercisable in whole or in part; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (3) An Option shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise either (i) in cash, by certified check, bank cashier's check or wire transfer or (ii) subject to the approval of the Committee, in shares of Common Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise, or partly in shares of Common Stock with the balance in cash, by certified check, bank cashier's check or wire transfer. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the General Counsel of Spectrum, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the General Counsel of Spectrum shall require from time to time.

          (4) Any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or Spectrum a fully- and duly-endorsed agreement evidencing such Option and instructions signed by the Participant requesting Spectrum to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise or, in the case of an Incentive Stock Option, the disposition of such shares and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

          (5) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised.

          (6) During the lifetime of a Participant, each Option granted to him shall be exercisable only by him. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

          (d)  Limitations on Grant of Incentive Stock
               Options

          (1) The aggregate Fair Market Value of shares of Common Stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any "subsidiary" of Spectrum as such term is defined in Section 425 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

          (2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Spectrum or any of its "subsidiaries" (within the meaning of Section 425 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

          (e)  Effect of Termination of Employment

          (1) In the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Cause, Retirement or death (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for ninety days after such termination, at which time they shall expire, and
(ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

          (2) In the event that the employment of a Participant with the Company shall terminate on account of the Disability of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for one year after such termination, at which time they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

          (3) In the event that the employment of a Participant with the Company shall terminate on account of the Retirement of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for two years after such termination, at which time they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

          (4) In the event that the employment of a Participant with the Company shall terminate on account of the death of the Participant, the Persons succeeding to such Participant's rights hereunder (determined pursuant to Section 19 hereof) shall be entitled to exercise, at any time or from time to time until the first anniversary of such termination, Options granted to such Participant hereunder to the extent that such Options were exercisable at the time of such termination or would have become exercisable had his employment continued until the first anniversary of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

          (5) In the event of the termination of a Participant's employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination; provided, however, that no Participant shall be deemed to have been terminated for Cause during the one year period following any Change in Control.

          (f)  Consequences Upon Change in Control

          Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

          (g)  Cash Bonuses and Loans

          (1) The Committee may, in its absolute discretion, grant to any Participant a cash bonus in an amount determined by the Committee to enable the Participant to pay any federal, state or local income taxes arising out of the exercise of an Option.

          (2) The Committee may, in its absolute discretion, provide a loan to any Participant in an amount determined by the Committee to enable the Participant to pay (i) any federal, state or local income taxes arising out of the exercise of an Option or
(ii) the exercise price with respect to any Option. Any such loan (i) shall be for such term and at such rate of interest as the Committee may determine, (ii) shall be evidenced by a promissory note in a form determined by the Committee and executed by the Participant and (iii) shall be subject to such other terms and conditions as the Committee may determine.

7.   Limited Stock Appreciation Rights

          The Committee may grant in connection with any Option granted hereunder one or more LSARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related Option. An LSAR may be granted at the same time as, or subsequent to the time that, its related Option is granted. Each LSAR shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each LSAR granted hereunder shall be subject to the following terms and conditions:

          (a)  Benefit Upon Exercise

          (1)  The exercise of an LSAR relating to a
Non-Qualified Stock Option with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the greatest of
(A) the highest price per share of Common Stock paid in the Change in Control in connection with which such LSAR became exercisable, (B) the Fair Market Value of a share of Common Stock on the date of such Change in Control and (C) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (ii) the exercise price of the related Option.
Such payment shall be paid as soon as practical, but in no event later than the expiration of three business days, after the effective date of such exercise.

          (2) The exercise of an LSAR relating to an Incentive Stock Option with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the effective date of such exercise over
(ii) the exercise price of the related Option. Such payment shall be paid as soon as practical, but in no event later than the expiration of three business days, after the effective date of such exercise.

          (b)  Term and Exercise of LSARs

          (1) An LSAR shall be exercisable only during the period commencing on the first day following the occurrence of a Change in Control and terminating on the expiration of ninety days after such date. Notwithstanding the preceding sentence of this Section 7(b), in the event that an LSAR held by any Participant who is or may be subject to the provisions of Section 16(b) of the Exchange Act becomes exercisable prior to the expiration of six months following the date on which it is granted, then the LSAR shall also be exercisable during the period commencing on the first day immediately following the expiration of such six month period and terminating on the expiration of ninety days following such date. Notwithstanding anything else herein, an LSAR relating to an Incentive Stock Option may be exercised with respect to a share of Common Stock only if the Fair Market Value of such share on the effective date of such exercise exceeds the exercise price relating to such share. Notwithstanding anything else herein, an LSAR may be exercised only if and to the extent that the Option to which it relates is exercisable.

          (2) The exercise of an LSAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of the Option to which it relates with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Paragraph (2)), with respect to a number of shares of Common Stock, shall cause the cancellation of the LSAR related to it with respect to an equal number of shares.

          (3) Each LSAR shall be exercisable in whole or in part; provided, that no partial exercise of an LSAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of an LSAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (4) During the lifetime of a Participant, each LSAR granted to him shall be exercisable only by him. No LSAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution and otherwise than together with its related Option.

          (5) An LSAR shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the LSAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

8.   Tandem Stock Appreciation Rights

          The Committee may grant in connection with any Option granted hereunder one or more Tandem SARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related Option. A Tandem SAR may be granted at the same time as, or subsequent to the time that, its related Option is granted. Each Tandem SAR shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Tandem SARs shall comply with and be subject to the following terms and conditions:

          (a)  Benefit Upon Exercise

          The exercise of a Tandem SAR with respect to any number of shares of Common Stock prior to the occurrence of a Change in Control shall entitle a Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the exercise price of the related Option, (ii) the issuance or transfer to the Participant of a number of shares of Common Stock which on the date of the exercise of the Tandem SAR have a Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess, all as determined by the Committee in its discretion. The exercise of a Tandem SAR relating to a Non-Qualified Stock Option with respect to any number of shares of Common Stock upon or after the occurrence of a Change in Control shall entitle a Participant to a cash payment in the amounts determined pursuant to Section 7(a) above, as though such Tandem SAR were an LSAR. Such payment, transfer or issuance shall occur as soon as practical, but in no event later than the expiration of five business days, after the effective date of such exercise.

          (b)  Term and Exercise of Tandem SAR

          (1) A Tandem SAR shall be exercisable at the same time and to the same extent (on a proportional basis, with any fractional amount being rounded down to the immediately preceding whole number) as its related Option. Notwithstanding the first sentence of this Paragraph 8(b)(1), (i) a Tandem SAR shall not be exercisable at any time that an LSAR related to the Option to which the Tandem SAR is related is exercisable and (ii) a Tandem SAR relating to an Incentive Stock Option may be exercised with respect to a share of Common Stock only if the Fair Market Value of such share on the effective date of such exercise exceeds the exercise price relating to such share.

          (2) The exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Paragraph (2)), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of its related Tandem SARs to the extent that the number of shares of Common Stock subject to such Option after such exercise, cancellation, termination or expiration is less than the number of shares subject to such Tandem SARs. Such Tandem SARs shall be cancelled in the order in which they became exercisable.

          (3) Each Tandem SAR shall be exercisable in whole or in part; provided, that no partial exercise of a Tandem SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a Tandem SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (4)  During the lifetime of a Participant, each Tandem
SAR granted to him shall be exercisable only by him.  No Tandem
SAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution and otherwise than together with its related Option.

          (5) A Tandem SAR shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Tandem SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant.
The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

9.   Stand-Alone Stock Appreciation Rights

          The Committee may grant Stand-Alone SARs pursuant to the Plan, which Stand-Alone SARs shall be evidenced by agreements in such form as the Committee shall from time to time approve.
Stand-Alone SARs shall comply with and be subject to the following terms and conditions:

          (a)  Exercise Price

          The exercise price of any Stand-Alone SAR granted under the Plan shall be determined by the Committee at the time of the grant of such Stand-Alone SAR.

          (b)  Benefit Upon Exercise

          The exercise of a Stand-Alone SAR with respect to any number of shares of Common Stock prior to a Change in Control shall entitle a Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over
(B) the exercise price of the Stand-Alone SAR, (ii) the issuance or transfer to the Participant of a number of shares of Common Stock which on the date of the exercise of the Stand-Alone SAR have a Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess, all as determined by the Committee in its absolute discretion. The exercise of a Stand-Alone SAR with respect to any number of shares of Common Stock upon or after the occurrence of a Change in Control shall entitle a Participant to a cash payment in the amount determined pursuant to Section 7(a)(1) above, as though such Stand-Alone SAR were an LSAR. Such payment, transfer or issuance shall occur as soon as practical, but in no event later than five business days, after the effective date of the exercise.

          (c)  Term and Exercise of Stand-Alone SARs

          (1) Each Stand-Alone SAR shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and set forth in the Stand-Alone SAR agreement with respect to such Stand-Alone SAR; provided, however, that no Stand-Alone SAR shall be exercisable after the expiration of ten years from the date such Stand-Alone SAR was granted; and, provided, further, that each Stand-Alone SAR shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Stand-Alone SAR.

          (2) Each Stand-Alone SAR may be exercised in whole or in part; provided, that no partial exercise of a Stand-Alone SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a Stand-Alone SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (3) A Stand-Alone SAR shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Stand-Alone SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

          (4) During the lifetime of a Participant, each Stand-Alone SAR granted to him shall be exercisable only by him.
No Stand-Alone SAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

          (d)  Effect of Termination of Employment

          (1) In the event that the employment of a Participant with the Company shall terminate for any reason other than Cause, Disability, Retirement or death (i) Stand-Alone SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety days after such termination, at which time they shall expire, and (ii) Stand-Alone SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Stand-Alone SAR shall be exercisable after the expiration of its term.

          (2) In the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant (i) Stand-Alone SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one year after such termination, at which time they shall expire, and (ii) Stand-Alone SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Stand-Alone SAR shall be exercisable after the expiration of its term.

          (3) In the event that the employment of a Participant with the Company shall terminate on account of the Retirement of the Participant (i) Stand-Alone SARs granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for two years after such termination, at which time they shall expire, and (ii) Stand-Alone SARs granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Stand-Alone SAR shall be exercisable after the expiration of its term.

          (4) In the event of the termination of a Participant's employment for Cause, all outstanding Stand-Alone SARs granted to such Participant shall expire at the commencement of business on the date of such termination; provided, however, that no Participant shall be deemed to have been terminated for Cause during the one year period following any Change in Control.

          (e)  Consequences Upon Change in Control

          Upon the occurrence of a Change in Control, any Stand-Alone SAR granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

10.  Director's Bonuses, Options and Director's LSARs

          Director's Bonuses, Director's Options and Director's LSARs shall be granted pursuant to this Section 10, in the amounts and subject to the terms and conditions hereinafter set forth. Each Director's Bonus, Director's Option and Director's LSAR shall be evidenced by an agreement substantially in the form set forth as Exhibit A hereto.

          (a)  Grant of Director's Bonus

          (1) Each individual who on the Effective Date is a Director shall be granted a right to receive a number of shares of Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. Such shares shall be distributed on the following schedule: (A) 100 shares shall be distributed to such individual on the Effective Date; (B) one-third of the remaining shares (the "Deferred Portion") shall be distributed to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the fourth fiscal quarter of Spectrum commencing after the Effective Date; (C) one-third of the Deferred Portion shall be transferred to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the sixth fiscal quarter of Spectrum commencing after the Effective Date; and (D) one-third of the Deferred Portion shall be transferred to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the eighth fiscal quarter of Spectrum commencing after the Effective Date; provided that any undistributed portion of the Deferred Portion of a Director's Bonus granted to any such Director shall be (i) immediately distributed upon the termination of such Director's membership on the Board of Directors and (ii) distributed three business days prior to date on which a Change in Control might be expected to occur, subject to the occurrence of the expected Change in Control.

          (2) Each individual who becomes a Director after the Effective Date shall be granted a right to receive a number of shares of Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock. Such shares shall be distributed on the following schedule: (A) one-third of such shares shall be transferred to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the fourth fiscal quarter of Spectrum commencing after the commencement of such individual's service as a Director; (B) one-third of such shares shall be transferred to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the sixth fiscal quarter of Spectrum commencing after the commencement of such individual's service as a Director; and (C) one-third of such shares shall be transferred to such individual during the three-day period commencing three days after Spectrum files its quarterly report on Form 10-Q with the Securities and Exchange Commission for the eighth fiscal quarter of Spectrum commencing after the commencement of such individual's service as a Director; provided that any undistributed portion of the Deferred Portion of a Director's Bonus granted to any such Director shall be (i) immediately distributed upon the termination of such Director's membership on the Board of Directors and (ii) distributed three business days prior to the expected occurrence of a Change in Control, subject to the occurrence of the expected Change in Control.

          (b)  Grant of Director's Options

          (1) Each individual who on the Effective Date, is a Director shall be granted on such date a Director's Option with respect to a number of shares of Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock.

          (2) Each individual who becomes a Director after the Effective Date shall be granted, at the time that such individual's service as a Director commences, a Director's Option with respect to a number of shares of Common Stock equal to 0.555% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock.

          (c)  Identification of Director's Options

          All Director's Options granted under the Plan shall be clearly identified in the agreement evidencing such Director's
Options as Non-Qualified Stock Options.

          (d)  Exercise Price

          The per share exercise price of each Director's Option shall be equal to the Fair Market Value of a share of Common Stock on the date on which the Director's Option is granted, determined without regard to the last sentence of the definition of Fair Market Value in Section 2(o) hereof.

          (e)  Term and Exercise of Options

          (1) Each Director's Option shall become exercisable with respect to 25% of the number of shares of Common Stock subject thereto on the first anniversary of the date on which such Director's Option is granted and with respect to an additional 25% of the number of shares of Common Stock subject thereto on the second, third and fourth anniversaries of the date on which such Director's Option is granted; provided, that upon the occurrence of a Change in Control, each Director's Options granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. Each Director's Option shall remain exercisable until the expiration of ten years after the date on which it is granted; provided, that each Director's Option shall be subject to earlier termination, expiration or cancellation as provided herein.

          (2) Each Director's Option shall be exercisable in whole or in part; provided, that no partial exercise of a Director's Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of a Director's Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (3) A Director's Option shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Director's Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of a Director's Option shall be made on the effective date of such exercise either (i) in cash, by certified check, bank cashier's check or wire transfer, (ii) in shares of Common Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise (determined without regard to the last sentence of Paragraph 2(q) hereof) or (iii) partly in shares of Common Stock with the balance in cash, by certified check, bank cashier's check or wire transfer. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the General Counsel of Spectrum, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the General Counsel of Spectrum shall require from time to time.

          (4) Any Director's Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Director if
(i) the broker-dealer has received from the Director or the Company a fully- and duly-endorsed agreement evidencing such Director's Option and instructions signed by the Director requesting Spectrum to deliver the shares of Common Stock subject to such Director's Option to the broker-dealer on behalf of the Director and specifying the account into which such shares should be deposited and (ii) the broker-dealer and the Director have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

          (5) Certificates for shares of Common Stock purchased upon the exercise of a Director's Option shall be issued in the name of the Director and delivered to the Director as soon as practicable following the effective date on which the Director's Option is exercised.

          (6)  During the lifetime of a Director, each Director's
Option granted to him shall be exercisable only by him.  No
Director's Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

          (f)  Effect of Termination of Director's Term

          In the event that the term of a Director's membership on the Board of Directors terminates for any reason, then Director's Options granted to such Director, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of two years after such termination, at which time they shall expire, and (ii) Director's Options granted to such Director, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Director's Option shall be exercisable after the expiration of its term.

          (g)  Director's LSARs

          Each Director's Option shall include a Director's LSAR with respect to a number of shares of Common Stock equal to the number of shares of Common Stock subject to such Director's Option, which Director's LSAR shall be evidenced by the agreement evidencing such Director's Option. Each Director's LSAR granted hereunder shall be subject to the following terms and conditions:

          (i)  Benefit Upon Exercise

          The exercise of a Director's LSAR with respect to any number of shares of Common Stock shall entitle the Director to a cash payment, for each such share, equal to the excess of (i) the greatest of (A) the highest price per share of Common Stock paid in the Change in Control in connection with which such LSAR became exercisable, (B) the Fair Market Value (determined without regard to the last sentence of Paragraph 2(q) hereof) of a share of Common Stock on the date of such Change in Control and (C) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (ii) the exercise price of the related Director's Option. Such payment shall be paid as soon as practical, but in no event later than the expiration of three business days, after the effective date of such exercise.

          (ii)  Term and Exercise of LSARs

          (A) Each Director's LSAR shall be exercisable only during the period commencing on the first day following the occurrence of a Change in Control and terminating on the expiration of ninety days after such date. Notwithstanding the preceding sentence of this Section 10(g)(ii)(A), in the event that a Director's LSAR becomes exercisable prior to the expiration of six months following the date on which it is granted, then the Director's LSAR shall also be exercisable during the period commencing on the first day immediately following the expiration of such six month period and terminating on the expiration of ninety days following such date.

          (B) The exercise of a Director's LSAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of the Director's Option to which it relates with respect to an equal number of shares. The exercise of a Director's Option, or the cancellation, termination or expiration of a Director's Option (other than pursuant to this Paragraph (B)), with respect to a number of shares of Common Stock, shall cause the cancellation of the Director's LSAR related to it with respect to an equal number of shares.

          (C) Each Director's LSAR shall be exercisable in whole or in part; provided, that no partial exercise of a Director's LSAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a Director's LSAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of a Director's LSAR, the agreement evidencing the Director's LSAR and the related Director's Option shall be returned to the Participant exercising such Director's LSAR together with the payment described in Paragraph 10(g)(i) hereof.

          (D) During the lifetime of a Director, each Director's LSAR granted to him shall be exercisable only by him. No Director's LSAR shall be assignable or transferable otherwise than by will or by the laws of descent and distribution and otherwise than together with its related Director's Option.

          (E) A Director's LSAR shall be exercised by delivering notice to Spectrum's principal office, to the attention of its General Counsel, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Director's LSAR is being exercised and the effective date of the proposed exercise and shall be signed by the Director. The Director may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

11.  Stock Bonuses

          The Committee may grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine. Certificates for shares of Common Stock granted as a Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid.

12.  Adjustment Upon Changes in Common Stock

          (a)  Shares Available for Grants

          In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Options, Stand-Alone SARs, Director's Options, Director's Bonuses and Stock Bonuses shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Options, Stand-Alone SARs, Stock Bonuses, Director's Options and Director's Bonuses may be granted as the Committee may deem appropriate.

          (b)  Outstanding Incentive Awards - Increase or
               Decrease in Issued Shares Without Consideration

          Subject to any required action by the shareholders of Spectrum, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by Spectrum, the Committee shall proportionally adjust (i) the number of shares of Common Stock subject to each outstanding Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option and Director's LSAR and the undistributed portion of any Director's Bonus and Stock Bonus and (ii) the exercise price per share of Common Stock of each such Option, LSAR, Tandem SAR and Stand-Alone SAR, Director's Option and Director's LSAR.

          (c)  Outstanding Incentive Awards - Certain Mergers

          Subject to any required action by the shareholders of Spectrum, in the event that Spectrum shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option and Director's LSAR outstanding on the date of such merger or consolidation, and the undistributed portion of each Director's Bonus and Stock Bonus theretofore awarded, shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option, Director's LSAR or undistributed portion of Director's Bonus or Stock Bonus would have received in such merger or consolidation.

          (d)  Outstanding Incentive Awards - Certain Other
               Transactions

          In the event of (i) a dissolution or liquidation of Spectrum, (ii) a sale of all or substantially all of Spectrum's assets, (iii) a merger or consolidation involving Spectrum in which Spectrum is not the surviving corporation or (iv) a merger or consolidation involving Spectrum in which Spectrum is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

          (i) cancel, effective immediately prior to the occurrence of such event, each Option (including each LSAR and Tandem-SAR related thereto) and Stand-Alone SAR outstanding immediately prior to such event (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Participant to whom such Option or Stand-Alone SAR was granted an amount in cash, for each share of Common Stock subject to such Option or Stand-Alone SAR, respectively, equal to the excess of
(A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over
(B) the exercise price of such Option or Stand-Alone SAR; or

          (ii) provide for the exchange of each Option (including any related LSAR or Tandem SAR) and Stand-Alone SAR outstanding immediately prior to such event (whether or not then exercisable) for an option or stock appreciation right with respect to, as appropriate, some or all of the property for which such Option or Stand-Alone SAR is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if appropriate, provide for a cash payment to the Participant to whom such Option or Stand-Alone SAR was granted in partial consideration for the exchange of the Option or Stand-Alone SAR.

               In the event of the occurrence of any event described in this Paragraph 12(d), the Committee shall, with respect to each Director's Option and Director's LSAR outstanding immediately prior to such event (whether or not then exercisable) and the undistributed portion of each Director's Bonus, take the action described in clause (i) above, except that the value of the property received in exchange for a share of Common Stock pursuant to such event shall be the fair market value of such property.

          (e)  Outstanding Incentive Awards - Other Changes

          In the event of any change in the capitalization of Spectrum or corporate change other than those specifically referred to in Sections 12(b), (c) or (d) hereof, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options, LSARs, Tandem SARs and Stand-Alone SARs outstanding on the date on which such change occurs and in the per share exercise price of each such Option, LSAR, Tandem SAR and Stand-Alone SAR as the Committee may consider appropriate to prevent dilution or enlargement of rights.

          (f)  No Other Rights

          Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Spectrum or any other corporation. Except as expressly provided in the Plan, no issuance by Spectrum of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Incentive Award or the exercise price of any Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option or Director's LSAR.

13.  Rights as a Stockholder

          No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 12 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14.  No Special Employment Rights; No Right to Incentive Award

          Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

          No person shall have any claim or right to receive an Incentive Award hereunder. The Committee's granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.  Securities Matters

          (a) Spectrum shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Spectrum shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Spectrum is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

          (b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Spectrum shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Spectrum may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. Spectrum shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16.  Withholding Taxes

          (a)  Cash Remittance

          Whenever shares of Common Stock are to be issued upon the exercise of an Option, Tandem SAR or Stand-Alone SAR or in connection with a Stock Bonus, Spectrum shall have the right to require the Participant to remit to Spectrum in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise prior to the delivery of any certificate or certificates for such shares. In addition, upon the exercise of an LSAR, Tandem SAR or Stand-Alone SAR, Spectrum shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise.

          (b)  Stock Remittance

          At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise of an Option, Tandem SAR or Stand-Alone SAR, or in connection with a Stock Bonus, the Participant may tender to Spectrum a number of shares of Common Stock determined by such Participant, the Fair Market Value of which the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or Stock Bonus and not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise or Stock Bonus. Such election shall satisfy the Participant's obligations under Paragraph 16(a) hereof, if any.

          (c)  Stock Withholding

          At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise of an Option, Tandem SAR or Stand-Alone SAR, or in connection with a Stock Bonus, Spectrum shall withhold a number of such shares determined by such Participant, the Fair Market Value of which the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or Stock Bonus and is not greater than the Participant's estimated total federal, state and local tax obligations associated with such exercise or Stock Bonus. Such election shall satisfy the Participant's obligations under Paragraph 16(a) hereof, if any.

          (d)  Timing and Method of Elections

          Notwithstanding any other provisions of the Plan, a Participant who is subject to Section 16(b) of the Exchange Act may not make either of the elections described in Paragraphs 16(b) and (c) hereof other than (i) during the 10-day window period beginning on the third business day following the date of release for publication of Spectrum's quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date or (ii) at least six months prior to the date as of which the income attributable to the exercise of such Option, Tandem SAR or Stand-Alone SAR, or to the Stock Bonus, is recognized under the Code. Such elections shall be irrevocable and shall be made by the delivery to Spectrum's principal office, to the attention of its General Counsel, of a written notice signed by the Participant.

17.  Amendment of the Plan

          The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall (i) except as provided in Section 12 hereof, increase the number of shares of Common Stock that may be issued under the Plan, (ii) materially increase the benefits accruing to individuals holding Incentive Awards granted pursuant to the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan or
(iv) modify or amend the provisions of Section 10 hereof or any terms and conditions of the Plan with respect to Director's Bonuses, Director's Options or Director's LSARs more than once in any six month period other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974 or the rules thereunder.

18.  No Obligation to Exercise

          The grant to a Participant of an Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option or Director's LSAR shall impose no obligation upon such Participant to exercise such Option, LSAR, Tandem SAR, Stand-Alone SAR, Director's Option or Director's LSAR.

19.  Transfers Upon Death

          Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant's estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution and outstanding Incentive Awards providing for transfers to such Participant shall be transferred to the executors or administrators of the Participant's estate or to any person or persons who shall have acquired the right to receive such transfer by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Spectrum unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

20.  Expenses and Receipts

          The expenses of the Plan shall be paid by Spectrum.
Any proceeds received by Spectrum in connection with any Incentive Award will be used for general corporate purposes.

21.  Failure to Comply

          In addition to the remedies of Spectrum elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

22.  Effective Date and Term of Plan

          The Plan was adopted by the Board of Directors on February 27, 1996. No grants may be made under the Plan after February 26, 2006.

                                                        EXHIBIT K


             SPECTRUM INFORMATION TECHNOLOGIES, INC.
                  1996 INCENTIVE DEFERRAL PLAN
                 AS ADOPTED _____________, 1996

1.   Purpose of the Plan

          This Spectrum Information Technologies, Inc. 1996 Incentive Deferral Plan is intended to promote the interests of the Company by providing the employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company.

2.   Definitions

          As used in the Plan, the following definitions apply to the terms indicated below:

          (a) "Award" shall mean the shares allocated to a Participant pursuant to Section 3.

          (b) "Board of Directors" shall mean the Board of Directors of Spectrum.

          (c) "Cause," when used in connection with the termination of a Participant's employment with the Company, shall mean the termination of the Participant's employment by the Company on account of (i) the willful and continued failure by the Participant substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the willful engaging by the Participant in gross misconduct which could reasonably be expected to be materially and demonstrably injurious to the Company. For purposes of this Section 2(c), no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (d)  "Change in Control" shall mean:

          (i) any Person becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a "Beneficial Owner"), directly or indirectly, of securities of Spectrum representing 20% or more of the combined voting power of Spectrum's then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan, and other than in connection with an acquisition, merger or similar transaction;

          (ii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of Spectrum representing 40% or more of the combined voting power of Spectrum's then outstanding securities in connection with one or more transactions under which Spectrum issues or transfers its securities, in whole or in part, as consideration in connection with an acquisition, merger or similar transaction.

          (iii) Spectrum's stockholders approve an agreement to merge or consolidate Spectrum with another corporation, or an agreement providing for the sale of substantially all of the assets of Spectrum to one or more entities, in any case other than with or to a corporation or entity 50% or more of which is controlled by, or is under common control with, Spectrum; or

          (iv) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors cease to constitute a majority thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have been a director at the beginning of such period if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors.

          (e) "Class A Preferred Stock" shall have the meaning assigned to such term in the Plan of Reorganization.

          (f)  "Code" shall mean the Internal Revenue Code of
1986.

          (g) "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan.

          (h) "Common Stock" shall mean Spectrum's common stock, $.001 par value per share.

          (i) "Company" shall mean Spectrum and each of its Subsidiaries.

          (j) "Disability" shall mean a condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him.

          (k) "Distributable Common Stock" shall have the meaning assigned to such term in the Plan of Reorganization.

          (l) "Effective Date" shall mean the date on which the Plan of Reorganization is consummated.

          (m)  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

          (n) the "Fair Market Value" of a share of Common Stock with respect to any day shall be (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported and cannot be so furnished, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

          (o) "Participant" shall mean an employee of the Company who is eligible to participate in the Plan and to whom an Award is granted pursuant to the Plan.

          (p) "Person" shall mean a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

          (q)  "Plan" shall mean this Spectrum Information
Technologies, Inc. 1996 Incentive Deferral Plan, as it may be amended from time to time.

          (r) "Plan of Reorganization" shall mean the Plan of Reorganization proposed by Spectrum to the United States
Bankruptcy Court, Eastern District of New York, dated March 6,
1996.

          (s)  "Securities Act" shall mean the Securities Act of
1933, as amended.

          (t)  "Spectrum" shall mean Spectrum Information
Technologies, Inc., a Delaware corporation.

          (u)  "Subsidiary" shall mean any "subsidiary
corporation" within the meaning of Section 425(f) of the Code.

3.   Stock Subject to the Plan

          Subject to adjustment as provided in Section 8 hereof, a number of shares of Common Stock equal to 9.44% of the aggregate number of shares of Distributable Common Stock and Class A Preferred Stock will be awarded pursuant to the Plan. Such shares may be either newly issued shares, treasury shares or both.

4.   Administration of the Plan

          The Plan will be administered by the Committee. The Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to accelerate the date on which any shares are distributed pursuant to the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all Participants. The Committee shall have the authority to amend Exhibit A at any time and from time to time on or prior to the Effective Date.

          No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Spectrum shall indemnify and hold harmless each member of the Committee and each director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.   Eligibility

          The persons who shall be eligible to receive Awards pursuant to the Plan shall be those persons whose names are set forth in Exhibit A and who are employees of the Company on the Effective Date.

6.   Award and Distribution of Shares

          On the Effective Date, each Participant shall receive an Award of a number of shares of Common Stock set forth opposite such Participant's name on Exhibit A attached hereto. Subject to
Section 7 hereof, shares awarded to each Participant shall be distributed in three equal installments. The first installment shall be distributed during the three-day period commencing three days after Spectrum files it Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1997; the second installment shall be distributed during the three-day period commencing three days after Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 1997; and the third installment shall be distributed during the three-day period commencing three days after Spectrum files its Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 1998.

7.   Acceleration in Certain Circumstances

          (1) In the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant or the termination of the employment of the Participant without Cause by the Company, all undistributed Common Stock awarded to such Participant shall be distributed to such Participant not later than five days following such termination.

          (2) All undistributed Common Stock awarded to each Participant shall be distributed to such Participant three days prior to the date on which a Change in Control might be expected to occur, subject to the occurrence of the expected Change in Control.

8.   Certain Changes in Common Stock

          Subject to any required action by the shareholders of Spectrum, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by Spectrum, the Committee shall proportionally adjust the number of shares of Common Stock subject to each Award to the extent undistributed at the time.

          Subject to any required action by the shareholders of Spectrum, in the event that Spectrum shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each Award, to the extent undistributed at the time, shall pertain to and apply to the securities which a holder of the number of shares of Common Stock equal to the number of shares of Common Stock subject to such undistributed portion of the Award would have received in such merger or consolidation.

          In the event of (i) a dissolution or liquidation of Spectrum, (ii) a sale of all or substantially all of Spectrum's assets, (iii) a merger or consolidation involving Spectrum in which Spectrum is not the surviving corporation or (iv) a merger or consolidation involving Spectrum in which Spectrum is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

               (i) cancel, effective immediately prior to the occurrence of such event, each Award, to the extent undistributed at the time, and, in full consideration of such cancellation, pay to the Participant to whom such Award was awarded an amount in cash, for each share of Common Stock subject to such undistributed portion, equal to the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event; or

               (ii)  provide that, in lieu of the right to
     receive each share of Common Stock subject to the undistributed portion of the Award, the Participant to whom the Award was awarded shall have the right to receive some or all of the property for which Common Stock is exchanged in such event and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the number of shares or amount of property to be received or, if appropriate, provide for a cash payment to the Participant in partial consideration for the undistributed portion of the Award.

          In the event of any change in the capitalization of Spectrum or corporate change other than those specifically referred to in this Section 8, the Committee may, in its absolute discretion, make such adjustments in the number of shares subject to Awards the Committee may consider appropriate to prevent dilution or enlargement of rights.

          Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Spectrum or any other corporation. Except as expressly provided in the Plan, no issuance by Spectrum of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Award.

9.   Rights as a Stockholder

          No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 8 hereof, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

10.  No Special Employment Rights; No Right to Incentive Award

          Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

          No person shall have any claim or right to receive an Award hereunder. The granting of an Award to a Participant shall neither require the Company to grant any compensation to such Participant or any other Participant or other person at any other time nor preclude the Committee from paying compensation to such Participant or any other Participant or other person.

11.  Securities Matters

          Spectrum shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Spectrum shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Spectrum is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

12.  Withholding Taxes

          (a)  Cash Remittance

          Whenever shares of Common Stock are to be distributed to a Participant, Spectrum shall have the right to require the Participant to remit to Spectrum in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such distribution prior to the delivery of any certificate or certificates for such shares.

          (b)  Stock Remittance

          At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be distributed to a Participant, the Participant may tender to Spectrum a number of shares of Common Stock determined by such Participant, the Fair Market Value of which at the distribution date the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such distribution and not greater than the Participant's estimated total federal, state and local tax obligations associated with such distribution. Such election shall satisfy the Participant's obligations under Paragraph 12(a) hereof, if any.

          (c)  Stock Withholding

          At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be distributed to a Participant, Spectrum shall withhold a number of such shares determined by such Participant, the Fair Market Value of which at the distribution date the Committee determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such distribution and is not greater than the Participant's estimated total federal, state and local tax obligations associated with such distribution. Such election shall satisfy the Participant's obligations under Paragraph 12(a) hereof, if any.

13.  Amendment of the Plan

          The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall (i) increase the number of shares of Common Stock that may be allocated under the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan or
(iv) adversely affect the rights of Participants with respect to Awards previously granted to them, provided that no Participant shall have any rights with respect to the continued deferral of the distribution of shares pursuant to the Plan.

14.  Transfers Upon Death

          Upon the death of a Participant, undistributed Awards awarded to such Participant shall be distributed only to the executors or administrators of the Participant's estate or to any person or persons who shall have acquired the right to receive such distribution by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to receive any Award, shall be effective to bind Spectrum unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

15.  Expenses and Receipts

          The expenses of the Plan shall be paid by Spectrum.

16.  Failure to Comply

          In addition to the remedies of Spectrum elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

17.  Effective Date and Term of Plan

          The Plan was adopted by the Board of Directors on February 27, 1996, and shall become effective on the Effective
Date.

                                                        Exhibit L

Allocation of Reorganized Spectrum's Equity Ownership
Based Upon Three Examples of Allowed Class 2 Claims (a)

                                          Class 2 Allowed Claims
                                              at $2.5 Million
                                          ----------------------
                                                        Equity
                                         Claims (b)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $2,500,000           0%
Class 3 (Class Action Claims)              $250,000 (c)      45%
Class 4 (Other Securities Claims)                $0           0%
Class 5 (Equity Interests)                      N/A          45%
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====


                                          Class 2 Allowed Claims
                                              at $3.25 Million
                                          ----------------------
                                                        Equity
                                         Claims (b)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $3,250,000           0%
Class 3 (Class Action Claims)              $250,000 (c)      45%
Class 4 (Other Securities Claims)                $0           0%
Class 5 (Equity Interests)                      N/A          45%
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====


                                          Class 2 Allowed Claims
                                              at $5.0 Million
                                          ----------------------
                                                        Equity
                                         Claims (a)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $5,000,000          28%
Class 3 (Class Action Claims)              $250,000 (b)      45%
Class 4 (Other Securities Claims)                $0           0%
Class 5 (Equity Interests)                      N/A          17%
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====


(a) Calculation based upon book value per share. No assurances can be made that book value will be representative of the market value of Reorganized Spectrum's Common Stock on or following the Effective Date. This analysis has been prepared for illustrative purposes only.
(b) Amounts shown are for illustrative purposes. See "Overview of the Plan - Summary of Distributions Under the Plan,"
     Section II(A).
(c) Represents the Company's cash contribution to the Class Action Settlement.

Allocation of Reorganized Spectrum's Equity Ownership Based Upon
Three Examples of Allowed Class 4 Claims

                                          Class 4 Allowed Claims
                                              at $2.0 Million
                                          ----------------------
                                                        Equity
                                         Claims (a)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $3,250,000           0%
Class 3 (Class Action Claims)              $250,000 (b)      45%
Class 4 (Other Securities Claims)        $2,000,000 (c)       0%
Class 5 (Equity Interests)             $115,013,172          45%
                                         (c), (d)
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====


                                          Class 4 Allowed Claims
                                              at $4.0 Million
                                          ----------------------
                                                        Equity
                                         Claims (a)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $3,250,000           0%
Class 3 (Class Action Claims)              $250,000 (b)      45%
Class 4 (Other Securities Claims)        $4,000,000 (c)       2%
Class 5 (Equity Interests)             $115,013,172          43%
                                         (c), (d)
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====


                                          Class 4 Allowed Claims
                                              at $6.3 Million
                                          ----------------------
                                                        Equity
                                         Claims (a)    Ownership
                                         ----------    ---------
Class 1 (Priority Non-Tax Claims)          $264,556           0%
Class 2 (Unsecured Claims)               $3,250,000           0%
Class 3 (Class Action Claims)              $250,000 (b)      45%
Class 4 (Other Securities Claims)        $6,300,000 (c)       0%
Class 5 (Equity Interests)             $115,013,172          43%
                                          (c), (d)
Class 6 (Equitably Subordinated Claims)          $0           0%
Management                                      N/A          10%
                                                           -----
                                                            100%
                                                           =====




(a) Amounts shown are for illustrative purposes. See "Overview of the Plan - Summary of Distributions Under the Plan,"
     Section II(A).
(b)  Represents the Company's cash contribution to the Class
     Action Settlement.
(c) The Plan assumes 55% of Reorganized Spectrum's equity will be allocated to Class 3 (45%) and Management (10%). This analysis assumes that the remaining 45% of Reorganized Spectrum's equity ownership will be divided on a pro rata basis between holders of claims in Classes 4 and 5, which are treated pari passu.
(d) The value of Class 5 - Equity Interests has been estimated for these examples based upon the market capitalization of the Company on the day preceeding the Company's bankruptcy filing.